As filed with the Securities and Exchange Commission on October 4, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

XOMA Ltd.
(exact name of registrant as specified in its charter)

Bermuda* (state or other jurisdiction of incorporation or organization)	2910 Seventh Street Berkeley, California 94710 (510) 204-7200	52-2154066 (I.R.S. employer identification no.)
(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)
____________________

Christopher J. Margolin, Esq.
XOMA Ltd.
2910 Seventh Street
Berkeley, California 94710
(510) 204-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Geoffrey E. Liebmann, Esq.
Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
(212) 701-3000
____________________

Approximate date of commencement of proposed sale to the public:  The domestication described herein will be effective on, or as soon as practicable after, the date that this registration statement is declared effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	33,406,136 (1)	$1.635(2)	$54,619,032.36(2)	$6,259.34(1)
Series A Preferred Stock Purchase Rights (3)

(1)
Includes the shares of common stock of XOMA Delaware (as hereinafter defined) as of September 29, 2011 into which all common shares of XOMA Bermuda (as hereinafter defined) that are issued and outstanding immediately prior to the Domestication (as hereinafter defined) will automatically be converted by operation of law in the Domestication.

(2)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common shares of XOMA Ltd. on The NASDAQ Global Market on October 3, 2011 ($1.635 per share), in accordance with Rule 457(f)(1).

(3)	Each share of common stock includes one Series A Preferred Stock purchase right as described under “Description of Capital Stock-Preferred Stock-Preferred Stock Purchase Rights.”

*
The Registrant intends to effect a domestication under Section 388 of the General Corporation Law of the State of Delaware and a discontinuance under Sections 132G and 132H of the Companies Act 1981 of Bermuda, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from Bermuda to the State of Delaware.

____________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  This prospectus is not an offer to sell securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 4, 2011
PROSPECTUS

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Shares of Common Stock

DOMESTICATION IN DELAWARE

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XOMA Ltd. is an exempted company incorporated under the laws of Bermuda.  We are proposing to change our jurisdiction of incorporation by discontinuing from Bermuda and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).  To effect the Domestication, we will, upon the final approval of our board of directors, file a notice of discontinuance with the Bermuda Registrar of Companies and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation with the name “XOMA Corporation” (we refer to the domesticated Delaware entity as “XOMA Delaware”).  On the effective date of the Domestication, each of our currently issued and outstanding common shares will automatically convert by operation of law, on a one-for-one basis, into shares of XOMA Delaware common stock.  Under Bermuda law and our current bye-laws, we do not need shareholder approval of the Domestication, and our shareholders do not have statutory dissenters’ rights of appraisal as a result of the Domestication.

We are not asking you for a proxy and you are requested not to send us a proxy.  No shareholder action is required to effect the Domestication.  See “The Domestication—No Vote or Dissenters’ Rights of Appraisal in the Domestication.”

Our common shares are currently listed on The NASDAQ Global Market under the symbol “XOMA.”  We will seek, and expect to receive, approval from The NASDAQ Global Market to trade the common stock of XOMA Delaware under the same symbol after the Domestication.

Investing in the common stock of XOMA Delaware involves risks.  See “Risk Factors” beginning on page 5 of this prospectus.

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Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

This prospectus will not be filed with the Bermuda Registrar of Companies.  Neither the Bermuda Monetary Authority nor the Bermuda Registrar of Companies accepts any responsibility for XOMA’s financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

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Prospectus dated                , 2011

TABLE OF CONTENTS

Page

FORWARD-LOOKING STATEMENTS	1
WHERE YOU CAN FIND MORE INFORMATION	1
SUMMARY	2
RISK FACTORS	5
MARKET VALUE OF COMMON SHARES	25
THE DOMESTICATION	27
SELECTED HISTORICAL FINANCIAL INFORMATION	31
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	33
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	54
BUSINESS	56
MANAGEMENT	77
EXECUTIVE COMPENSATION	83
TRANSACTIONS WITH RELATED PERSONS	96
SHARE OWNERSHIP	97
DESCRIPTION OF CAPITAL STOCK	99
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION	115
SECURITIES ACT RESTRICTIONS ON RESALE OF XOMA DELAWARE COMMON STOCK	121
ACCOUNTING TREATMENT OF THE DOMESTICATION	121
VALIDITY OF THE CAPITAL STOCK	121
TAX MATTERS	121
EXPERTS	121
INDEX TO FINANCIAL STATEMENTS	F-1
APPENDIX A - FORM OF NEW CERTIFICATE OF INCORPORATION OF XOMA DELAWARE	A-1
APPENDIX B - FORM OF NEW BY-LAWS OF XOMA DELAWARE	B-1

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No person has been authorized to give any information or any representation concerning us or the Domestication (other than as contained in this prospectus) and, if any such other information or representation is given or made, you should not rely on it as having been authorized by us.  You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of the incorporated document, as applicable.

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-i-

FORWARD-LOOKING STATEMENTS

Certain statements contained herein related to the sufficiency of our cash resources, the timing of initiation of clinical trials and the amounts of certain revenues and certain costs in comparison to prior years, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions that may not prove accurate.  Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market.  Among other things, the period for which our cash resources are sufficient could be shortened if expenditures are made earlier or in larger amounts than anticipated or are unanticipated, if anticipated revenue or cost sharing arrangements do not materialize, or if funds are not otherwise available on acceptable terms; plans to initiate new clinical trials may change depending on availability of resources, actions or inactions by our present or future collaboration partners or unanticipated safety issues; and our revenues may be lower than anticipated, and our costs may be higher than expected, due to actions or inactions by our present or future collaboration partners, unanticipated safety issues or unavailability of additional licensing or collaboration opportunities.  These and other risks, including those related the generally unstable nature of current economic and financial market conditions; the results of discovery research and preclinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the Food and Drug Administration, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative or licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations and their discretion in decision-making; our ability to meet the demands of the United States government agency with which we have entered our government contracts; competition; market demand for products; scale-up, manufacturing and marketing capabilities; availability of additional licensing or collaboration opportunities; international operations; share price volatility; our financing needs and opportunities; uncertainties regarding the status of biotechnology patents; uncertainties as to the costs of protecting intellectual property; and risks associated with our status as a Bermuda company, are described in more detail in “Risk Factors.” We undertake no obligation to publicly update any forward-looking statements, regardless of any new information, future events or other occurrences.  We advise you, however, to consult any additional disclosures we make in our reports to the Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-4 relating to the securities covered by this prospectus.  This prospectus is a part of the registration statement and does not contain all of the information in the registration statement.  Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.  You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

SUMMARY

This summary provides an overview of selected information.  Because this is only a summary, it may not contain all of the information that may be important to you in understanding the Domestication.  You should carefully read this entire prospectus, including the section entitled “Risk Factors.” See the section of this prospectus entitled “Where You Can Find More Information.”  Unless the context otherwise requires, in this prospectus, the terms “the Company,” “XOMA,” “we,” “us” and “our” refer to XOMA Ltd. as it currently exists under Bermuda law and will continue under Delaware law after the Domestication, and the terms “XOMA Bermuda” and “XOMA Delaware” refer to the Company prior to and after the Domestication, respectively.

XOMA Ltd.

We are currently a Bermuda exempted company and a leader in the discovery, development and manufacture of therapeutic antibodies designed to treat autoimmune, cardio-metabolic, infectious, inflammatory and oncological diseases.  We discover, develop and manufacture therapeutic antibodies for our own proprietary pipeline as well as through license and collaborative agreements with pharmaceutical and biotechnology companies and under our contracts with the U.S. government.  Our proprietary product pipeline includes:

•
XOMA 052, an antibody that inhibits interleukin-1 beta, which we plan to enter into Phase 3 clinical development in Behcet’s uveitis in 2011 and Phase 2 development for cardiovascular disease in 2012.  We are developing XOMA 052 in collaboration with Les Laboratoires Servier.

•
XOMA 3AB, a combination of three antibodies to prevent and treat botulism poisoning caused by exposure to botulinum neurotoxin Type A, which is in a Phase 1 clinical trial sponsored by the National Institute of Allergy and Infectious Diseases of the National Institutes of Health.

•	A preclinical pipeline with candidates in development for autoimmune, cardio-metabolic, infectious, inflammatory and oncological diseases.

We have a premier antibody discovery and development platform that incorporates a collection of antibody phage display libraries and proprietary Human Engineering™, affinity maturation, Bacterial Cell Expression (BCE) and manufacturing technologies.  BCE is a key biotechnology for the discovery and manufacturing of antibodies and other proteins.  To date, more than 60 pharmaceutical and biotechnology companies have signed BCE licenses, and a number of licensed product candidates are in clinical development.

We have a fully integrated product development platform, extending from pre-clinical science and clinical development to scale-up development and manufacturing.

Our principal executive offices are located at 2910 Seventh Street, Berkeley, California 94710, and we maintain a registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.  Our telephone number at our principal executive offices is (510) 204-7200.

The Domestication

We intend to change our jurisdiction of incorporation from Bermuda to Delaware, and we refer to this change as the “Domestication.”  We will effect the Domestication by filing in Delaware a certificate of corporate domestication and a certificate of incorporation of XOMA Delaware, and by filing in Bermuda a notice of discontinuance and certified copies of the certificates filed in Delaware.  Although the Domestication does not require shareholder approval, it is subject to the final approval of our board of directors.  We anticipate that the Domestication will become effective on or about           , 201 , upon receipt of the certificate of discontinuance from the Bermuda Registrar of Companies, which we expect will provide that the effective time of the discontinuance of XOMA Bermuda under the Companies Act 1981 of Bermuda is the effective time of XOMA Delaware’s domestication and continuance in Delaware under Delaware law (we refer to the latest of these effective times as the “Effective Time”).  See “Description of Capital Stock—Effective Time” below.

Comparison of Shareholder Rights

The Domestication will change our jurisdiction of incorporation from Bermuda to Delaware and, as a result, our organizational documents will change and will be governed by Delaware law rather than Bermuda law.  There are differences between the governing corporate law of XOMA Bermuda and XOMA Delaware.  For example, under Bermuda law, holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided under Bermuda law.  No similar right is available under Delaware law.  Also, while class actions and derivative actions are generally not available to shareholders under Bermuda law, such actions are generally available under Delaware law.  Additionally, there are differences between the new organizational documents of XOMA Delaware and the current organizational documents of XOMA Bermuda.  For example, while our current bye-laws contain provisions regarding “business combinations” and “interested shareholders” that will be substantially similar in effect to the provisions of Section 203 of the Delaware General Corporation Law, the new XOMA Delaware by-laws will not contain provisions similar to the business combination provisions in our current bye-laws.  However, our stockholders will have substantially similar voting rights because the provisions of Section 203 will apply upon effectiveness of the Domestication.

We describe these and other changes in more detail under “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for XOMA Bermuda and XOMA Delaware” below.  However, our business, assets and liabilities on a consolidated basis, as well as our board of directors, executive officers, principal business locations and fiscal year, will be the same upon completion of the Domestication as they are prior to the Domestication.

Share Exchange

We are authorized to issue up to 92,666,666 common shares, $0.0075 par value per share, as well as up to 1,000,000 preference shares, $0.05 par value per share, of which 210,000 have been designated as Series A Preference Shares (the “Series A Preference Shares”).  As of September 29, 2011, we had 33,406,136 common shares outstanding and no Series A Preference Shares outstanding.

In the Domestication, each common share of XOMA Bermuda that is issued and outstanding immediately prior to the Effective Time will automatically convert by operation of law into one share of common stock of XOMA Delaware.  Similarly, outstanding options, warrants and other rights to acquire XOMA Bermuda shares will become options, warrants or rights to acquire the corresponding stock of XOMA Delaware.  It is not necessary for shareholders of XOMA Bermuda who currently hold share certificates to exchange their existing share certificates for certificates of shares of common stock of XOMA Delaware.  See “The Domestication—Domestication Share Conversion” below.

Reasons for the Domestication

Our board of directors believes that the Domestication will, among other things:

•	Provide legal, administrative and other similar efficiencies, as well as provide a basis for further efficiencies in the event we undertake to simplify our overall corporate structure;

•	Reduce our exposure to the potential consequences of certain types of punitive or potentially adverse tax legislation that have been proposed from time to time;

•	Relocate our jurisdiction of organization to one that has a body of law more familiar to our officers, our employees, our board of directors and many of our shareholders; and

•
Reduce our exposure to other potentially adverse or prejudicial actions based on our being a non-US company, such as “blacklisting” of our common shares by certain pension funds or legislation restricting certain types of transactions.

Risk Factors

An investment in the common shares of XOMA Bermuda as well as in the common stock of XOMA Delaware will involve risks.  Please review the section entitled “Risk Factors” beginning on page 5 of this prospectus.

Material U.S. Federal Income Tax Consequences of the Domestication

See “Material U.S. Federal Income Tax Consequences of the Domestication” for more information.

No Vote or Dissenters’ Rights of Appraisal in the Domestication

Under Bermuda and Delaware law and our current bye-laws, we do not need shareholder approval of the Domestication, and our shareholders do not have statutory dissenters’ rights of appraisal or any other appraisal rights as a result of the Domestication.  See “The Domestication—No Vote or Dissenters’ Rights of Appraisal in the Domestication.”

Summary Financial Data

	Six Months Ended June 30,		Year Ended December 31,
Consolidated statement of operations data:	2011	2010	2010	2009	2008
(In thousands, except per share amounts)
Total revenues	$32,120	$13,144	$33,641	$98,430	$67,987
Operating costs and expenses:
Research and development	35,628	36,933	77,413	58,131	82,576
Selling, general and administrative	11,483	10,579	23,250	23,736	24,145
Restructuring costs	-	-	82	3,603	-
(Loss) income from operations	(14,991)	(34,368)	(67,104)	12,960	(38,734)
Other (expense) income, net	540	(2,981)	(1,625)	(6,683)	(6,894)
Income tax expense (benefit), net	15	16	27	5,727	(383)
Net (loss) income	$(14,466)	$(37,365)	$(68,756)	$550	$(45,245)
Basic and diluted net (loss) income per common share	$(0.49)	$(2.24)	$(3.69)	$0.05	$(5.11)

Consolidated balance sheet data:	As of June 30, 2011
(In thousands)
Cash and cash equivalents	$51,157
Working capital	43,516
Total assets	79,598
Long-term liabilities	35,953
Accumulated deficit	(867,776)
Shareholders’ equity	24,138

RISK FACTORS

Any investment in our securities involves a high degree of risk, including the risks described below.  The risks and uncertainties described below are not the only risks and uncertainties we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.  If any of the following risks actually occur, our business, financial condition and results of operations could suffer.  As a result, the trading price of our shares could decline, perhaps significantly, and you could lose all or part of your investment.  The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.  See the section entitled “Forward-Looking Statements.”

RISKS RELATING TO THE CHANGE IN OUR PLACE OF INCORPORATION

The Domestication may result in adverse tax consequences for you.

If you are a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication” below) of our common shares or warrants, you may be subject to U.S. federal income tax as a result of the Domestication unless you make a timely election on your filing with the Internal Revenue Service (“IRS”) as described below.  If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication” below) of our common shares or warrants, you may become subject to withholding tax on any dividends paid on the common shares of XOMA Delaware subsequent to the Effective Time.  Please read the following information which provides more details on the potential tax consequences of the Domestication.

If you are a U.S. holder who owns $50,000 or more of XOMA Bermuda common shares, but less than 10% of the total combined voting power of all classes of our shares entitled to vote at general meetings of the Company on the day of the Domestication, you must generally recognize gain (but not loss) with respect to such common stock of XOMA Delaware received in the Domestication, even if you continue to hold your stock and have not received any cash as a result of the Domestication.  As an alternative to recognizing gain, however, such U.S. holder may elect to include in income the “all earnings and profits amount,” as the term is defined in Treasury Regulation Section 1.367(b)-2(d), attributable to its common shares in XOMA Bermuda.  The income so included pursuant to this election generally is treated as dividend income.  We do not expect that XOMA Bermuda’s cumulative earnings and profits will be greater than zero through the day of the Domestication.  Therefore, the making of an election to include the person’s share of the “all earnings and profits amount” into income as a dividend generally would be advantageous to U.S. holders who would otherwise recognize gain with respect to the conversion of the XOMA Bermuda common shares in the Domestication.  WE STRONGLY URGE EACH SUCH U.S. HOLDER TO READ CAREFULLY OUR DESCRIPTIONS OF THE ELECTION IN “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION” BELOW, STARTING ON PAGE 115 OF THIS PROSPECTUS, AS WELL AS TO CONSULT ITS OWN TAX ADVISOR.

If a U.S. holder owns XOMA Bermuda common shares with 10% or more of the total combined voting power of all classes of our shares entitled to vote at general meetings of the Company on the day of the Domestication, such U.S. holder will be required to pay taxes on a deemed dividend equal to the “all earnings and profits amount” attributable to its common shares in XOMA Bermuda, whose cumulative earnings and profits, as noted above, are not expected to be greater than zero through the day of the Domestication. A U.S. holder’s ownership of XOMA Bermuda warrants will be taken into account in determining whether such U.S. holder owns 10% or more of the total combined voting power of all classes of our shares.  Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of our shares for U.S. federal tax purposes.  EACH U.S. HOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR.

If we were a passive foreign investment company (“PFIC”) at any time during a U.S. holder’s holding period of our common shares or warrants, such U.S. holder may be required to recognize gain on the exchange of its XOMA Bermuda common shares or warrants for XOMA Delaware common stock or warrants and subject to complex rules applicable to a shareholder of PFIC.  While we believe that we are not a PFIC at any time prior to the

Domestication, there is no assurance that the IRS would agree to our position.  See “Material U.S. Federal Income Tax Consequences of the Domestication.”

Additionally, the Domestication will cause non-U.S. holders to become subject to U.S. withholding taxes on any dividends or other payments in respect of the common stock of XOMA Delaware after the Domestication.

For a more detailed description of the material U.S. federal income tax consequences associated with the Domestication, please read “Material U.S. Federal Income Tax Consequences of the Domestication” starting on page 115 of this prospectus.  WE STRONGLY URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR.

Currently, your rights as a shareholder of XOMA arise under Bermuda law as well as our existing Bermuda memorandum of continuance  and bye-laws.  Upon effectiveness of the Domestication, your rights as a stockholder of XOMA will arise under Delaware law as well as our new Delaware certificate of incorporation and by-laws.

Upon effectiveness of the Domestication, the rights of stockholders of XOMA Delaware will arise under the new certificate of incorporation and by-laws of XOMA Delaware as well as Delaware law.  Those new organizational documents and Delaware law contain provisions that differ in some respects from those in our current organizational documents and Bermuda law and, therefore, some of your rights as a stockholder of XOMA Delaware could differ from the rights you currently possess as a shareholder of XOMA Bermuda.  For example, under Bermuda law, holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided under Bermuda law.  No similar right is available under Delaware law.  Also, while class actions and derivative actions are generally not available to shareholders under Bermuda law, such actions are generally available under Delaware law.  This change could increase the likelihood that we become involved in costly litigation, which could have a material adverse effect on us.  Additionally, there are differences between the new organizational documents of XOMA Delaware and the current organizational documents of XOMA Bermuda.  For example, while our current bye-laws contain provisions regarding “business combinations” and “interested shareholders” that will be substantially similar in effect to the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”), the new XOMA Delaware by-laws will not contain provisions similar to the business combination provisions in our current bye-laws.  However, our stockholders will have substantially similar voting rights because the provisions of Section 203 of the DGCL will apply upon effectiveness of the Domestication.  There can be no assurance that the rights afforded by Section 203 of the DGCL will not be changed or rescinded by the Delaware legislature or courts in the future.

For a more detailed description of your rights as a stockholder of XOMA Delaware and how they may differ from your rights as a shareholder of XOMA Bermuda, please see “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for XOMA Bermuda and XOMA Delaware” in this prospectus.  Forms of the new certificate of incorporation and by-laws of XOMA Delaware are attached as Appendix A and Appendix B to this prospectus, and we urge you to read them.

RISKS RELATING TO OUR BUSINESS

Because our product candidates are still being developed, we will require substantial funds to continue; we cannot be certain that funds will be available and, if they are not available, we may have to take actions that could adversely affect your investment and may not be able to continue operations.

We will need to commit substantial funds to continue development of our product candidates and we may not be able to obtain sufficient funds on acceptable terms, or at all.  If adequate funds are not available, we may have to raise additional funds in a manner that may dilute or otherwise adversely affect the rights of existing shareholders, curtail or cease operations, or file for bankruptcy protection in extreme circumstances.  We have spent, and we expect to continue to spend, substantial funds in connection with:

•	research and development relating to our product candidates and production technologies,

•	various human clinical trials, and

•	protection of our intellectual property.

We finance our operations primarily through our multiple revenue streams resulting from discovery and development collaborations, sales of our common shares, biodefense contracts and the licensing of our antibody technologies.  In September of 2009, we sold our royalty interest in LUCENTIS® to Genentech, Inc., a wholly-owned member of the Roche Group (“Genentech”) for gross proceeds of $25.0 million, including royalty revenue from the second quarter of 2009.  These proceeds, along with other funds, were used to fully repay our loan from Goldman Sachs Specialty Lending Holdings, Inc. (“Goldman Sachs”).  As a result, we no longer have a royalty interest in LUCENTIS®.  In August of 2010, we sold our royalty interest in CIMZIA® for gross proceeds of $4.0 million, including royalty revenue from the second quarter of 2010.  As a result, we no longer have a royalty interest in CIMZIA®.  We received revenue from this royalty interest of $0.5 million in 2010 and $0.5 million in 2009.

Based on our cash reserves and anticipated spending levels, revenue from collaborations including our XOMA 052 collaboration agreement with Les Laboratoires Servier (“Servier”), funding from our loan agreement with Servier, biodefense contracts and licensing transactions and other sources of funding that we believe to be available, we believe that we have sufficient cash resources to meet our anticipated net cash needs through the next twelve months.  Any significant revenue shortfalls, increases in planned spending on development programs or more rapid progress of development programs than anticipated, as well as the unavailability of anticipated sources of funding, could shorten this period.  If adequate funds are not available, we will be required to delay, reduce the scope of, or eliminate one or more of our product development programs and further reduce personnel-related costs.  Progress or setbacks by potentially competing products may also affect our ability to raise new funding on acceptable terms.  As a result, we do not know when or whether:

•	operations will generate meaningful funds,

•	additional agreements for product development funding can be reached,

•	strategic alliances can be negotiated, or

•	adequate additional financing will be available for us to finance our own development on acceptable terms, or at all.

Cash balances and operating cash flow are influenced primarily by the timing and level of payments by our licensees, collaborators and development partners, as well as by our operating costs.

Global credit and financial market conditions may reduce our ability to access capital and cash and could negatively impact the value of our current portfolio of cash equivalents and our ability to meet our financing objectives.

Traditionally, we have funded a large portion of our research and development expenditures through raising capital in the equity markets.  Recent events, including failures and bankruptcies among large commercial and investment banks, have led to considerable declines and uncertainties in these and other capital markets and have led to new regulatory and other restrictions that may broadly affect the nature of these markets.  These circumstances could severely restrict the raising of new capital by companies such as us in the future.

Volatility in the financial markets has also created liquidity problems in investments previously thought to bear a minimal risk.  For example, money market fund investors, including us, have in the past been unable to retrieve the full amount of funds, even in highly-rated liquid money market accounts, upon maturity.  Although as of June 30, 2011, we have received the full amount of proceeds from money market fund investments, an inability to retrieve funds from money market fund investments as they mature in the future could have a material and adverse impact on our business, results of operations and cash flows.

Our cash and cash equivalents are maintained in highly liquid investments with remaining maturities of 90 days or less at the time of purchase.  While as of the date of this filing, we are not aware of any downgrades, material losses, or other significant deterioration in the fair value of our cash equivalents since June 30, 2011, no assurance can be given that further deterioration in conditions of the global credit and financial markets would not negatively impact our current portfolio of cash equivalents or our ability to meet our financing objectives.

Because all of our product candidates are still being developed, we have sustained losses in the past and we expect to sustain losses in the future.

We have experienced significant losses and, as of June 30, 2011, we had an accumulated deficit of $867.8 million.

For the three and six months ended June 30, 2011, we had net losses of approximately $8.1 million or $0.27 per common share (basic and diluted) and $14.5 million or $0.49 per common share (basic and diluted), respectively.  For the three and six months ended June 30, 2010, we had net losses of approximately $15.6 million or $0.93 per common share (basic and diluted) and $37.4 million or $2.24 per common share (basic and diluted), respectively.

Our ability to achieve profitability is dependent in large part on the success of our development programs, obtaining regulatory approval for our product candidates and entering into new agreements for product development, manufacturing and commercialization, all of which are uncertain.  Our ability to fund our ongoing operations is dependent on the foregoing factors and on our ability to secure additional funds.  Because our product candidates are still being developed, we do not know whether we will ever achieve sustained profitability or whether cash flow from future operations will be sufficient to meet our needs.

We may issue additional equity securities and thereby materially and adversely affect the price of our common shares.

We are authorized to issue, without shareholder approval, 1,000,000 preference shares, of which none were issued and outstanding as of September 29, 2011, which may give other shareholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common shares.  In April of 2011, the 2,959 Series B convertible preference shares previously issued to Genentech were converted by Genentech into 254,560 common shares.  In addition, we are authorized to issue, generally without shareholder approval, up to 92,666,666 common shares, of which 33,406,136 were issued and outstanding as of September 29, 2011.  If we issue additional equity securities, the price of our common shares may be materially and adversely affected.

In the third quarter of 2009, we had entered into an At Market Issuance Sales Agreement (the “2009 ATM Agreement”), with Wm Smith & Co. (“Wm Smith”), under which we could sell up to 1.7 million of our common shares from time to time through Wm Smith, as the agent for the offer and sale of the common shares.  Wm Smith could sell these common shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), including but not limited to sales made directly on The NASDAQ Global Market, on any other existing trading market for the common shares or to or through a market maker.  Wm Smith could also sell the common shares in privately negotiated transactions, subject to our approval.  From the inception of the 2009 ATM Agreement through October 27, 2010, we sold a total of 1,666,666 common shares through Wm Smith, constituting all of the shares available for sale under the agreement, for aggregate gross proceeds of $12.2 million.

In February of 2010, we completed an underwritten offering of 2.8 million units, with each unit consisting of one of our common shares and a warrant to purchase 0.45 of a common share, for gross proceeds of approximately $21.0 million, before deducting underwriting discounts and commissions and estimated offering expenses of $1.7 million.  The investors purchased the units at a price of $7.50 per unit.  The warrants, which represent the right to acquire an aggregate of up to 1.26 million common shares, are exercisable beginning six months and one day after issuance and have a five-year term and an exercise price of $10.50 per share.

In July of 2010, we entered into a common share purchase agreement with Azimuth Opportunity, Ltd. (“Azimuth”), pursuant to which we obtained a committed equity line of credit facility under which we could sell up to $30.0 million of our registered common shares to Azimuth over a 12-month period, subject to certain conditions and limitations.  In August of 2010, we sold a total of 3,421,407 common shares under this facility for aggregate proceeds of $14.2 million, representing the maximum number of shares that could be sold under this facility.

In October of 2010, we entered into an At Market Issuance Sales Agreement (the “2010 ATM Agreement”), with Wm Smith and McNicoll, Lewis & Vlak LLC (the “Agents”), under which we could sell common shares from time to time through the Agents, as our agents for the offer and sale of the common shares, in an aggregate amount not to exceed the amount that can be sold under our registration statement on Form S-3 (File No. 333-148342) filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 26, 2007 and declared effective by the SEC on May 29, 2008.  The Agents could sell the common shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on The NASDAQ Global Market, on any other existing trading market for the common shares or to or through a market maker.  The Agents could also sell the common shares in privately negotiated transactions, subject to our prior approval.  From the inception of the 2010 ATM Agreement through May of 2011, we sold a total of 7.6 million common shares under this agreement for aggregate gross proceeds of $34.0 million, including 0.8 million common shares sold in 2011 for aggregate gross proceeds of $4.4 million.  In May of 2011, the 2010 ATM Agreement expired by its terms, and there will be no further issuances under this facility.

On February 4, 2011, we entered into an At Market Issuance Sales Agreement with McNicoll, Lewis & Vlak LLC (“MLV”), under which we may sell common shares from time to time through the MLV, as our agent for the offer and sale of the common shares, in an aggregate amount not to exceed the amount that can be sold under our registration statement on Form S-3 (File No. 333-172197) filed with the SEC on February 11, 2011 and amended on March 10, 2011 and June 3, 2011, which was declared effective by the SEC on June 6, 2011.  MLV may sell the common shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on The NASDAQ Global Market, on any other existing trading market for the common shares or to or through a market maker.  MLV may also sell the common shares in privately negotiated transactions, subject to our prior approval.  From the inception of the 2011 ATM Agreement through September 29, 2011, we sold a total of approximately 3.6 million common shares under this agreement for aggregate gross proceeds of $8.5 million.

The financial terms of future collaborative or licensing arrangements could result in dilution of our share value.

Funding from collaboration partners and others has in the past and may in the future involve issuance by us of our shares.  Because we do not currently have any such arrangements, we cannot be certain how the purchase price of such shares, the relevant market price or premium, if any, will be determined or when such determinations will be made.  Any such issuance could result in dilution in the value of our issued and outstanding shares.

Our share price may be volatile and there may not be an active trading market for our common shares.

There can be no assurance that the market price of our common shares will not decline below its present market price or that there will be an active trading market for our common shares.  The market prices of biotechnology companies have been and are likely to continue to be highly volatile.  Fluctuations in our operating results and general market conditions for biotechnology stocks could have a significant impact on the volatility of our common share price.  We have experienced significant volatility in the price of our common shares.  From January 1, 2011 through September 29, 2011, our share price has ranged from a high of $7.71 to a low of $1.38.  Factors contributing to such volatility include, but are not limited to:

•	results of preclinical studies and clinical trials,

•	information relating to the safety or efficacy of products or product candidates,

•	developments regarding regulatory filings,

•	announcements of new collaborations,

•	failure to enter into collaborations,

•	developments in existing collaborations,

•	our funding requirements and the terms of our financing arrangements,

•	technological innovations or new indications for our therapeutic products and product candidates,

•	introduction of new products or technologies by us or our competitors,

•	sales and estimated or forecasted sales of products for which we receive royalties, if any,

•	government regulations,

•	developments in patent or other proprietary rights,

•	the number of shares issued and outstanding,

•	the number of shares trading on an average trading day,

•	announcements regarding other participants in the biotechnology and pharmaceutical industries, and

•	market speculation regarding any of the foregoing.

If we are unable to continue to meet the requirements for continued listing on The NASDAQ Global Market, then we may be de-listed.  In March of 2010, we received a Staff Determination letter from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that we had not regained compliance with the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Global Market, pursuant to NASDAQ Listing Rule 5450(a)(1).  On August 18, 2010, we effected a reverse split of our common shares in order to regain compliance.

We have received negative results from certain of our clinical trials, and we face uncertain results of other clinical trials of our potential products.

In March of 2011, we announced that our Phase 2b trial of XOMA 052 in Type 2 diabetes in 421 patients did not achieve the primary endpoint of reduction in hemoglobin A1c (“HbA1c”) after six monthly treatments with XOMA 052 compared to placebo.  In June of 2011, we announced top line trial results from our six-month Phase 2a trial of XOMA 052 in Type 2 diabetes in 74 patients, and there were no differences in glycemic control between the drug and placebo groups as measured by HbA1c levels.

Our potential products, including XOMA 052 and XOMA 3AB, will require significant additional research and development, extensive preclinical studies and clinical trials and regulatory approval prior to any commercial sales.  This process is lengthy and expensive, often taking a number of years.  As clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals, the length of time necessary to complete clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly.  As a result, it is uncertain whether:

•	our future filings will be delayed,

•	our preclinical and clinical studies will be successful,

•	we will be successful in generating viable product candidates to targets,

•	we will be able to provide necessary additional data,

•	results of future clinical trials will justify further development, or

•	we will ultimately achieve regulatory approval for any of these product candidates.

The timing of the commencement, continuation and completion of clinical trials may be subject to significant delays relating to various causes, including completion of preclinical testing and earlier-stage clinical trials in a timely manner, scheduling conflicts with participating clinicians and clinical institutions, difficulties in identifying and enrolling patients who meet trial eligibility criteria, and shortages of available drug supply.  Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the existence of competing clinical trials and the availability of alternative or new treatments.  In addition, we will conduct clinical trials in foreign countries in the future which may subject us to further delays and expenses as a result of increased drug shipment costs, additional regulatory requirements and the engagement of foreign clinical research organizations, as well as expose us to risks associated with foreign currency transactions insofar as we might desire to use U.S. dollars to make contract payments denominated in the foreign currency where the trial is being conducted.

All of our product candidates are prone to the risks of failure inherent in drug development.  Preclinical studies may not yield results that would satisfactorily support the filing of an Investigational New Drug application (“IND”) (or a foreign equivalent) with respect to our product candidates.  Even if these applications would be or have been filed with respect to our product candidates, the results of preclinical studies do not necessarily predict the results of clinical trials.  Similarly, early-stage clinical trials in healthy volunteers do not predict the results of later-stage clinical trials, including the safety and efficacy profiles of any particular product candidates.  In addition, there can be no assurance that the design of our clinical trials is focused on appropriate indications, patient populations, dosing regimens or other variables which will result in obtaining the desired efficacy data to support regulatory approval to commercialize the drug.  Preclinical and clinical data can be interpreted in different ways.  Accordingly, Food and Drug Administration (“FDA”) officials or officials from foreign regulatory authorities could interpret the data in different ways than we or our collaboration or development partners do which could delay, limit or prevent regulatory approval.

Administering any of our products or potential products may produce undesirable side effects, also known as adverse effects.  Toxicities and adverse effects that we have observed in preclinical studies for some compounds in a particular research and development program may occur in preclinical studies or clinical trials of other compounds from the same program.  Such toxicities or adverse effects could delay or prevent the filing of an IND (or a foreign equivalent) with respect to such products or potential products or cause us to cease clinical trials with respect to any drug candidate.  In clinical trials, administering any of our products or product candidates to humans may produce adverse effects.  These adverse effects could interrupt, delay or halt clinical trials of our products and product candidates and could result in the FDA or other regulatory authorities denying approval of our products or product candidates for any or all targeted indications.  The FDA, other regulatory authorities, our collaboration or development partners or we may suspend or terminate clinical trials at any time.  Even if one or more of our product candidates were approved for sale, the occurrence of even a limited number of toxicities or adverse effects when used in large populations may cause the FDA to impose restrictions on, or stop, the further marketing of such drugs.  Indications of potential adverse effects or toxicities which may occur in clinical trials and which we believe are not significant during the course of such clinical trials may later turn out to actually constitute serious adverse effects or toxicities when a drug has been used in large populations or for extended periods of time.  Any failure or significant delay in completing preclinical studies or clinical trials for our product candidates, or in receiving and maintaining regulatory approval for the sale of any drugs resulting from our product candidates, may severely harm our reputation and business.

In June of 2011, Novartis announced that an advisory committee of the FDA voted in favor of the overall efficacy but not the overall safety of Ilaris® (canakinumab), a fully-human monoclonal antibody that, like XOMA 052, targets IL-1 beta, to treat gouty arthritis attacks in patients who cannot obtain adequate relief with non-steroidal anti-inflammatory drugs or colchicine.  Novartis also stated that in two pivotal Phase 3 studies of canakinumab in gouty arthritis patients, a higher percentage of patients had adverse events with canakinumab than with the standard treatment for gouty arthritis, and more serious adverse events were reported by patients treated with canakinumab compared to patients receiving the standard treatment.  In August of 2011, Novartis announced that the FDA had issued a Complete Response letter requesting additional information, including clinical data to evaluate the benefit risk profile of canakinumab in refractory gouty arthritis patients.  We have not yet determined what impact, if any, these developments may have on the development of XOMA 052.

Given that regulatory review is an interactive and continuous process, we maintain a policy of limiting announcements and comments upon the specific details of regulatory review of our product candidates, subject to our obligations under the securities laws, until definitive action is taken.

Our therapeutic product candidates have not received regulatory approval.  If these product candidates do not receive regulatory approval, neither our third party collaborators nor we will be able to manufacture and market them.

Our product candidates, including XOMA 052 and XOMA 3AB, cannot be manufactured and marketed in the United States and other countries without required regulatory approvals.  The United States government and governments of other countries extensively regulate many aspects of our product candidates, including:

•	testing,

•	manufacturing,

•	promotion and marketing, and

•	exporting.

In the United States, the FDA regulates pharmaceutical products under the Federal Food, Drug, and Cosmetic Act and other laws, including, in the case of biologics, the Public Health Service Act.  At the present time, we believe that most of our product candidates will be regulated by the FDA as biologics.  Initiation of clinical trials requires approval by health authorities.  Clinical trials involve the administration of the investigational new drug to healthy volunteers or to patients under the supervision of a qualified principal investigator.  Clinical trials must be conducted in accordance with FDA and International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Good Clinical Practices and the European Clinical Trials Directive under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated.  Other national, foreign and local regulations may also apply.  The developer of the drug must provide information relating to the characterization and controls of the product before administration to the patients participating in the clinical trials.  This requires developing approved assays of the product to test before administration to the patient and during the conduct of the trial.  In addition, developers of pharmaceutical products must provide periodic data regarding clinical trials to the FDA and other health authorities, and these health authorities may issue a clinical hold upon a trial if they do not believe, or cannot confirm, that the trial can be conducted without unreasonable risk to the trial participants.  We cannot assure you that U.S. and foreign health authorities will not issue a clinical hold with respect to any of our clinical trials in the future.

The results of the preclinical studies and clinical testing, together with chemistry, manufacturing and controls information, are submitted to the FDA and other health authorities in the form of a new drug application for a pharmaceutical product, and in the form of a Biologic License Application (“BLA”) for a biological product, requesting approval to commence commercial sales.  In responding to a new drug application or an antibody license application, the FDA or foreign health authorities may grant marketing approvals, request additional information or further research, or deny the application if it determines that the application does not satisfy its regulatory approval criteria.  Regulatory approval of a new drug application, BLA, or supplement is never guaranteed, and the approval process can take several years and is extremely expensive.  The FDA and foreign health authorities have substantial discretion in the drug and biologics approval processes.  Despite the time and expense incurred, failure can occur at any stage, and we could encounter problems that cause us to abandon clinical trials or to repeat or perform additional preclinical, clinical or manufacturing-related studies.

Changes in the regulatory approval policy during the development period, changes in, or the enactment of additional regulations or statutes, or changes in regulatory review for each submitted product application may cause delays in the approval or rejection of an application.  State regulations may also affect our proposed products.  The FDA has substantial discretion in both the product approval process and manufacturing facility approval process and, as a result of this discretion and uncertainties about outcomes of testing, we cannot predict at what point, or whether, the FDA will be satisfied with our or our collaborators’ submissions or whether the FDA will raise questions which may be material and delay or preclude product approval or manufacturing facility approval.  As we accumulate additional clinical data, we will submit it to the FDA, and such data may have a material impact on the FDA product approval process.

Even once approved, a product may be subject to additional testing or significant marketing restrictions, its approval may be withdrawn or it may be voluntarily taken off the market.

Even if the FDA, the European Commission or another regulatory agency approves a product candidate for marketing, the approval may impose ongoing requirements for post-approval studies, including additional research and development and clinical trials, and the FDA, European Commission or other regulatory agency may subsequently withdraw approval based on these additional trials.

Even for approved products, the FDA, European Commission or other regulatory agency may impose significant restrictions on the indicated uses, conditions for use, labeling, advertising, promotion, marketing and/or production of such product.

Furthermore, a marketing approval of a product may be withdrawn by the FDA, the European Commission or another regulatory agency or such a product may be voluntarily withdrawn by the company marketing it based, for example, on subsequently-arising safety concerns.  In February of 2009, the European Medicines Agency (“EMA”) announced that it had recommended suspension of the marketing authorization of RAPTIVA® in the European Union and that its Committee for Medicinal Products for Human Use (“CHMP”) had concluded that the benefits of RAPTIVA® no longer outweigh its risks because of safety concerns, including the occurrence of progressive multifocal leukoencephalopathy (“PML”) in patients taking the medicine.  In the second quarter of 2009, Genentech announced and carried out a phased voluntary withdrawal of RAPTIVA® from the U.S. market, based on the association of RAPTIVA® with an increased risk of PML.

The FDA, European Commission and other agencies also may impose various civil or criminal sanctions for failure to comply with regulatory requirements, including withdrawal of product approval.

Certain of our technologies are relatively new and are in-licensed from third parties, so our capabilities using them are unproven and subject to additional risks.

We license technologies from third parties.  These technologies include but are not limited to phage display technologies licensed to us in connection with our bacterial cell expression technology licensing program.  However, our experience with some of these technologies remains relatively limited and, to varying degrees, we are still dependent on the licensing parties for training and technical support for these technologies.  In addition, our use of these technologies is limited by certain contractual provisions in the licenses relating to them and, although we have obtained numerous licenses, intellectual property rights in the area of phage display are particularly complex.  If the owners of the patent rights underlying the technologies we license do not properly maintain or enforce those patents, our competitive position and business prospects could be harmed.  Our success will depend in part on the ability of our licensors to obtain, maintain and enforce our licensed intellectual property.  Our licensors may not successfully prosecute the patent applications to which we have licenses, or our licensors may fail to maintain existing patents.  They may determine not to pursue litigation against other companies that are infringing these patents, or they may pursue such litigation less aggressively than we would.  Our licensors may also seek to terminate our license, which could cause us to lose the right to use the licensed intellectual property and adversely affect our ability to commercialize our technologies, products or services.

We do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest.

Even if products in which we have an interest receive approval in the future, they may not be accepted in the marketplace.  In addition, we or our collaborators or licensees may experience difficulties in launching new products, many of which are novel and based on technologies that are unfamiliar to the healthcare community.  We have no assurance that healthcare providers and patients will accept such products, if developed.  For example, physicians and/or patients may not accept a product for a particular indication because it has been biologically derived (and not discovered and developed by more traditional means) or if no biologically derived products are currently in widespread use in that indication.  Similarly, physicians may not accept a product if they believe other products to be more effective or are more comfortable prescribing other products.

Safety concerns may also arise in the course of on-going clinical trials or patient treatment as a result of adverse events or reactions.  For example, in February of 2009, the EMA announced that it had recommended suspension of the marketing authorization of RAPTIVA® in the European Union and EMD Serono Inc., the company that marketed RAPTIVA® in Canada (“EMD Serono”) announced that, in consultation with Health Canada, the Canadian health authority (“Health Canada”), it would suspend marketing of RAPTIVA® in Canada.  In March of 2009, Merck Serono Australia Pty Ltd, the company that marketed RAPTIVA® in Australia (“Merck Serono Australia”), following a recommendation from the Therapeutic Goods Administration, the Australian health authority (“TGA”), announced that it was withdrawing RAPTIVA® from the Australian market.  In the second quarter of 2009, Genentech announced and carried out a phased voluntary withdrawal of RAPTIVA® from the U.S. market, based on the association of RAPTIVA® with an increased risk of PML.  As a result, sales of RAPTIVA® ceased in the second quarter of 2009.

Furthermore, government agencies, as well as private organizations involved in healthcare, from time to time publish guidelines or recommendations to healthcare providers and patients.  Such guidelines or recommendations can be very influential and may adversely affect the usage of any products we may develop directly (for example, by recommending a decreased dosage of a product in conjunction with a concomitant therapy or a government entity withdrawing its recommendation to screen blood donations for certain viruses) or indirectly (for example, by recommending a competitive product over our product).  Consequently, we do not know if physicians or patients will adopt or use our products for their approved indications.

We or our third party collaborators or licensees may not have adequate manufacturing capacity sufficient to meet market demand.

If any of our product candidates are approved, because we have never commercially introduced any pharmaceutical products, we do not know whether the capacity of our existing manufacturing facilities can be increased to produce sufficient quantities of our products to meet market demand.  Also, if we or our third party collaborators or licensees need additional manufacturing facilities to meet market demand, we cannot predict that we will successfully obtain those facilities because we do not know whether they will be available on acceptable terms.  In addition, any manufacturing facilities acquired or used to meet market demand must meet the FDA’s quality assurance guidelines.

Our agreements with third parties, many of which are significant to our business, expose us to numerous risks.

Our financial resources and our marketing experience and expertise are limited.  Consequently, our ability to successfully develop products depends, to a large extent, upon securing the financial resources and/or marketing capabilities of third parties.

•
In April of 1996, we entered into an agreement with Genentech whereby we agreed to co-develop Genentech’s humanized monoclonal antibody product RAPTIVA®.  In April of 1999, March of 2003, and January of 2005, the companies amended the agreement.  In October of 2003, RAPTIVA® was approved by the FDA for the treatment of adults with chronic moderate-to-severe plaque psoriasis who are candidates for systemic therapy or phototherapy and, in September of 2004, Merck Serono announced the product’s approval in the European Union.  In January of 2005, we entered into a restructuring of our collaboration agreement with Genentech which ended our existing cost and profit sharing arrangement related to RAPTIVA® in the United States and entitled us to a royalty interest on worldwide net sales.  In February of 2009, the EMA announced that it had recommended suspension of the marketing authorization of RAPTIVA® in the European Union and EMD Serono announced that, in consultation with Health Canada, it would suspend marketing of RAPTIVA® in Canada.  In March of 2009, Merck Serono Australia, following a recommendation from the TGA, announced that it was withdrawing RAPTIVA® from the Australian market.  In the second quarter of 2009, Genentech announced and carried out a phased voluntary withdrawal of RAPTIVA® from the U.S. market, based on the association of RAPTIVA® with an increased risk of PML.  As a result, sales of RAPTIVA® ceased in the second quarter of 2009.

•
In March of 2004, we announced we had agreed to collaborate with Chiron Corporation (now Novartis) for the development and commercialization of antibody products for the treatment of cancer.  In April of 2005, we announced the initiation of clinical testing of the first product candidate out of the collaboration, HCD122, an anti-CD40 antibody, in patients with advanced chronic lymphocytic leukemia.  In October of 2005, we announced the initiation of the second clinical trial of HCD122 in patients with multiple myeloma.  In November of 2008, we announced the restructuring of this product development collaboration, which involves six development programs including the ongoing HCD122 and LFA102 programs.  In exchange for cash and debt reduction on our existing loan facility with Novartis, Novartis has control over the HCD122 and LFA102 programs and the additional ongoing program, as well as the right to expand the development of these programs into additional indications outside of oncology.

•
In March of 2005, we entered into a contract with the National Institute of Allergy and Infectious Diseases (“NIAID”) to produce three monoclonal antibodies designed to protect United States citizens against the harmful effects of botulinum neurotoxin used in bioterrorism.  In July of 2006, we entered into an additional contract with NIAID for the development of an appropriate formulation for human administration of these three antibodies in a single injection.  In September of 2008, we announced that we were awarded an additional contract with NIAID to support our on-going development of drug candidates toward clinical trials in the treatment of botulism poisoning.  In October of 2011, we announced we had been awarded an additional contract with NIAID to develop broad-spectrum antitoxins for the treatment of human botulism poisoning.

•
In December of 2010, we entered into a license and collaboration agreement with Servier, to jointly develop and commercialize XOMA 052 in multiple indications.  Under the terms of the agreement, Servier has worldwide rights to diabetes and cardiovascular disease indications and rights outside the U.S. and Japan to Behcet’s uveitis and other inflammatory and oncology indications.  We retain development and commercialization rights for Behcet’s uveitis and other inflammatory disease and oncology indications in the U.S. and Japan, and has an option to reacquire rights to diabetes and cardiovascular disease indications from Servier in these territories.  Should we exercise this option, we will be required to pay Servier an option fee and partially reimburse their incurred development expenses.  The agreement contains customary termination rights relating to matters such as material breach by either party, safety issues and patents.  Servier also has a unilateral right to terminate the agreement on a country-by-country basis or in its entirety on six months’ notice.

•
In December of 2010, we also entered into a loan agreement with Servier, which provides for an advance of up to €15.0 million and was fully funded in January of 2011 with the proceeds converting to approximately $19.5 million using the January 13, 2011 Euro to USD exchange rate.  This loan is secured by an interest in our intellectual property rights to all XOMA 052 indications worldwide, excluding the U.S. and Japan.  The loan has a final maturity date in 2016; however, after a specified period prior to final maturity, the loan is required to be repaid (i) at Servier’s option, by applying up to a significant percentage of any milestone or royalty payments owed by Servier under our collaboration agreement and (ii) using a significant percentage of any upfront, milestone or royalty payments we receive from any third party collaboration or development partner for rights to XOMA 052 in the U.S. and/or Japan.  In addition, the loan becomes immediately due and payable upon certain customary events of default.  At June 30, 2011, the €15.0 million outstanding principal balance under this loan agreement would have equaled approximately $21.6 million using the June 30, 2011 Euro to USD exchange rate.

•
We have licensed our bacterial cell expression technology, an enabling technology used to discover and screen, as well as develop and manufacture, recombinant antibodies and other proteins for commercial purposes, to over 60 companies.  As of September 29, 2011, we were aware of two antibody products manufactured using this technology that have received FDA approval, Genentech’s LUCENTIS® (ranibizumab injection) for treatment of neovascular wet age-related macular degeneration and UCB’s CIMZIA® (certolizumab pegol) for treatment of Crohn’s disease and rheumatoid arthritis.  In the third quarter of 2009, we sold our LUCENTIS® royalty interest to Genentech.  In the third quarter of 2010, we sold our CIMZIA® royalty interest.

Because our collaborators and licensees are independent third parties, they may be subject to different risks than we are and have significant discretion in, and different criteria for, determining the efforts and resources they will apply related to their agreements with us.  If these collaborators and licensees do not successfully develop and market these products, we may not have the capabilities, resources or rights to do so on our own.  We do not know whether we, our collaborators or licensees will successfully develop and market any of the products that are or may become the subject of any of our collaboration or licensing arrangements.  In some cases these arrangements provide for funding solely by our collaborators or licensees, and in other cases, such as our arrangement with Servier, all of the funding for certain projects and a significant portion of the funding for other projects is to be provided by our collaborator or licensee.  In addition, third party arrangements such as ours also increase uncertainties in the related decision-making processes and resulting progress under the arrangements, as we and our collaborators or licensees may reach different conclusions, or support different paths forward, based on the same information, particularly when large amounts of technical data are involved.  Furthermore, our contracts with NIAID contain numerous standard terms and conditions provided for in the applicable federal acquisition regulations and customary in many government contracts.  Uncertainty exists as to whether we will be able to comply with these terms and conditions in a timely manner, if at all.  In addition, we are uncertain as to the extent of NIAID’s demands and the flexibility that will be granted to us in meeting those demands.

Even when we have a collaborative relationship, other circumstances may prevent it from resulting in successful development of marketable products.

•
In September of 2006, we entered into an agreement with Taligen Therapeutics, Inc. (“Taligen”) which formalized an earlier letter agreement, which was signed in May of 2006, for the development and cGMP manufacture of a novel antibody fragment for the potential treatment of inflammatory diseases.  In May of 2007, we and Taligen entered into a letter agreement which provided that we would not produce a cGMP batch at clinical scale pursuant to the terms of the agreement entered into in September of 2006.  In addition, the letter agreement provided that we would conduct and complete the technical transfer of the process to Avecia Biologics Limited or its designated affiliate (“Avecia”).  The letter agreement also provided that, subject to payment by Taligen of approximately $1.7 million, we would grant to Avecia a non-exclusive, worldwide, paid-up, non-transferable, non-sublicensable, perpetual license under our owned project innovations.  We received $0.6 million as the first installment under the payment terms of the letter agreement but not the two additional payments totaling approximately $1.1 million to which we were entitled upon fulfillment of certain obligations.  In May of 2009, the matter was resolved by agreement of the parties in a manner that had no further impact on our financial position.

Although we continue to evaluate additional strategic alliances and potential partnerships, we do not know whether or when any such alliances or partnerships will be entered into.

Products and technologies of other companies may render some or all of our products and product candidates noncompetitive or obsolete.

Developments by others may render our products, product candidates, or technologies obsolete or uncompetitive.  Technologies developed and utilized by the biotechnology and pharmaceutical industries are continuously and substantially changing.  Competition in the areas of genetically engineered DNA-based and antibody-based technologies is intense and expected to increase in the future as a number of established biotechnology firms and large chemical and pharmaceutical companies advance in these fields.  Many of these competitors may be able to develop products and processes competitive with or superior to our own for many reasons, including that they may have:

•	significantly greater financial resources,

•	larger research and development and marketing staffs,

•	larger production facilities,

•	entered into arrangements with, or acquired, biotechnology companies to enhance their capabilities, or

•	extensive experience in preclinical testing and human clinical trials.

These factors may enable others to develop products and processes competitive with or superior to our own or those of our collaborators.  In addition, a significant amount of research in biotechnology is being carried out in universities and other non-profit research organizations.  These entities are becoming increasingly interested in the commercial value of their work and may become more aggressive in seeking patent protection and licensing arrangements.  Furthermore, many companies and universities tend not to announce or disclose important discoveries or development programs until their patent position is secure or, for other reasons, later; as a result, we may not be able to track development of competitive products, particularly at the early stages.  Positive or negative developments in connection with a potentially competing product may have an adverse impact on our ability to raise additional funding on acceptable terms.  For example, if another product is perceived to have a competitive advantage, or another product’s failure is perceived to increase the likelihood that our product will fail, then investors may choose not to invest in us on terms we would accept or at all.

The examples below pertain to competitive events in the market which we review quarterly and are not intended to be representative of all existing competitive events.

XOMA 052

We, in collaboration with Servier, are developing XOMA 052, a potent anti-inflammatory monoclonal antibody targeting IL-1 beta.  Other companies are developing other products based on the same or similar therapeutic targets as XOMA 052 and these products may prove more effective than XOMA 052.  We are aware that:

•
In June of 2009, Novartis announced it had received U.S. marketing approval for Ilaris® (canakinumab), a fully-human monoclonal antibody targeting IL-1 beta, to treat children and adults with Cryopyrin-Associated Periodic Syndromes (“CAPS”).  In October of 2009, Novartis announced that Ilaris® had been approved in the European Union for CAPS.  In September of 2011, Novartis announced that Ilaris® had been approved in Japan for CAPS.  Ilaris® is also being studied in other diseases such as systemic juvenile idiopathic arthritis (known as SJIA), gouty arthritis and secondary prevention of cardiovascular events.  In January of 2011, Novartis announced that it had filed for EMA approval of Ilaris® for the treatment and prevention of gout.  In June of 2011, Novartis announced that an advisory committee of the FDA voted in favor of the overall efficacy but not the overall safety of canakinumab to treat gouty arthritis attacks in patients who cannot obtain adequate relief with non-steroidal anti-inflammatory drugs or colchicine.  In August of 2011, Novartis announced that the FDA had issued a Complete Response letter requesting additional information, including clinical data to evaluate the benefit risk profile of canakinumab in refractory gouty arthritis patients.  In September of 2011, Novartis announced positive results of a pivotal Phase 3 trial of canakinumab in patients with SJIA and that it plans to seek regulatory approval for this indication in 2012.

•
Eli Lilly and Company (“Lilly”) is developing LY2189102, an investigational IL-1 beta antibody, for subcutaneous injection for the treatment of Type 2 diabetes.  In June of 2011, Lily disclosed at a scientific conference that, in a double-blind, placebo controlled Phase 2 study of 106 patients with Type 2 diabetes, a significant (p<0.05), early reduction in C reactive protein occurred, HbA1c was moderately reduced and anti-inflammatory effects were shown.

•
In 2008, Biovitrum AB (now called Swedish Orphan Biovitrum, “Biovitrum”) obtained a worldwide exclusive license to Amgen Inc.’s (“Amgen”) Kineret® (anakinra) for its current approved indication.  Kineret® is an IL-1 receptor antagonist (IL-1ra) currently marketed to treat rheumatoid arthritis and has been evaluated over the years in multiple IL-1 mediated diseases, including indications we are considering for XOMA 052.  In addition to other on-going studies, a proof-of-concept clinical trial in the United Kingdom investigating Kineret® in patients with a certain type of myocardial infarction, or heart attack, has been completed.  In August of 2010, Biovitrum announced that the FDA had granted orphan drug designation to Kineret® for the treatment of CAPS.

•
In February of 2008, Regeneron Pharmaceuticals, Inc. (“Regeneron”) announced it had received marketing approval from the FDA for ARCALYST® (rilonacept) Injection for Subcutaneous Use, an interleukin-1 blocker or IL-1 Trap, for the treatment of CAPS, including Familial Cold Auto-inflammatory Syndrome and Muckle-Wells Syndrome in adults and children 12 and older.  In September of 2009, Regeneron announced that rilonacept was approved in the European Union for CAPS.  In June of 2010 and February of 2011, Regeneron announced positive results of two Phase 3 clinical trials of rilonacept in gout.  In March of 2011, Regeneron disclosed that it intends to file a supplemental BLA for ARCALYST® for the prevention and treatment of gout.

•
Amgen has been developing AMG 108, a fully-human monoclonal antibody that targets inhibition of the action of IL-1.  In April of 2008, Amgen discussed results from a Phase 2 study in rheumatoid arthritis.  AMG 108 showed statistically significant improvement in the signs and symptoms of rheumatoid arthritis and was well tolerated.  In January of 2011, MedImmune, the worldwide biologics unit for AstraZeneca PLC, announced that Amgen granted it rights to develop AMG 108 worldwide except in Japan.

•
In June of 2009, Cytos Biotechnology AG announced the initiation of an ascending dose Phase 1/2a study of CYT013-IL1bQb, a therapeutic vaccine targeting IL-1 beta, in Type 2 diabetes.  In 2010, this study was extended to include two additional groups of patients.

XOMA 3AB

We are also developing XOMA 3AB, a combination, or cocktail, of antibodies designed to neutralize the most potent of botulinum toxins.  Other companies are developing other products targeting botulism poisoning and these products may prove more effective than XOMA 3AB.  We are aware that:

•
In May of 2006, the U.S. Department of Health & Human Services (“DHHS”) awarded Cangene Corporation (“Cangene”) a five-year, $362.0 million contract under Project Bioshield.  The contract requires Cangene to manufacture and supply 200,000 doses of an equine heptavalent botulism anti-toxin to treat individuals who have been exposed to the toxins that cause botulism.  In May of 2008, Cangene announced significant product delivery under this contract.  In March of 2010, this contract was extended for an additional two years, until May of 2013.  In June of 2011, Cangene announced that DHHS will exercise options under the supply contract which are expected to increase the total contract to $423.0 million and to extend the delivery schedule to 2018.

•	Emergent BioSolutions, Inc. (“Emergent”) is currently in development of a botulism immunoglobulin candidate that may compete with our anti-botulinum neurotoxin monoclonal antibodies.
•
We are aware of additional companies that are pursuing biodefense-related antibody products.  PharmAthene, Inc. and Human Genome Sciences, Inc. are developing anti-anthrax antibodies.  Cangene and Emergent are developing anti-anthrax immune globulin products.  These products may compete with our efforts in the areas of other monoclonal antibody-based biodefense products and the manufacture of antibodies to supply strategic national stockpiles.

Manufacturing risks and inefficiencies may adversely affect our ability to manufacture products for ourselves or others.

To the extent we continue to provide manufacturing services for our own benefit or to third parties, we are subject to manufacturing risks.  Additionally, unanticipated fluctuations in customer requirements have led and may continue to lead to manufacturing inefficiencies, which if significant could lead to an impairment on our long-lived assets or restructuring activities.  We must utilize our manufacturing operations in compliance with regulatory requirements, in sufficient quantities and on a timely basis, while maintaining acceptable product quality and manufacturing costs.  Additional resources and changes in our manufacturing processes may be required for each new product, product modification or customer or to meet changing regulatory or third party requirements, and this work may not be successfully or efficiently completed.  In addition, to the extent we continue to provide manufacturing services, our fixed costs, such as facility costs, would be expected to increase, as would necessary capital investment in equipment and facilities.

Manufacturing and quality problems may arise in the future to the extent we continue to perform these services for our own benefit or for third parties.  Consequently, our development goals or milestones may not be achieved in a timely manner or at a commercially reasonable cost, or at all.  In addition, to the extent we continue to make investments to improve our manufacturing operations, our efforts may not yield the improvements that we expect.

Because many of the companies we do business with are also in the biotechnology sector, the volatility of that sector can affect us indirectly as well as directly.

As a biotechnology company that collaborates with other biotechnology companies, the same factors that affect us directly can also adversely impact us indirectly by affecting the ability of our collaborators, partners and others we do business with to meet their obligations to us and reduce our ability to realize the value of the consideration provided to us by these other companies.

For example, in connection with our licensing transactions relating to our bacterial cell expression technology, we have in the past and may in the future agree to accept equity securities of the licensee in payment of license fees.  The future value of these or any other shares we receive is subject both to market risks affecting our ability to realize the value of these shares and more generally to the business and other risks to which the issuer of these shares may be subject.

As we do more business internationally, we will be subject to additional political, economic and regulatory uncertainties.

We may not be able to successfully operate in any foreign market.  We believe that, because the pharmaceutical industry is global in nature, international activities will be a significant part of our future business activities and that, when and if we are able to generate income, a substantial portion of that income will be derived from product sales and other activities outside the United States.  Foreign regulatory agencies often establish standards different from those in the United States, and an inability to obtain foreign regulatory approvals on a timely basis could put us at a competitive disadvantage or make it uneconomical to proceed with a product or product candidate’s development.  International operations and sales may be limited or disrupted by:

•	imposition of government controls,

•	export license requirements,

•	political or economic instability,

•	trade restrictions,

•	changes in tariffs,

•	restrictions on repatriating profits,

•	exchange rate fluctuations,

•	withholding and other taxation, and

•	difficulties in staffing and managing international operations.

We are subject to foreign currency exchange rate risks.

We are subject to foreign currency exchange rate risks because substantially all of our revenues and operating expenses are paid in U.S. dollars, but we pay interest and principal obligations with respect to our loan from Servier in Euros.  To the extent that the U.S. dollar declines in value against the Euro, the effective cost of servicing our Euro-denominated debt will be higher.  Changes in the exchange rate result in foreign currency gains or losses.  Although we have managed some of our exposure to changes in foreign currency exchange rates by entering into foreign exchange option contracts, there can be no assurance that foreign currency fluctuations will not have a material adverse effect on our business, financial condition, liquidity or results of operations.  In addition, our foreign exchange option contracts are re-valued at each financial reporting period, which may also result in gains or losses from time to time.

If we and our partners are unable to protect our intellectual property, in particular our patent protection for our principal products, product candidates and processes, and prevent its use by third parties, our ability to compete in the market will be harmed, and we may not realize our profit potential.

We rely on patent protection, as well as a combination of copyright, trade secret, and trademark laws to protect our proprietary technology and prevent others from duplicating our products or product candidates.  However, these means may afford only limited protection and may not:

•	prevent our competitors from duplicating our products,

•	prevent our competitors from gaining access to our proprietary information and technology, or

•	permit us to gain or maintain a competitive advantage.

Because of the length of time and the expense associated with bringing new products to the marketplace, we and our collaboration and development partners hold and are in the process of applying for a number of patents in the United States and abroad to protect our product candidates and important processes and also have obtained or have the right to obtain exclusive licenses to certain patents and applications filed by others.  However, the mere issuance of a patent is not conclusive as to its validity or its enforceability.  The United States Federal Courts or equivalent national courts or patent offices elsewhere may invalidate our patents or find them unenforceable.  In addition, the laws of foreign countries may not protect our intellectual property rights effectively or to the same extent as the laws of the United States.  If our intellectual property rights are not adequately protected, we may not be able to commercialize our technologies, products, or services, and our competitors could commercialize our technologies, which could result in a decrease in our sales and market share that would harm our business and operating results.  Specifically, the patent position of biotechnology companies generally is highly uncertain and involves complex legal and factual questions.  The legal standards governing the validity of biotechnology patents are in transition, and current defenses as to issued biotechnology patents may not be adequate in the future.  Accordingly, there is uncertainty as to:

•
whether any pending or future patent applications held by us will result in an issued patent, or that if patents are issued to us, that such patents will provide meaningful protection against competitors or competitive technologies,

•
whether competitors will be able to design around our patents or develop and obtain patent protection for technologies, designs or methods that are more effective than those covered by our patents and patent applications, or

•
the extent to which our product candidates could infringe on the intellectual property rights of others, which may lead to costly litigation, result in the payment of substantial damages or royalties, and/or prevent us from using technology that is essential to our business.

We have established an extensive portfolio of patents and applications, both United States and foreign, related to our BPI-related product candidates, including novel compositions, their manufacture, formulation, assay and use.  We have also established a portfolio of patents, both United States and foreign, related to our bacterial cell expression technology, including claims to novel promoter sequences, secretion signal sequences, compositions and methods for expression and secretion of recombinant proteins from bacteria, including immunoglobulin gene products.  Most of the more important European patents in our bacterial cell expression patent portfolio expired in July of 2008.

If certain patents issued to others are upheld or if certain patent applications filed by others issue and are upheld, we may require licenses from others in order to develop and commercialize certain potential products incorporating our technology or we may become involved in litigation to determine the proprietary rights of others.  These licenses, if required, may not be available on acceptable terms, and any such litigation may be costly and may have other adverse effects on our business, such as inhibiting our ability to compete in the marketplace and absorbing significant management time.

Due to the uncertainties regarding biotechnology patents, we also have relied and will continue to rely upon trade secrets, know-how and continuing technological advancement to develop and maintain our competitive position.  All of our employees have signed confidentiality agreements under which they have agreed not to use or disclose any of our proprietary information.  Research and development contracts and relationships between us and our scientific consultants and potential customers provide access to aspects of our know-how that are protected generally under confidentiality agreements.  These confidentiality agreements may be breached or may not be enforced by a court.  To the extent proprietary information is divulged to competitors or to the public generally, such disclosure may adversely affect our ability to develop or commercialize our products by giving others a competitive advantage or by undermining our patent position.

Litigation regarding intellectual property can be costly and expose us to risks of counterclaims against us.

We may be required to engage in litigation or other proceedings to protect our intellectual property.  The cost to us of this litigation, even if resolved in our favor, could be substantial.  Such litigation could also divert management’s attention and resources.  In addition, if this litigation is resolved against us, our patents may be declared invalid, and we could be held liable for significant damages.  In addition, we may be subject to a claim that we are infringing another party’s patent.  If such claim is resolved against us, we or our collaborators may be enjoined from developing, manufacturing, selling or importing products, processes or services unless we obtain a license from the other party.  Such license may not be available on reasonable terms, thus preventing us from using these products, processes or services and adversely affecting our revenue.

Even if we or our third party collaborators or licensees bring products to market, we may be unable to effectively price our products or obtain adequate reimbursement for sales of our products, which would prevent our products from becoming profitable.

If we or our third party collaborators or licensees succeed in bringing our product candidates to the market, they may not be considered cost-effective, and reimbursement to the patient may not be available or may not be sufficient to allow us to sell our products on a competitive basis.  In both the United States and elsewhere, sales of medical products and treatments are dependent, in part, on the availability of reimbursement to the patient from third-party payors, such as government and private insurance plans.  Third-party payors are increasingly challenging the prices charged for pharmaceutical products and services.  Our business is affected by the efforts of government and third-party payors to contain or reduce the cost of healthcare through various means.  In the United States, there have been and will continue to be a number of federal and state proposals to implement government controls on pricing.  In addition, the emphasis on managed care in the United States has increased and will continue to increase the pressure on the pricing of pharmaceutical products.  We cannot predict whether any legislative or regulatory proposals will be adopted or the effect these proposals or managed care efforts may have on our business.

Healthcare reform measures and other statutory or regulatory changes could adversely affect our business.

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could impact our business.  In March of 2010, the U.S. Congress enacted and President Obama signed into law the Patient Protection and Affordable Care Act, which includes a number of healthcare reform provisions.  Assuming the new law survives recent calls for its repeal, the reforms imposed by the new law would significantly impact the pharmaceutical industry, most likely in the area of pharmaceutical product pricing; however, the full effects of new law cannot be known until these provisions are implemented and the relevant federal and state agencies issue applicable regulations or guidance.

The pharmaceutical and biotechnology industries are subject to extensive regulation, and from time to time legislative bodies and governmental agencies consider changes to such regulations that could have significant impact on industry participants.  For example, in light of certain highly-publicized safety issues regarding certain drugs that had received marketing approval, the U.S. Congress has considered various proposals regarding drug safety, including some which would require additional safety studies and monitoring and could make drug development more costly.  We are unable to predict what additional legislation or regulation, if any, relating to safety or other aspects of drug development may be enacted in the future or what effect such legislation or regulation would have on our business.

The business and financial condition of pharmaceutical and biotechnology companies are also affected by the efforts of governments, third-party payors and others to contain or reduce the costs of healthcare to consumers.  In the United States and various foreign jurisdictions there have been, and we expect that there will continue to be, a number of legislative and regulatory proposals aimed at changing the healthcare system, such as proposals relating to the reimportation of drugs into the U.S. from other countries (where they are then sold at a lower price) and government control of prescription drug pricing.  The pendency or approval of such proposals could result in a decrease in our share price or limit our ability to raise capital or to obtain strategic collaborations or licenses.

We are exposed to an increased risk of product liability claims, and a series of related cases is currently pending against us.

The testing, marketing and sales of medical products entails an inherent risk of allegations of product liability.  In the event of one or more large, unforeseen awards of damages against us, our product liability insurance may not provide adequate coverage.  A significant product liability claim for which we were not covered by insurance would have to be paid from cash or other assets.  To the extent we have sufficient insurance coverage, such a claim would result in higher subsequent insurance rates.  In addition, product liability claims can have various other ramifications including loss of future sales opportunities, increased costs associated with replacing products, and a negative impact on our goodwill and reputation, which could also adversely affect our business and operating results.

On April 9, 2009, a complaint was filed in the Superior Court of Alameda County, California, in a lawsuit captioned Hedrick et al. v. Genentech, Inc. et al, Case No. 09-446158.  The complaint asserts claims against Genentech, us and others for alleged strict liability for failure to warn, strict product liability, negligence, breach of warranty, fraudulent concealment, wrongful death and other claims based on injuries alleged to have occurred as a result of three individuals’ treatment with RAPTIVA®.  The complaint seeks unspecified compensatory and punitive damages.  Since then, additional complaints have been filed in the same court, bringing the total number of pending cases to seventy five.  The cases have been consolidated as a coordinated proceeding.  All of the complaints allege the same claims and seek the same types of damages based on injuries alleged to have occurred as a result of the plaintiffs’ treatment with RAPTIVA®.  On July 15, 2011, the Court dismissed with prejudice one of the cases in this coordinated proceeding, White v. Genentech, Inc., et al, Case No. RG-09-484026.  On September 8, 2011, the Court granted defendants’ Motions for Summary Judgment in two cases, Guerrero (Case No. RG-10-518396) and Harwell (Case No. RG-09-464039), and dismissed both cases.  On September 19, 2011, the Court sustained defendants’ Demurrer to another case (Young, Case No. RG-11-569879) and dismissed the complaint.  Even though Genentech has agreed to indemnify us in connection with these matters, there can be no assurance that these or other products liability lawsuits will not result in liability to us or that our insurance or contractual arrangements will provide us with adequate protection against such liabilities.

On August 4, 2010, a petition was filed in the District Court of Dallas County, Texas in a case captioned McCall v. Genentech, Inc., et al., No. 10-09544.  The defendants filed a Notice of Removal to the United States District Court for the Northern District of Texas on September 3, 2010.  The removed case is captioned McCall v. Genentech, Inc., et al., No. 3:10-cv-01747-B.  The parties have fully briefed the plaintiff’s Motion to Remand and are awaiting a final ruling from the Court.  The petition asserts personal injury claims against Genentech, us and others arising out of the plaintiff’s treatment with RAPTIVA®.  The petition alleges claims based on negligence, strict liability, misrepresentation and suppression, conspiracy, and actual and constructive fraud.  The petition seeks compensatory damages and punitive damages in an unspecified amount.  On June 6, 2011, the Court dismissed plaintiff’s claims of negligent misrepresentation, fraud, and conspiracy.  Even though Genentech has agreed to indemnify us in connection with this matter, there can be no assurance that this or other products liability lawsuits will not result in liability to us or that our insurance or contractual arrangements will provide us with adequate protection against such liabilities.

On January 7, 2011, a complaint was filed in the United States District Court for the Northern District of Texas in a case captioned Massa v. Genentech, Inc., et al., No. 4:11CV70.  On January 11, 2011, a complaint was filed in the United States District Court for the District of Massachusetts in a case captioned Sylvia, et al. v. Genentech, Inc., et al., No. 1:11-cv-10054-MLW.  These two complaints allege the same claims against Genentech, us and others and seek the same types of damages as the complaints filed in the Superior Court of Alameda County, California referenced above.  Even though Genentech has agreed to indemnify us in connection with these matters, there can be no assurance that these or other products liability lawsuits will not result in liability to us or that our insurance or contractual arrangements will provide us with adequate protection against such liabilities.

On April 8, 2011, four complaints were filed in the United States District Court for the Eastern District of Michigan.  The cases are captioned:  Muniz v. Genentech, et al., 5:11-cv-11489-JCO-RSW; Tifenthal v. Genentech, et al., 2:11-cv-11488-DPH-LJM; Blair v. Genentech, et al., 2:11-cv-11463-SFC-MJH; and Marsh v. Genentech, et al., 2:11-cv-11462-RHC-MKM.  The complaints allege the same claims against Genentech, us and others and seek the same types of damages as the complaints filed in the Superior Court of Alameda County, California referenced above.  All four cases have been transferred to the United States District Court for the Western District of Michigan.  Genentech and we have filed Motions to Dismiss all four actions and are awaiting a decision from the Court.  Even though Genentech has agreed to indemnify us in connection with these matters, there can be no assurance that these or other products liability lawsuits will not result in liability to us or that our insurance or contractual arrangements will provide us with adequate protection against such liabilities.

The loss of key personnel, including our Interim Chief Executive Officer, could delay or prevent achieving our objectives.

Our research, product development and business efforts could be adversely affected by the loss of one or more key members of our scientific or management staff, particularly our executive officers: John Varian, our

Interim Chief Executive Officer; Patrick J. Scannon, M.D., Ph.D., our Executive Vice President and Chief Scientific Officer; Fred Kurland, our Vice President, Finance and Chief Financial Officer; Christopher J. Margolin, our Vice President, General Counsel and Secretary; and Paul Rubin, M.D., our Vice President, Clinical Development and Chief Medical Officer.  We currently have no key person insurance on any of our employees.

Effective August 31, 2011, our previous Chairman of the Board, Chief Executive Officer and President, Steven B. Engle, resigned from those positions and John Varian, who is also a member of our Board, was appointed Interim Chief Executive Officer.  Our Board has initiated a search for a permanent Chief Executive Officer, but there can be no assurance that a suitable candidate will be found or hired.

Our ability to use our net operating loss carry-forwards and other tax attributes will be substantially limited by Section 382 of the Internal Revenue Code.

Section 382 of the Internal Revenue Code of 1986, as amended, generally limits the ability of a corporation that undergoes an “ownership change” to utilize its net operating loss carry-forwards (“NOLs”) and certain other tax attributes against any taxable income in taxable periods after the ownership change.  The amount of taxable income in each taxable year after the ownership change that may be offset by pre-change NOLs and certain other pre-change tax attributes is generally equal to the product of (a) the fair market value of the corporation’s outstanding shares (or,  in the case of a foreign corporation, the fair market value of items treated as connected with the conduct of a trade or business in the United States) immediately prior to the ownership change and (b) the long-term tax exempt rate (i.e., a rate of interest established by the IRS that fluctuates from month to month).  In general, an “ownership change” occurs whenever the percentage of the shares of a corporation owned, directly or indirectly, by “5-percent shareholders” (within the meaning of Section 382 of the Internal Revenue Code) increases by more than 50 percentage points over the lowest percentage of the shares of such corporation owned, directly or indirectly, by such “5-percent shareholders” at any time over the preceding three years.

Based on our initial analysis under Section 382 (which subjects the amount of pre-change NOLs and certain other pre-change tax attributes that can be utilized to an annual limitation), we experienced an ownership change in 2009, which would substantially limit the future use of our pre-change NOLs and certain other pre-change tax attributes per year. We have and will continue to evaluate alternative analyses permitted under Section 382 and IRS notices in order to determine whether or not any ownership changes have occurred and may occur (and if so, when they occurred) that would result in limitations on our NOLs or certain other tax attributes.

Because we are a relatively small biopharmaceutical company with limited resources, we may not be able to attract and retain qualified personnel.

Our success in developing marketable products and achieving a competitive position will depend, in part, on our ability to attract and retain qualified scientific and management personnel, particularly in areas requiring specific technical, scientific or medical expertise.  We had approximately 245 employees as of September 29, 2011.  We may require additional experienced executive, accounting, research and development, legal, administrative and other personnel from time to time in the future.  There is intense competition for the services of these personnel, especially in California.  Moreover, we expect that the high cost of living in the San Francisco Bay Area, where our headquarters and manufacturing facilities are located, may impair our ability to attract and retain employees in the future.  If we do not succeed in attracting new personnel and retaining and motivating existing personnel, our operations may suffer and we may be unable to implement our current initiatives or grow effectively.

Calamities, power shortages or power interruptions at our Berkeley headquarters and manufacturing facility could disrupt our business and adversely affect our operations, and could disrupt the businesses of our customers.

Our principal operations are located in Northern California, including our corporate headquarters and manufacturing facility in Berkeley, California.  In addition, many of our collaborators and licensees are located in California.  All of these locations are in areas of seismic activity near active earthquake faults.  Any earthquake, terrorist attack, fire, power shortage or other calamity affecting our facilities or our customers’ facilities may disrupt our business and could have material adverse effect on our business and results of operations.

Our shareholder rights agreement,  Bermuda bye-laws and proposed Delaware organizational documents contain provisions that may prevent transactions that could be beneficial to our shareholders and may insulate our management from removal.

In February of 2003, we adopted a new shareholder rights agreement (to replace the shareholder rights agreement that had expired), which could make it considerably more difficult or costly for a person or group to acquire control of us in a transaction that our Board of Directors opposes.  We intend to keep this agreement in place following the Domestication.

Our Bermuda bye-laws currently, and our proposed Delaware organizational documents will:

•
require certain procedures to be followed and time periods to be met for any shareholder to propose matters to be considered at annual meetings of shareholders, including nominating directors for election at those meetings; and

•
authorize our Board of Directors to issue up to 1,000,000 preference shares without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine.

In addition, our Bermuda bye-laws currently contain provisions, similar to those contained in the DGCL, that may make business combinations with interested shareholders more difficult, and upon effectiveness of the Domestication these provisions of the DGCL will apply to us.

These provisions of our shareholders rights agreement, our Bermuda bye-laws, our proposed Delaware organizational documents and, once applicable, the DGCL, alone or in combination with each other, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common shares or common stock, could limit the ability of shareholders to approve transactions that they may deem to be in their best interests, and could make it considerably more difficult for a potential acquirer to replace management.

MARKET VALUE OF COMMON SHARES

Our common shares trade on The NASDAQ Global Market under the symbol “XOMA”.  All references to numbers of common shares and per-share information in this prospectus have been adjusted retroactively to reflect our reverse split of our common shares effective August 18, 2010.  The following table sets forth the quarterly range of high and low reported sale prices of our common shares on The NASDAQ Global Market for the periods indicated:

	Price Range
	High	Low
Year Ended December 31, 2009
First Quarter	$14.10	$5.55
Second Quarter	20.10	6.00
Third Quarter	16.20	10.65
Fourth Quarter	12.60	9.45
Year Ended December 31, 2010
First Quarter	$11.70	$6.00
Second Quarter	12.60	6.15
Third Quarter	6.45	2.45
Fourth Quarter	7.48	2.24
Year Ended December 31, 2011
First Quarter	$7.71	$2.77
Second Quarter	3.49	2.17
Third Quarter (through September 29, 2011)	2.45	1.38

On September 29, 2011, there were 2,384 shareholders of record of our common shares, one of which was Cede & Co., a nominee for Depository Trust Company (“DTC”).  All of the common shares held by brokerage firms, banks and other financial institutions as nominees for beneficial owners are deposited into participant accounts at DTC and are therefore considered to be held of record by Cede & Co. as one shareholder.

THE DOMESTICATION

General

XOMA Bermuda will effect the Domestication by filing a notice of discontinuance with the Bermuda Registrar of Companies and filing a certificate of corporate domestication and a certificate of incorporation of XOMA Delaware with the Secretary of State of the State of Delaware.  Although the Domestication does not require the approval of any of the shareholders of XOMA Bermuda, the board of directors of XOMA Bermuda must provide final authorization in order for the Domestication to be effected.  Under Bermuda and Delaware law, the domestication of XOMA Bermuda in Delaware is deemed effective upon the filing of the certificate of corporate domestication and the certificate of incorporation with the Secretary of State of the State of Delaware.  In addition, XOMA Delaware must file with the Bermuda Registrar of Companies certified copies of the certificates filed with the Secretary of State of the State of Delaware within 30 days of the date of their issuance by the Secretary of State of the State of Delaware.  Upon making this filing in Bermuda, the Bermuda Registrar of Companies will issue a certificate of discontinuance and, at that time, we shall cease to be registered as a company in Bermuda.  We intend to file the certified copies of the certificates filed in Delaware with the Bermuda Registrar of Companies on the same day such certified copies are issued by the Secretary of State of the State of Delaware.

In connection with the Domestication, XOMA Delaware will adopt new by-laws, which, together with the new certificate of incorporation filed in Delaware, will be the organizational documents of XOMA Delaware after the Domestication.

Background and Reasons for the Domestication

We are a leader in the discovery and development of therapeutic antibodies.  We discover, develop and manufacture novel antibody therapeutics for our own proprietary pipeline as well as through license and collaborative agreements with pharmaceutical and biotechnology companies, and under our contracts with the U.S. government.  We were originally incorporated in Delaware in 1981 and became a Bermuda company effective December 31, 1998, when we completed a shareholder-approved corporate reorganization, changing our legal domicile from Delaware to Bermuda and our name to XOMA Ltd.

Our board of directors believes that the Domestication will, among other things:

•	Provide legal, administrative and other similar efficiencies, as well as provide a basis for further efficiencies in the event we undertake to simplify our overall corporate structure;

•	Reduce our exposure to the potential consequences of certain types of punitive or potentially adverse tax legislation that have been proposed from time to time;

•	Relocate our jurisdiction of organization to one that has a body of law more familiar to our officers, our employees, our board of directors and many of our shareholders; and

•
Reduce our exposure to other potentially adverse or prejudicial actions based on our being a non-US company, such as “blacklisting” of our common shares by certain pension funds or legislation restricting certain types of transactions.

Because all of our officers are currently based in the United States and substantially all of our operations are currently conducted from the United States, we do not derive any significant U.S. tax benefits from our status as a non-U.S. company.

For many years, Delaware has been a leader in adopting, implementing and interpreting comprehensive and flexible corporate laws that are responsive to the legal and business needs of corporations.

In December of 2010, our management proposed to our board of directors to initiate an analysis of a change in our jurisdiction of incorporation from Bermuda to a US or other non-US jurisdiction, and our board approved such an analysis.  In May of 2011, our management presented an initial proposal to the audit committee of our board of directors to change our jurisdiction of incorporation to the State of Delaware, and the committee preliminarily concurred with such proposal and directed management to analyze the effects of certain variations on the proposed structure.  In June of 2001, our management presented to the audit committee of our board of directors the results of this further analysis and received the committee’s approval to present its proposal to change our jurisdiction of incorporation to the State of Delaware to our full board of directors.  In July of 2011, our management presented its proposal to our board of directors and obtained authorization to continue to pursue a change in our jurisdiction of incorporation from Bermuda to Delaware.  We expect to seek final approval and authorization for the Domestication from our board of directors in October of 2011.

Effects of the Domestication

The Companies Act 1981 of Bermuda, as amended (the “Companies Act”) permits a Bermuda exempted company to discontinue from Bermuda and continue in an appointed jurisdiction (which includes Delaware) as if it had been incorporated under the laws of that other jurisdiction.  The Companies Act and our current bye-laws authorize our board of directors to discontinue XOMA Bermuda to a jurisdiction outside of Bermuda (in this case, Delaware) without a shareholder vote.  Consequently, we are not asking for your vote or soliciting proxies with respect to the Domestication.  The Companies Act does not provide shareholders with statutory rights of appraisal in relation to a discontinuance under the Companies Act.

Section 388 of the DGCL provides that an entity organized in a country outside the United States may become domesticated as a corporation in Delaware by filing in Delaware a certificate of incorporation and a certificate of corporate domestication stating, among other things, that the domestication and the certificate of incorporation have been approved as provided in the organizational documents of the non-U.S. entity.  Section 388 does not provide any separate approval requirements for a domestication.  The DGCL also does not provide stockholders with statutory rights of appraisal in connection with a domestication under Section 388.

Under Section 132I of the Companies Act, our discontinuance from Bermuda and continuance in Delaware will not be deemed to operate to create a new legal entity or prejudice or affect our continuity as an existing corporation.  Similarly, Section 388 of the DGCL provides that, upon domesticating in Delaware:

•	XOMA Delaware shall be deemed to be the same entity as XOMA Bermuda, and the domestication shall constitute a continuation of the existence of XOMA Bermuda in the form of XOMA Delaware;

•	all rights, privileges and powers, as well as all property, of XOMA Bermuda shall remain vested in XOMA Delaware;

•	all debts, liabilities and duties of XOMA Bermuda shall remain attached to XOMA Delaware and shall be enforceable against XOMA Delaware to the same extent as if originally incurred by it; and

•	the domestication shall not be deemed a dissolution of XOMA Bermuda.

No Change in Business, Locations, Fiscal Year or Employee Plans

The Domestication will effect a change in our jurisdiction of incorporation, and other changes of a legal nature, including changes in our organizational documents, which are described in this prospectus.  The business, assets and liabilities of XOMA and its subsidiaries on a consolidated basis, as well as our principal locations and fiscal year, will be the same upon effectiveness of the Domestication as they are prior to the Domestication.

Upon effectiveness of the Domestication, all of our obligations will continue as outstanding and enforceable obligations of XOMA Delaware.

All XOMA Bermuda employee benefit plans and agreements will be continued by XOMA Delaware.  We expect to amend any and all of our share-based benefit plans in accordance with their terms as may be necessary to provide that XOMA Delaware common stock will be issued upon the exercise of any options or the payment of any other share-based awards granted under the plans, and otherwise to reflect appropriately the substitution of XOMA Delaware common stock for XOMA Bermuda common shares in connection with the plans, following the Domestication.

No Change in Management or Our Board of Directors

Our executive officers will be the executive officers of XOMA Delaware upon effectiveness of the Domestication.  Our current executive officers include John Varian (Interim Chief Executive Officer), Patrick J. Scannon, M.D., Ph.D. (Executive Vice President and Chief Scientific Officer), Fred Kurland (Vice President, Finance and Chief Financial Officer), Christopher J. Margolin (Vice President, General Counsel and Secretary) and Paul Rubin, M.D. (Vice President, Clinical Development and Chief Medical Officer).

Our board of directors will continue as the board of directors of XOMA Delaware following the Domestication.  Our current board of directors is comprised of W. Denman Van Ness, John Varian, Patrick J. Scannon, M.D., Ph.D., William K. Bowes, Jr., Peter Barton Hutt, Timothy P. Walbert and Jack L. Wyszomierski.

In addition, neither the members nor the chairpersons of our Audit Committee, Compensation Committee or Nominating and Governance Committee will change upon effectiveness of the Domestication, nor will our Lead Independent Director’s status change.

Domestication Share Conversion

In the Domestication, each of our currently issued and outstanding common shares will automatically convert by operation of law, on a one-for-one basis, into shares of XOMA Delaware common stock.  Consequently, upon effectiveness of the Domestication, each holder of an XOMA Bermuda common share will instead hold a share of XOMA Delaware common stock representing the same proportional equity interest in XOMA Delaware as that shareholder held in XOMA Bermuda and representing the same class of shares.  The number of shares of XOMA Delaware common stock outstanding immediately after the Domestication will be the same as the number of common shares of XOMA Bermuda outstanding immediately prior to the Domestication.

XOMA Delaware will not issue new stock certificates to XOMA Delaware stockholders who currently hold any of our share certificates.  A shareholder who currently holds any of our share certificates will receive a new stock certificate only upon any future transaction in XOMA Delaware common stock that requires the transfer agent to issue stock certificates in exchange for existing share certificates.  It is not necessary for shareholders of XOMA Bermuda to exchange their existing share certificates for share certificates of XOMA Delaware.  Until surrendered and exchanged, each certificate evidencing XOMA Bermuda common shares will be deemed for all purposes of the Company to evidence the identical number of shares of XOMA Delaware common stock.  Holders of uncertificated common shares of XOMA Bermuda immediately prior to the Domestication will continue as holders of uncertificated common stock of XOMA Delaware upon effectiveness of the Domestication.

Similarly, outstanding options and warrants to acquire XOMA Bermuda common shares will become options or warrants to acquire common stock of XOMA Delaware.  XOMA Delaware will not issue new options or warrants to acquire XOMA Delaware common stock until such future transaction that requires the issuance of options or warrants to acquire XOMA Delaware common stock in exchange for existing options or warrants to acquire XOMA Bermuda shares.  Until surrendered and exchanged, each option or warrant to acquire XOMA Bermuda common shares will be deemed for all purposes of the Company to evidence an option or warrant to acquire the identical number of shares of XOMA Delaware common stock.

Comparison of Shareholder Rights

Upon effectiveness of the Domestication, the rights of stockholders of XOMA Delaware will arise under the new certificate of incorporation and by-laws of XOMA Delaware as well as Delaware law.  Those organizational documents and Delaware law contain provisions that differ in some respects from those in our current organizational documents and Bermuda law and, therefore, some of your rights as a stockholder of XOMA Delaware could differ from the rights you currently possess as a shareholder of XOMA Bermuda.  For example, under Bermuda law, holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act.  No similar right is available under Delaware law.  Also, while class actions and derivative actions are generally not available to shareholders under Bermuda law, such actions are generally available under Delaware law.  Additionally, there are differences between the new organizational documents of XOMA Delaware and the current organizational documents of XOMA Bermuda.  For example, while our current bye-laws contain provisions regarding “business combinations” and “interested shareholders” that will be substantially similar in effect to the provisions of Section 203 of the DGCL, the new XOMA Delaware by-laws will not contain provisions similar to the business combination provisions in our current bye-laws.  However, our stockholders will have substantially similar voting rights because the provisions of Section 203 will apply upon effectiveness of the Domestication.  For a more detailed description of your rights as a stockholder of XOMA Delaware and how they may differ from your rights as a shareholder of XOMA Bermuda, please see “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for XOMA Bermuda and XOMA Delaware” in this prospectus.

No Vote or Rights of Appraisal in the Domestication

Under the Companies Act and our current bye-laws, shareholder approval of the Domestication is not required, and our shareholders do not have statutory rights of appraisal or any other appraisal rights of their shares as a result of the Domestication.  Nor does Delaware law provide for any such rights.  We are not asking you for a proxy and you are requested not to send us a proxy.  No shareholder vote or action is required to effect the Domestication.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table contains our selected financial information including consolidated statement of operations and consolidated balance sheet data for the years 2006 through 2010 and for the three and six months ended June 30, 2010 and June 30, 2011.  The selected financial information for the years 2006 through 2010 has been derived from our audited consolidated financial statements.  The selected financial information for the three and six months ended June 30, 2010 and 2011 has been derived from our unaudited consolidated financial statements.  The selected financial information should be read in conjunction with the financial statements and supplementary data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.  The data set forth below is not necessarily indicative of the results of future operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Consolidated Statement of Operations Data
Total revenues (1)	$16,525	$5,942	$32,120	$13,144
Total operating costs and expenses	24,394	24,372	47,111	47,512
Restructuring costs	—	—	—	—
(Loss) income from operations	(7,869)	(18,430)	(14,991)	(34,368)
Other income (expense), net (2)	(261)	2,866	540	(2,981)
Net (loss) income before taxes	(8,130)	(15,564)	(14,451)	(37,349)
Income tax expense (benefit), net (3)	—	16	15	16
Net (loss) income	$(8,130)	$(15,580)	$(14,466)	$(37,365)
Basic and diluted net (loss) income per common share	$(0.27)	$(0.93)	$(0.49)	$(2.24)

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(In thousands, except per share amounts)
Consolidated Statement of Operations Data
Total revenues (1)	$33,641	$98,430	$67,987	$84,252	$29,498
Total operating costs and expenses	100,663	81,867	106,721	86,796	70,182
Restructuring costs	82	3,603	—	—	—
(Loss) income from operations	(67,104)	12,960	(38,734)	(2,544)	(40,684)
Other income (expense), net (2)	(1,625)	(6,683)	(6,894)	(9,782)	(11,157)
Net (loss) income before taxes	(68,729)	6,277	(45,628)	(12,326)	(51,841)
Income tax expense (benefit), net (3)	27	5,727	(383)	—	—
Net (loss) income	$(68,756)	$550	$(45,245)	$(12,326)	$(51,841)
Basic and diluted net (loss) income per common share	(3.69)	$0.05	$(5.11)	$(1.45)	$(8.10)

	June 30,	December 31,
	2011	2010	2009	2008	2007	2006
		(In thousands)
Balance Sheet Data
Cash and cash equivalents	$51,157	$37,304	$23,909	$9,513	$22,500	$28,002
Short-term investments	—	—	—	1,299	16,067	18,381
Restricted cash	—	—	—	9,545	6,019	4,330
Current assets	63,023	58,880	32,152	38,704	58,088	65,888
Working capital	43,516	23,352	13,474	11,712	34,488	43,221
Total assets	79,598	74,252	52,824	67,173	84,815	91,478
Current liabilities	19,507	35,528	18,678	26,992	23,600	22,667
Long-term liabilities (4)	35,953	15,133	16,620	71,582	60,897	106,984
Redeemable convertible preferences shares, at par value	—	1	1	1	1	1
Accumulated deficit	(867,776)	(853,310)	(784,554)	(785,104)	(739,859)	(727,533)
Total shareholders’ equity (net capital deficiency)	24,138	23,591	17,526	(31,401)	318	(38,173)

_________________________

We have paid no dividends in the past five years.

(1)
2010 includes a non-recurring fee of $4.0 million related to the sale of our CIMZIA® royalty interest.  2009 includes a non-recurring fee of $28.1 million related to the expansion of our collaboration agreement with Takeda Pharmaceutical Company Limited (“Takeda”) and a non-recurring fee of $25 million related to the sale of our LUCENTIS® royalty interest to Genentech, Inc., a member of the Roche Group (“Genentech”).  2008 includes a non-recurring fee from Novartis AG (“Novartis”) of $13.7 million relating to a restructuring of the existing collaboration agreement.  2007 includes a non-recurring license fee from Pfizer Inc. of $30 million.

(2)	2010 includes a loss associated with the $4.5 million paid in the first quarter of 2010 to the holders of warrants issued in June of 2009, upon modification of the terms.

(3)	2009 includes foreign income tax expense of $5.8 million recognized in connection with the expansion of our existing collaboration with Takeda.

(4)
The balance as of December 31, 2008 includes $50.4 million from our term loan with Goldman Sachs Specialty Lending Holdings, Inc. (“Goldman Sachs”), which we repaid in 2009.  In May of 2008, the Company entered into a $55 million amended term loan facility with Goldman Sachs, paying off the remaining balance on the term loan completed in November of 2006.  In addition, the outstanding principal on our Novartis note was reduced by $7.5 million due to the restructure of our collaboration with Novartis.  In 2007, we eliminated the remaining $44.5 million in convertible debt issued in 2006.  In 2006, we exchanged convertible senior notes (issued in 2005) for $60 million of 6.5% Convertible SNAPsSM due 2012 and issued an additional $12 million of 6.5% SNAPsSM to the public for cash.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The accompanying discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements and the related disclosures, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts in our condensed consolidated financial statements and accompanying notes.  On an on-going basis, we evaluate our estimates including, but not limited to, those related to terms of revenue recognition, long-lived assets, derivative instruments, warrant liabilities and share-based compensation.  We base our estimates on historical experience and on various other market-specific and other relevant assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ significantly from these estimates.

Overview

We are a leader in the discovery, development and manufacture of therapeutic antibodies designed to treat autoimmune, cardio-metabolic, infectious, inflammatory and oncological diseases.  Our proprietary development pipeline includes XOMA 052, an antibody that inhibits interleukin-1 beta (“IL-1 beta”) which is expected to advance into Phase 3 development for the treatment of Behcet’s uveitis in 2011 and Phase 2 development for cardiovascular disease in 2012; XOMA 3AB, a biodefense anti-botulism product candidate comprised of a combination, or cocktail, of antibodies; and preclinical antibody discovery programs in several indications, including autoimmune, cardio-metabolic, inflammatory, and oncological diseases.  We have a fully integrated product development platform, extending from preclinical science and clinical development to scale-up development and manufacturing.

In December of 2010, we entered into a license and collaboration agreement with Les Laboratoires Servier (“Servier”), to jointly develop and commercialize XOMA 052 in multiple indications.  XOMA 052 is designed to inhibit the pro-inflammatory cytokine IL-1 beta that is believed to be a primary trigger of pathologic inflammation in multiple diseases.

Our biodefense initiatives currently include a $65.0 million multiple-year contract funded by the National Institute of Allergy and Infectious Diseases (“NIAID”), a part of the National Institutes of Health (“NIH”), to support our ongoing development of anti-botulism antibody product candidates, of which the first, XOMA 3AB, is in a Phase 1 clinical trial.  In October of 2011, we announced a new contract for up to $28.0 million over five years to develop broad-spectrum antitoxins for the treatment of human botulism poisoning, bringing the program’s total potential awards to approximately $120 million.  We also develop products with premier pharmaceutical companies including Novartis AG (“Novartis”) and Takeda Pharmaceutical Company Limited (“Takeda”).

We have a premier antibody discovery and development platform that incorporates a collection of antibody phage display libraries and proprietary Human Engineering™, affinity maturation, Bacterial Cell Expression (“BCE”) and manufacturing technologies that enhance our ability and that of our collaboration and development partners to discover and develop new therapeutic antibodies.  BCE is a key biotechnology for the discovery and manufacturing of antibodies and other proteins.  To date, more than 60 pharmaceutical and biotechnology companies have signed BCE licenses, and a number of licensed product candidates are in clinical development.  We continue to develop and commercialize additional antibody-related technologies including proprietary display technologies to enable antibody discovery and optimization.  Our technologies have contributed to the success of marketed antibody products, including LUCENTIS® (ranibizumab injection) for wet age-related macular degeneration and CIMZIA® (certolizumab pegol) for rheumatoid arthritis and Crohn’s disease.

Significant Developments in 2010 and the First Six Months of 2011

XOMA 052

•	During 2010, XOMA announced positive results from a Phase 2 proof-of-concept clinical trial evaluating XOMA 052 in Behcet’s uveitis, demonstrating rapid improvement in vision-threatening disease exacerbations in all seven treated patients despite discontinuation of immunosuppressive drugs such as cyclosporine and/or azathioprine.  Follow-up results demonstrated that each of the five patients re-treated with XOMA 052 after they experienced a new uveitis exacerbation responded again to XOMA 052 treatment and maintained their response for several months.  The drug appeared to be safe, and no drug-related serious adverse events were reported.

•
In August of 2010, we obtained Food and Drug Administration (“FDA”) orphan drug status for XOMA 052 for the treatment of Behcet’s disease.  The designation offers a number of potential incentives, which may include, among others, a seven-year period of U.S. marketing exclusivity from the date of marketing authorization, written guidance on the non-clinical and clinical studies needed to obtain marketing approval, and tax credits for certain clinical research.  In October of 2010, XOMA 052 was granted orphan drug status by the European Medicines Agency (“EMA”) for the treatment of Behcet’s disease.  The designation generally provides EU market exclusivity for up to ten years following approval for the given indication.  Other potential benefits include protocol assistance, direct access to centralized marketing authorization procedures and financial incentives.

•
In December of 2010, we entered into an agreement with Servier to jointly develop and commercialize XOMA 052 in multiple indications, which provided for a non-refundable upfront payment of $15.0 million that we received in January of 2011.  In connection with this agreement, Servier will fully fund the first $50.0 million of future XOMA 052 global clinical development and chemistry and manufacturing controls (“CMC”) expenses, and 50% of further expenses, for the Behcet’s uveitis indication, which is expected to advance into Phase 3 development in 2011.

•	In January of 2011, we received the full €15.0 million advance allowed under our loan agreement with Servier dated December 30, 2010, converting to U.S. dollar proceeds of approximately $19.5 million.

•
In March of 2011, we announced that our Phase 2b trial of XOMA 052 in Type 2 diabetes in 421 patients did not achieve the primary endpoint of reduction in hemoglobin A1c (“HbA1c”) after six monthly treatments with XOMA 052 compared to placebo.  Significant decreases were observed in C-reactive protein (“CRP”), a biomarker for the risk of heart attack, stroke and other cardiovascular diseases, in all dose groups versus placebo.  In addition, significant improvements in high-density lipoprotein (“HDL”), or “good” cholesterol, were observed in two of four XOMA 052 dose groups versus placebo.  XOMA 052 was well-tolerated in this trial, with no serious drug-related adverse events and a safety profile consistent with previous trials.

•
In June of 2011, we announced top line trial results from our six-month Phase 2a trial in 74 patients where XOMA 052 was shown to be well-tolerated with no significant differences in adverse events between XOMA 052 and placebo.  Evidence of biological activity was observed including a reduction in CRP.  There were no differences in glycemic control between the drug and placebo groups as measured by HbA1c levels.

XOMA 3AB

•
In May of 2011, the National Institute of Allergy and Infectious Diseases (“NIAID”), part of the National Institutes of Health (“NIH”), informed us that it is initiating a Phase 1 trial of XOMA 3AB, a novel formulation of three antibodies designed to prevent and treat botulism poisoning.  This double-blind, dose-escalation study in approximately 24 healthy volunteers is designed to assess the safety and tolerability, and determine the pharmacokinetic profile, of XOMA 3AB.

•	In October of 2011, we announced that NIAID had awarded us a new contract for up to $28.0 million over 5 years to develop broad-spectrum antitoxins for the treatment of human botulism poisoning.

Preclinical Pipeline

•
In June of 2011, we announced our discovery of two new classes of fully-human monoclonal antibodies, XMetA and XMetS, which activate or sensitize the insulin receptor in vivo, each representing a distinct new therapeutic approach to the treatment of patients with diabetes.  Studies of XMetA demonstrated that it reduced fasting blood glucose levels and improved glucose tolerance in a mouse model of diabetes.  After six weeks of treatment, there was a statically significant reduction in HbA1c levels, a standard measure of average blood glucose levels over time, in mice treated with XMetA compared to a control group, and there was a statistically significant reduction in elevated non-HDL cholesterol levels.  Studies of XMetS showed enhanced insulin sensitivity and statistically significant improvements in fasting blood glucose levels and glucose tolerance in mice treated with XMetS as compared to a control group, and there was a statistically significant reduction in elevated non-HDL cholesterol levels.  These data were presented at the American Diabetes Association’s 71st Scientific Sessions.

Financing-Related

•
In February of 2010, we completed an underwritten offering of 2.8 million units, with each unit consisting of one of our common shares and a warrant to purchase 0.45 of a common share, for gross proceeds of approximately $21 million.

•
In 2010, we sold 1,396,625 common shares through Wm Smith & Co. (“Wm Smith”), under our At Market Issuance Sales Agreement dated July 14, 2009 (the “2009 ATM Agreement”), for aggregate gross proceeds of $9.3 million, and 6,739,476 common shares through Wm Smith and McNicoll, Lewis & Vlak LLC (“MLV”) under our At Market Issuance Sales Agreement dated October 26, 2010 (the “2010 ATM Agreement”), for aggregate gross proceeds of $29.7 million.

•
In July of 2010, we entered into a common share purchase agreement with Azimuth Opportunity, Ltd. (“Azimuth”) pursuant to which we obtained a committed equity line of credit under which we could sell up to $30 million of our registered common shares to Azimuth.  In August of 2010, we sold a total of 3,421,407 common shares under this facility for aggregate proceeds of $14.2 million, representing the maximum number of shares that could be sold under this facility.

•
In the first half of 2011, we sold 821,386 common shares through Wm Smith and MLV under our 2010 ATM Agreement, for aggregate gross proceeds of $4.4 million, and 2,398,017 common shares through MLV under our At Market Issuance Sales Agreement dated February 4, 2011 (the “2011 ATM Agreement”), for aggregate gross proceeds of $5.9 million, of which $3.7 million of cash was received in June of 2011 with the remaining $2.2 million of cash received in July of 2011.

•
In April of 2011, the 2,959 Series B convertible preference shares previously issued to Genentech, Inc. were converted by Genentech into 254,560 common shares, and the associated liquidation preference of $29.6 million was eliminated.

•
In May of 2011, we entered into two foreign exchange options contracts in order to manage our foreign currency exposure relating to principal and interest payments on our €15.0 million loan from Servier.  Upfront premiums paid on these contracts totaled $1.5 million.

Other

•
In March of 2010, we received a Staff Determination letter from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that we had not regained compliance with the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Global Market, pursuant to NASDAQ Listing Rule 5450(a)(1).  On August 18, 2010, the Company effected a reverse split of its common shares in order to regain compliance.

•
In August of 2010, we sold our CIMZIA® royalty stream to OrbiMed Advisors, LLC for gross proceeds of $4.0 million, which included the receipt of royalties of $0.3 million earned in the second quarter of 2010 and an additional one-time, non-refundable payment of $3.7 million.  We will no longer receive royalties on sales of CIMZIA®.

•
In November of 2010, the Company received approximately $1.0 million resulting from four grants awarded in connection with the Company’s submission of four qualifying therapeutic discovery projects under the Patient Protection and Affordable Care Act of 2010.

Critical Accounting Estimates

The accompanying discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements and the related disclosures, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts in our consolidated financial statements and accompanying notes.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

We believe the following policies to be the most critical to an understanding of our financial condition and results of operations because they require us to make estimates, assumptions and judgments about matters that are inherently uncertain.

Revenue Recognition

Effective January 1, 2010, we early adopted the recently revised accounting guidance on revenue recognition for multiple element arrangements on a prospective basis, which requires us to allocate consideration to all deliverables at the inception of the arrangement using the relative selling price method.  The relative selling price method establishes the relative selling price of a deliverable using a hierarchy, first through vendor-specific objective evidence (“VSOE”), second through third-party evidence if VSOE is not available and finally, through estimated selling prices if neither VSOE nor third-party evidence is available.  Additionally, the revised accounting guidance also refined the criteria for determining when a deliverable should be accounted for as a separate unit of accounting.  Based on this guidance, we generally identify separate units of accounting for the multiple element arrangement if the delivered item has value to the customer on a standalone basis.  Generally, under the new accounting principle, we will be more likely to separate the units of accounting in multiple element arrangements which may to lead to more accelerated revenue recognition in some cases.  Changes in the allocation of the sales price between delivered to undelivered elements might impact the timing of revenue recognition, but would not change the total revenue recognized on any arrangement.

The change in accounting principle for revenue recognition on multiple element arrangements did not have a material impact on our financial results for the year ended December 31, 2010.  We anticipate that the effect on the change in accounting principle on subsequent periods will be primarily dependent on the arrangements entered into, the ability to estimate selling prices when VSOE cannot be established and the timing of the delivery of the products and services.  Additionally, had the new accounting guidance been applied for the year ended December 31, 2009, there would have been no material impact on the revenue recognized.

License and Collaborative Fees

Revenue from non-refundable license, technology access or other payments under license and collaborative agreements where we have a continuing obligation to perform is recognized as revenue over the expected period of the continuing performance obligation.  We estimate the performance period at the inception of the arrangement and reevaluate it each reporting period.  This reevaluation may shorten or lengthen the period over which the remaining revenue is recognized.  Changes to these estimates are recorded on a prospective basis.

Milestone payments under collaborative and other arrangements are recognized as revenue upon completion of the milestone event, once confirmation is received from the third party and collectability is reasonably assured.  This represents the culmination of the earnings process because we have no future performance obligations related to the payment.  Milestone payments that require a continuing performance obligation on our part are recognized over the expected period of the continuing performance obligation.  Amounts received in advance are recorded as deferred revenue until the related milestone is completed.

Contract Revenue

Contract revenue for research and development involves our providing research and development and manufacturing services to collaborative partners, biodefense contractors or others.  Revenue for certain contracts is accounted for by a proportional performance, or output-based, method where performance is based on estimated progress toward elements defined in the contract.  The amount of contract revenue and related costs recognized in each accounting period are based on estimates of the proportional performance during the period.  Adjustments to estimates based on actual performance are recognized on a prospective basis and do not result in reversal of revenue should the estimate to complete be extended.

In addition, revenue related to certain research and development contracts is billed based on actual costs incurred by XOMA related to the contract, multiplied by full-time equivalent (“FTE”) rates plus a mark-up.  The FTE rates are developed based on our best estimates of labor, materials and overhead costs.  For certain contracts, such as our government contracts, the FTE rates are agreed upon at the beginning of the contract and are subject to review or audit by the contracting party at any time.  Under our contracts with NIAID, a part of the NIH, we bill using NIH provisional rates and thus are subject to future audits at the discretion of NIAID’s contracting office.  These audits can result in an adjustment to revenue previously reported.

Up-front fees are recognized ratably over the expected benefit period under the arrangement.  Given the uncertainties of research and development collaborations, significant judgment is required to determine the duration of the arrangement.  As of June 30, 2011, we have $5.5 million of deferred up-front fees related to two research and collaboration agreements that are being amortized over a range of one to five years.

Share-Based Compensation

The valuation of share-based compensation awards is determined at the date of grant using the Black-Scholes option pricing model (the “Black-Scholes Model”).  This model requires inputs such as the expected term of the option, expected volatility and risk-free interest rate.  Further, the forfeiture rate also impacts the amount of aggregate compensation.  These inputs are subjective and generally require significant analysis and judgment to develop.  To establish an estimate of expected term, we consider the vesting period and contractual period of the award and our historical experience of share option exercises, post-vesting cancellations and volatility.  To establish an estimate of forfeiture rate, we consider our historical experience of option forfeitures and terminations.  The risk-free rate is based on the yield available on United States Treasury zero-coupon issues.  We review our valuation assumptions quarterly and, as a result, it is likely we will change our valuation assumptions used to value share-based awards granted in future periods.

Share-based compensation expense is recognized ratably over the requisite service period.  If options are granted that include a performance condition, we estimate the probability of the performance condition being achieved on a quarterly basis.  If it is determined that it is probable the performance criteria will be achieved, we estimate an implicit service period from grant date to the most likely date of achievement of the performance criteria and record share-based compensation expense ratably over this implicit service period.  These estimates require significant judgment and may change in future periods.

Income Taxes

The application of income tax law and regulations is inherently complex.  Interpretations and guidance surrounding income tax laws and regulations change over time.  As such, changes in our subjective assumptions and judgments can materially affect amounts recognized in our financial statements.

We account for uncertain tax positions in accordance with Accounting Standards Codification Topic 740, Income Taxes (“ASC 740”).  ASC 740 provides for the recognition of deferred tax assets if realization of such assets is more likely than not.  Based upon the weight of available evidence, which includes our historical operating performance and carry-back potential, we have determined that total deferred tax assets should be fully offset by a valuation allowance.

Warrant Liabilities

We have issued warrants to purchase our common shares in connection with financing activities.  We account for the warrants as a liability at fair value.  The fair value of the warrant liability is estimated using the Black-Scholes Model.  The Black-Scholes Model requires inputs such as the expected term of the warrants, share price volatility and risk-free interest rate.  These inputs are subjective and generally require significant analysis and judgment to develop.  For the estimate of the expected term, we use the full remaining contractual term of the warrant.  We base our estimate of expected volatility on our historical volatility.  These assumptions are reviewed each reporting period and changes in the estimated fair value of the outstanding warrants are recognized in other income (expense).

Results of Operations

Revenues

Total revenues for the three and six months ended June 30, 2011 and 2010, were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
License and collaborative fees	$6,039	$150	$11,866	$339
Contract and other revenue	10,467	5,481	20,128	12,292
Royalties	19	311	126	513
Total revenues	$16,525	$5,942	$32,120	$13,144

Total revenues for the years ended December 31, 2010, 2009 and 2008, were as follows (in thousands):

	Year ended December 31,
	2010	2009	2008
License and collaborative fees	$2,182	$43,822	$16,366
Contract and other revenue	27,174	25,492	30,473
Royalties	4,285	29,116	21,148
Total revenues	$33,641	$98,430	$67,987

License and Collaborative Fees

License and collaborative fee revenue includes fees and milestone payments related to the out-licensing of our products and technologies.  License and collaborative fee revenue increased by $5.9 million and $11.5 million for the three and six months ended June 30, 2011, respectively, compared to the same periods in 2010.  These increases were primarily due to $5.5 million and $11.0 million in revenue recognized in the three and six months ended June 30, 2011, respectively, related to the collaboration and loan agreements with Servier to jointly develop and commercialize XOMA 052 in multiple indications.

License and collaborative fee revenue in 2010 was $2.2 million, compared with $43.8 million in 2009 and $16.4 million in 2008.  The primary components of license and collaboration fee revenue in 2010 were four milestone payments recognized for an aggregate amount of $1.2 million, including one milestone from AVEO Pharmaceuticals, Inc. (“AVEO”) for $0.8 million resulting from AVEO’s initiation of a Phase 2 clinical trial to evaluate its AV-299 antibody.  In addition, we recognized $1.0 million in up-front fees and annual maintenance fees relating to various out-licensing arrangements.

The primary components of license and collaborative fee revenue in 2009 were $28.1 million in revenue recognized related to the expansion of our collaboration agreement with Takeda in February of 2009 and $14.1 million in total revenue, including ancillary services provided, related to two antibody discovery collaboration agreements entered into with Arana Therapeutics Limited (“Arana”) and The Chemo-Sero-Therapeutic Research Institute, a Japanese research foundation known as Kaketsuken in September and October of 2009.  We also recognized $1.6 million of license and collaborative fee revenue in 2009 related to up-front fees, annual maintenance fees and milestone payments from various out-licensing arrangements.

The primary source of license and collaborative fee revenue in 2008 related to the restructuring of our product development collaboration with Novartis, which involved six development programs including the HCD122 program.  Under the restructured agreement, we recognized a collaborative fee of $13.7 million in exchange for giving Novartis control over the HCD122 and LFA102 programs, as well as the right to expand the development of these programs into additional indications outside of oncology.  We also recognized $1.7 million in up-front fees and annual maintenance fees relating to various out-licensing arrangements.  In addition, we recognized four milestone payments totaling $1.0 million, including two milestone payments from Pfizer, Inc. relating to two different products, including the payment of $0.5 million for the initiation of a Phase 3 clinical trial.

The generation of future revenue related to license fees and other collaborative arrangements is dependent on our ability to attract new licensees to our antibody and bacterial cell expression technologies and new collaboration partners.  In connection with the collaboration agreement with Servier, we expect to experience an increase in these revenues for 2011 compared to 2010.

Contract and Other Revenue

Contract and other revenue includes agreements where we provide contracted research and development and manufacturing services to our contract and collaboration partners, including NIAID and Servier.  The following table shows the activity in contract and other revenue for the three and six months ended June 30, 2011 and 2010 (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	Increase (Decrease)	2011	2010	Increase (Decrease)
NIAID	$5,368	$4,783	$585	$12,252	$8,294	$3,958
Servier	4,592	—	4,592	6,674	—	6,674
Takeda	296	266	30	584	3,026	(2,442)
Other	211	432	(221)	618	972	(354)
Total revenues	$10,467	$5,481	$4,986	$20,128	$12,292	$7,836

The following table shows the activity in contract and other revenue for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	Year ended December 31,			2009-2010 Increase	2008-2009 Increase
	2010	2009	2008	(Decrease)	(Decrease)
NIAID	$21,414	$6,632	$5,487	$14,782	$1,145
Servier	—	—	—	—	—
Takeda	3,568	7,549	4,369	(3,981)	3,180
Merck/Schering-Plough	468	7,586	10,780	(7,118)	(3,194)
Novartis	—	2,459	6,602	(2,459)	(4,143)
Other	1,724	1,266	3,235	458	(1,969)
Total revenues	$27,174	$25,492	$30,473	$1,682	$(4,981)

The increase in revenue from our NIAID Contract No. HHSN272200800028C (“NIAID 3”)  for the three and six months ended June 30, 2011 compared to the same periods of 2010 was due to increased activity under the contract.  XOMA 052 clinical development and CMC activity under the collaboration with Servier also contributed to the increases in contract revenue.  Partially offsetting these increases was a decrease in revenue from our Takeda contracts in 2011 as a result of the cessation of certain Takeda programs in 2010.

The 2010 increases in revenue from our NIAID 3 and SRI International contracts is due to increased activity under these contracts.  Partially offsetting these increases are decreases in revenue from our Schering-Plough Research Institute, a division of Schering Corporation, now a subsidiary of Merck & Co., Inc. (referred to herein as “Merck/Schering-Plough”) and Takeda contracts in 2010 as a result of the cessation of certain Merck/Schering-Plough programs in 2009 and certain Takeda programs in both 2009 and 2010.  Also, the decrease in revenue from our Manufacturing and Technology Transfer Agreement with Novartis in 2010 was due to the completion of the work under this agreement in the third quarter of 2009.  In addition, revenue related to our NIAID Contract No. HHSN266200600008C/N01-Al-60008 (“NIAID 2”) decreased in 2010 due to its completion.

The 2009 decrease in revenue under our Merck/Schering-Plough contract was due to the cessation of certain discovery and development programs under our collaboration agreement in 2009.  Also, revenue from our Manufacturing and Technology Transfer Agreement with Novartis decreased in 2009 due to the completion of the work under this agreement in the third quarter of 2009.  In addition, revenue from our AVEO contract decreased in 2009 as a result of our nearing the end of the contracted service arrangement.

These decreases in contract and other revenue in 2009 were partially offset by the recognition of $2.8 million of previously deferred revenue in the fourth quarter of 2009 related to the cessation of certain discovery and development programs under our collaboration with Takeda, resulting in an increase in contract revenue recognized related to our collaboration with Takeda.

Based on expected levels of revenue generating activity related to our NIAID 3 and Servier contracts, we expect contract and other revenue to increase in 2011 compared to 2010.

We defer revenue until all requirements under our revenue recognition policy are met.  During the first half of 2011, we have deferred $8.8 million of revenue from contracts including Servier, NIH, Takeda, Merck/Schering-Plough and AVEO, and we have recognized $12.3 million in revenue.  In 2010, we deferred $15.9 million of revenue from contracts including Servier, NIH, Takeda, Merck/Schering-Plough and AVEO, and we recognized $2.8 million in revenue.  In 2009, we deferred $16.2 million of revenue from contracts including Takeda, Merck/Schering-Plough and Novartis and recognized $28.4 million in revenue.  In 2008, we deferred $17.5 million of revenue from contracts including Merck/Schering-Plough, Takeda and Novartis and recognized $18.4 million in revenue.

The following table shows the activity in deferred revenue for the six months ended June 30, 2011 and the years ended December 31, 2010, 2009 and 2008 (in thousands):

	Six Months Ended	Year ended December 31,
	June 30, 2011	2010	2009	2008
Beginning deferred revenue	$18,130	$5,008	$17,213	$18,064
Revenue deferred	8,835	15,949	16,220	17,515
Revenue recognized	(12,318)	(2,827)	(28,425)	(18,366)
Ending deferred revenue	$14,647	$18,130	$5,008	$17,213

In the remainder of 2011, we expect a significant portion of the $14.6 million in deferred revenue will be recognized with the remainder to be earned during 2012 through 2015.  Future amounts may be affected by additional consideration received, if any, under existing or any future licensing or other collaborative arrangements as well as changes in the estimated period of obligation or services to be provided under the arrangements.

Royalties

Revenue from royalties decreased by $0.3 million and $0.4 million for the three and six months ended June 30, 2011, respectively, compared to the same periods in 2010, primarily due to the sale of our CIMZIA® royalty interest in the third quarter of 2010.  Royalties earned from sales of CIMZIA® were $0.3 million and $0.5 million for the three and six months ended June 30, 2010, respectively.  We will not receive any further royalties on sales of CIMZIA®.

Revenue from royalties was $4.3 million in 2010 compared with $29.1 million in 2009 and $21.1 million in 2008.  The decrease in royalties in 2010 was primarily due to the sale, during 2009, of our LUCENTIS® royalty interest to Genentech for a total of $25 million, which included the receipt of royalties of $2.7 million recognized in the second quarter of 2009 and an additional one-time, non-refundable payment of $22.3 million in September of 2009.  Additionally, the cessation of royalties earned from sales of RAPTIVA® in the second quarter of 2009 further contributed to the decrease in our revenue from royalties.  Royalties earned from sales of LUCENTIS® and RAPTIVA® during 2009 were $5.1 million and $1.2 million, respectively, compared to $4.4 million and $6.5 million, respectively, in 2008.  We will not receive any further royalties on sales of LUCENTIS® or RAPTIVA®.

Partially offsetting the decreases in revenue from royalties was the sale of our CIMZIA® royalty interest for gross proceeds of $4.0 million in the third quarter of 2010, which included the payment of $0.3 million in royalties received and recognized in the second quarter of 2010.  Royalties earned from sales of CIMZIA® were $0.5 million in 2010, compared with $0.5 million in 2009 and $0.1 million in 2008.  We will not receive any further royalties on sales of CIMZIA®.

Research and Development Expenses

Biopharmaceutical development includes a series of steps, including in vitro and in vivo preclinical testing, and Phase 1, 2 and 3 clinical studies in humans.  Each of these steps is typically more expensive than the previous step, but actual timing and the cost to us depends on the product being tested, the nature of the potential disease indication and the terms of any collaborative or development arrangements with other companies or entities.  After successful conclusion of all of these steps, regulatory filings for approval to market the products must be completed, including approval of manufacturing processes and facilities for the product.  Our research and development expenses currently include costs of personnel, supplies, facilities and equipment, consultants, third party costs and other expenses related to preclinical and clinical testing.

Research and development expenses were $18.3 million and $35.6 million for the three and six months ended June 30, 2011, respectively, compared with $19.3 million and $36.9 million for the same periods of 2010.  The decreases of $1.0 million and $1.3 million for the three and six months ended June 30, 2011, respectively, as compared to the same period in 2010, were primarily due to decreased spending on XOMA 052-related clinical trials as the Phase 2 clinical program in Type 2 diabetes is nearing completion.  Partially offsetting this decrease was an increase in spending on NIAID 3 in the first two quarters of 2011 due to increased activity under the contract.

Salaries and related personnel costs are a significant component of research and development expenses.  We recorded $8.8 million and $17.6 million in research and development salaries and employee-related expenses for the three and six months ended June 30, 2011, respectively, as compared with $7.3 million and $14.4 million for the same periods of 2010.  The increases of $1.5 million and $3.2 million were primarily due to an increase in salaries and benefits of $1.1 million and $2.2 million for the three and six months ended June 30, 2011, respectively, from a higher employee headcount related to manufacturing, and an increase in share-based compensation of $0.3 million and $0.9 million, respectively, for the same periods.

Research and development expenses were $77.4 million in 2010, compared with $58.1 million in 2009 and $82.6 million in 2008.  The increase in research and development expenses of $19.3 million in 2010, as compared to 2009, was primarily due to increased spending on XOMA 052 related to the Phase 2 clinical program and spending on NIAID 3 due to increased activity under the contract.  Partially offsetting these increases in spending were decreases in spending on Merck/Schering-Plough and Takeda-related contract activities due to the cessation of certain discovery and development programs.  In addition, there was decreased spending on Novartis-related contract activities due to the completion of work under agreement in the third quarter of 2009.

The decrease in research and development expense of $24.5 million in 2009, as compared to 2008, was primarily a result of our increased focus on cost control.  In addition, spending on Novartis and Merck/Schering-Plough/AVEO-related contract activities decreased in 2009 due to our reaching the end of contracted service arrangements, and spending on Merck/Schering-Plough-related contract activities decreased in 2009 due to the cessation of certain discovery and development programs under the collaboration.  Spending on XOMA 052 decreased in 2009, as compared to 2008, due to the completion of Phase 1 clinical trial enrollment in the second quarter of 2009 slightly offset by an increase in spending in the fourth quarter of 2009 related to the initiation of the Phase 2 clinical program.  In addition, spending on XOMA 629 decreased in 2009, as compared to 2008, due to the Company’s decision to suspend development of this product.  These decreases were partially offset by increased spending on preclinical antibody discovery programs in several indications, and on our contracts with NIAID 3, Takeda and SRI International.

Research and development expense in 2008 primarily reflects spending on development of XOMA 052, including Phase 1 clinical trials, and to a lesser extent XOMA 629.  In addition, we increased spending on our contracts with Novartis, Merck/Schering-Plough, NIAID 3 and Takeda.  Research and development expenses also increased in 2008 related to the preclinical development of several antibodies, XOMA 3AB and upgrades made to our manufacturing plant.

Salaries and related personnel costs are a significant component of research and development expenses.  We recorded $29.7 million in research and development salaries and employee-related expenses in 2010, compared with $26.8 million in 2009 and $34.4 million in 2008.  Included in these expenses for 2010 were $24.1 million for salaries and benefits, $3.3 million for bonus expense and $2.3 million for share-based compensation, which is a non-cash expense.  The increase of $2.9 million in 2010, as compared to 2009, was primarily due to higher salaries and related personnel costs in connection with increased manufacturing activities and work related to NIAID 3.

Included in these expenses for 2009 were $22.2 million for salaries and benefits, $2.4 million for bonus expense and $2.2 million for share-based compensation, which is a non-cash expense, compared with $32.1 million, zero and $2.3 million, respectively, in 2008.  The $7.6 million decrease in salaries and employee-related expenses in 2009, as compared to 2008, was due to a decrease in salaries and benefits of $9.9 million due to the workforce reduction announced in January of 2009.  In addition, share-based compensation decreased by $0.1 million.  Partially offsetting this decrease in research and development personnel expense was an increase in bonus expense in 2009 of $2.4 million.  In 2008, the Company did not to pay bonuses in efforts to control spending and manage the Company’s cash balance.

Our research and development activities can be divided into earlier stage programs and later stage programs.  Earlier stage programs include molecular biology, process development, pilot-scale production and preclinical testing.  Also included in earlier stage programs are costs related to excess manufacturing capacity, which we expect will decrease in 2011 due to the execution of the collaboration agreement with Servier, resulting in increased manufacturing capacity requirements.  Later stage programs include clinical testing, regulatory affairs and manufacturing clinical supplies.  The approximate costs associated with these programs for the three and six months ended June 30, 2011 and 2010 were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Earlier stage programs	$13,348	$12,566	$26,305	$23,740
Later stage programs	4,933	6,780	9,323	13,193
Total	$18,281	$19,346	$35,628	$36,933

The approximate costs associated with these programs for the years ended December 31, 2010, 2009 and 2008 were as follows (in thousands):

	Year ended December 31,
	2010	2009	2008
Earlier stage programs	$52,323	$42,961	$62,872
Later stage programs	25,090	15,170	19,704
Total	$77,413	$58,131	$82,576

Our research and development activities can also be divided into those related to our internal projects and those projects related to collaborative and contract arrangements.  The approximate costs related to internal projects and collaborative and contract arrangements for the three and six months ended June 30, 2011 and 2010 were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Internal projects	$12,051	$14,838	$20,937	$28,524
Collaborative and contract arrangements	6,230	4,508	14,691	8,409
Total	$18,281	$19,346	$35,628	$36,933

The approximate costs related to internal projects and collaborative and contract arrangements for the years ended December 31, 2010, 2009 and 2008 were as follows (in thousands):

	Year ended December 31,
	2010	2009	2008
Internal projects	$58,065	$42,206	$58,468
Collaborative and contract arrangements	19,348	15,925	24,108
Total	$77,413	$58,131	$82,576

For the three and six months ended June 30, 2011, each of the two programs upon which we incurred the largest amount of expense (NIAID and XOMA 052) accounted for more than 20% but less than 30% of our total research and development expense.  All remaining development programs accounted for less than 10% of our total research and development expense for the three and six months ended June 30, 2011.  For the three and six months ended June 30, 2010, the program upon which we incurred the largest amount of expense (XOMA 052) accounted for more than 30% but less than 40%, and NIAID accounted for more than 20% but less than 30% of our total research and development expenses.  All remaining development programs accounted for less than 10% of our total research and development expense for the three and six months ended June 30, 2010.

In 2010, our largest development program (XOMA 052) accounted for more than 30% but less than 40% of our total research and development expense.  In 2010, one development program (NIAID) accounted for more than 20% but less than 30% of our total research and development expense, and in 2009 and 2008, one development program (XOMA 052) accounted for more than 20% but less than 30% of our total research and development expense.  In 2009, one development program (NIAID) accounted for more than 10% but less than 20% of our total research and development expense, and in 2008 one development program (Novartis) accounted for more than 10% but less than 20% of our total research and development expense.  No development program accounted for more than 30% of our total research and development expense in 2009 or 2008.

We expect our research and development spending in 2011 will increase compared to 2010 primarily due to increased activity associated with the expected initiation in 2011 of our Phase 3 clinical program for XOMA 052 for the Behcet’s uveitis indication under our collaboration agreement with Servier.

Future research and development spending may be impacted by potential new licensing or collaboration or development arrangements, as well as the termination of existing agreements.  Beyond this, the scope and magnitude of future research and development expenses are difficult to predict at this time.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include salaries and related personnel costs, facilities costs and professional fees.  Selling, general and administrative expenses were $6.1 million and $11.5 million for the three and six months ended June 30, 2011, respectively, compared with $5.0 million and $10.6 million for the same periods of 2010.  The increases of $1.1 million and $0.9 million for the three and six months ended June 30, 2011, respectively, as compared to the same periods of 2010, were primarily due to increases in share-based compensation of $0.9 million and $1.1 million, respectively, and an increase in professional fees of $0.4 million and $0.2 million, respectively, primarily relating to higher consulting service costs, partially offset by decreases due to our continued focus on cost control.

Selling, general and administrative expenses were $23.3 million in 2010 compared with $23.7 million in 2009 and $24.1 million in 2008.  The $0.4 million decrease in selling, general and administrative expenses in 2010 as compared with 2009 was primarily due a net decrease in financing and professional fees of $0.4 million, as well as a decrease in salaries and related personnel costs of $0.4 million.  Partially offsetting these decreases was an increase in other expenses of $0.4 million, including an increase in travel-related costs.

The $0.4 million decrease in selling, general and administrative expenses in 2009 as compared with 2008 was primarily related to a decrease in salaries and related personnel costs of $0.6 million, as further discussed below, as well as a decrease in professional fees and other expenses of $1.2 million due to our increased focus on cost control.  Partially offsetting these decreases was an increase in fees in 2009 of $1.4 million related to the restructuring negotiations and repayment of the Goldman Sachs term loan.

We recorded salaries and employee-related expenses of $12.3 million in 2010 compared with $12.7 million in 2009 and $13.3 million in 2008.  The decrease of $0.4 million in 2010 as compared to 2009 was due to a decrease in salaries and benefits of $1.2 million primarily due to our continued focus on cost controls.  Partially offsetting this decrease in selling, general and administrative personnel expense was an increase in bonus expense in 2010 of $0.4 million as compared to 2009, and an increase in share-based compensation of $0.4 million.

The $0.6 million decrease in salaries and employee-related expenses in 2009 as compared to 2008 primarily due to a decrease in salaries and benefits of $1.5 million primarily due to the workforce reduction announced in January of 2009, and an increase in share-based compensation of $0.4 million.  Partially offsetting this decrease in selling, general and administrative personnel expense was an increase in bonus expense in 2009 of $1.3 million.  In 2008, the Company did not to pay bonuses in efforts to control spending and manage the Company’s cash balance.

We expect selling, general and administrative expenses for 2011 will be comparable to 2010 levels.

Restructuring Charges

In January of 2009, we announced a workforce reduction of approximately 42%.  As part of this workforce reduction, we recorded charges of $3.1 million during 2009 related to severance, other termination benefits and outplacement services, which were fully paid by the end of 2009.  There were no additional employee-related restructuring charges in connection with this workforce reduction.

As a result of the workforce reduction, in the second quarter of 2009, we vacated one of our leased buildings and recorded a restructuring charge of $0.5 million primarily related to the net present value of the net future minimum lease payments at the cease-use date, less the estimated future sublease income.  Effective December of 2010, we entered into a sublease agreement for this building.  The remaining liability related to this lease was $0.2 million and $0.4 million at December 31, 2010 and 2009, respectively.

Additionally, as a result of the workforce reduction, we temporarily vacated a building in order to optimize our facility usage.  As manufacturing demand increases in the future, we plan to resume operations at this facility.  As of December 31, 2010, we performed an analysis of the long-lived assets related to the vacant building, with an approximate net book value of $3.5 million.  Based on estimated undiscounted future cash inflows, we have determined that there is no current impairment relating to these assets, and will continue to assess these assets for impairment at each future reporting period.

Other Income (Expense)

Investment and interest income was $18,000 and $27,000 for the three and six months ended June 30, 2011, respectively, compared to $7,000 and $9,000 for the same periods of 2010.  Investment and interest income was $16,000 for the year ended December 31, 2010 compared with $49,000 and $0.9 million for the same periods of 2009 and 2008, respectively.  Investment and interest income consists primarily of interest earned on our cash and investment balances.  The differences between balances resulted from varying average cash and investment balances and interest rates.

Interest expense was $0.6 million and $1.2 million for the three and six months ended June 30, 2011, respectively, compared to $0.1 million and $0.2 million for the same periods of 2010.  The increases in interest expense of $0.5 million and $1.0 million for the three and six months ended June 30, 2011, respectively, as compared to the same periods of 2010, were primarily due to interest expense incurred as a result of the loan with Servier, which was funded in January of 2011.  Refer to Liquidity and Capital Resources: Servier Loan below for further discussion of the loan with Servier.

Interest expense and amortization of debt issuance costs are shown below for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	Year ended December 31,
	2010	2009	2008
Interest expense
Goldman Sachs term loan	$—	$3,932	$5,095
Novartis note	354	455	1,181
Servier loan		—	—
Other	31	14	—
Total interest expense	$385	$4,401	$6,276
Amortization of debt issuance costs
Goldman Sachs term loan	$—	$487	$726
Total interest expense	$385	$4,888	$7,002

The decrease in interest expense in 2010 of $4.5 million as compared to 2009 was due to the repayment in full of the Goldman Sachs term loan facility in September of 2009.  In addition, interest expense related to the Novartis note decreased by $0.1 million in 2010 due to a decrease in the average interest rate of this note.

The decrease in interest expense of $2.1 million in 2009 compared to 2008 was due to a decrease in interest expense and amortization of debt issuance costs on the Goldman Sachs term loan of $1.4 million.  This decrease was due to the repayment in full of the term loan facility in September of 2009, at which point the remaining debt issuance costs of $1.1 million were recognized as part of the loss on debt extinguishment in our consolidated statement of operations for 2009.  In addition, interest expense related to the Novartis note decreased by $0.7 million in 2009 due to a decrease in the average principal balance and interest rate of this note.

Interest expense for 2011 is expected to increase compared to 2010 due to the December 2010 execution of a loan agreement with Servier, funded in January of 2011.

Loss on debt extinguishment was $3.6 million in 2009 relating to the repayment of our Goldman Sachs term loan.  This loss included a prepayment premium of $2.5 million and the recognition of unamortized debt issuance costs of $1.1 million.  In 2008, we recognized a loss on debt extinguishment of $0.7 million reflecting the recognition of the unamortized debt issuance costs related to the original Goldman Sachs term loan, upon refinancing of the loan in May of 2008.

Other income (expense) primarily consisted of gains (losses) on revaluation of warrant liabilities and unrealized and realized gains (losses).  The following table shows the activity in other income (expense) for the three and six months ended June 30, 2011 and 2010 (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	Increase (Decrease)	2011	2010	Increase Decrease)
Other income (expense)
Gain on warrant revaluation	$459	$2,951	$(2,492)	$2,850	$1,691	$1,159

Unrealized foreign exchange loss (1)	(257)	(257)	(1,874)	(1,874)

Realized foreign exchange gain (2)	(4)	(1)	(3)	556	(2)	558
Unrealized gain on foreign exchange options	157	—	157	157	—-	157
Warrant modification expense	—	—	—	—	(4,500)	4,500
Other	—	—	—	(11)	(2)	(9)
Total other income (expense)	$355	$2,950	$(2,595)	$1,678	$(2,813)	$4,491
____________________

(1)	Unrealized foreign exchange loss for the three and six months ended June 30, 2011 primarily relates to losses on the re-measurement of the €15 million Servier loan.

(2)	Realized foreign exchange gain for the six months ended June 30, 2011 primarily relates to the conversion into U.S. dollars of the €15 million cash proceeds received from Servier in January of 2011.

The following table shows the activity in other income (expense) for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	Year Ended December 31,
	2010	2009	2008	2009-2010 Increase (Decrease)	2008-2009 Increase (Decrease)
Other income (expense)
Gain on warrant revaluation	$2,283	$1,781	$-	$500	$1,782

Unrealized foreign exchange loss	6	—	—	6	—

Realized foreign exchange gain	(7)	(1)	(1)	(6)	—
Unrealized gain on foreign exchange options	—	—	—	—	—
Warrant modification expense	(4,500)	—	—	(4,500)	—
Loss on repayment of debt	—	(3,655)	—	3,645	—
Other	962	20	(98)	942	118
Total other income (expense)	$(1,256)	$(1,801)	$(99)	$587	$(1,745)

Warrant Liabilities

In February of 2010, we issued warrants to purchase 1,260,000 of XOMA’s common shares in connection with an underwritten offering.  We have accounted for the warrants issued in February of 2010 as a liability at fair value.  At December 31, 2010, the fair value of the warrant liabilities was $3.5 million, estimated using the Black-Scholes Model.  We revalued the warrant liability at June 30, 2011 using the Black-Scholes Model and recorded decreases in the fair value of $0.4 million and $2.3 million for the three and six months ended June 30, 2011, respectively, as gains in the other income (expense) line of our condensed consolidated statement of operations.  As of June 30, 2011, all of these warrants were outstanding and the fair value of the warrant liability was $1.2 million.

In May of 2009, we issued warrants to an institutional investor as part of a registered direct offering.  The warrants represented the right to acquire an aggregate of up to 392,157 common shares over a five year period beginning May 15, 2009 at an exercise price of $15.30 per share.  In February of 2010, the holders of these warrants agreed to amend the terms of their warrants to remove the Eliminated Adjustment Provisions and the exercise price of these warrants was reduced from $15.30 per share to $0.015 per share.

Prior to amendment, we recorded the warrants issued in May of 2009 as a liability at fair value due to the Eliminated Adjustment Provisions and certain other provisions.  At December 31, 2009, the fair value of the warrant liabilities was $2.4 million, estimated using the Monte Carlo Simulation Model (“Simulation Model”).  This warrant liability increased to $2.9 million on February 1, 2010 immediately prior to the amendment.  This $0.5 million increase was recorded as a loss in other income (expense).  Subsequent to amendment of the warrant terms, on February 2, 2010, the fair value of the warrant liability using the Black-Scholes Model was $2.6 million.  The $0.3 million decrease in the fair value of the warrant liability was recorded as a gain in other income (expense).  In the first quarter of 2010, the holders of these warrants exercised all warrants, acquiring 392,157 common shares for an aggregate exercise price of $5,882.

In June of 2009, we issued warrants to certain institutional investors as part of a registered direct offering.  The warrants represent the right to acquire an aggregate of up to 347,826 common shares over a five year period beginning December 11, 2009 at an exercise price of $19.50 per share.  We have accounted for the warrants issued in June of 2009 as a liability at fair value.  In February of 2010, the holders of these warrants agreed to amend the terms of their warrants to remove the Eliminated Adjustment Provisions and we made a cash payment of $4.5 million to these warrant holders, which was recorded in other income (expense).  The exercise price of these warrants remained unchanged at $19.50 per share.  As of December 31, 2010 all of these warrants were outstanding.  Prior to amendment, we recorded the warrants issued in June of 2009 as a liability at fair value due to the Eliminated Adjustment Provisions and certain other provisions.  At December 31, 2009, the fair value of the warrant liabilities was $2.4 million, estimated using the Simulation Model.  This warrant liability increased to $3.3 million on February 1, 2010 immediately prior to the amendment.  This $0.9 million increase was recorded as a loss in other income (expense).

At December 31, 2010, the fair value of the warrant liabilities was $0.8 million, estimated using the Black-Scholes Model.  We revalued the warrant liability at June 30, 2011 using the Black-Scholes Model and recorded decreases in the fair value of $0.1 million and $0.5 million for the three and six months ended June 30, 2011, respectively, as gains in the other income (expense) line of our condensed consolidated statement of operations.  As of June 30, 2011, all of these warrants were outstanding and the fair value of the warrant liability was $0.2 million.

Income Taxes

Income tax expense was not material for the three and six months ended June 30, 2011 and 2010 and the year ended December 31, 2010.  We recognized $5.7 million in income tax expense in 2009 compared with an income tax benefit of $0.4 million in 2008.  Income tax expense in 2009 is primarily related to $5.8 million of foreign income tax expense recognized in connection with the expansion of our existing collaboration with Takeda signed in February of 2009.  We were paid a $29 million expansion fee, of which $5.8 million was withheld for payment to the Japanese taxing authority.  We also recognized $0.1 million of income tax benefit for 2009 relating to research and development refundable credits, in addition to the $0.4 million in research and development refundable credits recognized in 2008.

Accounting Standards Codification Topic 740, Income Taxes provides for the recognition of deferred tax assets if realization of such assets is more likely than not.  Based upon the weight of available evidence, which includes our historical operating performance and carry-back potential, we have determined that total deferred tax assets should be fully offset by a valuation allowance.

We have recorded cumulative gross deferred tax assets of $214.3 million and $189.9 million at December 31, 2010 and 2009, respectively, principally attributable to the timing of the deduction of certain expenses associated with certain research and development expenses, net operating loss and other carry-forwards.  We also recorded corresponding valuation allowances of $214.3 million and $189.9 million at December 31, 2010 and 2009, respectively, to offset these deferred tax assets, as management cannot predict with reasonable certainty that the deferred tax assets to which the valuation allowances relate will be realized.

As of December 31, 2010, we had federal net operating loss carry-forwards of approximately $149.4 million to offset future taxable income.  We also had federal research and development tax credit carry-forwards of approximately $9.5 million.  Based on our initial analysis under Section 382 (which subjects the amount of pre-change NOLs and certain other pre-change tax attributes that can be utilized to an annual limitation), we experienced an ownership change in 2009, which would substantially limit the future use of our pre-change NOLs and certain other pre-change tax attributes per year.  To the extent we do not utilize our carry-forwards within the applicable statutory carry-forward periods, either because of Section 382 limitations or the lack of sufficient taxable income, the carry-forwards will expire unused.

We did not have unrecognized tax benefits as of June 30, 2011 and do not expect this to change significantly over the next twelve months.  We will recognize future interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.  As of June 30, 2011, we have not accrued interest or penalties related to uncertain tax positions.

Liquidity and Capital Resources

Cash and cash equivalents at June 30, 2011 were $51.2 million compared with $37.3 million, $23.9 million and $10.8 million at December 31, 2010, 2009 and 2008, respectively.  Net cash used in operating activities was $13.3 million for the six months ended June 30, 2011, compared with $32.5 million for the same period in 2010.  The decrease in cash used in operations for the six months ended June 30, 2011, as compared to same period of 2010, was primarily due to an increase in revenue receipts for license and collaborative fees, including the receipt of the $15.0 million license fee as consideration for the collaboration with Servier, and the timing of collections of accounts receivable and payment of accounts payable.  In the first half of 2011, net accounts payable and accrued liabilities decreased by $2.5 million primarily due to the payment in the period of employee bonuses for 2010.

Comparatively, for the six months ended June 30, 2010, trade and other receivables increased by $1.3 million primarily a result of increased activity related to NIAID 3 and deferred revenue decreased by $2.0 million primarily due to a decline in advance billings resulting from decreased activity under our collaboration contracts and the accelerated recognition of the remaining $1.1 million of the unamortized balance in deferred revenue pertaining to a discontinued discovery and development program under our collaboration with Takeda.

Net cash used in operating activities was $52.5 million for the year ended December 31, 2010, compared with net cash provided by operating activities of $7.4 million for the same period in 2009 and net cash used in operating activities of $33.0 million for the same period in 2008.  The $60.0 million change in cash provided by operations in 2009 to cash used in operations in 2010 was primarily due to a decrease in revenue receipts for license and collaborative fees and royalties, and an increase in spending on XOMA 052 related to the Phase 2 clinical program.  During 2010, we received one-time cash receipts of $3.7 million related to the sale of our CIMZIA® royalty stream and $4.0 million as final payment under our two antibody discovery collaboration agreements entered into with Arana and Kaketsuken.  Comparatively, during 2009, we received one-time cash receipts of $23.2 million related to the expansion of our existing collaboration with Takeda and $22.3 million related to the sale of our LUCENTIS® royalty stream to Genentech.  In addition, we received $10.0 million in the second half of 2009 related to our two antibody discovery collaboration agreements entered into with Arana and Kaketsuken.

In addition, receivables and related party and other receivables increased by $13.6 million in 2010 primarily due to the $15.0 million up-front fee in connection with the license and collaboration agreement entered into with Servier in December of 2010.  These decreases in cash provided by operations were partially offset by an increase in deferred revenue of $13.1 million, primarily related to the license and collaboration agreement entered into with Servier and an increase in the accounts payable and accrued liabilities balance of $2.7 million due to increased research and development expenses and timing of payments.

We expect net cash used in operating activities to decrease in 2011 as a result of cash flows from our license and collaboration agreement with Servier and our new NIAID contract announced in October of 2011, as well as a reduction in XOMA 052 phase 2 development costs.

The $40.4 million change in cash used in operations in 2008 to cash provided by operations in 2009 was primarily due to the receipt of $23.2 million in the first quarter of 2009 related to the expansion of our existing collaboration with Takeda, the receipt of $22.3 million in the third quarter of 2009 related to the sale of our LUCENTIS® royalty interest to Genentech and the receipt of $10 million in the second half of 2009 related to two antibody discovery collaboration agreements entered into with Arana and Kaketsuken.

Cash used in operations for 2008 consisted of a net loss of $45.2 million offset by non-cash adjustments of $16.1 million, primarily related to depreciation and share-based compensation.  In addition, receivables increased by $4.6 million in 2008 primarily related to work performed on the NIAID 3, Novartis, Merck/Schering-Plough and Takeda contracts, offset by a decrease in work performed on the Merck/Schering-Plough/AVEO contract and accrued liabilities decreased by $3.3 million primarily related to the reversal of the 2008 bonus accrual in the fourth quarter when the Company decided it would not pay 2008 bonuses.  These decreases in cash were partially offset by an increase in the accounts payable balance of $3.0 million due to the Company paying vendors on longer terms and an increase in other liabilities of $2.1 million related to the NIAID 2 billing adjustment for which a credit was provided to the NIH to be applied to future work performed on the NIAID 2 contract.

Net cash used in investing activities was $2.3 million for the six months ended June 30, 2011, compared with $0.3 million for the same period of 2010, and $0.3 million for the year ended December 31, 2010, compared with net cash provided by investing activities of $10.6 million for the same period in 2009 and $3.2 million for the same period in 2008.  Cash used in investing activities in the six months ended June 30, 2011 and in 2010 primarily consisted of fixed asset purchases.

Net cash provided by investing activities of $10.6 million in 2009 primarily consisted of a decrease in the restricted cash balance of $9.5 million due to use of the funds for the repayment of our Goldman Sachs term loan in September of 2009.  In addition, we received proceeds from maturities of investments of $1.3 million.  Net cash provided by investing activities of $3.2 million in 2008 consisted of net sales and maturities of investments of $14.8 million, partially offset by the transfer to restricted cash of $3.5 million relating to our term loan facility with Goldman Sachs and purchases of fixed assets of $8.1 million, primarily relating to lab and production equipment.

Net cash provided by financing activities was $30.0 million for the six months ended June 30, 2011, compared with $21.0 million for the same period of 2010.  Cash provided by financing activities in the first half of 2011 related to proceeds received from the incurrence of the Servier loan for $20.1 million and the issuance of common shares for $9.9 million under the 2010 ATM Agreement and 2011 ATM Agreement.  Cash provided by financing activities in the first half of 2010 related to proceeds of $25.5 million received from the issuance of common shares, partially offset by $4.5 million paid to the holders of warrants issued in June of 2009 upon modification of the terms.

Net cash provided by financing activities was $66.3 million for the year ended December 31, 2010, compared with net cash used in financing activities of $3.6 million for the same period in 2009 and net cash provided by financing activities of $16.8 million for the same period in 2008.  Cash provided by financing activities in 2010 related to proceeds received from the issuance of common shares of $70.8 million, including gross proceeds of $21 million from an underwritten offering in February of 2010, $9.3 million from our 2009 ATM Agreement, $14.2 million from our common share purchase agreement with Azimuth in August of 2010, and $29.7 million from our 2010 ATM Agreement.  This cash provided by financing activities was partially offset by $4.5 million paid to the holders of warrants issued in June of 2009 upon modification of the terms.

Net cash used in financing activities in 2009 of $3.6 million related to the repayment in full of the Goldman Sachs term loan, including a principal payment of $8.4 million in the second quarter of 2009, repayment of the remaining outstanding balance of $42.0 million in September of 2009, accrued interest to the date of payment of $2.4 million, and payment of a prepayment premium of $2.5 million.  This cash used in financing activities was partially offset by proceeds of $49.3 million received from the issuance of common shares in 2009, including gross proceeds of $26.4 million from an equity line of credit in September of 2009, $22 million from two registered direct offerings in May of 2009 and June of 2009, and $2.8 million from our 2009 ATM Agreement.

Net cash provided by financing activities in 2008 of $16.8 million related to the refinancing of our original loan facility with Goldman Sachs in May of 2008, which netted proceeds of approximately $30.9 million, partially offset by a principal payment of $8.2 million against the outstanding balance of the original facility with Goldman Sachs in the first quarter of 2008.  In addition, principal payments of $4.6 million on the new Goldman Sachs facility and $8.9 million on our Novartis note were made in the fourth quarter of 2008.  We also received proceeds of $7.6 million from the issuance of common shares related to draws made on our equity line of credit with Azimuth.

Foreign Exchange Options

We hold debt and may incur expenses denominated in foreign currencies, which exposes us to market risk associated with foreign currency exchange rate fluctuations between the U.S. dollar and the Euro.  We are required to make principal and accrued interest payments in Euros on our €15.0 million loan from Servier.  In order to manage our foreign currency exposure related to these payments, in May of 2011, we entered into two foreign exchange option contracts to buy €15.0 million and €1.5 million on January 2016 and January 2014, respectively.  By having these option contracts in place, our foreign exchange rate risk is reduced if the U.S. dollar weakens against the Euro.  However, if the U.S. dollar strengthens against the Euro, we are not required to exercise these options, but will not receive any refund on premiums paid.

Upfront premiums paid on these foreign exchange option contracts totaled $1.5 million.  The fair values of these option contracts are re-valued at each reporting period and are estimated based on pricing models using readily observable inputs from actively quoted markets.  The fair values of these option contracts are included in other assets on the condensed consolidated balance sheet and changes in fair value on these contracts are included in other income (expense) on the condensed consolidated statements of operations.  The foreign exchange options were revalued at June 30, 2011 and had an aggregate fair value of $1.7 million, and we recognized a gain of $0.2 million related to the revaluation for the three and six months ended June 30, 2011.

Servier Loan

In December of 2010, in connection with the license and collaboration agreement entered into with Servier, we executed a loan agreement with Servier, which provided for an advance of up to €15.0 million.  The loan was fully funded in January of 2011, with the proceeds converting to approximately $19.5 million.  The loan is secured by an interest in XOMA’s intellectual property rights to all XOMA 052 indications worldwide, excluding certain rights in the U.S. and Japan.  Interest is calculated at a floating rate based on a Euro Inter-Bank Offered Rate (“EURIBOR”) and subject to a cap.  The interest rate is reset semi-annually in January and July of each year.  The interest rate for the initial interest period was 3.22%.  The interest rate has been reset to 3.83% for the six-month period from July 2011 through January 2012.  Interest is payable semi-annually; however, the loan agreement provides for a deferral of interest payments over a period specified in the agreement.  During the deferral period, accrued interest will be added to the outstanding principal amount for the purpose of interest calculation for the next six-month interest period.  On the repayment commencement date, all unpaid and accrued interest shall be paid to Servier and thereafter, all accrued and unpaid interest shall be due and payable at the end of each six-month period.  The loan matures in 2016; however, after a specified period prior to final maturity, the loan is to be repaid (i) at Servier’s option, by applying up to a significant percentage of any milestone or royalty payments owed by Servier under our collaboration agreement and (ii) using a significant percentage of any upfront, milestone or royalty payments we receive from any third party collaboration or development partner for rights to XOMA 052 in the U.S. and/or Japan.  In addition, the loan becomes immediately due and payable upon certain customary events of default.  At June 30, 2011, the outstanding principal balance under this loan was $21.6 million.  For the three and six months ended June 30, 2011, we recorded unrealized foreign exchange losses of $0.5 million and $2.1 million, respectively, related to the re-measurement of the loan as of June 30, 2011.

The loan has a stated interest rate lower than the market rate based on comparable loans held by similar companies, which represents additional value to us.  We recorded this additional value as a discount to the face value of the loan amount, at its fair value of $8.9 million.  The fair value of this discount, which was determined using a discounted cash flow model, represents the differential between the stated terms and rates of the loan and market rates.  Based on the association of the loan with the collaboration arrangement, we recorded the offset to this discount as deferred revenue.

The loan discount is amortized under the effective interest method over the expected five-year life of the loan.  We recorded non-cash interest expense of $0.4 million and $0.7 million during the three and six months ended June 30, 2011, respectively, resulting from the amortization of the loan discount.  At June 30, 2011, the net carrying value of the loan was $13.2 million.

We believe that realization of the benefit and the associated deferred revenue is contingent on the loan remaining outstanding over the five-year contractual term of the loan.  If we were to stop providing service under the collaboration arrangement and the arrangement is terminated, the maturity date of the loan would be accelerated and a portion of measured benefit would not be realized.  As the realization of the benefit is contingent, in part, on the provision of future services, we are recognizing the deferred revenue over the expected five-year life of the loan.  The deferred revenue is amortized under the effective interest method, and we recorded $0.4 million and $0.7 million of related non-cash revenue during the three and six months ended June 30, 2011.

Equity Line of Credit

In October of 2008, we entered into a common share purchase agreement (the “2008 Purchase Agreement”) with Azimuth, pursuant to which we obtained a committed equity line of credit facility (the “2008 Facility”).  From the inception of the 2008 Facility through 2009, we sold a total of 2,815,228 common shares to Azimuth for aggregate gross proceeds of $33.9 million.  This included the sale of 2.3 million shares in two transactions in September of 2009.  Offering expenses incurred in 2009 related to sales to Azimuth were $0.4 million.  At the end of the third quarter of 2009, the 2008 Facility was no longer in effect, and no additional shares can be issued thereunder.

In July of 2010, we entered into a common share purchase agreement (the “2010 Purchase Agreement”) with Azimuth pursuant to which we obtained a committed equity line of credit facility (the “2010 Facility”).  In August of 2010, we sold a total of 3,421,407 common shares under the 2010 Facility for aggregate gross proceeds of $14.2 million, representing the maximum number of shares that could be sold under the 2010 Facility.  As a result, the 2010 Facility is no longer in effect, and no additional shares can be issued thereunder.

Underwritten Offering

In February of 2010, we completed an underwritten offering of 2.8 million units, with each unit consisting of one of our common shares and a warrant to purchase 0.45 of a common share, for gross proceeds of approximately $21 million, before deducting underwriting discounts and commissions and estimated offering expenses of $1.7 million.  The warrants, which represent the right to acquire an aggregate of up to 1.26 million common shares, are exercisable beginning six months and one day after issuance and have a five-year term and an exercise price of $10.50 per share.  As of December 31, 2010 all of these warrants were outstanding.

Registered Direct Offerings

In May of 2009, we entered into a definitive agreement with an institutional investor to sell 784,313 units, with each unit consisting of one of our common shares and a warrant to purchase 0.50 of a common share, for gross proceeds of approximately $10 million, before deducting placement agent fees and estimated offering expenses of $0.8 million, in a registered direct offering.  In the first quarter of 2010, the holders of these warrants exercised all warrants, acquiring 392,157 common shares for an aggregate exercise price of $5,882.

In June of 2009, we entered into a definitive agreement with certain institutional investors to sell 695,652 units, with each unit consisting of one of our common shares and a warrant to purchase 0.50 of a common share, for gross proceeds of approximately $12 million, before deducting placement agent fees and estimated offering expenses of $0.8 million, in a second registered direct offering.  In February of 2010, the holders of these warrants agreed to amend the terms of their warrants to remove the Eliminated Adjustment Provisions and we made a cash payment of $4.5 million to these warrant holders, which was recorded in other income (expense).  As of December 31, 2010 all of these warrants were outstanding.

ATM Agreements

In the third quarter of 2009, we entered into the 2009 ATM Agreement, under which we could sell up to 1.7 million of our common shares from time to time through Wm Smith, as our agent for the offer and sale of the common shares.  From the inception of the 2009 ATM Agreement through October of 2010, the Company sold a total of 1.7 million common shares through Wm Smith, constituting all of the shares available for sale under the agreement, for aggregate gross proceeds of $12.2 million, including 1.4 million common shares sold in 2010 for aggregate gross proceeds of $9.3 million.  Total offering expenses related to these sales were $0.4 million.

In the third quarter of 2010, we entered into the 2010 ATM Agreement, with Wm Smith and MLV (the “Agents”), under which we could sell common shares from time to time through the Agents, as our agents for the offer and sale of the common shares, in an aggregate amount not to exceed the amount that can be sold under our registration statement on Form S-3 (File No. 333-148342) filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 26, 2007 and declared effective by the SEC on May 29, 2008.  The Agents could sell the common shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), including without limitation sales made directly on The NASDAQ Global Market, on any other existing trading market for the common shares or to or through a market maker.  The Agents could also sell the common shares in privately negotiated transactions, subject to our prior approval.  From the inception of the 2010 ATM Agreement through May of 2011, we sold a total of 7,560,862 common shares under this agreement for aggregate gross proceeds of $34.0 million, including 821,386 common shares sold in 2011 for aggregate gross proceeds of $4.4 million.  Total offering expenses incurred related to sales under the 2010 ATM Agreement from inception to May of 2011 were $1.0 million, including $0.1 million incurred in 2011.  In May of 2011, 2010 ATM Agreement expired by its terms, and there will be no further issuances under this facility.

On February 4, 2011, we entered into an At Market Issuance Sales Agreement (the “2011 ATM Agreement”), with MLV, under which we may sell common shares from time to time through the MLV, as our agent for the offer and sale of the common shares, in an aggregate amount not to exceed the amount that can be sold under our registration statement on Form S-3 (File No. 333-172197) filed with the SEC on February 11, 2011 and amended on March 10, 2011 and June 3, 2011, which was declared effective by the SEC on June 6, 2011.  MLV may sell the common shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on The NASDAQ Global Market, on any other existing trading market for the common shares or to or through a market maker.  MLV may also sell the common shares in privately negotiated transactions, subject to our prior approval.  From the inception of the 2011 ATM Agreement through June 30, 2011, we sold a total of 2,398,017 common shares under this agreement for aggregate gross proceeds of $5.9 million, of which $3.7 million of cash was received in June of 2011 with the remaining $2.2 million of cash received in July of 2011.  Total offering expenses incurred related to sales under the 2011 ATM Agreement from inception to June 30, 2011 were $0.2 million.  From July 1, 2011 through September 29, 2011, 1,205,405 additional common shares were sold through MLV for aggregate gross proceeds of $2.6 million.  Total offering expenses related to these sales from July 1, 2011 to September 29, 2011 were approximately $0.1 million.

Net proceeds from the sale of shares under the 2008 Purchase Agreement, the 2010 Purchase Agreement, the 2009 ATM Agreement, the 2010 ATM Agreement, the 2011 ATM Agreement, registered direct offerings and other equity offerings were used to continue development of our XOMA 052 product candidate and for other working capital and general corporate purposes.  We also used certain of these proceeds to repay the Goldman Sachs term loan in September of 2009.  As of September 29, 2011, there were approximately $91.5 million of gross proceeds available for issuance pursuant to the above-mentioned registration statement.

*           *           *

We have incurred significant operating losses and negative cash flows from operations since our inception.  At June 30, 2011, we had an accumulated deficit of $867.8 million, cash and cash equivalents of $51.2 million and working capital of $43.5 million.  During the remainder of 2011, we expect to continue using our cash and cash equivalents to fund ongoing operations.  Additional licensing, antibody discovery and development collaboration agreements, government funding and financing arrangements may positively impact our cash balances.  Based on our cash reserves and anticipated spending levels, revenue from collaborations including the XOMA 052 collaboration agreement with Servier, funding from the loan agreement with Servier, biodefense contracts and licensing transactions and other sources of funding that we believe to be available, we estimate that we have sufficient cash resources to meet our anticipated net cash needs through the next twelve months.  Any significant revenue shortfalls, increases in planned spending on development programs or more rapid progress of development programs than anticipated, as well as the unavailability of anticipated sources of funding, could shorten this period.  If adequate funds are not available, we will be required to delay, reduce the scope of, or eliminate one or more of our product development programs and further reduce personnel-related costs.  Progress or setbacks by potentially competing products may also affect our ability to raise new funding on acceptable terms.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio and our secured note and loan agreements.  By policy, we make our investments in high quality debt securities, limit the amount of credit exposure to any one issuer and limit duration by restricting the term of the instrument.  We generally hold investments to maturity, with a weighted average portfolio period of less than twelve months.  However, if the need arose to liquidate such securities before maturity, we may experience losses on liquidation.

We hold interest-bearing instruments that are classified as cash and cash equivalents.  Fluctuations in interest rates can affect the principal values and yields of fixed income investments.  If interest rates in the general economy were to rise rapidly in a short period of time, our fixed income investments could lose value.

The following table presents the amounts and related weighted average interest rates of our cash and cash equivalents at June 30, 2011 and December 31, 2010 (in thousands, except interest rates):

	Maturity	Carrying Amount (in thousands)	Fair Value (in thousands)	Average Interest Rate
June 30, 2011 Cash and cash equivalents	Daily to 90 days	$51,156	$51,157	0.10%
December 31, 2010 Cash and cash equivalents	Daily to 90 days	$37,304	$37,304	0.09%

As of June 30, 2011, we have an outstanding principal balance on our note with Novartis of $13.9 million, which is due in 2015.  The interest rate on this note is charged at a rate of USD six-month LIBOR plus 2%, which was 2.39% at June 30, 2011.  No further borrowing is available under this note.

As of June 30, 2011, we have an outstanding principal balance on our loan with Servier of €15.0 million, which converts to approximately $21.6 million at June 30, 2011.  The interest rate on this loan is charged at a floating rate based on a Euro Inter-Bank Offered Rate (“EURIBOR”) and subject to a cap.  The interest rate was equal to 3.22% at June 30, 2011, and has been reset to 3.83% for six month period from July 2011 through January 2012.  No further borrowing is available under this loan.

The variable interest rates related to our long-term debt instruments are based on LIBOR and EURIBOR.  We estimate that a hypothetical 100 basis point change in interest rates could increase or decrease our interest expense by approximately $0.4 million on an annualized basis.

Foreign Currency Risk

We hold debt and may incur expenses denominated in foreign currencies.  The amount of debt owed or expenses incurred will be impacted by fluctuations in these foreign currencies.  When the U.S. dollar weakens against foreign currencies, the U.S. dollar value of the foreign-currency denominated debt and expense increases, and when the U.S. dollar strengthens against these currencies, the U.S. dollar value of the foreign-currency denominated debt and expense decreases.  Consequently, changes in exchange rates will affect the amount we are required to repay on our €15.0 million loan from Servier and may affect our results of operations.  Our loan from Servier was fully funded in January of 2011, with the proceeds converting to approximately $19.5 million using the January 13, 2011 Euro to USD exchange rate.  At June 30, 2011, the €15.0 million outstanding principal balance under this loan agreement would have equaled approximately $21.6 million using the June 30, 2011 Euro to USD exchange rate.  In May of 2011, in order to manage our foreign currency exposure relating to our principal and interest payments on our loan from Servier, we entered into two foreign exchange option contracts.  Our use of derivative financial instruments represents risk management; we do not enter into derivative financial contracts for trading purposes.  Refer to the Unaudited Interim Financial Statements, Note 3 of Notes to Consolidated Financial Statements, included elsewhere in this prospectus for additional information of the foreign exchange option contracts.  Our derivative financial instruments are recorded in the consolidated balance sheets at fair value as of the balance sheet dates.

BUSINESS

Overview

XOMA is a biopharmaceutical company focused on the discovery, development and manufacture of therapeutic antibodies designed to treat autoimmune, cardio-metabolic, infectious, inflammatory and oncological diseases.  Our proprietary development pipeline includes XOMA 052, an antibody that inhibits interleukin-1 beta (“IL-1 beta”) which is expected to advance into Phase 3 development for the treatment of Behcet’s uveitis in 2011 and Phase 2 development for cardiovascular disease in 2012; XOMA 3AB, a biodefense anti-botulism product candidate comprised of a combination, or cocktail, of antibodies which is in Phase 1 development to assess its safety, tolerability and pharmacokinetic profile; and preclinical antibody discovery programs in several indications, including autoimmune, cardio-metabolic, inflammatory, and oncological diseases.  We have a fully integrated product development platform, extending from preclinical science and clinical development to scale-up development and manufacturing.

We have entered into a license and collaboration agreement with Les Laboratoires Servier (“Servier”), to jointly develop and commercialize XOMA 052 in multiple indications.  XOMA 052 is designed to inhibit the pro-inflammatory cytokine IL-1 beta that is believed to be a primary trigger of pathologic inflammation in multiple diseases.  Under the terms of the agreement, Servier has worldwide rights to diabetes and cardiovascular disease indications and rights outside the U.S. and Japan to Behcet’s uveitis and other inflammatory disease and oncology indications.  XOMA retains development and commercialization rights for Behcet’s uveitis and other inflammatory disease and oncology indications in the U.S. and Japan, and has an option to reacquire rights to diabetes and cardiovascular disease indications from Servier in these territories.  Should we exercise our option to reacquire rights to the diabetes and cardiovascular disease indications in the U.S. and Japan, we will be required to pay Servier an option fee and partially reimburse their incurred development expenses.

Our biodefense initiatives currently include a $65.0 million multiple-year contract funded by the National Institute of Allergy and Infectious Diseases (“NIAID”), a part of the National Institutes of Health (“NIH”), to support our ongoing development of anti-botulism antibody product candidates, of which the first, XOMA 3AB, is in a Phase 1 clinical trial.  This contract is the third that NIAID has awarded us for the development of botulinum antitoxins.  In October of 2011, we announced that we had been awarded a fourth contract for up to $28.0 million over five years to develop broad-spectrum antitoxins for the treatment of human botulism poisoning, bringing the program’s total potential awards to approximately $120 million.  We also develop products with premier pharmaceutical companies including Novartis AG (“Novartis”) and Takeda Pharmaceutical Company Limited (“Takeda”).

We have a premier antibody discovery and development platform that incorporates a collection of antibody phage display libraries and proprietary Human Engineering™, affinity maturation, Bacterial Cell Expression (“BCE”) and manufacturing technologies that enhance our ability and that of our collaboration and development partners to discover and develop new therapeutic antibodies.  BCE is a key biotechnology for the discovery and manufacturing of antibodies and other proteins.  To date, more than 60 pharmaceutical and biotechnology companies have signed BCE licenses, and a number of licensed product candidates are in clinical development.  We continue to develop and commercialize additional antibody-related technologies including proprietary display technologies to enable antibody discovery and optimization.  Our technologies have contributed to the success of marketed antibody products, including LUCENTIS® (ranibizumab injection) for wet age-related macular degeneration and CIMZIA® (certolizumab pegol) for rheumatoid arthritis and Crohn’s disease.

Strategy

We are advancing a pipeline of biologic products using our proven expertise, technologies and capabilities from antibody discovery through product development.  We seek to expand our pipeline by developing proprietary products and technologies, providing contract services to government agencies responsible for biodefense and entering into licensing and collaborative arrangements with pharmaceutical and biotechnology companies.  The principal elements of our strategy are to:

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Focus on advancing XOMA 052, our lead product candidate.  Using our proprietary antibody technologies, capabilities and expertise, we discovered XOMA 052, an antibody that inhibits IL-1 beta.  XOMA 052 has the potential to address the underlying inflammatory causes of a wide range of unmet medical needs by targeting IL-1 beta, a cytokine that triggers inflammatory pathways in the body.  In 2010, we announced positive results from a Phase 2 proof-of-concept clinical trial evaluating XOMA 052 in Behcet’s uveitis, demonstrating rapid improvement in vision-threatening disease exacerbations in all seven treated patients despite discontinuation of immunosuppressive drugs such as cyclosporine and/or azathioprine.  The drug was well-tolerated in this trial, and no drug-related serious adverse events were reported.

In August of 2010, we obtained Food and Drug Administration (“FDA”) orphan drug status for XOMA 052 for the treatment of Behcet’s disease.  The designation offers a number of potential incentives, which may include, among others, a seven-year period of U.S. marketing exclusivity from the date of marketing authorization, written guidance on the non-clinical and clinical studies needed to obtain marketing approval, and tax credits for certain clinical research.  In October of 2010, XOMA 052 was granted orphan drug status by the European Medicines Agency (“EMA”) for the treatment of Behcet’s disease.  The designation generally provides EU market exclusivity for up to ten years following approval for the given indication.  Other potential benefits include protocol assistance, direct access to centralized marketing authorization procedures and financial incentives.

In December of 2010, we entered into an agreement with Servier to jointly develop and commercialize XOMA 052 in multiple indications, which provided for a non-refundable upfront payment of $15.0 million that we received in January of 2011.  In connection with this agreement, Servier will fully fund the first $50.0 million of future XOMA 052 global clinical development and chemistry and manufacturing controls (“CMC”) expenses, and 50% of further expenses, for the Behcet’s uveitis indication, which is expected to advance into Phase 3 development in 2011.

In January of 2011, we received the full €15.0 million advance allowed under our loan agreement with Servier dated December 30, 2010, converting to U.S. dollar proceeds of approximately $19.5 million.

In March of 2011, we announced that our Phase 2b trial of XOMA 052 in Type 2 diabetes in 421 patients did not achieve the primary endpoint of reduction in hemoglobin A1c (“HbA1c”) after six monthly treatments with XOMA 052 compared to placebo.  Significant decreases were observed in C-reactive protein (“CRP”), a biomarker for the risk of heart attack, stroke and other cardiovascular diseases, in all dose groups versus placebo.  In addition, significant improvements in high-density lipoprotein (“HDL”), or “good” cholesterol, were observed in two of four XOMA 052 dose groups versus placebo.  XOMA 052 was well-tolerated in this trial, with no serious drug-related adverse events and a safety profile consistent with previous trials.

In June of 2011, we announced top line trial results from our six-month Phase 2a trial in 74 patients where XOMA 052 was shown to be well-tolerated with no significant differences in adverse events between XOMA 052 and placebo.  Evidence of biological activity was observed including a reduction in CRP.  There were no differences in glycemic control between the drug and placebo groups as measured by HbA1c levels.

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Continue building our biodefense business.  To date, we have been awarded four contracts, totaling up to approximately $120 million, from NIAID, to support our ongoing development of XOMA 3AB and additional product candidates for the treatment of botulism poisoning.  In addition, our biodefense programs include two subcontracts with SRI International totaling $4.3 million, funded through NIAID, for the development of antibodies to neutralize H1N1 and H5N1 influenza viruses and the virus that causes severe acute respiratory syndrome (“SARS”).  We will continue to seek further opportunities to work with government and other institutions.

In May of 2011, NIAID informed us that it was initiating a Phase 1 trial of XOMA 3AB, a novel formulation of three antibodies designed to prevent and treat botulism poisoning.  This double-blind, dose-escalation study in approximately 24 healthy volunteers is designed to assess the safety and tolerability, and determine the pharmacokinetic profile, of XOMA 3AB.

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Advancing our proprietary preclinical pipeline candidates.  We will continue to develop our proprietary preclinical pipeline, which includes candidates in development for autoimmune, cardio-metabolic, infectious, inflammatory, and oncological diseases.

In June of 2011, we announced our discovery of two new classes of fully-human monoclonal antibodies which activate or sensitize the insulin receptor in vivo, each representing a distinct new therapeutic approach to the treatment of patients with diabetes.  Separate studies of XMetA, our lead product candidate in the first such class, and XMetS, our lead product candidate in the second such class, demonstrated that they reduced fasting blood glucose levels and improved glucose tolerance in mouse models of diabetes These data were presented at the American Diabetes Association’s 71st Scientific Sessions.

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Generate collaboration and licensing revenue.  We have generated significant revenue from collaborations and licensing related to our proprietary technologies, including our phage display libraries, BCE, Human Engineering, and Targeted Affinity Enhancement (“TAE™”) technologies.  Historically, we have established technology collaborations with several companies to provide access to multiple proprietary antibody discovery and optimization technologies.  In addition, we have licensed our BCE technology to more than 60 companies in exchange for license, milestone and other fees, royalties and complementary technologies, and a number of licensed product candidates are in clinical development.  We believe we can continue to generate revenue from our proprietary technologies in the future.

Proprietary Products

As part of our strategy, we are focusing our technology and resources on advancing our emerging proprietary pipeline.  Below is a summary of our proprietary products:

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XOMA 052 is a potent monoclonal antibody with the potential to improve the treatment of patients with a wide variety of inflammatory diseases.  XOMA 052 binds strongly to IL-1 beta, a pro-inflammatory cytokine involved in the development of Behcet’s uveitis, Type 2 diabetes, cardiovascular disease, rheumatoid arthritis, gout and other diseases.  By binding to IL-1 beta, XOMA 052 inhibits the activation of the IL-1 receptor, thereby preventing the cellular signaling events that produce inflammation.  XOMA 052 is a humanized IgG2 antibody.  Based on its binding properties, specificity for IL-1 beta and half-life in the body, XOMA 052 may provide convenient dosing of once per month or less frequently.

In December of 2010, we entered into an agreement with Servier to jointly develop and commercialize XOMA 052 in multiple indications.

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XOMA 3AB is a multi-antibody product designed to neutralize the most potent of the botulinum toxins, Type A, which causes paralysis and is a bioterrorism threat.  Our anti-botulism program has been expanded to include additional product candidates and is the first of its kind to combine multiple human antibodies in each product candidate to target a broad spectrum of the most toxic botulinum toxins, including the three most toxic serotypes of botulism, Types A, B and E.  The antibodies are designed to bind to each toxin and enhance the clearance of the toxin from the body.  The use of multiple antibodies increases the likelihood of clearing the harmful toxins by providing specific protection against each toxin type.  In contrast to existing agents that treat botulism, XOMA uses advanced human monoclonal antibody technologies in an effort to achieve superior safety, potency and efficacy, and avoid life-threatening immune reactions associated with animal-derived products.

XOMA 3AB is currently in a Phase 1 study funded and conducted by NIAID.  We have a history of successfully providing contract services to the U.S. government for the development of anti-botulinum neurotoxin antibodies.

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Preclinical Product Pipeline:  We are pursuing additional opportunities to further broaden our preclinical product pipeline.  These include internal discovery programs, product development collaborations with other pharmaceutical and biotechnology companies and evaluation of product in-licensing, in-kind product trades and acquisition opportunities.

Partnership Products

Historically, XOMA has provided contract research and development services for world-class organizations, such as Novartis, Takeda, and Schering Plough Research Institute, a division of Schering Corporation, now a subsidiary of Merck & Co. (referred to herein as “Merck/Schering-Plough”), in pursuit of new antibody products.  In more recent years, we have been evolving our business focus from a service provider model to a proprietary product development model.  However, we will continue to capitalize on collaborative partnership arrangements as opportunities arise.  Below is the current status of such collaborations:

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Therapeutic Antibodies with Takeda: Since 2006, Takeda has been a collaboration partner for therapeutic monoclonal antibody discovery and development against multiple targets selected by them.  In February of 2009, we expanded our existing collaboration to provide Takeda with access to multiple antibody technologies, including a suite of research and development technologies and integrated information and data management systems.  In the first quarter of 2010, we received a $1.0 million payment from Takeda for achieving a pre-established, pre-clinical milestone under our collaboration agreement and may receive potential milestones and royalties on sales of antibody products in the future.

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Therapeutic Antibodies with Novartis: In November of 2008, we restructured our product development collaboration with Novartis.  Under the restructured agreement, Novartis received control over the two ongoing programs under the original product development collaboration entered into in 2004 with Novartis (then Chiron Corporation).  In exchange, we recognized $13.7 million in revenue in 2008 and may, in the future, receive milestones and double-digit royalty rates for the programs and options to develop or receive royalties from four additional programs.

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Therapeutic Antibodies with Merck/Schering-Plough: Merck/Schering-Plough has been a collaboration partner since 2006 for therapeutic monoclonal antibody discovery and development against multiple targets selected by them.  In January of 2011, we successfully completed the contract services we had agreed to perform under the collaboration agreement with Merck/Schering-Plough.

Technology Licenses and Royalties

Technology Licenses

Below is a summary of certain proprietary technologies owned by us and available for licensing to other companies:

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Antibody discovery technologies: XOMA uses human antibody phage display libraries in its discovery of therapeutic candidates, and we offer access to multiple libraries, including novel libraries developed internally, as part of our collaboration business.  We believe that access to multiple libraries offers a number of benefits to XOMA and its collaboration partners, because it enables use of libraries best suited to the needs of a particular discovery project to increase the probability of technical and business success in finding rare and unique functional antibodies directed to targets of interest.

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Bacterial Cell Expression: The production or expression of antibodies using bacteria is an enabling technology for the discovery and selection, as well as the development and manufacture, of recombinant protein pharmaceuticals, including diagnostic and therapeutic antibodies for commercial purposes.  Genetically engineered bacteria are used in the recombinant expression of target proteins for biopharmaceutical research and development.  Reasons include the relative simplicity of gene expression in bacteria as well as many years of experience culturing such species as E. coli in laboratories and manufacturing facilities.  XOMA scientists have developed bacterial expression technologies for producing antibodies and other recombinant protein products.

We have granted more than 60 licenses to biotechnology and pharmaceutical companies to use our patented and proprietary technologies relating to bacterial expression of recombinant pharmaceutical products.  Bacterial antibody expression is also a key technology used in multiple systems for high-throughput screening of antibody domains.  Expression of antibodies by phage display technology, for example, depends upon the expression and secretion of antibody domains from bacteria as properly folded, functional proteins.

Many licensees of our bacterial cell expression technology have developed, or are in the process of developing, antibodies for which we may be entitled to future milestone payments and royalties on product sales.  Under the terms of our license agreement with Pfizer Inc. (“Pfizer”), signed in 2007, we received an up-front cash payment of $30 million and from 2008 through September 29, 2011 we received milestone payments relating to five undisclosed product candidates, including a payment of $0.5 million for the initiation of a Phase 3 clinical trial.  We may also be eligible for additional milestone payments aggregating up to $6.2 million relating to these five product candidates and low single-digit royalties on future sales of all products subject to this license.  In addition, we may receive potential milestone payments aggregating up to $1.7 million for each additional qualifying product candidate.  Our right to milestone payments expires on the later of the expiration of the last-to-expire licensed patent or the tenth anniversary of the effective date.  Our right to royalties expires upon the expiration of the last-to-expire licensed patent.

Current licensees include but are not limited to the following entities:

Active Biotech AB	Centocor Ortho Biotech (now a member of Johnson & Johnson)	MorphoSys AG
Affimed Therapeutics AG	Crucell Holland B.V. (now a member of Johnson & Johnson)	Novartis AG
Affitech AS	Dompe, s.p.a.	Pfizer Inc.
	Dyax Corp.	Takeda Pharmaceutical Company Ltd.
Applied Molecular Evolution, Inc. (now a subsidiary of Eli Lilly and Company)	Eli Lilly and Company Genentech, Inc. (now a member of the Roche Group)	The Medical Research Council
	Invitrogen Corp.	UCB S.A.
Aventis Pharma Deutschland GmbH (Hoechst) (now Sanofi-Aventis)	Merck & Co., Inc.	Verenium Corp. Wyeth Pharmaceuticals Division (now a member of Pfizer Inc.)
Bayer Healthcare AG	Mitsubishi Tanabe Pharma Corp.
BioInvent International AB

These licenses are sometimes associated with broader agreements which may include expanded license rights, cell line development and process development.

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Human Engineering™: HE™ is a proprietary humanization technology that allows modification of non-human monoclonal antibodies to reduce or eliminate detectable immunogenicity and make them suitable for medical purposes in humans.  The technology uses a unique method developed by us, based on analysis of the conserved structure-function relationships among antibodies.  The method defines which residues in a non-human variable region are candidates to be modified.  The result is a HE™ antibody with preserved antigen binding, structure and function, and with eliminated or greatly reduced immunogenicity.  Human Engineering™ technology was used in development of XOMA 052 and is used in the development of certain other antibody products.

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Targeted Affinity Enhancement™: TAE™ is a proprietary technology involving the assessment and guided substitution of amino acids in antibody variable regions, enabling efficient optimization of antibody binding affinity and selectivity modulation.  TAE™ generates a comprehensive map of the effects of amino acid mutations likely to impact binding.  The technology is utilized by XOMA scientists and has been licensed to a number of our collaborators.

We also have access to certain intellectual property rights and services that augment our existing integrated antibody technology platform and development capabilities and further compress product development timelines.  This broad antibody technology platform and expertise is available for building our antibody product pipeline as well as those of our collaborators.

Proprietary Product Summary:

The following table describes important information related to the products we are currently developing:

Program	Description	Indication	Status	Developer
XOMA 052	HE™ antibody to IL-1 beta	Behcet’s uveitis, Type 2 diabetes, Type 1 diabetes, and cardio-metabolic diseases	Planned Phase 3 for Behcet’s uveitis in 2011 and planned Phase 2 for Behcet’s uveitis, Type 2 diabetes, Type 1 diabetes, and cardio-metabolic diseases in 2012	XOMA (in collaboration with Servier)
XOMA 3AB	Therapeutic antibodies to multiple Type A botulinum neurotoxins	Botulism poisoning	Phase 1	XOMA (NIAID-funded)
XMetA, XMetS	Fully human monoclonal antibodies	Diabetes, metabolic disorders	Preclinical	XOMA
Multiple preclinical programs	Fully human monoclonal antibodies to undisclosed disease targets	Autoimmune, cardio-metabolic, infectious, inflammatory, and oncological diseases	Preclinical	XOMA

Partnership Product Summary:

The following table describes important information related to certain products that we are currently developing or have developed in the past, for which we may earn royalties on product sales in the future:

Program	Description	Indication	Status	Developer
HCD 122 and LFA 102	Fully human antibody to CD40 and HE™ antibody to prolactin receptor	Hematologic tumors; other undisclosed diseases	Phase 1 and 2; Phase 1	Novartis (fully-funded)
Therapeutic antibodies	Fully human monoclonal antibodies to undisclosed disease targets	Undisclosed	Preclinical	Takeda (fully-funded)
Therapeutic antibodies	HE™ monoclonal antibody to HGF	Non-small cell lung cancer; solid tumors and multiple myeloma	Phase 2; Phase 1	AVEO (fully-funded)

Licensed Product Summary:

The following table describes important information related to certain products developed under licenses with us, for which we earn or may earn royalties on product sales in the future:

Program	Description	Indication	Status	Developer
Various products in development by Pfizer	Various monoclonal antibodies to undisclosed disease targets	Undisclosed diseases	Various phases of clinical and preclinical development	Pfizer

Various products in development by other licensees	Various monoclonal antibodies to undisclosed disease targets	Undisclosed diseases	Various phases of clinical and preclinical development	Various licensees

Financial and Legal Arrangements of Product Collaborations, Licensing and Other Arrangements

Collaboration and Licensing Agreements

Servier

We have entered into a license and collaboration agreement with Servier, to jointly develop and commercialize XOMA 052 in multiple indications, which provides for a non-refundable upfront payment of $15 million that was received by us in January of 2011.  Under the terms of the agreement, Servier has worldwide rights to diabetes and cardiovascular disease indications and rights outside the U.S. and Japan to Behcet’s uveitis and other inflammatory and oncology indications.  XOMA retains development and commercialization rights for Behcet’s uveitis and other inflammatory disease and oncology indications in the U.S. and Japan, and has an option to reacquire rights to diabetes and cardiovascular disease indications from Servier in these territories (the “Cardiometabolic Indications Option”).  Should we exercise the Cardiometabolic Indications Option, we will be required to pay Servier an option fee and partially reimburse their incurred development expenses.

Under this agreement, Servier will fully fund activities to advance the global clinical development and future commercialization of XOMA 052 in diabetes and cardiovascular related diseases.  Also, Servier will fund $50 million of future XOMA 052 global clinical development and chemistry and manufacturing controls (“CMC”) expenses and 50% of further expenses for the Behcet’s uveitis indication.  We will also be responsible for manufacturing XOMA 052 throughout clinical development and launch.

In addition, under the agreement, we are eligible to receive a combination of Euro- and US Dollar (“USD”)-denominated, development and sales milestones for multiple indications aggregating to a potential maximum of approximately $470 million when converted at the date of contract execution using the December 31, 2010 Euro to USD exchange rate (the “12/31/10 Exchange Rate”), if XOMA reacquires diabetes and cardiovascular rights in the U.S. and Japan.  If XOMA does not reacquire these rights, then the milestone payments aggregate to a potential maximum of approximately $770 million converted using the 12/31/10 Exchange Rate.  Servier’s obligation to pay development and commercialization milestones will continue for so long as Servier is developing or selling products under the agreement.

We are also eligible to receive royalties on XOMA 052 sales, which are tiered based on sales levels and range from a mid-single digit to up to a mid-teens percentage rate.  Our right to royalties with respect to a particular product and country will continue for so long as such product is sold in such country.

The collaboration will be carried out and managed by committees mutually established by the parties.  In general, in the event of any disputes, each party will have decision-making authority over matters relating to its areas of responsibility and territory, but neither party will have unilateral decision-making rights if the decision would have a material adverse impact on the other party’s rights in its territory.  The agreement contains customary termination rights relating to matters such as material breach by either party, safety issues and patents.  Servier also has a unilateral right to terminate the agreement on a country-by-country basis or in its entirety on 6 months’ notice.

We have also entered into a loan agreement with Servier, which provides for an advance of up to €15 million.  The loan was fully funded in January of 2011, with the proceeds converting to approximately $19.5 million.  The loan is secured by an interest in XOMA’s intellectual property rights to all XOMA 052 indications worldwide, excluding certain rights in the U.S. and Japan.  The loan matures in 2016; however, after a specified period prior to final maturity, the loan is to be repaid (i) at Servier’s option, by applying up to a significant percentage of any milestone or royalty payments owed by Servier under our collaboration agreement and (ii) using a significant percentage of any upfront, milestone or royalty payments we receive from any third party collaboration or development partner for rights to XOMA 052 in the U.S. and/or Japan.  In addition, the loan becomes immediately due and payable upon certain customary events of default.  At June 30, 2011, the outstanding principal balance under this loan was $21.6 million using the June 30, 2011 Euro to USD exchange rate.  Refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations: for further information regarding our loan agreement with Servier.

NIAID

In March of 2005, we were awarded a $15 million competitive bid contract from NIAID to develop three anti-botulinum neurotoxin monoclonal antibodies.  Under this contract, we created production cell lines using our proprietary antibody expression systems, built Master and Manufacturer’s Working Cell Banks, developed production processes and produced initial quantities of the three antibodies.  The contract was performed over an 18-month period and was fully funded with federal funds from NIAID under Contract No. HHSN266200500004C (“NIAID 1”).  Final acceptance of the project was received in October of 2006.

In July of 2006, we were awarded a $16.3 million NIAID contract under Contract No. HHSN266200600008C/N01-Al-60008 (“NIAID 2”) to produce monoclonal antibodies for the treatment of botulism to protect United States citizens against the harmful effects of botulinum neurotoxins used in bioterrorism.  Under this contract, we created and produced XOMA 3AB, an innovative injectable product comprised of three anti-type A botulinum neurotoxin monoclonal antibodies.  This work was complete in the third quarter of 2010.

In September of 2008, we were awarded a third NIAID contract for $65 million under Contract No. HHSN272200800028C (“NIAID 3”) to continue development of our anti-botulinum antibody product candidates, including XOMA 3AB and additional product candidates.  As part of the contract, we have developed, evaluated and produced the clinical supplies to support an IND filing with the FDA for XOMA 3AB and have conducted preclinical studies required to support human clinical trials.  In May of 2011, NIAID informed us that it was initiating a Phase 1 trial of XOMA 3AB.

In October of 2011, we announced that we had been awarded a fourth NIAID contract for up to $28.0 million over five years under Contract No. HHSN 272201100031C (“NIAID 4”) to develop broad-spectrum antitoxins for the treatment of human botulism poisoning.

SRI International

In the third quarter of 2009, we began work on two biodefense subcontract awards from SRI International, including a $2.1 million award to develop novel antibody drugs against the virus that causes SARS and a $2.2 million award to develop a novel antibody, known as F10, that has been shown to neutralize group 1 influenza A viruses, including the H1N1 and H5N1 strains.  The subcontract awards were funded through NIAID.

Takeda

In November of 2006, we entered into a fully funded collaboration agreement with Takeda for therapeutic monoclonal antibody discovery and development under which we agreed to discover and optimize therapeutic antibodies against multiple targets selected by Takeda.  Takeda agreed to make up-front, annual maintenance and milestone payments to us, fund our research and development and manufacturing activities for preclinical and early clinical studies and pay royalties on sales of products resulting from the collaboration.  Takeda is responsible for clinical trials and commercialization of drugs after an IND submission and is granted the right to manufacture once a product enters into Phase 2 clinical trials.  In the first quarter of 2010, a discovery and development program with Takeda under this collaboration was discontinued following the analysis of research data.  The termination resulted in the recognition of the remaining unamortized balance in deferred revenue of $1.1 million in the first quarter of 2010, as no continuing performance obligations exist.  Separately, we received a $1.0 million payment from Takeda for achieving a pre-established, preclinical milestone under the only currently active discovery and development program with Takeda.  We recognized this milestone payment in revenue in the first quarter of 2010.  We have completed a technology transfer and do not expect to perform any further contract research and development services under this program.

Under the terms of this agreement, we may receive milestone payments aggregating up to $20.75 million relating to one undisclosed product candidate and low single-digit royalties on future sales of all products subject to this license.  In addition, in the event Takeda were to develop additional future qualifying product candidates under the terms of our agreement, we would be eligible for milestone payments aggregating up to $20.75 million for each such qualifying product candidate.  Our right to milestone payments expires on the later of the receipt of payment from Takeda of the last amount to be paid under the agreement or the cessation of all research and development activities with respect to all program antibodies, collaboration targets and/or collaboration products.  Our right to royalties expires on the later of 13.5 years from the first commercial sale of each royalty-bearing discovery product or the expiration of the last-to-expire licensed patent.

In February of 2009 we expanded our existing collaboration to provide Takeda with access to multiple antibody technologies, including a suite of research and development technologies and integrated information and data management systems.  We may receive milestones of up to $3.25 million per discovery product candidate and low single-digit royalties on future sales of all antibody products subject to this license.  Our right to milestone payments expires on the later of the receipt of payment from Takeda of the last amount to be paid under the agreement or the cessation of all research and development activities with respect to all program antibodies, collaboration targets and/or collaboration products.  Our right to royalties expires on the later of 10 years from the first commercial sale of such royalty-bearing discovery product, or the expiration of the last-to-expire licensed patent.

Novartis

In November of 2008, we restructured our product development collaboration with Novartis, which involves six development programs including the HCD122 program.  HCD122, which is a fully human anti-CD40 antagonist antibody, intended as a treatment for B-cell mediated diseases, including malignancies and autoimmune diseases, is currently recruiting patients for a Phase 1/2 lymphoma trial.  The antibody has a dual mechanism of action that involves inhibition of CD40-ligand mediated growth and survival while recruiting immune effector cells to kill CD40-expressing tumor cells through a process known as antibody-dependent cellular cytotoxicity (ADCC).  CD40, a member of the tumor necrosis factor, or TNF, family of antigens, is a cell surface antigen expressed in B-cell malignancies and involved in a broad variety of immune and inflammatory responses.

Under the restructured agreement, Novartis made a payment to us of $6.2 million in cash; reduced our existing debt by $7.5 million; will fully fund all future research and development expenses; may pay potential milestones of up to $14 million and royalty rates ranging from 10% to 20% for two ongoing product programs, HCD122 and LFA 102; and has provided us with options to develop or receive royalties on four additional programs.  In exchange, Novartis has control over the HCD122 and LFA 102 programs, as well as the right to expand the development of these programs into additional indications outside of oncology.  As part of the agreement, Novartis paid us for all project costs incurred after July 1, 2008.  Our right to milestone payments expires at such time as no collaboration product or former collaboration product is being developed or commercialized anywhere in the world and no royalty-style payments on these products are due.  Our right to royalty-style payments expires on the later of the expiration of any licensed patent covering each product or 20 years from the launch of each product that is produced from a cell line provided to Novartis by XOMA.

The collaboration between XOMA and Novartis (then Chiron Corporation) began in 2004 with the signing of an exclusive, worldwide, multi-product agreement to develop and commercialize multiple antibody products for the treatment of cancer.  We shared expenses and revenue, generally on a 70-30 basis, with our share being 30 percent.  Financial terms included initial payments to us in 2004 totaling $10 million and a note agreement, secured by our interest in the collaboration, to fund up to 75 percent of our share of expenses beginning in 2005.  The secured note agreement with Novartis, which was executed in May of 2005, is due and payable in full in June of 2015.  At June 30, 2011, the outstanding principal balance under this note agreement totaled $13.9 million and, pursuant to the terms of the arrangement as restructured in November of 2008, we will not make any additional borrowings on the Novartis note.  In the first quarter of 2007, the mutual obligations of XOMA and Novartis to work together on an exclusive basis in oncology expired, except with respect to existing collaborative product development projects.

In December of 2008, we entered into a Manufacturing and Technology Transfer Agreement with Novartis, effective July 1, 2008.  Under this agreement, XOMA was engaged by Novartis to perform research and development, process development, manufacturing and technology transfer activities with respect to the ongoing product programs now controlled by Novartis under the restructured product development collaboration.  The work performed by XOMA under this agreement, which was fully funded by Novartis, was completed in the third quarter of 2009.

Arana

In September of 2009, we entered into an antibody discovery collaboration with Arana Therapeutics Limited (“Arana”), a wholly-owned subsidiary of Cephalon, Inc., involving multiple proprietary XOMA antibody research and development technologies, including a new antibody phage display library and a suite of integrated information and data management systems.  Arana agreed to pay us a fee of $6.0 million, of which we received $4.0 million in the third quarter of 2009 and $2.0 million in the third quarter of 2010.  Also, we may be entitled to future milestone payments, aggregating up to $3.0 million per product, and low single-digit royalties on product sales.  Our right to milestone payments expires on the later of the receipt of payment from Arana of the last amount to be paid under the agreement, the cessation by Arana of the use of all research and development technologies or the cessation by Arana of the exercise of the patent rights granted to them.  Our right to royalties expires five years from the first commercial sale of each royalty-bearing product.

Kaketsuken

In October of 2009, we entered into an antibody discovery collaboration with The Chemo-Sero-Therapeutic Research Institute, a Japanese research foundation known as Kaketsuken, involving multiple proprietary XOMA antibody research and development technologies, including a new antibody phage display library and a suite of integrated information and data management systems.  Kaketsuken agreed to pay us a fee of $8.0 million, of which we received $6.0 million in the fourth quarter of 2009 and $2.0 million in the fourth quarter of 2010.  Also, we may be entitled to future milestone payments, aggregating up to $0.2 million per product, and low single-digit royalties on product sales.  Our right to milestone payments expires upon the receipt of payment from Kaketsuken of the last amount to be paid pursuant to the agreement.  Our right to royalties expires 15 years from the first commercial sale of each royalty-bearing product.

Merck/Schering-Plough/AVEO Pharmaceuticals, Inc. (“AVEO”)

In April of 2006, we entered into an agreement with AVEO to utilize our HE™ technology to humanize AV-299, AVEO’s novel anti-HGF antibody, under which AVEO paid us an up-front license fee and development milestones.  In addition, we will receive royalties on sales of products resulting from the agreement.  Under this agreement we created four Human Engineered™ versions of the original AV-299, all of which met design goals and from which AVEO selected one as its lead development candidate.  In September of 2006, as a result of the successful humanization of AV-299, we entered into a second agreement with AVEO to manufacture and supply AV-299 in support of early clinical trials.  Under the agreement, we created AV-299 production cell lines, conducted process and assay development, and performed Good Manufacturing Practices (“cGMP”) manufacturing activities.  AVEO retains all development and commercialization rights to AV-299 and may be required to pay XOMA annual maintenance fees, additional development milestone payments aggregating up to $6.3 million and low single-digit royalties on product sales in the future.  Our right to milestone payments expires upon full satisfaction of all financial obligations of AVEO pursuant to the agreement.  Our right to royalties expires on the later of 15 years from the first commercial sale of each royalty-bearing product or the expiration of the last-to-expire licensed patent.  In the third quarter of 2010, the Company received a $0.8 million milestone payment related to AVEO’s initiation of a Phase 2 clinical trial to evaluate AV-299 for the treatment of non-small cell lung cancer.  The Company recognized this milestone payment as revenue in the third quarter of 2010.

In April of 2007, Merck/Schering-Plough entered into a research, development and license agreement with AVEO concerning AV-299 and other anti-HGF molecules.  In connection with the aforementioned license agreement, AVEO assigned its entire right, title and interest in, to and under its manufacturing agreement with XOMA to Merck/Schering-Plough.  In the third quarter of 2010, AVEO regained its worldwide rights from Merck/Schering-Plough to develop and commercialize AV-299 and other anti-HGF molecules.

Merck/Schering-Plough

In May of 2006, we entered into a fully funded collaboration agreement with Merck/Schering-Plough for therapeutic monoclonal antibody discovery and development.  Under the agreement, Merck/Schering-Plough made up-front, annual maintenance and milestone payments to us, funded our research and development activities related to the agreement and would have paid royalties on sales of products resulting from the collaboration.  During the collaboration, we discovered therapeutic antibodies against multiple targets selected by Merck/Schering-Plough using multiple human antibody phage display libraries, optimized antibodies through affinity maturation or other protein engineering, used our proprietary HE™ technology to humanize antibody candidates generated by hybridoma techniques, performed preclinical studies to support regulatory filings, developed cell lines and production processes and produced antibodies for initial clinical trials.  Merck/Schering-Plough selected the first target at the inception of the agreement and, in December of 2006, exercised its right to initiate the additional discovery and development programs.  In January of 2011, we successfully completed the contract services we had agreed to perform under the collaboration agreement with Merck/Schering-Plough.

UCB

Celltech Therapeutics Ltd., now UCB Celltech, a branch of UCB, utilized our bacterial cell expression technology under license in the development of CIMZIA® for the treatment of moderate-to-severe Crohn’s disease in adults who have not responded to conventional therapies and for the treatment of moderate-to-severe rheumatoid arthritis in adults.  The license provides for a low-single digit royalty on sales of CIMZIA® in countries where our bacterial cell expression technology is patented, which includes the U.S. and Canada, until the expiration of the last-to-expire licensed patent.  In August of 2010, we sold our royalty interest in CIMZIA® to OrbiMed Advisors, LLC for gross proceeds of $4.0 million.  We no longer receive royalties on sales of CIMZIA®.

Genentech

In April of 1996, we entered into a collaboration agreement with Genentech, Inc., a wholly-owned member of the Roche Group (referred to herein as “Genentech”) for the development of RAPTIVA®.  In March of 2003, we entered into amended agreements which called for us to share in the development costs and called for Genentech to finance our share of development costs via a convertible subordinated loan.  Under the loan agreement, upon FDA approval of the product, which occurred in October of 2003, we elected to pay $29.6 million of the development loan in convertible preference shares, which are convertible into approximately 0.3 million common shares at a price of $116.25 per common share.

In January of 2005, we restructured our arrangement with Genentech on RAPTIVA® under which we were entitled to receive mid-single digit royalties on worldwide sales of RAPTIVA® in all indications.  The previous cost and profit sharing arrangement for RAPTIVA® in the U.S. was discontinued and Genentech was responsible for all operating and development costs associated with the product.  In the first half of 2009, RAPTIVA® was withdrawn from the commercial drug markets and royalties ceased.

Genentech utilized our bacterial cell expression technology under license in the development of LUCENTIS® for the treatment of neovascular wet age-related macular degeneration.  LUCENTIS® was approved by the FDA in June of 2006 and in the European Union in January of 2007.  We were entitled to receive a low-single digit royalty on worldwide sales of LUCENTIS®.  In the third quarter of 2009, we sold our LUCENTIS® royalty interest to Genentech for $25 million, including royalty revenue from the second quarter of 2009.  We no longer receive royalties on sales of LUCENTIS®.

Financing Agreements

Underwritten Offering

In February of 2010, we completed an underwritten offering of 2.8 million units, with each unit consisting of one of our common shares and a warrant to purchase 0.45 of a common share, for gross proceeds of approximately $21 million.  As of September 29, 2011, all of these warrants were outstanding.

Registered Direct Offerings

In May of 2009, we entered into a definitive agreement with an institutional investor to sell 784,313 units, with each unit consisting of one of our common shares and a warrant to purchase 0.50 of a common share, for gross proceeds of approximately $10 million, before deducting placement agent fees and estimated offering expenses of $0.8 million, in a registered direct offering.  The investor purchased the units at a price of $12.75 per unit.  The warrants, which represent the right to acquire an aggregate of up to 392,157 common shares, were exercisable at any time on or after May 15, 2009 and prior to May 20, 2014 at an exercise price of $15.30 per share.  In February of 2010, the holders of these warrants agreed to amend the terms of their warrants to remove the provisions that would have required a reduction of the warrant exercise price and an increase in the number of shares issuable on exercise of the warrants each time we sold common shares at a price less than the exercise price of such warrants (the “Eliminated Adjustment Provisions”) and the exercise price of these warrants was reduced from $15.30 per share to $0.015 per share.  In the first quarter of 2010, the holders of these warrants exercised all warrants, acquiring 392,157 common shares for an aggregate exercise price of $5,882.

In June of 2009, we entered into a definitive agreement with certain institutional investors to sell 695,652 units, with each unit consisting of one of our common shares and a warrant to purchase 0.50 of a common share, for gross proceeds of approximately $12 million, before deducting placement agent fees and estimated offering expenses of $0.8 million, in a second registered direct offering.  The investor purchased the units at a price of $17.25 per unit.  The warrants, which represent the right to acquire an aggregate of up to 347,826 common shares, are exercisable at any time on or prior to December 10, 2014 at an exercise price of $19.50 per share.  In February of 2010, the holders of these warrants agreed to amend the terms of their warrants to remove the Eliminated Adjustment Provisions and we made a cash payment of $4.5 million to these warrant holders, which was recorded in other income (expense).  The exercise price of these warrants remained unchanged at $19.50 per share.  As of September 29, 2011, all of these warrants were outstanding.

ATM Agreements

In the third quarter of 2009, we entered into an At  Market Issuance Sales Agreement (the “2009 ATM Agreement”), under which we could sell up to 1.7 million of our common shares from time to time through Wm Smith & Co. (“Wm Smith”), as our agent for the offer and sale of the common shares.  Wm Smith could sell these common shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), including but not limited to sales made directly on The NASDAQ Global Market, on any other existing trading market for the common shares or to or through a market maker.  Wm Smith could also sell the common shares in privately negotiated transactions, subject to our approval.  We paid Wm Smith a commission equal to 3% of the gross proceeds of all common shares sold through it as sales agent under the 2009 ATM Agreement but in no event less than $0.02 per share.  Shares sold under the 2009 ATM Agreement were sold pursuant to a prospectus which formed a part of our registration statement on Form S-3 (File No. 333-148342) (the “Previous Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 26, 2007 and declared effective by the SEC on May 29, 2008.  From the inception of the 2009 ATM Agreement through October of 2010, the Company sold a total of 1.7 million common shares through Wm Smith, constituting all of the shares available for sale under the agreement, for aggregate gross proceeds of $12.2 million, including 1.4 million common shares sold in 2010 for aggregate gross proceeds of $9.3 million.  Total offering expenses related to these sales were $0.4 million.

In the third quarter of 2010, we entered into an At Market Issuance Sales Agreement (the “2010 ATM Agreement”), with Wm Smith and McNicoll, Lewis & Vlak LLC (the “Agents”), under which we could sell common shares from time to time through the Agents, as our agents for the offer and sale of the common shares, in an aggregate amount not to exceed the amount that can be sold under the Previous Registration Statement.  The Agents could sell the common shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on The NASDAQ Global Market, on any other existing trading market for the common shares or to or through a market maker.  The Agents could also sell the common shares in privately negotiated transactions, subject to our prior approval.  We paid the Agents, collectively, a commission equal to 3% of the gross proceeds of the sales price of all common shares sold through them as sales agents under the 2010 ATM Agreement.  From the inception of the 2010 ATM Agreement through May of

2011, we sold a total of 7,560,862 common shares under this agreement for aggregate gross proceeds of $34.0 million, including 821,386 common shares sold in 2011 for aggregate gross proceeds of $4.4 million.  Total offering expenses incurred related to sales under the 2010 ATM Agreement from inception to May of 2011 were $1.0 million, including $0.1 million incurred in 2011.  In May of 2011, the 2010 ATM Agreement expired by its terms, and there will be no further issuances under this facility.

On February 4, 2011, we entered into an At Market Issuance Sales Agreement (the “2011 ATM Agreement”), with McNicoll, Lewis & Vlak LLC (“MLV”), under which we may sell common shares from time to time through MLV, as our agent for the offer and sale of the common shares, in an aggregate amount not to exceed the amount that can be sold under our registration statement on Form S-3 (File No. 333-172197) filed with the SEC on February 11, 2011 and amended on March 10, 2011 and June 3, 2011, which was declared effective by the SEC on June 6, 2011.  MLV may sell the common shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on The NASDAQ Global Market, on any other existing trading market for the common shares or to or through a market maker.  MLV may also sell the common shares in privately negotiated transactions, subject to our prior approval.  We will pay MLV a commission equal to 3% of the gross proceeds of the sales price of all common shares sold through it as sales agent under the 2011 ATM Agreement.  From the inception of the 2011 ATM Agreement through June 30, 2011, we sold a total of 2,398,017 common shares under this agreement for aggregate gross proceeds of $5.9 million, of which $3.7 million of cash was received in June of 2011 with the remaining $2.2 million of cash received in July of 2011.  Total offering expenses incurred related to sales under the 2011 ATM Agreement from inception to June 30, 2011 were $0.2 million.  From July 1, 2011 through September 29, 2011, 1,205,405 additional common shares were sold through MLV for aggregate gross proceeds of $2.6 million.  Total offering expenses related to these sales from July 1, 2011 to September 29, 2011 were approximately $0.1 million.

Equity Line of Credit

In July of 2010, we entered into a common share purchase agreement (the “Purchase Agreement”) with Azimuth Opportunity Ltd. (“Azimuth”), pursuant to which we obtained a committed equity line of credit facility (the “Facility”) under which we could sell up to $30 million of our registered common shares to Azimuth over a 12-month period, subject to certain conditions and limitations.  The Purchase Agreement provided that we could determine, in our sole discretion, the timing, dollar amount and floor price per share of each draw down under the Facility, subject to certain conditions and limitations and that the number and price of shares sold in each draw down were generally to be determined by a contractual formula designed to approximate fair market value, less a discount.  The Purchase Agreement also provided that from time to time and in our sole discretion, we could grant Azimuth the right to exercise one or more options to purchase additional common shares during each draw down pricing period for the amount of shares based upon the maximum option dollar amount and the option threshold price specified by us.  We also agreed to issue 111,111 common shares to Azimuth upon execution of the agreement relating to the Facility, in consideration of Azimuth’s execution and delivery of that agreement.  Shares under the Facility and the shares we agreed to issue to Azimuth upon execution of the agreement relating to the Facility were sold pursuant to a prospectus which forms a part of a registration statement declared effective by the SEC on May 29, 2008.  In August of 2010, we sold a total of 3,421,407 common shares under the Facility for aggregate gross proceeds of $14.2 million, representing the maximum number of shares that could be sold under the Facility.  As a result, the Facility is no longer in effect, and no additional shares can be issued thereunder.

Research and Development

Our research and development expenses currently include costs of personnel, supplies, facilities and equipment, consultants, third party costs and other expenses related to preclinical and clinical testing.  Research and development expenses were $18.3 million and $35.6 million for the three and six months ended June 30, 2011, respectively, compared with $19.3 million and $36.9 million for the same periods of 2010.  Research and development expenses were $77.4 million in 2010, compared with $58.1 million in 2009 and $82.6 million in 2008.

Our research and development activities can be divided into those related to our internal projects and those related to collaborative and contract arrangements, which are reimbursed by our customers.  For the three and six months ended June 30, 2011, research and development expenses relating to internal projects were $12.1 million and

$20.9 million, respectively, compared to $14.8 million and $28.5 million for the same periods of 2010.  In 2010, research and development expenses related to internal projects were $58.1 million compared with $42.2 million in 2009 and $58.5 million in 2008.  In 2010, research and development expenses related to collaborative and contract arrangements were $19.3 million compared with $15.9 million in 2009 and $24.1 million in 2008.  Refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations- Research and Development Expenses for further information regarding our research and development expenses.

Competition

The biotechnology and pharmaceutical industries are subject to continuous and substantial technological change.  Competition in the areas of recombinant DNA-based and antibody-based technologies is intense and expected to increase as new technologies emerge and established biotechnology firms and large chemical and pharmaceutical companies continue to advance in the field.  A number of these large pharmaceutical and chemical companies have enhanced their capabilities by entering into arrangements with or acquiring biotechnology companies or entering into business combinations with other large pharmaceutical companies.  Many of these companies have significantly greater financial resources, larger research and development and marketing staffs and larger production facilities than ours.  Moreover, certain of these companies have extensive experience in undertaking preclinical testing and human clinical trials.  These factors may enable other companies to develop products and processes competitive with or superior to ours.  In addition, a significant amount of research in biotechnology is being carried out in universities and other non-profit research organizations.  These entities are becoming increasingly interested in the commercial value of their work and may become more aggressive in seeking patent protection and licensing arrangements.  Furthermore, many companies and universities tend not to announce or disclose important discoveries or development programs until their patent position is secure or, for other reasons, later.  As a result, we may not be able to track development of competitive products, particularly at the early stages.  There can be no assurance that developments by others will not render our products or technologies obsolete or uncompetitive.

Without limiting the foregoing, we are aware of the following competitors for the products and candidates shown in the table below.  This table is not intended to be representative of all existing competitors in the market:

Product/Candidate	Competitors
XOMA 052	Biovitrum AB Eli Lilly and Company MedImmune Novartis AG Regeneron Pharmaceuticals, Inc.
XOMA 3AB	Cangene Corporation Emergent BioSolutions, Inc.

Regulatory

Our products are subject to comprehensive preclinical and clinical testing requirements and to approval processes by the FDA and by similar authorities in other countries.  Our products are primarily regulated on a product-by-product basis under the United States Food, Drug and Cosmetic Act and Section 351(a) of the Public Health Service Act.  Most of our human therapeutic products are or will be classified as biologic products.  Approval of a biologic for commercialization requires licensure of the product and the manufacturing facilities.  The review of therapeutic biologic products is carried out by the FDA’s Center for Drug Evaluation and Research, the body that also reviews drug products.

The FDA regulatory process is carried out in several phases.  Prior to beginning human clinical testing of a proposed new biologic product, an IND is filed with the FDA.  This document contains scientific information on the proposed product, including results of testing of the product in animal and laboratory models.  Also included is information on manufacturing the product and studies on toxicity in animals and a clinical protocol outlining the initial investigation in humans.

The initial stage of clinical testing, Phase 1, ordinarily encompasses safety, pharmacokinetic and pharmacodynamic evaluations.  Phase 2 testing encompasses investigation in specific disease states designed to provide preliminary efficacy data and additional information on safety.  Phase 3 studies are designed to further establish clinical safety and efficacy and to provide information allowing proper labeling of the product following approval.  Phase 3 studies are most commonly multi-center, randomized, placebo-controlled trials in which rigorous statistical methodology is applied to clinical results.  Other designs may also be appropriate in specific circumstances.

Following completion of clinical trials, a BLA is submitted to the FDA to request marketing approval.  Internal FDA committees are formed that evaluate the application, including scientific background information, animal and laboratory efficacy studies, toxicology, manufacturing facility and clinical data.  During the review process, a dialogue between the FDA and the applicant is established in which FDA questions are raised and additional information is submitted.  During the final stages of the approval process, the FDA generally requests presentation of clinical or other data before an FDA advisory committee, at which point, some or all of such data may become available.  Also, during the later stages of review, the FDA conducts an inspection of the manufacturing facility to establish that the product is made in conformity with good manufacturing practice.  If all outstanding issues are satisfactorily resolved and labeling established, the FDA issues a license for the product and for the manufacturing facility, thereby authorizing commercial distribution.

The FDA has substantial discretion in both the product approval process and the manufacturing approval process.  It is not possible to predict at what point, or whether, the FDA will be satisfied with our submissions or whether the FDA will raise questions which may delay or preclude product approval or manufacturing facility approval.  As additional clinical data is accumulated, it will be submitted to the FDA and may have a material impact on the FDA product approval process.  Given that regulatory review is an interactive and continuous process, we have adopted a policy of limiting announcements and comments upon the specific details of the ongoing regulatory review of our products, subject to our obligations under the securities laws, until definitive action is taken.  There can be no assurance any of the products we have under development will be developed successfully, obtain the requisite regulatory approval or be successfully manufactured or marketed.

In Europe, most of our human therapeutic products are or will be classified as biological medicinal products which are assessed through a centralized procedure by the EMA.  The EMA coordinates the evaluation and supervision of medicinal products throughout the European Union and the European Economic Area.  The assessment of the Marketing Authorization Application (“MA”) is carried out by a Rapporteur and a Co-Rapporteur appointed by the Committee for Medicinal Products for Human Use (“CHMP”), which is the expert scientific committee of the EMA.

The Rapporteur and Co-Rapporteur are drawn from the CHMP membership representing member states of the European Union.  In addition to their responsibility for undertaking scientific assessments of an application for a MA, the Rapporteur and the Co-Rapporteur liaise with the applicant on behalf of the CHMP in an effort to provide answers to queries raised by the CHMP.  Their assessment report(s) is circulated to and considered by the full CHMP membership, leading to the production ultimately of a CHMP opinion which is transmitted to the applicant and the European Commission.  The final decision on the grant of a MA is made by the European Commission as the licensing authority of the European Community (“Community”).  Under Community law, a positive decision issued by the European Commission represents the grant of a MA.  Such an authorization allows a medicinal product to be placed on the European market.  Upon the grant of an MA in the European Union, certain member states require pricing approval before the product can be placed into commercial distribution.

Under Community law, the applicant may request grant of a MA under exceptional circumstances if comprehensive data on the efficacy and safety of the drug, under normal conditions of use cannot be provided because its intended indications are encountered so rarely (such as in the case of a medicinal product intended for treating an orphan disease) that comprehensive evidence cannot reasonably be collected, the present state of scientific knowledge will not allow comprehensive information to be collected, or it would be against generally accepted medical ethics to collect comprehensive information.  The Rapporteur, Co-Rapporteur and the other CHMP members will assess the justification/data submitted for exceptional circumstances as part of the overall assessment of the benefit/risk of the application.  It is up to the CHMP, during the review, to ultimately decide on whether grant of a MA under exceptional circumstances is justified on the evidence before them.  Approval under exceptional circumstances is subject to a requirement for specific procedures related to safety and results of its use and is reviewed annually to reassess the risk-benefit balance of the product.  Once approval is granted, the product can be marketed under the single European MA in all member states of the European Union and the European Economic Area.  Consistent with the single MA, the labeling for Europe is identical throughout all member states except that all labeling must be translated into the local language of the country of intended importation and in relation to the content of the so called “blue box” on the outer packaging in which locally required information may be inserted.

Orphan drugs are those intended for use in rare diseases or conditions.  As a result of the high cost of development and the low return on investment for rare diseases, governments provide regulatory and commercial incentives for the development of drugs for small disease populations.  In the United States, the term ‘‘rare disease or condition’’ means any disease or condition which affects less than 200,000 persons in the United States.  Applications for United States orphan drug status are evaluated and granted by the Office of Orphan Products Development (“OOPD”) of the FDA.  In the United States, orphan drugs are subject to the standard regulatory process for marketing approval but are exempt from the payment of user fees for licensure, receive market exclusivity for a period of seven years and some tax benefits, and are eligible for OOPD grants.  In Europe, orphan medicinal products are those intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in 10,000 persons in the Community.  The EMA’s Committee for Orphan Medicinal Products (“COMP”) reviews applications seeking orphan designation.  If the European Commission agrees with a positive assessment made by COMP, then the product will receive a positive designation through adoption of a decision by the European Commission.  Orphan medicinal products are exempt from fees for protocol assistance and scientific advice from the Scientific Advice Working Party during development, reduction or exemption of MA and other fees, and ten-year market exclusivity upon granting of a MA in respect of the approved clinical indication.  Moreover, manufacturers may be eligible for grants or other financial incentives from the Community and Member States programs.

Patents and Trade Secrets

Patent and trade secret protection is important to our business and our future will depend in part on our ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of others.  As a result of our ongoing activities, we hold and have filed applications for a number of patents in the United States and internationally to protect our products and important processes.  We also have obtained or have the right to obtain exclusive licenses to certain patents and applications filed by others.  However, the patent position of biotechnology companies generally is highly uncertain and no consistent policy regarding the breadth of allowed claims has emerged from the actions of the U.S. Patent and Trademark Office (“Patent Office”) with respect to biotechnology patents.  Accordingly, no assurance can be given that our patents will afford protection against competitors with similar technologies, or others will not obtain patents claiming aspects similar to those covered by our patent applications.

We have established a portfolio of patents in the U.S. and Europe for our XOMA 052 program, the longest of which expires in 2027.  U.S. Patent Nos. 7,531,166 and 7,582,742 cover XOMA 052 and other antibodies and antibody fragments with similar binding properties for IL-1 beta, as well as nucleic acids, expression vectors and production cell lines for the manufacture of such antibodies and antibody fragments.  U.S. Patent Nos. 7,744,865, 7,744,866 and 7,943,121 relate to additional IL-1 beta binding antibodies and binding fragments.  U.S. Patent No. 7,695,718 relates to methods of treating Type 2 diabetes with high affinity antibodies and antibody fragments that bind to IL-1 beta, including XOMA 052.  U.S. Patent No. 7,695,717  relates to methods of treating certain IL-1 related inflammatory diseases, including rheumatoid arthritis and osteoarthritis, with XOMA 052 and other antibodies and antibody fragments with similar binding properties for human interleukin-1 beta (IL-1 beta).  U.S. Patent No. 7,829,093 relates to methods of treating diabetes mellitus Type 1 with XOMA 052 or other IL-1 beta antibodies and fragments having similar binding properties.  U.S. Patent No. 7,829,094 relates to methods of treating certain cancers with XOMA 052 or other IL-1beta antibodies and fragments having similar binding properties, with the cancer being selected from multiple myeloma, acute myelogenous leukemia and chronic myelogenous leukemia.  U.S. Patent No. 7,988,968 relates to methods of treating certain IL-1beta related coronary conditions, including myocardial infarction, with XOMA 052 or other IL-1beta antibodies and fragments having similar binding properties,  Also, the European Patent Office granted a patent for XOMA 052, as well as nucleic acids, expression vectors and production cell lines for the manufacture of XOMA 052.

We have exclusively in-licensed a portfolio of patents and applications covering anti-botulinum toxin antibodies from the Regents of the University of California.  These include U.S. Patent Nos. 7,700,738 and 7,999,079, covering certain XOMA 3AB antibodies, the longest of which expire in 2026.

We have established a portfolio of patents related to our bacterial expression technology, including claims to novel promoter sequences, secretion signal sequences, compositions, methods for expression and secretion of recombinant proteins from bacteria, including immunoglobulin gene products, and improved methods and cells for expression of recombinant protein products. U.S. Patent Nos. 5,576,195 and 5,846,818 are related to DNA encoding a pectate lyase signal sequence, recombinant vectors, host cells and methods for production and externalization of recombinant proteins.  U.S. Patent Nos. 5,595,898, 5,698,435 and 5,618,920 relate to secretable immunoglobulin chains, DNA encoding the chains and methods for their recombinant production.  U.S. Patent Nos. 5,693,493, 5,698,417 and 6,204,023 relate to methods for recombinant production/secretion of functional immunoglobulin molecules.  U.S. Patent Nos. 7,094,579, 7,396,661, 7,972,811 and 7,977,068  relate to particular eukaryotic signal sequences and their use in methods for prokaryotic expression of polypeptides and for preparing polypeptide display libraries.  U.S. Patent No. 6,803,210 relates to improved bacterial host cells that are deficient in one or more of the active transport systems for an inducer of an inducible promoter, such as arabinose for an araB promoter, and methods for the use of such cells for the production of recombinant proteins.  Most of the more important European patents in this portfolio expired in July of 2008 or earlier.

We have also established a portfolio of patents related to our mammalian expression technology, including U.S. Patent Nos. 7,192,737, 7,993,915 and 7,794,976, which relate to methods of producing recombinant proteins using particular vectors, including expression vectors comprising multiple copies of a transcription unit encoding a polypeptide separated by at least one selective marker gene.

We have established a portfolio of patents related to our Human Engineering™ technology, including U.S. Patent No. 5,766,886, directed to methods of modifying antibody variable domains to reduce immunogenicity.  We believe that our patented Human Engineering™ technology provides an attractive alternative to other humanization technologies.

If certain patents issued to others are upheld or if certain patent applications filed by others issue and are upheld, we may require certain licenses from others in order to develop and commercialize certain potential products incorporating our technology.  There can be no assurance that such licenses, if required, will be available on acceptable terms.

Where appropriate, we also rely on trade secrets to protect aspects of our technology.  However, trade secrets are difficult to protect.  We protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants and collaborators.  These parties may breach these agreements, and we may not have adequate remedies for any breach.  Our trade secrets may otherwise become known or be independently discovered by competitors.  To the extent that we or our consultants or collaborators use intellectual property owned by others, we may have disputes with our collaborators or consultants or other third parties as to the rights in related or resulting know-how and inventions.

International Operations

We believe that, because the pharmaceutical industry is global in nature, international activities will be a significant part of our future business activities and that, when and if we are able to generate income, a substantial portion of that income may be derived from product sales and other activities outside the United States.

A number of risks are inherent in international operations.  Foreign regulatory agencies often establish standards different from those in the United States.  An inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on our international business, financial condition and results of operations.  International operations may be limited or disrupted by the imposition of government controls, export license requirements, political or economic instability, trade restrictions, changes in tariffs, restrictions on repatriating profits, taxation or difficulties in staffing and managing international operations.  In addition, our business, financial condition and results of operations may be adversely affected by fluctuations in currency exchange rates.  There can be no assurance that we will be able to successfully operate in any foreign market.

Financial information regarding the geographic areas in which we operate is included in Note 12 to the December 31, 2010 Financial Statements: Concentration of Risk, Segment and Geographic Information.

Concentration of Risk

In the first half of 2011, Servier and NIAID accounted for 57% and 38% of our total revenue, neither of which represents a related party to XOMA.  These key customers accounted for 54% and 45% of the accounts receivable balance at June 30, 2011.  The loss of one or more of these customers could have a material adverse effect on our business and financial condition.

In 2010, NIAID, UCB, and Takeda each accounted for more than 10% of our total revenue, none of which represents a related party to XOMA.  These key customers accounted for 87% of our total revenue in 2010 and NIAID was responsible for 23% of the accounts receivable balance at December 31, 2010.  Servier accounted for an additional 72% of the accounts receivable balance at December 31, 2010.  The loss of one or more of these customers could have a material adverse effect on our business and financial condition.

In 2009, Takeda and Genentech each accounted for more than 10% of our total revenue, none of which represents a related party to XOMA.  These key customers accounted for 65% of our total revenue in 2009, but were not responsible for any of the accounts receivable balance at December 31, 2009.  NIAID, Arana, and Kaketsuken accounted for 90% of the accounts receivable balance at December 31, 2009.  In 2008, Genentech, Novartis, and Merck/Schering-Plough each provided more than 10% of our total revenue, none of which represent a related party to XOMA.

Organization

We were incorporated in Delaware in 1981 and became a Bermuda exempted company effective December 31, 1998, when we completed a shareholder-approved corporate reorganization, changing our legal domicile from Delaware to Bermuda and our name to XOMA Ltd.  When referring to a time or period before December 31, 1998, or when the context so requires, the terms “Company” and “XOMA” refer to XOMA Corporation, a Delaware corporation and the predecessor of XOMA Ltd.

Employees

As of September 29, 2011, we employed approximately 245 full-time employees, none of which are unionized, at our facilities, principally in Berkeley, California.  Our employees are primarily engaged in clinical, process development, research and product development, and in executive, business development, finance and administrative positions.  We consider our employee relations to be excellent.

Properties

Our corporate headquarters and development and manufacturing facilities are located in Berkeley and Emeryville, California.  We currently lease five buildings, and space in a sixth building, for which we have a sublease tenant under contract through May of 2014.  These buildings house our research and development laboratories, manufacturing facilities and office space.  A separate pilot scale manufacturing facility is owned by us.  Our building leases expire in the period from 2012 to 2014 and total minimum lease payments due from October of 2011 until expiration of the leases are $10.0 million.  We have the option to renew our lease agreements for periods ranging from three to ten years.

On January 15, 2009, we announced a workforce reduction of approximately 42%.  As a result, in the second quarter of 2009, we vacated one of our leased buildings and recorded a restructuring charge of $0.5 million primarily related to the net present value of the net future minimum lease payments at the cease-use date, less the estimated future sublease income.  Effective December of 2010, we entered into a sublease agreement for this building.  The remaining liability related to this lease was approximately $0.2 million at June 30, 2011.

Additionally, as a result of the 2009 workforce reduction, we temporarily vacated a building in order to optimize our facility usage. The net book value of fixed assets in the vacant building potentially subject to write-down was approximately $3.5 million as of December 31, 2010. In the first half of 2011, we increased manufacturing and regulatory activities relating to the continued development of XOMA 052 as part of our license and collaboration agreement with Servier. Due to the increased capacity requirements resulting from these activities, we moved our pilot scale manufacturing team into this facility in the first half of 2011. We no longer have any vacant buildings.

Legal Proceedings

On April 9, 2009, a complaint was filed in the Superior Court of Alameda County, California, in a lawsuit captioned Hedrick et al. v. Genentech, Inc. et al, Case No. 09-446158.  The complaint asserts claims against Genentech, us and others for alleged strict liability for failure to warn, strict product liability, negligence, breach of warranty, fraudulent concealment, wrongful death and other claims based on injuries alleged to have occurred as a result of three individuals’ treatment with RAPTIVA®.  The complaint seeks unspecified compensatory and punitive damages.  Since then, additional complaints have been filed in the same court, bringing the total number of pending cases to seventy five.  The cases have been consolidated as a coordinated proceeding.  All of the complaints allege the same claims and seek the same types of damages based on injuries alleged to have occurred as a result of the plaintiffs’ treatment with RAPTIVA®.  On July 15, 2011, the Court dismissed with prejudice one of the cases in this coordinated proceeding, White v. Genentech, Inc., et al, Case No. RG-09-484026.  On September 8, 2011, the Court granted defendants’ Motions for Summary Judgment in two cases, Guerrero (Case No. RG-10-518396) and Harwell (Case No. RG-09-464039), and dismissed both cases.  On September 19, 2011, the Court sustained defendants’ Demurrer to another case (Young, Case No. RG-11-569879) and dismissed the complaint.  Our agreement with Genentech provides for an indemnity of XOMA and payment of legal fees by Genentech which we believe is applicable to these matters.  We believe the claims against us to be without merit and intend to defend against them vigorously.

On August 4, 2010, a petition was filed in the District Court of Dallas County, Texas in a case captioned McCall v. Genentech, Inc., et al., No. 10-09544.  The defendants filed a Notice of Removal to the United States District Court for the Northern District of Texas on September 3, 2010.  The removed case is captioned McCall v. Genentech, Inc., et al., No. 3:10-cv-01747-B.  The parties have fully briefed the plaintiff’s Motion to Remand and are awaiting a final ruling from the Court.  The petition asserts personal injury claims against Genentech, us and others arising out of the plaintiff’s treatment with RAPTIVA®.  The petition alleges claims based on negligence, strict liability, misrepresentation and suppression, conspiracy, and actual and constructive fraud.  The petition seeks compensatory damages and punitive damages in an unspecified amount.  On June 6, 2011, the Court dismissed plaintiff’s claims of negligent misrepresentation, fraud, and conspiracy.  Our agreement with Genentech provides for an indemnity of XOMA and payment of legal fees by Genentech which we believe is applicable to this matter.  We believe the claims against us to be without merit and intend to defend against them vigorously.

On January 7, 2011, a complaint was filed in the United States District Court for the Northern District of Texas in a case captioned Massa v. Genentech, Inc., et al., No. 4:11CV70.  On January 11, 2011, a complaint was filed in the United States District Court for the District of Massachusetts in a case captioned Sylvia, et al. v. Genentech, Inc., et al., No. 1:11-cv-10054-MLW.  These two complaints allege the same claims against Genentech, us and others and seek the same types of damages as the complaints filed in the Superior Court of Alameda County, California referenced above.  Our agreement with Genentech provides for an indemnity of XOMA and payment of legal fees by Genentech which we believe is applicable to these matters.  We believe the claims against us to be without merit and intend to defend against them vigorously.

On April 8, 2011, four complaints were filed in the United States District Court for the Eastern District of Michigan.  The cases are captioned:  Muniz v. Genentech, et al., 5:11-cv-11489-JCO-RSW; Tifenthal v. Genentech, et al., 2:11-cv-11488-DPH-LJM; Blair v. Genentech, et al., 2:11-cv-11463-SFC-MJH; and Marsh v. Genentech, et al., 2:11-cv-11462-RHC-MKM.  The complaints allege the same claims against Genentech, us and others and seek the same types of damages as the complaints filed in the Superior Court of Alameda County, California referenced above.  All four cases have been transferred to the United States District Court for the Western District of Michigan.  Genentech and we have filed Motions to Dismiss all four actions and are awaiting a decision from the Court.  Our agreement with Genentech provides for an indemnity of XOMA and payment of legal fees by Genentech which we believe is applicable to this matter.  We believe the claims against us to be without merit and intend to defend against them vigorously.

MANAGEMENT

The following table sets out information for each of our directors and executive officers.

Name	Age	Title
John Varian	52	Interim Chief Executive Officer, Director
Patrick J. Scannon, M.D., Ph.D.	64	Executive Vice President and Chief Scientific Officer, Director
Fred Kurland	61	Vice President, Finance and Chief Financial Officer
Christopher J. Margolin, Esq.	65	Vice President, General Counsel and Secretary
Paul Rubin, M.D.	58	Vice President, Clinical Development and Chief Medical Officer
W. Denman Van Ness	68	Chairman of the Board, Lead Independent Director
William K. Bowes, Jr.	85	Director
Peter Barton Hutt	77	Director
Timothy P. Walbert	44	Director
Jack L. Wyszomierski	56	Director

The Board of Directors elects all officers annually.  There is no family relationship between or among any of the officers or directors.  The following are brief biographies of each of our executive officers and directors.

Executive Officers

John Varian has been a director since December of 2008 and became the Company’s Interim Chief Executive Officer in August of 2011.  He served as Chief Operating Officer of Aryx Therapeutics from December of 2003 to August of 2011 and as its Chief Financial Officer from April of 2006 to March of 2011.  Prior to joining Aryx Therapeutics, Mr. Varian was the CFO of Genset S.A., where he was a key member of the team negotiating the company’s sale to Serono S.A. in 2002.  Mr. Varian served on the Board of Nventa Biopharmaceuticals Corporation until the company merged with Akela Pharma Inc. in March of 2009.  From October of 1998 to April of 2000, Mr. Varian served as Senior Vice President, Finance and Administration of Elan Pharmaceuticals, Inc., joining the company as part of its acquisition of Neurex Corporation.  Prior to the acquisition, he served as Neurex Corporation’s CFO from June of 1997 until October of 1998.  From 1991 until 1997, Mr. Varian served as the VP Finance and CFO of Anergen Inc.  Mr. Varian was an Audit Principal/Senior Manager at Ernst & Young from 1987 until 1991 where he focused on life sciences.  He is a founding member of the Bay Area Bioscience Center and a former chairman of the Association of Bioscience Financial Officers International Conference.  Mr. Varian received a B.B.A. degree from Western Michigan University.  Mr. Varian has significant experience in building biopharmaceutical companies and brings a specific focus on financing, corporate financial management and related matters to the Board.

Patrick J. Scannon, M.D., Ph.D. is one of the Company’s founders and has served as a director since its formation.  Dr. Scannon became Executive Vice President and Chief Scientific Officer in February of 2011.  Previously, he was Executive Vice President and Chief Medical Officer beginning in March of 2009 and served as Executive Vice President and Chief Biotechnology Officer from May of 2006 until March of 2009, Chief Scientific and Medical Officer from March of 1993 until May of 2006, Senior Vice President from May of 1999 to May of 2006, Vice Chairman, Scientific and Medical Affairs from April of 1992 to March of 1993 and President from the Company’s formation until April of 1992.  In 2007, Dr. Scannon was invited to join the newly formed National Biodefense Science Board, reporting to the Secretary of the Department of Health and Human Services.  He also serves on the Defense Sciences Research Council for the Defense Advanced Research Projects Agency (DARPA) and on the Threat Reduction Advisory Committee for the Department of Defense.  In 2007, he was appointed to the Board of Directors of Pain Therapeutics, Inc, a biopharmaceutical company.  From 1979 until 1981, Dr. Scannon was a clinical research scientist at the Letterman Army Institute of Research in San Francisco.  A Board-certified internist, Dr. Scannon holds a Ph.D. in organic chemistry from the University of California, Berkeley and an M.D. from the Medical College of Georgia.  Dr. Scannon’s experience in founding and building the Company is integral to the Company and its mission.  His medical and scientific background, experience in all aspects of biopharmaceutical product discovery and development, board and government advisory experience and operational knowledge provide strategic guidance to the Company and the Board.

Fred Kurland is the Company’s Vice President, Finance and Chief Financial Officer.  He joined the Company on December 28, 2008.  Mr. Kurland is responsible for directing the Company’s financial strategy, accounting, financial planning and investor relations functions.  He has more than 30 years of experience in biotechnology and pharmaceutical companies including Aviron/MedImmune, Protein Design Labs and Syntex/Roche.  Prior to joining XOMA, Mr. Kurland served as Chief Financial Officer of Bayhill Therapeutics, Inc., Corcept Therapeutics Incorporated and Genitope Corporation.  From 1998 to 2002, Mr. Kurland served as Senior Vice President and Chief Financial Officer of Aviron, acquired by MedImmune in 2001 and developer of FluMist.  From 1996 to 1998, he was Vice President and Chief Financial Officer of Protein Design Labs, Inc., an antibody design company, and from 1995 to 1996, he served as Vice President and Chief Financial Officer of Applied Immune Sciences, Inc.  Mr. Kurland also held a number of financial management positions at Syntex Corporation, a pharmaceutical company acquired by Roche, including Vice President and Controller between 1991 and 1995.  He received his J.D. and M.B.A. degrees from the University of Chicago and his B.S. degree from Lehigh University.

Christopher J. Margolin is the Company’s Vice President, General Counsel and Secretary.  During his time with the Company, Mr. Margolin has been responsible for the legal and intellectual property function and, at various times, the business development, human resources and licensing functions.  Prior to joining the Company in 1991, Mr. Margolin was a corporate attorney holding several different executive legal positions for Raychem Corporation, an international high technology company, for 11 years.  From 1975 to 1980, he was a division counsel for TRW Inc. and from 1972 to 1975, he was an associate at the law firm of McCutchen, Black, Verleger and Shea in Los Angeles.   Mr. Margolin holds a B.A. from Princeton University, a J.D. from the University of Pennsylvania and an M.B.A. from the University of California, Los Angeles.

Paul Rubin, M.D. is the Company’s Vice President, Clinical Development and Chief Medical Officer.  He joined the Company in June of 2011.  Prior to joining the Company, Dr. Rubin was Chief Medical Officer at Funxional Therapeutics Ltd., and he was Chief Executive Officer of Resolvyx Pharmaceuticals, Inc. from 2007 to 2009 and President and Chief Executive Officer of Critical Therapeutics, Inc. from 2002 to 2007.  From 1996 to 2002, Dr. Rubin was associated with Sepracor, where he served as Senior Vice President, Development, and later as Executive Vice President, Research & Development.  He was responsible for the successful development of all of Sepracor’s internally developed approved products including Xopenex®, Lunesta®, Xopenex HFA® and Brovana®.  From 1993 to 1996, Dr. Rubin held senior level positions at Glaxo-Wellcome Pharmaceuticals, most recently as Vice President of Worldwide Clinical Pharmacology and Early Clinical Development.  He was associated with Abbott from 1987 to 1993, including as Vice President, Immunology and Endocrinology, where he successfully advanced zilueton, the first 5-lipoxygenase inhibitor, from discovery to approval for the treatment of asthma.  Dr. Rubin received a BA from Occidental College and his M.D. from Rush Medical College.  He completed his training in internal medicine at the University of Wisconsin.

Directors

In addition to Mr. Varian and Dr. Scannon, the following individuals are our directors.

W. Denman Van Ness has been a director since October of 1981 and was appointed Lead Independent Director in January of 2008 and Chairman of the Board in August of 2011.  He is Chairman of Hidden Hill Advisors, a venture capital consulting firm.  From April of 1996 through October of 1999, he was a Managing Director of CIBC Capital Partners, an international merchant banking organization.  From 1986 to 1996, Mr. Van Ness was a General Partner of Olympic Venture Partners II and Rainier Venture Partners, venture capital funds, and from 1977 until 1985, he was a General Partner of the venture capital group at Hambrecht & Quist, the manager of several venture capital funds.  Mr. Van Ness brings to the Board an extensive understanding of corporate development and background in assessing a wide range of corporate funding sources and partnering opportunities.  His leadership skills, including past service on the boards of other companies, contribute to his roles as Chairman of the Board and Lead Independent Director.

William K. Bowes, Jr. has been a director since February of 1986.  He has been a General Partner of U.S. Venture Partners since 1981 and currently holds the position of Founding Partner.  Mr. Bowes is a member of the Board or the Business Advisory Council of a number of academic initiatives at institutions such as Harvard University, Stanford University, the University of California, San Francisco and the University of California, Berkeley.

Mr. Bowes provides exceptional knowledge and advice on capital markets and development strategies for biopharmaceutical companies.

Peter Barton Hutt, former Chief Counsel for the Food and Drug Administration (FDA), became a director in May of 2005.  Mr. Hutt is currently Senior Counsel to the Washington, D.C. law firm of Covington & Burling, specializing in food and drug law.  Since 1994, he has taught a course on food and drug law at Harvard Law School and taught the same course at Stanford Law School in 1998.  He is also a co-author of Food and Drug Law: Cases and Materials.  Mr. Hutt is a member of the Institute of Medicine (IOM) of the National Academy of Sciences (NAS).  He has served on a wide variety of academic and advisory boards, including the Panel on the Administrative Restructuring of the National Institutes of Health (NIH).  He serves as Legal Counsel to the Society of Risk Analysis as well as the American College of Toxicology.  Formerly, he has served on the IOM Executive Committee, Advisory Committee to the Director of the NIH, the NAS Committee on Research Training in the Biomedical and Behavioral Sciences, and the National Committee to Review Current Procedures for Approval of New Drugs for Cancer and AIDS established by the President’s Cancer Panel of the National Cancer Institute at the request of President George Bush.  Mr. Hutt received his undergraduate degree from Yale University, and law degrees from Harvard University and New York University.  Mr. Hutt currently serves as a director of Celera Corporation, Ista Pharmaceuticals, and Momenta Pharmaceuticals.  Mr. Hutt’s extensive and unique combination of legal, government, and industry experience is a key asset to the Board.  He brings significant insight into the  regulatory aspects of pharmaceutical development.

Timothy P. Walbert has been a director since November of 2010.  Mr. Walbert is Chairman, President and Chief Executive Officer of Horizon Pharma, a privately held biopharmaceutical company focused on developing and commercializing innovative medicines for unmet therapeutic needs in arthritis, pain and inflammatory diseases.  Horizon has raised private equity of over $100 million and has an upcoming FDA action date in January for its lead product candidate HZT-501 for treatment of osteoarthritis, rheumatoid arthritis and pain.  While at Horizon, Mr. Walbert recently orchestrated the strategic acquisition of Nitec Pharma AG, broadening Horizon’s product portfolio.  From 2007 until 2009, Mr. Walbert was President, Chief Executive Officer and a director of IDM Pharma, Inc., a publicly traded oncology-focused biotechnology company.  During his tenure, he drove the process of achieving European regulatory approval for MEPACT™ for the treatment of osteosarcoma, reorganized the company and its management team, and led the successful acquisition of IDM by Takeda America.  Prior to IDM, he was Executive Vice President of Commercial Operations for NeoPharm, Inc., a publicly traded biopharmaceutical company, where he oversaw global marketing, sales, reimbursement and business development.  From 2001 to 2005, Mr. Walbert was with Abbott in positions of increasing responsibility, most recently as Vice President, International Marketing responsible for overseeing strategy for the global cardiovascular franchise.  As Abbott’s Divisional Vice President and General Manger for Immunology, Mr. Walbert created and had full P&L management of the global immunology franchise that led the global development and introduction of HUMIRA®, the multi-indication biologic that was the most successful launch in Abbott’s history and is on track for over $6 billion in annual sales in 2010.  Prior to his tenure at Abbott, Mr. Walbert was with Searle/Pharmacia where he held several marketing roles for CELEBREX® in North America and coordinated international CELEBREX® launch and post-launch activities in key global markets.  Mr. Walbert holds a B.A. degree from Muhlenberg College, Allentown, PA.  He serves on the Board of the Illinois Biotechnology Association and the Greater Chicago Arthritis Foundation.

Jack L. Wyszomierski has been a director since August of 2010.  From 2004 until his retirement in 2009, Mr. Wyszomierski was Executive Vice President and Chief Financial Officer of VWR International, LLC, a global laboratory supply, equipment and distribution business that serves the world’s pharmaceutical and biotechnology companies, as well as industrial and governmental organizations.  At Schering-Plough, a global health care company which had worldwide sales of over $8 billion in 2004, Mr. Wyszomierski held positions of increasing responsibility from 1982 to 2004 culminating in his appointment as Executive Vice President and Chief Financial Officer.  Mr. Wyszomierski also serves on the Board of Directors of Athersys, Inc. and Exelixis, Inc.  He holds an M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University.

Board Matters

Board Leadership Structure and Risk Oversight

Historically, the Board chose to combine the principal executive officer and Board chairman positions and beginning in 2008 appointed a Lead Independent Director.  Upon the resignation of our previous Chairman of the Board, Chief Executive Officer and President, Steven B. Engle, the Board determined to bifurcate the positions of Chairman of the Board and Chief Executive Officer, at least until a permanent Chief Executive Officer is found and the matter can be reconsidered in light of a particular candidate or candidates, and appointed John Varian, who is also a member of the Board, as Interim Chief Executive Officer and W. Denman Van Ness, who is also the Lead Independent Director, as Chairman of the Board.  As Chairman of the Board and Lead Independent Director, Mr. Van Ness has the responsibility of presiding at all executive sessions of the Board, consulting with the Interim Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the independent directors, including maintaining frequent contact with the Interim Chief Executive Officer, advising the Board on the efficiency of its meetings, and facilitating teamwork and communication between the independent directors and management, as well as additional responsibilities.  The independent directors believe that Mr. Van Ness’s leadership skills and style make him the best-qualified director to serve as Chairman of the Board.  Mr. Van Ness was selected as Lead Independent Director based on his extensive experience with the Company and his leadership skills.

The Board is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately.  As set forth in the Audit Committee charter, the Audit Committee meets periodically with management in order to review the Company’s major financial exposures and the steps management has taken to monitor and control such exposures.  In fulfilling this role, the Audit Committee conducts periodic risk assessments and reports its findings to the full Board.  The Audit Committee also oversees related-party transactions.

Board Meetings

During the fiscal year ended December 31, 2010, the Board held 10 meetings.  Each Board member attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during the last fiscal year.  Each of Messrs. Bowes, Hutt, Van Ness, Walbert and Wyszomierski is “independent” as defined in the listing standards of The NASDAQ Stock Market (“NASDAQ”), and Mr. Varian was “independent” as defined in such standards until his appointment as Interim Chief Executive Officer in August of 2011.  Directors are encouraged to attend the Company’s annual general meetings of shareholders where practicable.  All of the current directors, except Mr. Varian, attended last year’s annual general meeting of shareholders.

The Board has standing audit, compensation and nominating & governance committees.

Compensation Committee

The Compensation Committee is responsible for recommending and reviewing the compensation, including options and perquisites, of the Company’s officers and other employees.  The Compensation Committee, currently consisting of Messrs. Bowes, Van Ness, Walbert and Wyszomierski, held two meetings during 2010.  The Board has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.xoma.com.  See “Compensation Committee Report on Executive Compensation” and “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee who served on the Compensation Committee in 2010 or who presently serve on the Compensation Committee has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions.

Nominating & Governance Committee

The Nominating & Governance Committee assists the Board by identifying individuals qualified to become Board members, recommends to the Board the director nominees for the next annual general meeting of shareholders, recommends to the Board the director nominees for each committee and develops, recommends to the Board and oversees the governance principles applicable to the Company.  The Nominating & Governance Committee, currently consisting of Messrs. Bowes (Chairman), Hutt, Van Ness and Walbert, held three meetings during 2010.  Each member of the Nominating & Governance Committee is “independent” as defined in the listing standards of NASDAQ.  The Board has adopted a written charter for the Nominating & Governance Committee, a copy of which is available on the Company’s website at www.xoma.com.

The Nominating & Governance Committee’s charter provides that the committee will, on behalf of the Board, review letters from shareholders regarding the Company’s annual general meeting and governance process.  Beyond this, the committee has no formal policy regarding consideration of director candidates recommended by shareholders, in large part because the Company has never received from any of its shareholders a recommendation of a director nominee with reasonably adequate qualifications.  The need for a more formal policy was considered and determined to be unnecessary by the committee.  The committee will consider candidates recommended by shareholders, and a shareholder wishing to submit a recommendation should send a letter to the Secretary of the Company at 2910 Seventh Street, Berkeley, California 94710.  The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a complete listing of the candidate’s qualifications to serve on the Board, the candidate’s current principal occupation, most recent five-year employment history and current directorships and a statement that the proposed nominee has consented to the nomination, as well as contact information for both the candidate and the author of the letter.  Shareholders may also nominate candidates who are not first recommended to the Nominating & Governance Committee by following procedures set forth in our bye-laws.

To be considered by the Nominating & Governance Committee, a director nominee must have experience as a board member or senior officer of a company in the healthcare or other industries, have a strong financial background, be a leading participant in another field relative to the Company’s business or have achieved national prominence in a relevant field as a faculty member, professional or government official.  In addition to these minimum requirements, the committee seeks director candidates based on a number of qualifications, including their independence, knowledge, judgment, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and complement the Board’s existing strengths.  The Board believes that diversity with respect to all of these factors is an important consideration in appropriate Board composition.

The Board and the Nominating & Governance Committee begin the process of identifying and evaluating director nominees by seeking recommendations from a wide variety of contacts, including current executive officers and directors and industry, academic and community leaders.  The Board or the committee may retain a search firm to identify and screen candidates, conduct reference checks, prepare biographies for review by the committee and the Board and assist in setting up interviews.  The Nominating & Governance Committee and one or more of the Company’s other directors interview candidates, and the committee selects, and recommends to the full Board, nominees that best suit the Company’s needs.

Audit Committee

The Audit Committee is primarily responsible for approving the services performed by the Company’s independent registered public accounting firm and reviewing the Company’s accounting practices and systems of internal accounting controls.  In 2010, this committee held eight meetings and consisted of Messrs. Van Ness, Varian (Chairman) and Wyszomierski.  In August of 2011, in connection with Mr. Varian’s appointment as Interim Chief Executive Officer, Mr. Bowes was named to the Audit Committee, Mr. Varian resigned from the Audit Committee and as its Chairman and Mr. Wyszomierski was named Chairman of the Audit Committee.  Each member of the Audit Committee is “independent” as defined in the listing standards of NASDAQ.  The Board has determined that Mr. Wyszomierski is, and while serving on the committee Mr. Varian was, an “audit committee financial expert” as defined by the rules of the SEC.  The Board has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.xoma.com.

In accordance with rules established by the SEC, the Audit Committee prepared the following report for inclusion in the proxy statement relating to our 2011 annual general meeting of shareholders:

As part of its ongoing activities, the Audit Committee has:

•
met with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting, and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel;

•	regularly met privately with the independent registered public accounting firm, who have unrestricted access to the committee;

•	recommended the appointment of the independent registered public accounting firm and reviewed periodically their performance and independence from management;

•	reviewed the Company’s financing plans and reported recommendations to the full Board for approval and to authorize action;

•	reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010;

•
discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

•
received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with the independent registered public accounting firm their independence.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary objectives of the Company’s compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company’s shareholders over the long term through the creation of shareholder value and achievement of strategic corporate objectives that are fundamental to our business model.  We attract and retain executives by benchmarking against peer companies in our industry to ensure that our compensation packages remain competitive.  This practice is discussed in greater detail below under the heading “Benchmarking.” When creating an executive’s overall compensation package, the different elements of compensation are considered in light of the role the executive will play in our achieving near term and longer term goals as well as the compensation packages provided to similarly situated executives at peer companies.  We also tie short and long-term cash and equity rewards to the achievement of measurable corporate and individual performance criteria to create incentives that we believe enhance executive performance.  Such performance criteria vary depending on individual executives’ roles, but include value-adding achievements such as revenue generation, cost reduction, gains in production efficiency and timely completion of undertakings.  None of our employees are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Benchmarking

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee.  In accordance with this authority, the Compensation Committee has retained the services of Compensia, an independent consulting firm that specializes in executive compensation consulting (the “Consultant”), to assist the Compensation Committee in evaluating the Company’s executive compensation program against the relevant market and to review executive compensation changes.  The Consultant looked at base salary, incentive compensation, long-term share options and benefits.  No other services were provided by the Consultant.

The Consultant created a survey (the “Executive Compensation Survey”) which compared the Company’s executive pay levels to those of a peer group of 15 companies.  The peer group was developed by targeting Phase 2 business and labor comparators with similar market capitalization.  The companies that comprised the peer group are: Ardea Biosciences, ArQule, Array BioPharma, Curis, Cytokinetics, Idera Pharmaceuticals, Immunomedics, Infinity Pharmaceuticals, Lexicon Pharmaceuticals, Micromet, Neurocrine Biosciences, Peregrine Pharmaceuticals, Rigel Pharmaceuticals, Sangamo Biosciences and Trubion Pharmaceuticals.  In preparing the Executive Compensation Survey, the Compensation Committee has relied on the Consultant to conduct its own research, compile its own survey data and provide a summary of such data relevant to the Compensation Committee’s decisions with respect to setting executive compensation levels.

As noted above, the Compensation Committee considers various benchmarks (i.e., the 25th percentile, the 50th percentile and the 75th percentile) based on the Executive Compensation Survey and chooses a benchmark for a particular year based on the level it deems most appropriate for the Company.  For 2011, the Compensation Committee chose the 50th percentile as the benchmark.  This process is performed to ensure that total compensation is competitive within the industry and appropriate when certain levels of performance are achieved.  If, based on this evaluation, the Compensation Committee determines that the Company’s current compensation levels are not appropriate or tailored to our compensation objectives, then the Compensation Committee may adjust the applicable compensation levels and targets accordingly.

As part of the benchmarking process, the Compensation Committee recognizes the practical reality that job responsibilities of persons with similar titles may vary significantly from company to company, and that a person’s title is not necessarily descriptive of a person’s duties.  The Compensation Committee considers the scope and complexity of executive positions within the Executive Compensation Survey and compares these positions to the scope and complexity of our executive positions.  The result is an assessment of the compensation being paid to our executives in light of the compensation being paid to persons performing duties of similar scope and complexity at the companies participating in the Executive Compensation Survey.  The Compensation Committee uses this assessment to assist it in making decisions regarding appropriate compensation levels for our executive positions.  The underlying principle of the evaluation methodology is to focus on identifying those positions that have a scope and complexity of responsibilities that are comparable to those duties exercised by each of our particular executives.

Compensation Components

Base Salary.    The level of compensation paid to an officer is determined on the basis of the individual’s overall experience, responsibility, performance and compensation level in his or her prior position (for newly hired officers), the individual’s overall performance and compensation level at the Company during the prior year (for current employees), the compensation levels of peer companies (including the biotechnology companies listed above) and other labor markets in which the Company competes for employees, the performance of the Company’s common shares during the prior fiscal year and such other factors as may be appropriately considered by the Board, by the Compensation Committee and by management in making its proposals to the Compensation Committee.

Long-Term Incentive Program.    Long-term incentive compensation principally takes the form of incentive and non-qualified option grants pursuant to shareholder-approved equity-based compensation plans.  These grants are designed to promote the convergence of long-term interests between the Company’s key employees and its shareholders; specifically, the value of options granted will increase or decrease with the value of the Company’s common shares.  In this manner, key individuals are rewarded commensurately with increases in shareholder value.  These grants also typically include a 4-year vesting period to encourage continued employment.  The size of a particular option grant is determined based on the individual’s position and contribution to the Company.

For grants during 2010, the number of options granted were determined based on employee performance and perceived potential, the numbers of options granted to such individuals in the previous fiscal year, the aggregate number of options held by each such individual, the number of options granted to similarly situated individuals in the pharmaceutical and biotechnology industries, the price of the Company’s common shares relative to other companies in such industries and the resulting relative value of such options.  It was also noted that all outstanding options had exercise prices in excess of the current market price of the common shares.  No specific measures of corporate performance were considered.

In March of 2010, Mr. Engle was granted options to purchase 226,665 common shares, Dr. Scannon was granted options to purchase 79,999 common shares, Mr. Kurland was granted options to purchase 73,332 common shares, Mr. Margolin was granted options to purchase 83,332 common shares, and Mr. Wells was granted options to purchase 16,665 common shares.  These numbers were arrived at after consideration of the factors described in the foregoing paragraph, without any of such factors being assigned a specific weighting or measured against quantified criteria, except when considering the number of options granted to similarly situated individuals in the pharmaceutical and biotechnology industries.  In considering that factor, the number of options granted was benchmarked against the 50th percentile of the peer group companies.

Historically, option grants intended as long-term incentive compensation have been made pursuant to the Company’s 1981 Share Option Plan (the “Option Plan”) and Restricted Share Plan (the “Restricted Plan”).  In May of 2010, the Compensation Committee and the full Board adopted, and in July of 2010 the Company’s shareholders approved, a new equity-based compensation plan, the 2010 Long Term Incentive and Share Award Plan (the “Long Term Incentive Plan”).  The Long Term Incentive Plan is intended to consolidate the Company’s long-term incentive compensation under a single plan, by replacing the Option Plan, the Restricted Plan and the 1992 Directors Share Option Plan going forward, and to provide a more current set of terms pursuant to which to provide this type of compensation.

Cash Bonus Plans

CICP.     In 2004, the Compensation Committee, the Board and the shareholders approved the CEO Incentive Compensation Plan (the “CICP”) in order to make the Chief Executive Officer’s (“CEO”) compensation more commensurate with that of industry peers and because the Compensation Committee believed that it was not appropriate to include the CEO in the Management Incentive Compensation Plan given the CEO’s active role in administering that plan.

Only our CEO is eligible to participate in the CICP and, depending on his or her performance and that of the Company, earn incentive compensation.  (In determining his compensation arrangement in connection with his appointment as Interim Chief Executive Officer, Mr. Varian agreed that he would not be eligible to participate in the CICP.) As soon as practicable after the end of each fiscal year (the “Plan Period”), the Compensation Committee recommends to the Board and the Board determines whether and to what extent certain pre-established Company objectives for that Plan Period (“Company Objectives”) have been met, each Company Objective having been assigned a percentage toward completion of the Company Objectives overall (each, a “Achievement Percentage”).  For each Plan Period, unless 70% of the Company Objectives for that Plan Period have been met, no incentive compensation will be awarded.  The Board retains considerable discretion both in determining the extent to which the Company Objectives are achieved and in considering additional factors which may influence its overall determinations.

The incentive compensation under the CICP is weighted based 70% on meeting Company Objectives and 30% based on a discretionary evaluation by the Compensation Committee.  The award opportunity range for the CEO expressed as a percentage of his or her base salary is as follows: minimum award opportunity—25%; target award opportunity—50%; and maximum award opportunity—75%, in each case, of base salary.

The performance of the CEO is typically rated as soon as practicable following the conclusion of the Plan Period.  Distribution of incentive compensation is generally made in February or March of the succeeding year after the Plan Period.  The incentive awards granted under the CICP are payable in cash.

MICP.    Certain employees are also compensated through the Management Incentive Compensation Plan (the “MICP”), in which officers (other than the CEO and the Interim Chief Executive Officer) and employees who have the title of Senior Director, Director or Manager, as well as certain additional discretionary participants chosen by the CEO, are eligible to participate.  Under the MICP, at the beginning of each Plan Period, the Board (with advice from the Compensation Committee) establishes a target incentive compensation pool, which is then adjusted at year-end to reflect the Company’s performance in achieving the Company Objectives.

After each Plan Period, the Board, based on the recommendation of the Compensation Committee, makes a determination as to the performance of the Company and MICP participants in meeting the Company Objectives and individual objectives for that Plan Period, which are determined from time to time by the Board in its sole discretion.  Awards to MICP participants vary depending upon the level of achievement of the Company Objectives, the size of the incentive compensation pool and the MICP participants’ base salaries and performance during the Plan Period as well as their expected ongoing contribution to the Company.  The Company must meet a minimum percentage of the Company Objectives (currently 70%) for a particular Plan Period before any awards are made under the MICP for that Plan Period.  The Board retains considerable discretion both in determining the extent to which the Company Objectives are achieved and in considering additional factors which may influence its overall determinations.

For officers, including the executive officers named in the “Summary Compensation Table” below other than the CEO, the incentive compensation under the MICP is weighted based 50% on meeting Company Objectives, 30% based on individual objectives and 20% based on a discretionary evaluation by the CEO.  The target awards for these officers as a percentage of base salary range from 30% to 40%, with an award opportunity range of 15% to 60% of base salary.  For other MICP participants, the incentive compensation is weighted based either 40% or 30% on meeting Company Objectives, either 40% or 50% on individual objectives and, in all cases, 20% on a discretionary evaluation by the CEO.  The award opportunities for these participants as a percentage of base salary range from a minimum of 5% to a maximum of 37.5% of base salary, depending on among other things the participants’ position within the Company.  It is anticipated that Mr. Varian, as Interim Chief Executive Officer, will be responsible for the discretionary evaluations by the CEO described above.

The performance of the MICP participants is typically rated as soon as practicable following the conclusion of the Plan Period.  Distribution of incentive compensation is generally made in February or March of the succeeding year after the Plan Period.  Awards under the MICP are payable in cash.

For 2010, 119 individuals were determined to be eligible to participate in the MICP, including all of the executive officers named in the “Summary Compensation Table” below other than Mr. Engle.

BCP.    Employees who are not eligible to participate in the CICP or the MICP are also compensated through the Bonus Compensation Plan (the “BCP”).  Under the BCP, at the beginning of each Plan Period, the Board (with advice from the Compensation Committee) establishes a target incentive compensation pool, which is then adjusted at year-end to reflect the Company’s performance in achieving the Company Objectives.

After each Plan Period, the Board, based on the recommendation of the Compensation Committee, makes a determination as to the performance of the Company and BCP participants in meeting the Company Objectives, which are determined from time to time by the Board in its sole discretion.  Awards to BCP participants vary depending upon the level of achievement of the Company Objectives, the size of the incentive compensation pool and the BCP participants’ base salaries.  The Company must meet a minimum percentage of the Company Objectives (currently 70%) before any awards are made under the BCP.  Awards under the BCP are payable in cash.

For 2010, 93 individuals were determined to be eligible to participate in the BCP.

Bonus Determinations for 2010.  For 2010, the Compensation Committee recommended and the Board approved the following Company Objectives: (1) generate $76 million in cash with an emphasis on sources that are non- or less dilutive to shareholders, which was assigned a 40% Achievement Percentage, (2) advance the clinical development of the Company’s lead product candidate, XOMA 052, which was assigned a 30% Achievement Percentage, (3) accelerate the Company’s capabilities in manufacturing XOMA 052, which was assigned a 20% Achievement Percentage, and (4) advance the Company’s pipeline of pre-clinical product candidates, which was assigned a 10% Achievement Percentage.  In February of 2010, the Board determined that the first such Company Objective had been achieved and that the second, third and fourth such Company Objectives had been exceeded.

After evaluating the relevant facts and circumstances, the Board concluded that in excess of 100% of the Company Objectives had been achieved for the 2010 Plan Period.  As a result, the CEO and each of the other named executive officers received in excess of the target amounts attributable to achievement of the Company Objectives under the CICP and the MICP, as applicable.

Under the CICP, Mr. Engle had no individual objectives for 2010 other than the Company Objectives.  Individual objectives for 2010 under the MICP for Dr. Scannon were to: (1) carry out his role in connection with the first Company Objective described above, (2) carry out his role in connection with the second Company Objective described above, (3) advance the Company’s biodefense efforts, and (4) advance the development of the Company’s antibody platform and manufacturing technologies.  In February of 2011, the CEO determined and the Compensation Committee concurred that Dr. Scannon had exceeded the second such objective and achieved his remaining objectives, except for the third such objective.  Individual objectives for 2010 under the MICP for Mr. Kurland were to: (1) carry out his role in connection with the first Company Objective described above, (2) implement the Company’s financial strategy, (3) maintain budgeted levels of Company expenses, and (4) assure Company compliance with financial reporting and related requirements.  In February of 2011, the CEO determined and the Compensation Committee concurred that Mr. Kurland had exceeded all of such objectives.  Individual objectives for 2010 under the MICP for Mr. Margolin were to: (1) carry out his role in connection with the first Company Objective described above,  (2) carry out his role in connection with the second Company Objective described above,  (3) implement the Company’s intellectual property strategy, and (4) assure Company compliance with legal-related requirements.  In February of 2010, the CEO determined and the Compensation Committee concurred that Mr. Margolin had exceeded all of such objectives.  Individual objectives for 2010 under the MICP for Mr. Wells were to: (1) strengthen the Company’s organizational capabilities, corporate culture and internal communications, (2) implement a succession planning process, (3) assess and align the Company’s information technology strategy to reflect changes within the Company, and (4) ensure adherence to information technology controls.  In February of 2010, the CEO determined and the Compensation Committee concurred that Mr. Wells had achieved all of such objectives, except for certain aspects of the first such objective.

As to that portion of Mr. Engle’s bonus based on a discretionary evaluation of the CEO’s overall performance in 2010, the Compensation Committee determined to include no additional percentage of Mr. Engle’s target bonus amount as a portion of his bonus.  In addition, the CEO determined and the Compensation Committee concurred to include between 15% and 30% of each other named executive officer’s target bonus amount as the portion of such officer’s bonus based on a discretionary evaluation.

The evaluation process and resulting determinations described above resulted in cash bonus payments under the CICP and the MICP to the executive officers named in the “Summary Compensation Table” below for 2010 as follows:

	Base Salary	Target Bonus Percentage	Target Bonus Amount	Actual Bonus Percentage	Actual Bonus Amount
Steven B. Engle*	$551,550	50%	$275,775	44.6%	$246,130
Patrick J. Scannon M.D., Ph.D.	$399,040	35%	$139,664	45.0%	$179,539
Fred Kurland	$322,400	40%	$128,960	51.7%	$166,681
Christopher J. Margolin	$347,020	35%	$121,457	42.3%	$146,660
Charles C. Wells	$312,100	35%	$109,235	42.5%	$132,721
_______________________
* Mr. Engle resigned as Chairman of the Board, Chief Executive Officer and President effective August 31, 2011.

Other Compensation.  The Company maintains broad-based benefits and perquisites that are provided to all employees, including health insurance, life and disability insurance, vision and dental insurance, a 401(k) plan and temporary housing and other living expenses for relocated employees.  The Company also maintains an Employee Share Purchase Plan, designed to give employees an opportunity to purchase Common shares through payroll deductions, thereby encouraging employees to share in the economic growth and success of the Company.

Tax Treatment.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of the Company) to no more than $1 million.  However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility, and the Compensation Committee believes, based on information currently available, that the Company’s options issued to its executive officers qualify for this exclusion.  Considering the current executive officer compensation and the availability of deferral opportunities, the Compensation Committee and the Company believe that the Company will not be denied any significant tax deduction for 2010.  The Company and the Compensation Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

Compensation Risk Assessment

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company.  We believe that our approach to goal-setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value.  We believe we have allocated our compensation among base salary and short- and long-term compensating target opportunities in such a way as not to encourage excessive risk-taking.

Summary Compensation Table

The following table sets forth certain summary information for the prior three years concerning the compensation earned by the Company’s Chief Executive Officer, Chief Financial Officer, our three other most highly compensated officers who were named executive officers of the Company as of December 31, 2010.  Information for 2008 concerning Mr. Wells has been omitted in accordance with SEC rules because he was not a “named executive officer” during that year.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)
Steven B. Engle	2010	$551,550	$0	$0	$686,069	$246,130	N/A	$35,300	$1,519,049
(Chairman of the	2009	$540,750	$0	$0	$212,280	$262,267	N/A	$38,725	$1,054,022
Board, Chief Executive Officer and President)*	2008	$515,000	$0	$0	$243,787	$0	N/A	$390,489	$1,149,276
Patrick J. Scannon,	2010	$399,040	$0	$0	$242,140	$179,539	N/A	$14,102	$834,821
M.D., Ph.D.	2009	$389,340	$0	$0	$70,760	$123,811	N/A	$13,136	$597,047
(Executive Vice President and Chief Scientific Officer)	2008	$370,800	$0	$0	$86,680	$0	N/A	$17,045	$474,525
Fred Kurland	2010	$322,400	$0	$0	$221,961	$166,681	N/A	$13,555	$724,597
(Vice President,	2009	$310,000	$0	$0	$70,760	$108,655	N/A	$12,785	$502,200
Finance and Chief Financial Officer)	2008	$3,577	N/A	N/A	$305,680	$0	N/A	$0	$309,257
Christopher J.	2010	$347,020	$0	$0	$252,229	$146,660	N/A	$26,696	$772,605
Margolin	2009	$338,520	$0	$0	$70,760	$114,810	N/A	$28,356	$552,446
(Vice President, General Counsel and Secretary)	2008	$322,400	$0	$0	$86,680	$0	N/A	$29,944	$439,024
Charles C. Wells	2010	$312,100	$0	$0	$50,441	$132,721	N/A	$10,493	$505,755
(Vice President, Human Resources and Information Technology)	2009	$304,500	$0	$0	$70,760	$95,918	N/A	$11,568	$482,746
_____________________

*      Mr. Engle resigned as Chairman of the Board, Chief Executive Officer and President effective August 31, 2011.

(1)
Mr. Kurland was appointed to the position of Vice President, Finance and Chief Financial Officer effective December 28, 2008.  The amount in this column representing his 2008 salary was earned in 2008 but paid in 2009.

(2)
The bonus amounts paid to Mr. Engle under the Company’s CICP and the amounts paid to Dr. Scannon and Messrs. Kurland, Margolin and Wells under the Company’s MICP are represented in the amounts under Non-Equity Incentive Plan Compensation.  CICP and MICP awards are reported on an earned basis.

(3)
The amounts in this column do not reflect compensation actually received by the named executive officers but represent the aggregate grant date fair value for option awards calculated in accordance with FASB ASC Topic 718.  Amounts for 2008 have been recomputed under the same methodology in accordance with SEC rules.  See Notes 2 and 9 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Form 10-K”) regarding assumptions underlying valuation of equity awards.

(4)
The amounts in this column for 2010 for Dr. Scannon and Messrs. Kurland, Margolin and Wells represent awards under the Company’s MICP paid in 2011 relating to performance in 2010.  The amounts in this column for 2009 for Dr. Scannon and Messrs. Kurland, Margolin and Wells represent awards under the MICP paid in 2010 relating to performance in 2009.  With respect to 2008, management had recommended, and the Board had determined, not to award bonuses under the MICP in light of economic conditions affecting the Company and in order to conserve its cash resources, notwithstanding that the Company had met a percentage of its objectives for 2008 in excess of the minimum required for bonuses to be awarded.  Consequently, there were no payouts under the MICP in 2009 for performance in 2008.

(5)
The amount in this column for 2010 for Mr. Engle represents an award under the Company’s CICP paid in 2011 relating to performance in 2010.  The amount in this column for 2009 for Mr. Engle represents an award under the CICP paid in 2010 relating to performance in 2009.  With respect to 2008, management had recommended, and the Board had determined, not to award a bonus under the CICP in light of economic conditions affecting the Company and in order to conserve its cash resources, notwithstanding that the Company had met a percentage of its objectives for 2008 in excess of the minimum required for a bonus to be awarded.  Consequently, there was no payout under the CICP in 2009 for performance in 2008.

(6)	Amounts in this column for 2010, 2009 and 2008 include:

Mr. Engle—(a) cash payments in lieu of earned vacation and/or personal holidays in the amount of $21,212, $24,758 and $1,903, respectively; (b) relocation in the amount of $241,954 in 2008; (c) taxes paid by the Company on Mr. Engle’s behalf in the amount of $135,002 in 2008; (d) Company common shares contributed to an account under the Company’s Deferred Savings Plan in the amounts of 2,343, 1,074 and 1,013 common shares, respectively; and (e) group term life insurance premiums in the amount of $3,179, $2,966 and $1,380, respectively.

Dr. Scannon—(a) cash payments in lieu of earned vacation and/or personal holidays in the amounts of $2,769 in 2008; (b) Company common shares contributed to an account under the Company’s Deferred Savings Plan in the amounts of 2,343, 1,074 and 1,013 common shares, respectively; (c) group term life insurance premiums in the amount of $2,301, $2,136 and $4,026, respectively; and (d) miscellaneous gifts in the amount of $892 in 2010.

Mr. Kurland—(a) Company common shares contributed to an account under the Company’s Deferred Savings Plan in the amounts of 2,343 and 1,074 common shares in 2010 and 2009, respectively; (b) group term life insurance premiums in the amounts of $1,857 and $1,785 in 2010 and 2009, respectively; and (c) miscellaneous gifts in the amount of $789 in 2010.

Mr. Margolin—(a) cash payments in lieu of earned vacation and/or personal holidays in the amounts of $13,346, $15,499 and $14,784, respectively; (b) Company common shares contributed to an account under the Company’s Deferred Savings Plan in the amounts of 2,343, 1,074 and 1,013 common shares, respectively; (c) group term life insurance premiums in the amounts of $1,952, $1,857 and $4,910, respectively; and (d) miscellaneous gifts in the amount of $489 in 2010.

Mr. Wells—(a) cash payments in lieu of earned vacation and/or personal holidays in the amounts of $2,230 in 2009; (b) Company common shares contributed to an account under the Company’s Deferred Savings Plan in the amount of 1,662 and 749 common shares in 2010 and 2009, respectively; (c) group term life insurance premiums in the amount of $1,800 and $1,670 in 2010 and 2009, respectively; and (d) miscellaneous gifts in the amount of $892 in 2010.

Company common shares contributed under the Company’s Deferred Savings Plan were valued in 2010, 2009 and 2008 at fiscal year-end formula prices of $4.694, $10.233 and $10.113, respectively, per share.

Grants of Plan-Based Awards

The following table contains information concerning the grant of awards to our named executive officers under any plan during 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or		All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold		Target		Maximum		Units		Options		Awards	Awards
Name	Date	($)	($)	($)	(#	)	(#	)	(#	)	(#	)	(#	)	($/Sh)	(1)
Steven B. Engle*	03-01-2010	—	—	—	—		—		—		—		226,665		$7.35	$686,069
Patrick J. Scannon, M.D., Ph.D.	03-01-2010	—	—	—	—		—		—		—		79,999		$7.35	$242,140
Fred Kurland	03-01-2010	—	—	—	—		—		—		—		73,332		$7.35	$221,961
Christopher J. Margolin	03-01-2010	—	—	—	—		—		—		—		83,332		$7.35	$252,229
Charles C. Wells	03-01-2010	—	—	—	—		—		—		—		16,665		$7.35	$50,441
______________________

*      Mr. Engle resigned as Chairman of the Board, Chief Executive Officer and President effective August 31, 2011.

(1)
The grant date fair values were calculated in accordance with FASB ASC 718.  See Notes 2 and 9 of the consolidated financial statements in the 2010 Form 10-K regarding assumptions underlying valuation of equity awards.

Outstanding Equity Awards as of December 31, 2010

The following table provides information as of December 31, 2010 regarding unexercised options and restricted common share awards held by each of our named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Steven B. Engle*	33,333	0	0	$75.000	08-03-2017
	55,555	11,111	0	$32.550	08-03-2017
	61,111	12,222	0	$32.550	08-03-2017
	79,167	20,833	0	$55.050	10-31-2017
	10,625	4,375	0	$40.650	02-21-2018
	30,332	9,667	0	$8.400	02-26-2019
	42,499	184,166	0	$7.350	03-01-2020
Patrick J. Scannon, M.D., Ph.D.	1,665	0	0	$129.375	02-21-2011
	1,665	0	0	$152.400	02-20-2012
	1,999	0	0	$49.950	02-26-2013
	1,999	0	0	$86.550	02-25-2014
	1,999	0	0	$21.000	02-23-2015
	2,000	0	0	$25.200	02-28-2016
	2,555	111	0	$50.850	02-21-2017
	21,112	5,554	0	$55.050	10-31-2017
	3,778	1,555	0	$40.650	02-21-2018
	10,109	3,223	0	$8.400	02-26-2019
	14,999	65,000	0	$7.350	03-01-2020
Fred Kurland	26,668	26,664	0	$9.300	12-29-2018
	10,110	3,222	0	$8.400	02-26-2019
	13,749	59,583	0	$7.350	03-01-2020
Christopher J. Margolin	1,665	0	0	$129.375	02-21-2011
	1,665	0	0	$152.400	02-20-2012
	2,665	0	0	$49.950	02-26-2013
	665	0	0	$58.800	04-10-2013
	1,999	0	0	$86.550	02-25-2014
	1,999	0	0	$21.000	02-23-2015
	1,666	0	0	$26.700	10-25-2015
	2,000	0	0	$25.200	02-28-2016
	2,555	111	0	$50.850	02-21-2017
	1,000	0	0	$55.050	10-31-2017
	13,986	3,679	0	$55.050	10-31-2017
	3,778	1,555	0	$40.650	02-21-2018
	10,110	3,223	0	$8.400	02-26-2019
	15,624	67,708	0	$7.350	03-01-2020
Charles C. Wells	3,331	0	0	$156.750	05-07-2011
	1,666	0	0	$152.400	02-20-2012
	1,999	0	0	$49.950	02-26-2013
	1,999	0	0	$86.550	02-25-2014
	1,999	0	0	$21.000	02-23-2015
	2,000	0	0	$25.200	02-28-2016
	2,555	111	0	$50.850	02-21-2017
	15,834	4,165	0	$55.050	10-31-2017
	3,779	1,554	0	$40.650	02-21-2018
	10,110	3,223	0	$8.400	02-26-2019
	3,124	13,541	0	$7.350	03-01-2020

____________________

*	Mr. Engle resigned as Chairman of the Board, Chief Executive Officer and President effective August 31, 2011.

Option Exercises and Shares Vested

The following table sets forth the number of common shares acquired upon exercise of options by each named executive officer during 2010 and the number of share awards held by each named executive officer that vested during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)
Steven B. Engle*	0	$0	0	$0
Patrick J. Scannon M.D., Ph.D.	0	$0	0	$0
Fred Kurland	0	$0	0	$0
Christopher J. Margolin	0	$0	0	$0
Charles C. Wells	0	$0	0	$0
______________________

*	Mr. Engle resigned as Chairman of the Board, Chief Executive Officer and President effective August 31, 2011.

Pension Benefits

None of our named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Non-Qualified Deferred Compensation

None of our named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Contracts and Termination of Employment and Change of Control Arrangements

The Company has entered into an employment agreement with Mr. Varian, dated as of August 31, 2011, which provides for Mr. Varian’s employment as Interim Chief Executive Officer at a salary of $400,000 per year (in addition to his standard cash compensation as a director).  Under his employment agreement, Mr. Varian is entitled to participate in any benefit plan for which key executives of the Company are eligible, excluding the CICP and the MICP.  Upon termination of his employment for any reason other than for cause or upon his resignation for good reason, Mr. Varian will be entitled to his then current salary for, if such termination or resignation occurs prior to December 31, 2011, a period of two (2) months or, if such termination or resignation occurs thereafter, a period of three (3) months.

The Company has entered into an employment agreement with Dr. Scannon, dated as of December 30, 2008, that provides for his employment as Executive Vice President and Chief Scientific Officer at a salary of not less than $360,000 per year.  Under the agreement, Dr. Scannon is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP.  Upon termination of his employment by the Company for any reason other than cause or upon his resignation from the Company for good reason, Dr. Scannon will be entitled to his then current base salary, target bonus and benefits for nine (9) months, as well as a pro-rated portion of his then current target bonus and outplacement services for six (6) months not to exceed $8,000 in value.  The agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

The Company has entered into an employment agreement with Mr. Kurland, dated as of December 28, 2008, that provides for his employment as Vice President, Finance and Chief Financial Officer at a salary of not less than $310,000 per year.  Under the agreement, Mr. Kurland will be entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP.  Upon termination of his employment by the Company for any reason other than cause or upon his resignation from the Company for good reason, Mr. Kurland will be entitled to his then current base salary, target bonus and benefits for nine (9) months, as well as a pro-rated portion of his then current target bonus and outplacement services for six (6) months not to exceed $8,000 in value.  The agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

The Company has entered into an employment agreement with Mr. Margolin, dated as of December 30, 2008, that provides for his employment as Vice President, General Counsel and Secretary at a salary of not less than $310,000 per year.  Under the agreement, Mr. Margolin will be entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP.  Upon termination of his employment by the Company for any reason other than cause or upon his resignation from the Company for good reason, Mr. Margolin will be entitled to his then current base salary, target bonus and benefits for nine (9) months, as well as a pro-rated portion of his then current target bonus and outplacement services for six (6) months not to exceed $8,000 in value.  The agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

The Company has entered into an employment agreement with Mr. Wells, effective as of December 30, 2008, that provides for his employment as Vice President, Human Resources and Information Technology at a salary of not less than $280,000 per year.  Under the agreement, Mr. Wells is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP.  Upon termination of his employment by the Company for any reason other than cause or upon his resignation from the Company for good reason, Mr. Wells will be entitled to his then current base salary, target bonus and benefits for nine (9) months, as well as a pro-rated portion of his then current target bonus and outplacement services for six (6) months not to exceed $8,000 in value.  The agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

In connection with Mr. Engle’s resignation as Chairman of the Board, Chief Executive Officer and President effective August 31, 2011 and pursuant to his Amended and Restated Employment Agreement effective as of December 30, 2008, Mr. Engle will receive as severance: one and one-half times his current base salary and target bonus for the current fiscal year, continuation of benefits for up to eighteen (18) months, a pro-rated portion of his current target bonus, and outplacement services for twelve (12) months not to exceed $15,000 in value.  To assist in implementing an orderly transition of management responsibilities, Mr. Engle and the Company have also entered into a Consulting Agreement through December of 2014.  Under this agreement, the Company will pay Mr. Engle $15,300 per month for the first six months and thereafter as may be agreed between Mr. Engle and the Company.  Pursuant to his existing option agreements and the Company’s share option plans, Mr. Engle’s outstanding options will remain exercisable and continue to become exercisable, in accordance with their existing terms, during the term of this consulting arrangement.  Mr. Engle has also agreed to release the Company from any and all claims he has or may have against the Company arising out of his employment with the Company, including the separation of his employment.

Certain Other Payments Upon a Change of Control

Named Executive Officers.  Each of our named executive officers has entered into change of control severance agreements (the “Change of Control Agreements”) that may require us to make certain payments and/or provide certain benefits to certain executive officers in the event of a termination of employment or a change of control.  Mr. Engle’s change of control severance agreement terminated by its terms upon his resignation from the Company on August 31, 2011.

Change of Control.  A “change of control” is defined in the Change of Control Agreements as the occurrence of any of the following events: (i) a merger, amalgamation or acquisition in which the Company is not the surviving or continuing entity, except for a transaction the principal purpose of which is to change the jurisdiction of the Company’s organization; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) any other reorganization or business combination in which fifty percent (50%) or more of the Company’s outstanding voting securities are transferred to different holders in a single transaction or series of related transactions; (iv) any approval by the shareholders of the Company of a plan of complete liquidation of the Company; (v) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (vi) a change in the composition of the Board, as a result of which fewer than a majority of the directors are incumbent directors.

Vesting of Options.  If a named executive officer’s employment is involuntarily terminated within eighteen (18) months of a change of control, the exercisability of all options granted to such named executive officer by the Company shall automatically be accelerated so that all the options may be exercised immediately upon such involuntary termination for any or all of the shares subject thereto and the post-termination exercise period shall be extended to sixty (60) months or the remainder of the maximum term of the options (or such shorter period of time to avoid the application of Section 409A of the Code).  The options shall continue to be subject to all other terms and conditions of the Company’s share option plans and the applicable option agreements between the employee and the Company.

Outplacement Program.  If a named executive officer’s employment is involuntarily terminated within eighteen (18) months of a change of control, the named executive officer will immediately become entitled to participate in a twelve (12) month executive outplacement program provided by an executive outplacement service, at the Company’s expense not to exceed $15,000.

Cash Severance.  If a named executive officer’s employment is involuntarily terminated within eighteen (18) months of a change of control, then the named executive officer shall be entitled to receive a severance payment equal to the sum of (A) an amount equal to 1.5 times the named executive officer’s annual base salary as in effect immediately prior to the involuntary termination, plus (B) an amount equal to 1.5 times the named executive officer’s target bonus as in effect for the fiscal year in which the involuntary termination occurs.

Health and Other Benefits.  If a named executive officer’s employment is involuntarily terminated within eighteen (18) months of a change of control, then for a period of eighteen (18) months following such termination, (A) the Company shall make available and pay for the full cost of the coverage (plus an additional amount to pay for the taxes on such payments, if any, plus any taxes on such additional amount) of the named executive officer and his or her spouse and eligible dependents under any group health plans of the Company on the date of such termination of employment at the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the named executive officer or such covered dependents on the date immediately preceding the date of his or her termination and (B) if the named executive officer is, at the time of such termination, an eligible participant in the Company’s mortgage differential program, the Company shall continue to make mortgage assistance payments to such named executive officer pursuant to such program as in effect at the time of such termination.

Compensation Committee Report on Executive Compensation

The Company’s compensation program for officers (including the named executive officers) is administered by the Compensation Committee, which is composed of four independent directors.  Following review and approval by the Compensation Committee, all issues pertaining to officer compensation are submitted to the full Board for approval.

Compensation of Directors

The primary objectives of the Company’s director compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company’s shareholders through the creation of shareholder value.  We attract and retain directors by benchmarking against companies in our industry of similar size to ensure that our director compensation packages remain competitive.  The different elements of director compensation are considered in light of the compensation packages provided to similarly situated directors at peer companies.

The Compensation Committee has retained the services of the Consultant to assist in evaluating the Company’s director compensation program against the relevant market.  The Consultant created a survey (the “Director Compensation Survey”) which compared the Company’s director pay levels to those of the same peer group of companies used in the Executive Compensation Survey.  In preparing the Director Compensation Survey, the Compensation Committee has relied on the Consultant to conduct its own research, compile its own survey data and provide a summary of such data relevant to the Compensation Committee’s decisions with respect to setting director compensation levels.  The benchmarking process for director compensation used by the Compensation Committee based on the Director Compensation Survey is substantially similar to the process for evaluating executive compensation described above under “Compensation Discussion and Analysis.” Following the benchmarking process for 2011, the only changes to directors compensation were an increase in the number of options to be granted to non-employee directors upon initial election from 11,666 to 12,000 and an increase in the number of options to be granted annually to the Lead Independent Director from 6,333 to 6,500.

The table below sets forth the non-employee director compensation for 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total
William K. Bowes, Jr.	$54,750	$0	$17,272	$0	$0	$0	$72,022
Charles J. Fisher, Jr., M.D.(2)	$41,000	$0	$17,272	$0	$0	$0	$58,272
Peter Barton Hutt	$41,000	$0	$17,272	$0	$0	$0	$58,272
W. Denman Van Ness	$76,250	$0	$21,876	$0	$0	$0	$98,126
John Varian	$48,139	$0	$17,272	$0	$0	$0	$65,411
Timothy P. Walbert	$5,361	$0	$20,505	$0	$0	$0	$25,866
Jack L. Wyszomierski	$16,097	$0	$20,707	$0	$0	$0	$36,804
Patrick J. Zenner(3)	$12,500	$0	$0	$0	$0	$0	$12,500
Total	$295,097	$0	$132,176	$0	$0	$0	$427,273
____________________

(1)
The option amounts represent the aggregate grant date fair value for option awards computed in accordance with FASB ASC Topic 718.  See Notes 2 and 9 of the consolidated financial statements in the 2010 Form 10-K regarding assumptions underlying valuation of equity awards.  As of December 31, 2010, the aggregate option amounts outstanding for each non-employee director were as follows: Mr. Bowes—16,296; Dr. Fisher—18,238; Mr. Hutt—18,371; Mr. Van Ness—24,296 (17,963 of which are held by The Van Ness 1983 Revocable Trust); Mr. Varian—11,999, Mr. Walbert—12,000 and Mr. Wyszomierski—11,666.

(2)	Dr. Fisher resigned from the Board effective February 21, 2011.

(3)	Mr. Zenner did not stand for re-election at the Company’s annual general meeting of shareholders held on July 21, 2010 and is no longer a director of the Company.

Director Compensation Policy

Effective July 1, 2010, each non-employee director will receive an annual retainer of $35,000, plus an additional (1) $20,000, in the case of the chairman of the Audit Committee, (2) $9,000, in the case of any other member of the Audit Committee, (3) $12,000, in the case of the chairman of the Compensation Committee or Nominating & Governance Committee, (4) $6,000, in the case of any other member of the Compensation Committee or Nominating & Governance Committee, and (5) $20,000, in the case of the Lead Independent Director.  The Company’s directors do not receive meeting fees.

Additionally, each non-employee director will be granted options to purchase 12,000 common shares pursuant to the Long Term Incentive Plan upon initial election to the Board and will be annually granted an option to purchase 5,000 common shares (other than the Lead Independent Director, who is annually granted an option to purchase 6,500 common shares) pursuant to the Long Term Incentive Plan upon reelection to the Board, each at an exercise price per share equal to the closing market price of the common shares on the date of grant.  In 2010, Messrs. Bowes, Hutt and Varian and Dr. Fisher each were granted an option to purchase 5,000 common shares pursuant to the Long Term Incentive Plan and Mr. Van Ness, the Lead Independent Director, was granted an option to purchase 6,333 common shares pursuant to the Long Term Incentive Plan, all at an exercise price of $5.235 per share.  Also in 2010, Mr. Walbert, a newly-elected director, was granted an option to purchase 12,000 common shares pursuant to the Long Term Incentive Plan at an exercise price of $2.46 per share, and Mr. Wyszomierski, a newly-elected director, was granted an option to purchase 11,666 common shares pursuant to the Long Term Incentive Plan at an exercise price of $2.69 per share.

Mr. Van Ness has agreed that he will not receive any compensation for serving as Chairman of the Board in addition to that which he receives as Lead Independent Director and a member of the Board and certain of its committees, although the Board may in its discretion agree to a different compensation arrangement with Mr. Van Ness in the future.

Except for Mr. Varian, who will continue to receive the director’s cash compensation described above while serving as Interim Chief Executive Officer, directors who are employees of the Company are neither paid any fees or other remuneration nor awarded options or common shares of the Company for services as members of the Board or its committees.

TRANSACTIONS WITH RELATED PERSONS

There were no reportable transactions with related persons during 2010.  The Company or a subsidiary of the Company may occasionally enter into transactions with certain related persons, such as executive officers, directors or nominees for directors of the Company, their immediate family members or beneficial owners of more than 5% of the Company’s outstanding common shares, in which the related party has a direct or indirect material interest.  Each such transaction is subject to review and pre-approval by the Audit Committee.

SHARE OWNERSHIP

The following table sets forth certain information regarding all shareholders known by the Company to be the beneficial owners of more than 5% of the Company’s issued and outstanding common shares and regarding each director, each named executive officer (other than Mr. Engle, who resigned effective August 31, 2011) and all directors and named executive officers (other than Mr. Engle) as a group, together with the approximate percentages of issued and outstanding common shares owned by each of them.  Percentages are calculated based upon shares issued and outstanding plus shares which the holder has the right to acquire under share options exercisable within 60 days.  Unless otherwise indicated, amounts are as of September 29, 2011 and each of the shareholders has sole voting and investment power with respect to the common shares beneficially owned, subject to community property laws where applicable.  An individual’s presence on this or any other table presented herein is not intended to be reflective of such person’s status as a “reporting person” under Section 16(a) of the Securities Exchange Act of 1934, as amended.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
Eastern Capital Limited(1)	2,577,861	7.72%
William K. Bowes, Jr.(2)	25,827	*
Peter Barton Hutt(3)	26,841	*
Fred Kurland(4)	150,585	*
Christopher J. Margolin(5)	154,929	*
Paul Rubin, M.D.(6)	0	0%
Patrick J. Scannon, M.D., Ph.D.(7)	162,638	*
W. Denman Van Ness(8)	38,269	*
John Varian(9)	18,269	*
Timothy P. Walbert(10)	10,400	*
Charles C. Wells(11)	92,463	*
Jack L. Wyszomierski(12)	11,151	*
All directors and named executive officers (other than Mr. Engle) as a group as of the record date (11 persons)(13)	691,372	2.03%
________________________

*	Indicates less than 1%.

(1)
Based on a Schedule 13G filed with the Securities and Exchange Commission (“SEC”).  Eastern Capital Limited is wholly-owned by Portfolio Services Ltd., which is wholly-owned by Kenneth B. Dart.  Information is as of February 4, 2011.

(2)	Includes 23,756 common shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(3)	Represents 26,841 common shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(4)
Includes 5,000 common shares held by The Kurland Family Living Trust.  Includes 145,585 common shares issuable upon the exercise of options exercisable as of 60 days after the record date.  Does not include 3,417 common shares that have vested pursuant to the Company’s Deferred Savings Plan.

(5)
Includes 149,881 common shares issuable upon the exercise of options exercisable as of 60 days after the record date.  Does not include 6,329 common shares that have vested pursuant to the Company’s Deferred Savings Plan.

(6)	Dr. Rubin joined the Company May 31, 2011.

(7)
Includes 4,053 common shares held by The Patrick J. Scannon Separate Property Trust.  Includes 154,267 common shares issuable upon the exercise of options exercisable as of 60 days after the record date.  Does not include 6,360 common shares that have vested pursuant to the Company’s Deferred Savings Plan.

(8)
Includes 3,298 common shares held by The Van Ness 1983 Revocable Trust, of which Mr. Van Ness is a trustee.  Includes 34,941 common shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(9)	Represents 18,269 common shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(10)	Represents 10,400 common shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(11)
Includes 89,751 common shares issuable upon the exercise of options exercisable as of 60 days after the record date.  Does not include 4,160 common shares that have vested pursuant to the Company’s Deferred Savings Plan.

(12)	Represents 11,151 common shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(13)
Includes 664,842 common shares issuable upon exercise of options exercisable as of 60 days after the record date.  Does not include 20,266 common shares that have vested pursuant to the Company’s Deferred Savings Plan.

DESCRIPTION OF CAPITAL STOCK

The following description of the XOMA Delaware capital stock (common and preferred) reflects our capital stock as it will exist upon completion of the Domestication, as governed by our new certificate of incorporation and by-laws and by Delaware law.  This description is a summary.  We urge you to read the forms of the new certificate of incorporation and by-laws of XOMA Delaware in their entirety, which are attached as Appendix A and Appendix B to this prospectus.

General

We currently are an exempted company incorporated under the laws of Bermuda and are registered with the Registrar of Companies in Bermuda under registration number EC25732.  We were incorporated in Delaware in 1981 and became a Bermuda exempted company on December 31, 1998 under the name XOMA Ltd.

Authorized Share Capital

Until the Effective Time, XOMA will not have any Delaware capital stock and will not exist as a Delaware entity.  Upon effectiveness of the Domestication, XOMA Delaware’s authorized capital stock will consist of 92,666,666 shares of common stock, par value $.0075 per share, and 1,000,000 shares of preferred stock, par value $.05 per share, of which 210,000 will be designated Series A Preferred Stock (the “Series A Preferred Stock”).  The amount of authorized capital stock of XOMA Delaware will be the same as the authorized share capital of XOMA Bermuda immediately prior to the Domestication.

Common Stock

As of September 29, 2011, we had 33,406,136 common shares outstanding.  Upon effectiveness of the Domestication, each common share of XOMA Bermuda will automatically convert by operation of law into a share of common stock of XOMA Delaware.

As of             , 201 , XOMA Bermuda had reserved               of its 92,666,666 authorized common shares for issuance under its existing share-based compensation and other benefit plans, subject to increase in accordance with the terms of such plans, and upon effectiveness of the Domestication, XOMA Delaware will reserve a similar number of its 92,666,666 authorized shares of common stock for such issuances.

XOMA Delaware’s common stock will carry the following rights:

•
Voting.  Each holder of XOMA Delaware common stock will generally be entitled to one vote for each share of common stock owned of record on all matters submitted to a vote of stockholders of XOMA Delaware.  Except as otherwise required by law, holders of common stock (as well as holders of any preferred stock entitled to vote with the common stockholders) will generally vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors.  There will be no cumulative voting rights with respect to the election of directors or any other matters.

•
Dividends and distributions.  The holders of XOMA Delaware common stock will have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by its board of directors, from legally available funds.

•
Liquidation, dissolution or winding up.  In the event of the liquidation, dissolution or winding-up of XOMA Delaware, holders of its common stock will be entitled to share equally in the assets available for distribution after payment of all creditors and the liquidation preferences of its preferred stock (if any).

•
Restrictions on transfer.  Neither the new XOMA Delaware certificate of incorporation nor XOMA Delaware’s by-laws contain any restrictions on the transfer of its common stock.  However, in the case of any transfer of shares, there may be restrictions imposed by applicable securities laws or by the terms of restricted share award grants.

•
Redemption, conversion or preemptive rights.  Holders of XOMA Delaware common stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for XOMA Delaware securities.

•	Other provisions. There will be no redemption provisions or sinking fund provisions applicable to the common stock of XOMA Delaware.

The rights, preferences, and privileges of the holders of the XOMA Delaware common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock of XOMA Delaware.

Outstanding Warrants

In June of 2009, we issued warrants to purchase common shares to certain institutional investors as part of a registered direct offering.  The warrants represent the right to acquire an aggregate of up to 347,826 common shares over a five-year period beginning December 11, 2009 at an exercise price of $19.50 per share.  As of September 29, 2011, all of these warrants were outstanding.

In February of 2010, we completed an underwritten offering of 2.8 million units, with each unit consisting of one common share and a warrant to purchase 0.45 of a common share.  The warrants, which represent the right to acquire an aggregate of up to 1.26 million common shares, are exercisable beginning six months and one day after issuance and have a five-year term and an exercise price of $10.50 per share.  As of September 29, 2011, all of these warrants were outstanding.

Upon effectiveness of the Domestication, all outstanding warrants to acquire XOMA Bermuda common shares will become options to acquire the same number of shares of XOMA Delaware common stock at the same price and for the same term.

Preferred Stock

We have designated 210,000 of our preference shares as Series A Preference Shares and currently have no Series A Preference Shares outstanding.  Upon effectiveness of the Domestication, we will by operation of law have designated an equal number of shares of Series A Preferred Stock.  Under the new XOMA Delaware certificate of incorporation, our board of directors will be authorized by resolution to divide the preferred stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series.  Upon effectiveness of the Domestication, the board of directors of XOMA Delaware could, without stockholder approval but subject to the terms of the certificate of incorporation and to any resolution of the stockholders approved by at least 75% of all issued shares entitled to vote in respect thereof, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of its common stock and which could have certain anti-takeover effects.  Before XOMA Delaware may issue any series of preferred stock, its board of directors will be required to adopt resolutions creating and designating such series of preferred stock.

Series A Preferred Stock

The special rights, preferences and privileges of the Series A Preferred Stock are set forth in the proposed form of Certificate of Designations of Series A Preferred Stock of XOMA Delaware, which is attached as Annex A to the form of the new certificate of incorporation attached to this prospectus and is identical in all material respects to the existing Resolution Regarding Preferences and Rights of Series A Preference Shares of XOMA Bermuda that we filed as an exhibit to our Annual Report on Form 10-K on March 14, 2003.

Pursuant to the rights of the Series A Preferred Stock, subject to the rights of holders of any shares of any series of preferred stock ranking prior and superior, the holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year, commencing on the first dividend payment date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share equal to the greater of (a) U.S.$1.00 or (b) 1,000 times the aggregate per share amount of all cash dividends, plus 1,000 times the aggregate per share amount of all non-cash dividends or other distributions, other than a dividend payable in common stock, declared on the common stock since the immediately preceding dividend payment date, or, with respect to the first dividend payment date, since the first issuance of Series A Preferred Stock.

In addition to any other voting rights required by law, holders of Series A Preferred Stock have the right to vote on all matters submitted to a vote of our shareholders with each share of Series A Preferred Stock entitled to 1,000 votes.  Except as otherwise provided by law, holders of Series A Preferred Stock, and holders of common stock generally vote together as one class on all matters submitted to a vote of our shareholders.

Unless otherwise provided in the rights attaching to a subsequently designated series of our preferred stock, the Series A Preferred Stock rank junior to any other series of preferred stock subsequently issued as to the payment of dividends and distribution of assets on liquidation, dissolution or winding-up and rank senior to the common stock.  Upon any liquidation, dissolution or winding-up of us, no distributions shall be made to holders of shares ranking junior to the Series A Preferred Stock unless, prior thereto, the holders of Series A Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) U.S.$100.00 per share or (2) an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of common stock or to the holders of shares ranking on parity with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity shares in proportion to the total amount to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

If we enter into any consolidation, amalgamation, merger, combination or other transaction in which shares of common stock are exchanged for or changed into cash, other securities and/or any other property, then any Series A Preferred Stock issued and outstanding shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of cash, securities and/or other property, as the case may be, into which or for which each share of common stock is changed or exchanged.

The Series A Preferred Stock is not redeemable.

Preferred Stock Purchase Rights

Our board of directors has adopted a shareholder rights agreement, or rights agreement.  Upon effectiveness of the Domestication, our current shareholder rights plan will be amended so as to continue as a stockholder rights plan of XOMA Delaware.  We do not anticipate any material changes in the provisions of the rights plan as a result of the Domestication, and the following description of our rights plan as currently in effect will apply to the plan as in effect upon completion of the Domestication in all material respects.

Pursuant to the rights agreement, we issued one preference share purchase right, or right, for each issued and outstanding common share.  Each right entitles the holder to purchase from us a unit consisting of one one-thousandth of a Series A Preference Share at a cash exercise price of $30.00 per unit, subject to adjustment.

The rights are attached to all issued and outstanding common shares.  The rights will separate from the common shares and will be distributed to holders of common shares upon the earliest of (i) ten business days after the first public announcement that a person or group of affiliated or associated persons (a person or group of affiliated or associated persons being referred to as an Acquiring Person) has acquired beneficial ownership of 20% or more of the common shares then issued and outstanding (the date of said announcement being referred to as the Share Acquisition Date), (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group of persons becoming an Acquiring Person or (iii) the declaration by our board of directors that any person is an “Adverse Person” (the earliest of such dates being referred to as the Distribution

Date).  For purposes of the rights agreement, beneficial ownership of our common shares is generally determined pursuant the applicable rules and regulations under the Securities Exchange Act of 1934, as amended, and beneficial owners of new notes or existing notes will be considered beneficial owners of the common shares into which their notes are convertible.

Our board of directors may generally declare a person to be an Adverse Person after a declaration that such person has become the beneficial owner of 10% or more of the issued and outstanding common shares and a determination that (i) such beneficial ownership by such person is intended to cause or is reasonably likely to cause us to repurchase the common shares owned by such person or to cause us to enter into other transactions not in our best long-term interests or (ii) such beneficial ownership is reasonably likely to cause a material adverse impact on our business or prospects.  The rights are not exercisable until the Distribution Date and will expire on December 31, 2012, unless previously redeemed or exchanged by us.

In the event that a person becomes an Acquiring Person or our board of directors determines that a person is an Adverse Person, each holder of a right will thereafter have the right (each right being referred to as a Subscription Right) to receive upon exercise that number of units of Series A Preference Shares having a market value of two times the exercise price of the rights.  In the event that, at any time following the Share Acquisition Date, (i) we consolidate with, or merge or amalgamate with and into, any person, and we are not the surviving corporation; (ii) any person consolidates or amalgamates with us, or merges or amalgamates with and into us and we are the continuing or surviving corporation of such transaction and, in connection with such transaction, all or part of the common shares are changed into or exchanged for other securities of any other person or cash or any other property, or (iii) 50% or more of our assets are sold or otherwise transferred, provision shall be made so that each holder of a right shall thereafter have the right (each right being referred to as a Merger Right) to receive, upon exercise, common shares of the acquiring company having a market value equal to two times the exercise price of the rights.  Rights that are beneficially owned by an Acquiring or Adverse Person may, under certain circumstances, become null and void.

At any time after a person becomes an Acquiring Person or our board of directors determines that a person is an Adverse Person, our board of directors may exchange all or any part of the then outstanding and exercisable rights for common shares or units of Series A Preference Shares at an exchange ratio of one common share or one unit of Series A Preference Shares per right.  Notwithstanding the foregoing, our board of directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the common shares then issued and outstanding.

The rights may be redeemed in whole, but not in part, at a price of U.S. $.001 per right by our board of directors at any time prior to the date on which a person is declared to be an Adverse Person, the tenth business day after the Share Acquisition Date, the occurrence of an event giving rise to the Merger Right or the expiration date of the rights agreement.

Prior to the earlier of the Distribution Date and the Share Acquisition Date, our board may amend the rights agreement as we deem necessary or desirable without the approval of any holders of rights or common shares.  From and after the earlier of the Distribution Date and the Share Acquisition Date, the rights agreement may be amended without the approval of any holders of rights only to (i) cure an ambiguity, (ii) correct defective or inconsistent provisions, (iii) shorten or lengthen any time period in the rights agreement if directors in office prior to the acquisition of shares continue to represent a majority of the board, or (iv) change provisions as we deem necessary, but that will not adversely affect the interests of holders of the rights.  Under no circumstances, however, can the rights agreement be amended to lengthen a time period relating to when the rights may be redeemed if the rights are not then redeemable.

Delaware Anti-Takeover Laws and the New XOMA Delaware Certificate of Incorporation and By-laws

The new XOMA Delaware certificate of incorporation and by-laws will contain provisions that may prevent or discourage a third party from acquiring XOMA Delaware, even if the acquisition would be beneficial to its stockholders.  Upon effectiveness of the Domestication, the board of directors of XOMA Delaware also will have the authority to fix the rights, powers and preferences of shares of the preferred stock of XOMA Delaware and to issue such shares without a stockholder vote.

Upon effectiveness of the Domestication, XOMA Delaware will also be subject to Section 203 of the DGCL.  Section 203 prohibits XOMA Delaware from engaging in any business combination (as defined in Section 203) with an “interested stockholder” for a period of three years subsequent to the time that the stockholder became an interested stockholder unless:

•	prior to such time, the corporation’s board of directors approve either the business combination or the transaction in which the stockholder became an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (with certain exclusions); or

•
the business combination is approved by the corporation’s board of directors and authorized by a vote (and not by written consent) of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

For purposes of Section 203, an “interested stockholder” is defined as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) beneficially owning 15% or more of the outstanding voting stock of the corporation, based on voting power, and any entity or person affiliated with or controlling or controlled by such an entity or person.

A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder.  Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders.

Such provisions may have the effect of deterring hostile takeovers or delaying changes in control of management or XOMA Delaware.

Board of Directors

Similar to our current bye-laws, the by-laws of XOMA Delaware provide that the board of directors shall consist of not less than two directors or such number in excess thereof as the stockholders may from time to time determine and that the board of directors may from time to time determine a maximum number of directors.  Upon effectiveness of the Domestication, XOMA Delaware’s board of directors will have seven members.

Additionally, similar to our current bye-laws, the by-laws of XOMA Delaware provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting only if written notice of such shareholder’s intent to make such nomination(s) has been received by the Secretary of the Company, generally, not less than 45 nor more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting.  Under both the bye-laws of XOMA Bermuda and the by-laws of XOMA Delaware, directors are elected by a plurality of votes cast.  After the Domestication, our existing Corporate Governance Principles will continue to apply.

Differences between the Governing Corporate Law and Organizational Documents for XOMA Bermuda and XOMA Delaware

The rights of our current shareholders are governed by the laws of Bermuda and our existing memorandum of continuance and bye-laws.  Upon effectiveness of the Domestication, we will be incorporated in Delaware and will no longer be incorporated in Bermuda or generally subject to the Companies Act.  As a result, the rights of stockholders of XOMA Delaware will be governed by Delaware law as well as the new XOMA Delaware certificate of incorporation and by-laws.

Some of your rights as a stockholder of XOMA Delaware could differ from the rights you currently possess as a shareholder of XOMA Bermuda.  The following description summarizes the main differences between the rights our shareholders currently possess under Bermuda law and the XOMA Bermuda memorandum of continuance and bye-laws, as compared with the rights our shareholders will possess under Delaware law and the new XOMA Delaware certificate of incorporation and by-laws as in effect upon effectiveness of the Domestication.

Interested Directors

Under Bermuda law, a transaction we enter into in which a director has an interest will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of his interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors.

Under Delaware law, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the stockholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified.  The mere fact that an interested director is present and voting on a transaction in which he is interested will not itself make the transaction void.  Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Duties of Directors

Under Bermuda law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly.  This duty includes the following elements:  (i) a duty to act in good faith in the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended.  The Companies Act also imposes a duty on directors and officers of a Bermuda company to (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.  Our current bye-laws provide that our business is to be managed by our board of directors which may exercise all such powers of the Company and do all such lawful acts and things as are not by the Companies Act or our bye-laws directed or required to be exercised or done by our shareholders.

Under Delaware law, a company’s directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.  The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them.  The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees.  The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.  A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.”  If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions.  Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction.  Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Dividends

Under the Companies Act, a company may not declare or pay dividends, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium accounts.  For purposes of declaring or paying dividends or making a distribution, “contributed surplus” includes proceeds arising from donated shares, credits resulting from the redemption or conversion of shares at less than the amount set up as nominal capital and donations of cash and other assets to the company.  Issued share capital is the aggregate par value of the company’s issued shares, and the share premium account is the aggregate amount paid for issued shares over and above their par value.  Share premium accounts may be reduced in certain limited circumstances.  Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preference dividend right of the holders of any preference shares.

Under Delaware law, subject to any restrictions contained in the corporation’s certificate of incorporation, a corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.  Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.  Each share of XOMA Delaware common stock is entitled to dividends if, as and when dividends are declared by the board of directors of XOMA Delaware, subject to any preference dividend right of the holders of any preferred stock.

Voting Rights

Under Bermuda law, the voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, the Companies Act.  Our current bye-laws generally provide that all matters to be voted on by shareholders, including mergers, must be approved by a majority of shareholder votes cast at a meeting, provided that directors shall be elected by a plurality of shareholder votes cast at a meeting.  The holders of a majority of the shares issued and entitled to vote at a general meeting, present in person or represented by proxy at the commencement of the meeting, shall constitute a quorum for the transaction of all business (including the approval of an amalgamation) except as otherwise required by the Companies Act.  Under Bermuda law, shareholders of a company may at a special general meeting called for that purpose remove a director provided that notice of any such meeting shall be served on the director concerned not less than 14 days before the meeting and such director shall be entitled to be heard at such meeting.  A vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or in the absence of any such election by the other directors.  The Companies Act permits a Bermuda company to divide its board of directors into multiple classes having staggered terms of up to three years each, although our board of directors has not been divided into classes.  When and if issued, holders of our Series A preference shares would be entitled to vote with our common shareholders on all matters submitted to a vote of our common shareholders, which includes the right to vote for the election of directors at any annual meeting, voting together with our common shareholders as a single class.  Our bye-laws also contain provisions regarding “business combinations” and “interested shareholders” that are substantially similar in effect to the provisions of Section 203 of the DGCL.  See “—Delaware Anti-Takeover Laws and the New XOMA Delaware Certificate of Incorporation and By-laws.”

Under Delaware law, unless a company’s certificate of incorporation or by-laws provide otherwise, the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting and entitled to vote is required for the election of directors, the affirmative vote of holders of a majority of shares then issued and outstanding is required for specified extraordinary transactions, such as most mergers or a sale of all or substantially all of the assets of the corporation, and to amend the certificate of incorporation and the affirmative vote of holders of a majority of shares present in person or represented by proxy and entitled to vote on a matter at a meeting at which a quorum is present is required for all other stockholder action.  The new XOMA Delaware by-laws will generally provide that all matters to be voted on by stockholders, must be approved by a majority of votes cast at a meeting, provided that directors shall be elected by a plurality of votes cast at a meeting.  The holders of a majority in voting power of the shares issued and entitled to vote at a meeting, present in person or represented by proxy at the commencement of the meeting, shall constitute a quorum for the transaction of all business except as otherwise required by the DGCL.  Under Delaware law, unless otherwise provided in the Certificate of Incorporation, any director may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.  Delaware law permits a Delaware corporation to divide its board of directors into multiple classes having staggered terms of up to three years each, although the board of directors of XOMA Delaware will not be divided into classes at the Effective Time.  When and if issued, holders of the Series A Preferred Stock generally would be entitled to vote with the common stockholders of XOMA Delaware on all matters submitted to a vote of the common stockholders, which includes the right to vote for the election of directors at any annual meeting, voting together with the common stockholders as a single class.  The new XOMA Delaware by-laws will not contain the provisions regarding “business combinations” and “interested shareholders” as described above which are currently contained in our bye-laws.  However, our stockholders will have substantially similar voting rights because the provisions of Section 203 of the DGCL will apply upon effectiveness of the Domestication.  See “—Delaware Anti-Takeover Laws and the New XOMA Delaware Certificate of Incorporation and By-laws.”

Advance Notice of Shareholder Proposals

The Companies Act provides that shareholders who wish to propose resolutions for consideration at a meeting of shareholders must give at least six weeks of advance notice of their proposals.  Our bye-laws provide that notice of shareholder proposals must be given in writing to our board of directors during a specific period prior to any meeting at which the action is to be taken.  Generally, to be timely, notice must be received by our board of directors not less than 45 days nor more than 75 days prior to the anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual general meeting.  Notices must include information about the shareholder, the nominee or other proposal, share ownership, any material interest of the proposing shareholder in the proposal and other matters.  Shareholders may not nominate directors or propose other business at a special meeting unless these provisions are complied with.

Consistent with Delaware law, the new XOMA Delaware by-laws provide that notice of stockholder nomination for director and other proposals must be given in writing to the secretary of XOMA Delaware during a specific period prior to the meeting at which the action is to be taken.  Generally, to be timely, notice must be received at the principal executive office of XOMA Delaware not less than 45 days nor more than 75 days prior to the anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting.  Notices must include information about the stockholder, the nominee or other proposal, share ownership, any material interest of the proposing stockholder in the proposal and other matters.

Special Meetings of Shareholders

The Companies Act provides that a special general meeting of shareholders may be called by the board of directors.  The Companies Act also provides that the directors of a company must, on the request of shareholders holding not less than one tenth of the paid-up capital of the company carrying the right to vote at general meetings, proceed duly to convene a special general meeting of the company.  The request must state the purposes of the meeting, and must be signed by the requesting shareholders and deposited at the registered office of the company.  If the directors do not within 21 days from the date of the deposit of the request proceed duly to convene a meeting, the requesting shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, but any meeting so convened shall not be held after the expiration of three months from the date of such request.

Delaware law provides that only the board of directors or any person who is authorized under a corporation’s certificate of incorporation or by-laws may call a special meeting of stockholders.  Stockholders are not permitted to call special meetings unless authorized to do so under the corporation’s certificate of incorporation or by-laws.  The new XOMA Delaware by-laws permit the board of directors to call a special meeting of stockholders and require the directors of XOMA Delaware to, upon a request of stockholders holding not less than one tenth of the voting power of the shares of capital stock of XOMA Delaware issued and entitled with to vote at such a meeting, proceed to convene a special meeting of stockholders.  The request must state the purposes of the meeting, and must be signed by the requesting stockholders and delivered to the registered office of the Company.  If the board of directors does not within 21 days from the date of such delivery proceed to call a special meeting, the requesting stockholders, or any of them representing more than one half of the total voting power of all of them, may themselves convene a special meeting, but any special meeting so convened shall not be held after the expiration of three months from the date of such request.

Notice of Shareholder Meetings

The Companies Act requires that shareholders be given at least five days’ advance notice of a general meeting (other than an adjourned meeting), but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting.  This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting.  Our bye-laws provide that we must give our shareholders written notice of any annual meeting or special meeting of shareholders at least 10 days but not more than 60 days prior to the meeting.  Notice may be given in writing, by mail, and will be deemed given when deposited in the United States mail or international airmail, postage prepaid, directed to the shareholder at such shareholder’s address as it appears on the records of the Company.

Under Delaware law and the new XOMA Delaware by-laws, unless otherwise provided under the DGCL, we will be required to give written notice of any meeting not less than 10 days nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at the meeting.  If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation.  Under Delaware law, an affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Under Delaware law, electronic notice is a permissible form of notice only if given by a form of electronic transmission consented to by the stockholder to whom the notice is given.  Any such consent shall be revocable by the stockholder by written notice to the corporation.  Electronic notice shall be deemed given under Delaware law:  (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.  An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of XOMA Delaware that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Conduct of Meetings

Bermuda law provides that a company’s bye-laws may contain provisions relating to the conduct of annual and special meetings and our bye-laws provide that the chairman of our board of directors (or the Chief Executive Officer in the event that the chairman of the board of directors is absent) is authorized to serve as chairman of shareholder meetings.  At any meeting of shareholders, our current bye-laws provide that the chairman of the meeting may: (a)  restrict attendance at any time to bona fide shareholders of record and their proxies and other persons in attendance at the invitation of the chairman; (b) restrict dissemination of solicitation materials and use of audio or visual recording devices at the meeting; (c) establish seating arrangements; (d) adjourn the meeting without a vote of the shareholders, whether or not there is a quorum present; and (e) make rules governing speeches and debate including time limits and access to microphones.  The chairman of the meeting acts in his or her absolute discretion and his rulings are not subject to appeal.

Delaware law provides that a corporation’s by-laws may contain provisions relating to the conduct of annual and special meetings.  The new XOMA Delaware by-laws provide that the chairman of its board of directors (or the Chief Executive Officer in the event that the chairman of the board of directors is absent) are authorized to serve as chairman of stockholder meetings.  At any meeting of stockholders, the by-laws of XOMA Delaware provide that the chairman of the meeting may: (a)  restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the chairman; (b) restrict dissemination of solicitation materials and use of audio or visual recording devices at the meeting; (c) establish seating arrangements; (d) adjourn the meeting without a vote of the stockholders, whether or not there is a quorum present; and (e) make rules governing speeches and debate including time limits and access to microphones.  The new XOMA Delaware by-laws provide that the chairman of the meeting acts in his or her absolute discretion and his rulings are not subject to appeal.

Action by Written Consent of Shareholders

The Companies Act provides that, unless otherwise provided in a company’s bye-laws or prohibited under the Companies Act, shareholders may take any action by resolution in writing provided that notice of such resolution is circulated, along with a copy of the resolution, to all shareholders who would be entitled to attend a meeting and vote on the resolution.  Such resolution in writing must be signed by the shareholders of the company who, at the date of the notice, represent such majority of votes as would be required if the resolution had been voted on at a meeting of the shareholders or all of the shareholders or such other majority of shareholders as may be provided by the bye-laws of the company.  The Companies Act provides that the following actions may not be taken by resolution in writing:  (i) the removal of the company’s auditors and (ii) the removal of a director before the expiration of his or her term of office.  Our bye-laws provide that any action that may have been taken at a general meeting other than the actions referred to in the preceding sentence may instead be taken by the unanimous written consent of the holders of all shares who would have been entitled to attend such meeting and vote on the relevant matter.

Except as otherwise provided in the certificate of incorporation, Delaware law permits stockholders to take action by consent in writing of the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

The new XOMA Delaware certificate of incorporation provides that any action that may have been taken by the holders of any class or series of stock at a meeting of stockholders may instead be taken by the unanimous written consent of all holders of such class or series of stock who would have been entitled to attend such meeting and vote on the relevant matter.

Amendment of Bye-laws

The Companies Act provides that the directors may amend bye-laws provided that any amendments are also submitted to a general meeting of the company and approved at such meeting and any such amendments shall become operative only to such extent as they are approved at such general meeting.  Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made until the same has been approved by a resolution of our board of directors and our shareholders.  Unlike many U.S. jurisdictions, bye-laws cannot be amended without both board and shareholder approval.  In addition, under Bermuda law, holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act.

Under Delaware law, stockholders of a corporation entitled to vote thereon and, if so provided in the certificate of incorporation, the board of directors of the corporation, each have the power, separately, to adopt, amend and repeal the by-laws of a corporation.  However, the new XOMA Delaware certificate of incorporation does not permit the board of directors to amend, repeal, or adopt by-laws without stockholder approval.

Mergers and Similar Arrangements

The amalgamation (or merger) of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation and amalgamation agreement to be approved by the company’s board of directors and by its shareholders.  Unless the company’s bye-laws provide otherwise, the Companies Act requires the approval of 75% of the shareholders voting at such meeting in person or represented by proxy to approve the amalgamation and amalgamation agreement, and the quorum for such meeting must be at least two persons holding or representing by proxy more than one-third of the issued and outstanding shares of the company.  Our current bye-laws contain provisions regarding “business combinations” and “interested shareholders” that are substantially similar in effect to the provisions of Section 203 of the DGCL (we refer to these requirements as the “business combination provisions”).  See “—Delaware Anti-Takeover Laws and the New XOMA Delaware Certificate of Incorporation and By-laws.  Under the Companies Act, a short-form procedure of amalgamation is available where the amalgamating companies are a holding company and one or more wholly owned subsidiary companies, or two or more wholly owned subsidiaries of the same holding company.  Under a short-form procedure of amalgamation, the amalgamating companies need not enter into an amalgamation agreement and the Bermuda exempted company may approve the amalgamation by a resolution of the board of directors.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon unless the certificate of incorporation provides a higher voting requirement.  The new XOMA Delaware certificate of incorporation will not provide for any higher voting requirement with regard to these matters.  The new Delaware XOMA by-laws will not contain provisions similar to the business combination provisions in our current bye-laws described above.  However, our stockholders will have substantially similar voting rights because the provisions of Section 203 of the DGCL will apply upon effectiveness of the Domestication.  See “—Delaware Anti-Takeover Laws and the New XOMA Delaware Certificate of Incorporation and By-laws.”

The DGCL provides that no stockholder vote is required for certain mergers with subsidiaries, mergers involving a holding company reorganization or mergers where a limited amount of stock is issued pursuant to the transaction.  Only the first two of these three exceptions, however, will be available to XOMA Delaware.  Under the new XOMA Delaware certificate of incorporation, stockholder approval will be required to effect mergers where a limited amount of stock is issued pursuant to the transaction.

The provisions described above may have the effect of delaying, deferring or preventing a change of control through a merger or other transaction having a similar effect.

Appraisal Rights

Under the Companies Act, in the event of an amalgamation (or merger) of a Bermuda company with another company (other than a short-form amalgamation described above), a shareholder of the Bermuda company who did not vote in favor of the amalgamation and who is not satisfied that fair value has been offered for his or her shares in the Bermuda company may apply to the Supreme Court of Bermuda within one month of notice of the shareholders’ meeting, for appraisal of the fair value of his or her shares.

Under Delaware law, a stockholder of a corporation participating in a merger or consolidation will, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may demand a cash payment in the amount of the fair value (as determined by a court) of the shares held by such stockholder in lieu of the consideration such stockholder would otherwise receive in the transaction.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law.  The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in violation of the company’s memorandum of association or bye-laws.  Furthermore, consideration would be given by a Bermuda court to allegations of acts constituting fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than the percentage of shareholders who actually approved it.  When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the company’s conduct of affairs in the future or ordering the purchase of the shares of any shareholder, by other shareholders or by the company.

Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law.  In such actions, each party generally pays its own attorney’s fees, except in certain circumstances involving a showing of bad faith where the court has discretion to permit the winning party to recover attorney’s fees incurred in connection with such actions.

The new XOMA Delaware certificate of incorporation limits or eliminates the liability of directors of XOMA Delaware to the stockholders of XOMA Delaware under certain circumstances.  See “—Limitation of Liability and Indemnification Matters” below.

Takeovers

The Companies Act provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares that are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer.  Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer.  The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock that would be entitled to vote on such merger.  Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

Share Repurchases

The Companies Act permits a company to purchase its own shares if authorized to do so by its memorandum of association or bye-laws.  Our bye-laws allow us to purchase our own shares for cancellation on such terms as our board of directors may authorize, without obtaining prior shareholder approval.

Delaware law permits a corporation to purchase shares of its own capital stock on such terms as its board of directors may authorize, without obtaining prior stockholder approval and so long as the corporation has lawfully available funds and the repurchase does not impair the capital of the corporation.

Blank Check Preferred Stock

Under our current bye-laws, our authorized share capital includes 1,000,000 authorized preference shares, of which 210,000 shares have been designated as Series A preference shares.  The existence of authorized but unissued preference shares may enable our board of directors to delay, defer or prevent a change in control of us by means of an amalgamation, merger, tender offer, proxy contest or otherwise.  In this regard, our bye-laws grant our board of directors broad power to establish the rights and preferences of authorized and unissued preference shares, subject to the bye-laws and to any resolution of the shareholders approved by at least 75% of all issued shares entitled to vote in respect thereof and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares.  The issuance of preference shares with a liquidation preference could decrease the amount of earnings and assets available for distribution to holders of common shares.  The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control.

Upon effectiveness of the Domestication, the authorized share capital of XOMA Delaware will include 1,000,000 authorized shares of preferred stock, of which 210,000 shares will have been designated as Series A Preferred Stock.  The existence of authorized but unissued preferred stock may enable the board of directors of XOMA Delaware to delay, defer or prevent a change in control of it by means of an amalgamation, merger, tender offer, proxy contest or otherwise.  In this regard, the new certificate of incorporation of XOMA Delaware grants its board of directors broad power to establish the rights, powers and preferences of authorized and unissued preferred stock, subject to the terms of the certificate of incorporation and to any resolution of the stockholders approved by at least 75% of all issued shares entitled to vote in respect thereof and without prejudice to any special rights previously conferred on the holders of any existing shares of stock or class of stock.  The issuance of preferred stock with a liquidation preference could decrease the amount of earnings and assets available for distribution to holders of the common stock of XOMA Delaware.  The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control.

Variation of Shareholder Rights

Currently, under Bermuda law, if at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided by the terms of issue of the relevant class, may be varied either (i) with the consent in writing of the holders of 75% in nominal value of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present.  Our bye-laws specify that the creation or issuance of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of those shares, vary the rights attached to existing shares.

Under Delaware law, amendments to the certificate of incorporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on that matter (unless the certificate of incorporation provides for a greater vote).  In addition, the holders of the outstanding shares of a class are entitled to vote as a class on any amendment to the certificate of incorporation, whether or not they are entitled to vote on that matter by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of the class, increase or decrease the par value of the shares of the class or alter or change the power, preferences or special rights of the class so as to affect them adversely.  The new XOMA Delaware certificate of incorporation, however, provides that, subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) without the vote of any series of preferred stock, voting separately as a class.  Further, pursuant to the new XOMA Delaware certificate of incorporation, the holders of common stock, as such, shall not be entitled to vote on any amendment of the new certificate of incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of preferred stock, to vote thereon as a separate class pursuant to the new certificate of incorporation or pursuant to the DGCL as then in effect.  Delaware law provides that the creation or issuance of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of those shares, vary the rights attached to existing shares.  In addition, the creation or issuance of preferred stock ranking prior to common stock will not be deemed to vary the rights attached to common stock.

Access to Books and Records and Dissemination of Information

Under Bermuda law, members of the general public have a right to inspect the public documents of a Bermuda company available at the Bermuda Registrar of Companies.  These documents include a company’s memorandum of association (including its objects and powers and certain alterations to the memorandum of association), certificate of association, notice of registered office, register of charges, and any prospectus filed with the Bermuda Registrar of Companies.  Shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements.  The register of members and the register of directors and officers are required to be open for inspection by members of the public without charge for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year).  The register of directors and officers must be kept at the registered office.  A Bermuda company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, keep a branch register outside of Bermuda.  Bermuda law does not provide a general right for shareholders to inspect or obtain copies of any other corporate records including accounting records or minutes of meetings of the board of directors.

Delaware law provides that any stockholder of record, in person or by attorney or other agent, upon written demand under oath stating the purpose of the demand, has the right during the corporation’s usual hours for business to inspect or make copies or extracts of a corporation’s stock ledger and its other books and records for any purpose reasonably related to such person’s interest as a stockholder.  Under the new XOMA Delaware by-laws, in connection with any meeting of stockholders to be held at a place, the stock ledger of XOMA Delaware shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present.  If the meeting is to be held solely by means of remote communication, then the stock ledger shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such stock ledger shall be provided with the notice of the meeting.  In addition, the stock ledger shall be open to inspection by members of the public without charge at the registered office of the Company on every business day, subject to such reasonable restrictions as the board of directors may impose, so that not less than two hours in each business day be allowed for inspection.

Limitation of Liability and Indemnification Matters

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability that by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company.  Section 98 further provides that a Bermuda company may (i) indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor, in which they are acquitted or when relief is granted by the Supreme Court of Bermuda under section 281 of the Companies Act and (ii) advance moneys to its directors, officers and auditors for the costs, charges and expenses incurred by such directors, officers or auditors in defending any civil or criminal proceedings against them, on condition that any such director, officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.

Our current bye-laws provide that we shall indemnify our officers, directors and employees to the fullest extent possible except as prohibited by the Companies Act.  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company pursuant to the Companies Act.  An officer or director shall not be personally liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent that such limitation is prohibited by the Companies Act.  Our shareholders should not assume that they will be able to bring lawsuits against our directors and officers.

Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

Under Delaware law, a corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits director liability to XOMA Delaware or its stockholders for monetary damages for breaches of their fiduciary duty of care.  Under Delaware law, a director’s liability cannot be eliminated or limited for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or (iv) transactions from which such director derived an improper personal benefit.  The new XOMA Delaware certificate of incorporation provides that, to the fullest extent permitted by the DGCL, directors of XOMA Delaware shall not be liable to XOMA Delaware or its stockholders for monetary damages for breach of fiduciary duty as a director, including with regard to any actions taken or omitted as a director of XOMA Bermuda (whether taken or omitted prior to the Effective Time, in connection with the discontinuance of XOMA Bermuda in Bermuda or the domestication of XOMA Bermuda in Delaware or otherwise).

Delaware law provides that a corporation may indemnify a director, officer, employee or agent of the corporation against any liability or expenses incurred in any civil, criminal, administrative or investigative proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (not judgments or amounts paid in settlement) and may not be made even for expenses if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court or the Delaware Court of Chancery).  In addition, under Delaware law, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that party.  Furthermore, under Delaware law, a corporation is permitted to maintain directors’ and officers’ insurance.

The new XOMA Delaware by-laws also provide that XOMA Delaware shall indemnify its officers, directors and employees to the fullest extent possible except as prohibited by Delaware law and provides for advancement of expenses as described above.  XOMA Delaware will remain obligated on any indemnification obligations with respect to directors and officers of XOMA Bermuda arising prior to the Domestication.

Dissolution

Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation.  Prior to the company entering liquidation, the board of directors must approve by an affirmative majority vote a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Bermuda Registrar of Companies.  The general meeting will be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator.  The winding up of the company is deemed to commence at the time of the passing of the resolution.

Under Delaware law, a corporation may voluntarily dissolve (1) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the outstanding shares entitled to vote thereon vote for such dissolution; or (2) if all stockholders entitled to vote thereon consent in writing to such dissolution.

Listing

Our common shares are currently listed on The NASDAQ Global Market under the symbol “XOMA”.  We will seek, and expect to receive, approval from The NASDAQ Global Market to trade the common stock of XOMA Delaware under the same symbol upon the effectiveness of the Domestication.

Transfer Agent and Registrar

The Transfer Agent for our common shares is Wells Fargo Shareowner Services.  Upon effectiveness of the Domestication, the Transfer Agent for the common stock of XOMA Delaware will be Wells Fargo Shareowner Services.

Governing Documents

To change our jurisdiction of incorporation, we must file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware.  We will also adopt a new set of by-laws governed by Delaware law.  The new certificate of incorporation and by-laws will replace our current memorandum of continuance and bye-laws as our governing documents upon effectiveness of the Domestication.  Nevertheless, there are some differences between our new governing documents and Delaware law, on one hand, and our current governing documents and Bermuda law, on the other hand, that may affect the rights of shareholders.  See “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for XOMA Bermuda and XOMA Delaware” above.

Termination

We may terminate or abandon the Domestication at any time before it becomes effective.  In that event, we would continue to be a Bermuda exempted company and our current governing documents would remain in effect.

Effective Time

The Domestication will become effective when all of the following three steps have been taken:  (i) we file the new XOMA Delaware certificate of incorporation and the certificate of corporate domestication of XOMA Bermuda with the Secretary of State of the State of Delaware, (ii) we file with the Bermuda Registrar of Companies certified copies of the certificates filed in Delaware and (iii) we receive a certificate of discontinuance from the Bermuda Registrar of Companies which we expect will provide that the effective date of the discontinuance of XOMA Bermuda under Bermuda law is the date that XOMA Delaware’s domestication in Delaware is effective pursuant to Delaware law.  We expect these steps to be completed on or about             , 201 .

Expenses of the Domestication

We will pay the expenses of the Domestication incurred by us and any related transactions regardless of whether the Domestication is completed.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION

This section describes the material U.S. federal income tax consequences of owning our common shares (hereinafter “Shares”) and/or our warrants and certain U.S. federal income tax consequence of the Company with respect to the Domestication.  It applies to you only if you hold our Shares as capital assets for tax purposes.  This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a U.S. expatriate,

•	a person that actually or constructively owns 10% or more of our voting Shares (except as specifically provided below),

•	a partnership or other pass-through entity, or a beneficial owner of a partnership or other pass-through entity,

•	a person that holds our Shares as part of a straddle or a hedging or conversion transaction, or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations, published rulings by the IRS and court decisions, all as currently in effect.  These laws are subject to change, possibly on a retroactive basis.  This discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax (such as estate or gift tax laws or the newly enacted Medicare tax on investment income), nor does it address any aspects of U.S. state, local or non-U.S. taxes.

We have not and do not intend to seek any rulings from the IRS regarding the Domestication.  There is no assurance that the IRS will take positions concerning the tax consequences of the Domestication that are different from those discussed below, or that any such different positions would not be sustained by a court.

You are a U.S. holder if you are a beneficial owner of our Shares or our warrants and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.,

•	a corporation created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia),

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•
a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of our Shares or warrants that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. holder.

If a partnership for U.S. federal income tax purposes holds shares of our Shares, the tax treatment of such partnership and a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership.  Partnerships holding our Shares and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences of owning our Shares.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF OUR SHARES AND OF XOMA DELAWARE STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

Consequences of the Domestication

In the opinion of Cahill Gordon & Reindel LLP, special tax counsel to us in connection with the Domestication, the Domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. U.S. holders of our Shares will be subject to Section 367(b) of the Code.

Consequences of the Domestication and Automatic Share Conversion to U.S. Holders

U.S. Holders Whose Shares Have A Fair Market Value Of Less Than $50,000.  A U.S. holder whose XOMA Bermuda Shares have a fair market value of less than $50,000 on the day of the Domestication does not recognize any gain or loss and is not required to include any part of the “all earnings and profits amount” (as described below) in income and no election (as described below) is required.

U.S. Holders Whose Shares Have 10% Or More Of The Voting Power Of XOMA Bermuda.  A U.S. holder who on the day of the Domestication beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of our shares entitled to vote on the day of the Domestication is required to include in income as a dividend the “all earnings and profits amount” attributable to the XOMA Bermuda Shares it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d).  However, we do not expect that XOMA Bermuda’s cumulative earnings and profits will be greater than zero through the day of the Domestication.  A U.S. holder’s ownership of XOMA Bermuda warrants will be taken into account in determining whether such U.S. holder owns 10% or more of the total combined voting power of all classes of our shares.  Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of our shares entitled to vote for U.S. federal tax purposes. U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS.

All Other U.S. Holders Of Shares.  A U.S. holder whose XOMA Bermuda Shares have a fair market value of $50,000 or more but have less than 10% of the total combined voting power of all classes of our shares entitled to vote on the day of the Domestication must generally recognize gain (but not loss) with respect to the XOMA Delaware common stock (hereinafter “Stock”) received in the Domestication.  Any such gain should be equal to the excess of the fair market value of the XOMA Delaware Stock received at the time of the Domestication over the holder’s adjusted basis in the XOMA Bermuda Shares that are converted into the XOMA Delaware Stock.  Any such gain should be capital gain if the holder held the XOMA Bermuda Shares as capital assets, and should be long-term capital gain if the holder held the XOMA Bermuda Shares for longer than one year.  Long-term capital gains of individual taxpayers that are recognized in taxable years beginning before January 1, 2011 are generally subject to a maximum U.S. federal income tax rate of 15%.

A U.S. holder, however, as an alternative to recognizing gain, may elect to include in income the “all earnings and profits amount” attributable to its XOMA Bermuda Shares.  The income so included pursuant to this election generally is treated as dividend income.

There are, however, strict conditions for making this election.  The election must comply with the requirements of Treasury Regulation Sections 1.367(b)-1(c) and 1.367(b)-3(c)(3) and must include, among other things:

(i) a statement that the Domestication is a Section 367(b) exchange, (ii) a complete description of the Domestication, (iii) a description of any stock, securities or other consideration transferred or received in the Domestication, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. holder is making the election that includes (A) a copy of the information that the U.S. holder received from us establishing and substantiating the U.S. holder’s “all earnings and profits” amount with respect to the U.S. holder’s XOMA Bermuda Shares, and (B) a representation that the U.S. holder has notified XOMA Ltd. (or its successor in interest) that the U.S. holder is making the Election, and (vi) certain other information required to be furnished with the U.S. holder’s tax return or otherwise furnished pursuant to the Code or the regulations thereunder.  Additionally, the notice/election must be attached by the U.S. holder to its timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. holder must send notice to us of the election no later than the date it is filed.  In connection with the election, we intend to provide all U.S. holders eligible to make such an election with information regarding XOMA Bermuda’s earnings and profits upon request.

U.S. Holders of XOMA Bermuda Warrants.  Although the matter is not free from doubt and subject to the considerations described below relating to PFIC status, a U.S. Holder of XOMA Bermuda warrants should not be subject to U.S. federal income tax with respect to its exchange for XOMA Delaware warrants.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS NOTICE/ELECTION.

We do not expect that XOMA Bermuda’s cumulative earnings and profits will be greater than zero through the day of the Domestication.  Thus, the making of an election to include the “all earnings and profits amount” into income as a dividend generally would be advantageous to U.S. holders who would otherwise recognize gain with respect to our Shares in the Domestication.  WE STRONGLY URGE EACH SUCH U.S. HOLDER TO CONSULT ITS OWN TAX ADVISOR.

Basis And Holding Period.  A U.S. holder’s adjusted basis in the XOMA Delaware Stock received in the Domestication will be equal to the U.S. holder’s adjusted basis in its XOMA Bermuda shares, increased by the amount of gain (if any) recognized, or the deemed dividend (if any) included in income.  The determination of the holding period in respect of stock that is subject to Section 367(b) of the Code is uncertain, but it is generally reasonable for a U.S. holder’s holding period in the XOMA Delaware Stock received in the Domestication to include the period of time during which such holder held its XOMA Bermuda Shares.  It is also possible that a U.S. holder may have a split holding period in respect of XOMA Delaware Stock received in the Domestication if the U.S. holder’s basis in such Stock is determined in part by reference to any amount of gain or dividend income that is taken into account in respect of the Domestication.  WE STRONGLY URGE EACH SUCH U.S. HOLDER TO CONSULT ITS OWN TAX ADVISOR.

Passive Foreign Investment Company Considerations

In addition to Section 367(b), the Domestication might be a taxable event to U.S. holders to the extent that Section 1291(f) of the Code applies, if XOMA Bermuda is or ever was a passive foreign investment company (a “PFIC”), under Section 1297 of the Code.

In general, if you are a U.S. holder, we would be a PFIC with respect to you if for any taxable year in which you held our shares:

•	at least 75% of our gross income for the taxable year is passive income, or

•	at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income.

If a foreign corporation is classified as a PFIC for any taxable year during which a U.S. holder owns stock or warrants in the foreign corporation, the foreign corporation generally remains thereafter classified as a PFIC with respect to that U.S. holder.  XOMA Bermuda believes that it is not and has never been a PFIC.  Accordingly, the Domestication should not be a taxable event for any U.S. holder based on an application of the PFIC rules.  However, because PFIC status is determined annually and depends on the composition of a company’s income and assets and the fair market value of its assets (including goodwill), which may be volatile in our industry, there can be no assurance that we will not be considered a PFIC for 2011.  For example, taking into account our existing cash balances, if the value of our common shares were to decline materially, it is possible that we could become a PFIC in 2011.  There is also some uncertainty regarding how to determine the PFIC status when XOMA Bermuda’s taxable year closes on the Effective Time as a result of the Domestication.  Additionally, due to the complexity of the PFIC provisions and the limited authority available to interpret such provisions, there can be no assurance that our determination regarding our PFIC status could not be successfully challenged by the IRS.  Hence, the IRS might not agree that XOMA Bermuda is not a PFIC.

Section 1291(f) of the Code generally requires that, to the extent provided in regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code.  No final Treasury regulations have been promulgated under this statute.  Proposed Treasury regulations were promulgated in 1992 with a retroactive effective date.  If finalized in their current form, these regulations would generally require gain recognition by U.S. persons exchanging shares in a corporation that is a PFIC at any time during such U.S. person’s holding period of such shares and such person has not made either a “qualified electing fund” election under Code Section 1295 for the first taxable year in which such U.S. holder owns such shares or in which the corporation is a PFIC, whichever is later; or a “mark-to-market” election under Code Section 1296.  The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational roles designed to offset the tax deferral to such holders on our undistributed earnings.  The same rule should also apply to a U.S. holder who exchanges XOMA Bermuda warrants for XOMA Delaware warrants.

However, we are unable to predict at this time whether, in what form, and with what effective date, final Treasury Regulations under Code Section 1291(f) will be adopted.

Consequences to Non-U.S. Holders Owning and Disposing of the Stock of XOMA Delaware After the Domestication

Dividends.  Generally, any dividends paid to a non-U.S. holder on the Stock of XOMA Delaware would be subject to U.S. withholding tax at the rate of 30% of the amount of the dividend, or at a lower applicable treaty rate, if such non-U.S. holder is eligible for the benefits of an income tax treaty that provides for a lower rate.  Even if the non-U.S. holder is eligible for a lower treaty rate, XOMA Delaware and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to such non-U.S. holder, unless the non-U.S. holder has furnished to us or another payor:

•
a valid IRS Form W-8BEN or an acceptable substitute form upon which the non-U.S. holder certifies, under penalties of perjury, the non-U.S. holder’s status as (or, in the case of a non-U.S. holder that is an estate or trust, such forms certifying the status of each beneficiary of the estate or trust as) a non-U.S. person and the non-U.S. holder’s entitlement to the lower treaty rate with respect to such payments, or

•
in the case of payments made outside the U.S. to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the U.S.), other documentary evidence establishing the non-U.S. holder’s entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If the non-U.S. holder is eligible for a reduced rate of U.S. withholding tax under a tax treaty, the non-U.S. holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to the non-U.S. holder are “effectively connected” with the non-U.S. holder’s conduct of a trade or business within the U.S., XOMA Delaware and other payors generally are not required to withhold tax from the dividends, provided that the non-U.S. holder has furnished to XOMA Delaware or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which the non-U.S. holder represents, under penalties of perjury, that:

•	the non-U.S. holder is a non-U.S. person, and

•	the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S. and are includible in the non-U.S. holder’s gross income.

A non-U.S. holder is subject to U.S. federal income tax on “effectively connected” dividends generally in the same matter as it were a U.S. holder unless an applicable income tax treaty provides otherwise.  If the non-U.S. holder is a corporation, “effectively connected” dividends that the non-U.S. holder receives may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower applicable income tax treaty rate) on its effectively connected earnings and profits.

Gain On Disposition Of Stock.  A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain recognized on a disposition of the Stock of XOMA Delaware unless:

•	the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the U.S.,

•
the non-U.S. holder is an individual, the non-U.S. holder holds the Stock of XOMA Delaware as a capital asset, the non-U.S. holder is present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•
XOMA Delaware is, or has been a U.S. real property holding corporation for federal income tax purposes and the non-U.S. holder satisfies certain ownership requirement in the Stock of XOMA Delaware and the non-U.S. holder is not eligible for any treaty exemption.

If a non-U.S. holder is a corporation, “effectively connected” gains are subject to U.S. federal income tax in the same manner as described above with respect to “effectively connected” dividends.  If a non-U.S. holder is an individual described in the second bulletin point above, any gain (reduced by certain U.S.-source capital losses) will be subject to 30% tax (or at a lower applicable income tax treaty rate).

We have not been, are not and do not anticipate becoming, before or after the Domestication, a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.  However, the determination whether a corporation is a USRPHC is primarily factual and there can be no assurance whether such facts will not change or whether the IRS or a court will agree with our determination.

Tax Consequences to XOMA

Domestication.  The Domestication will qualify as a reorganization within the meaning of Section 368(a) of the Code and generally does not constitute a taxable event to XOMA Bermuda or XOMA Delaware for U.S. federal income tax purposes.  Accordingly, subject to the discussion below, neither XOMA Bermuda nor XOMA Delaware will recognize gain or incur U.S. federal income tax as a result of the Domestication.

FIRPTA Gains.  If as expected XOMA Delaware is not a USRPHC, XOMA Bermuda will be required to recognize any built-in gain on the deemed transfer of its real property to XOMA Delaware.  Any such gain should be offset by XOMA Bermuda’s effectively connected NOLs (as defined below) which are subject to Section 382 limitation as described in the Risk Factors.  However, XOMA Delaware may be required to withhold 10% of the fair market value of the real estate property unless it properly complies with certain procedures with the IRS to obtain an exemption.  Branch profits tax at a rate of 30% will also apply to XOMA Bermuda’s effectively connected earnings and profits attributable to such gain.

If, contrary to our belief, XOMA Delaware were a USRPHC, XOMA Bermuda would instead be required to recognize any gain on the distribution of XOMA Delaware Stock to its shareholders to the extent the fair market value of such Stock (or if lesser, XOMA’s shareholders’ aggregate basis in XOMA stock) exceeding XOMA Bermuda’s basis in all of its assets.

Taxable year.  XOMA Bermuda’s taxable year closes on the Effective Time.

Effectively connected NOLs.  Following the Domestication, XOMA Delaware will succeed all of XOMA Bermuda’s net operating loss carryovers that were effectively connected with the XOMA Bermuda’s U.S. trade or business (“effectively connected NOLs”).  As described above, XOMA Bermuda’s NOLs are subject to limitations under Section 382.  These limitations will also carry over to XOMA Delaware.

Loss Importation Rules.  If XOMA Bermuda has any built-in loss assets that have not been used in its U.S. trade or business, the basis of such assets will be stepped down to its fair market value following the Domestication under Section 362(e) of the Code.

Certain Filing Requirements.  XOMA Bermuda and XOMA Delaware may be required to file a disclosure statement with their U.S. federal income tax returns with respect to Domestication.

Corporate Effective Tax Rate.  We are currently subject to U.S. federal income tax with respect to income effectively connected with our trade or business in the United States (“effectively connected income”).  Following the Domestication, substantially all of XOMA Delaware’s income would constitute effectively connected income had XOMA Delaware been a foreign corporation.  Therefore, we do not expect any material increase in our corporate effective tax rate as a result of the Domestication.  However, we are unable to predict the impact of the Domestication on our effective tax rate going forward.  In addition, the tax laws of the United States and other jurisdictions could change in the future, and those changes could cause a material increase in our effective tax rate at a later date as well.

SECURITIES ACT RESTRICTIONS ON RESALE OF XOMA DELAWARE

COMMON STOCK

Upon effectiveness of the Domestication, the outstanding common and preferred stock of XOMA Delaware will have been registered under the Securities Act of 1933 (the “Securities Act”), and owners of the stock who are not affiliates of the Company may freely resell their stock under the Securities Act.  Owners who are affiliates, however, will not be permitted to resell their stock unless an exemption from registration under the Securities Act, such as Rule 144 thereunder, is available.  In general, Rule 144 will permit an affiliate to resell shares of stock received upon completion of the Domestication only if certain requirements are met.  Among other things, the affiliate may not sell shares of any class (including any shares of that class otherwise acquired) in an amount that, during any three-month period, exceeds 1% of the outstanding shares of that class (or, solely in the case of the common stock, the average weekly trading volume of the stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of the notice referenced below, if greater).  In addition, all such resales must be made in unsolicited brokers’ transactions, the Company must have filed all periodic reports it was required to file under the Securities Exchange Act of 1934, as amended, within the year preceding the resale and (depending on the amount being resold), the affiliate must have filed a notice of sale on Form 144 with the SEC.  For this purpose, an “affiliate” of the Company is any person who controls, is controlled by or is under common control with the Company.

ACCOUNTING TREATMENT OF THE DOMESTICATION

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of XOMA Bermuda as a result of Domestication.  The consolidated business, capitalization, assets, liabilities and financial statements of XOMA Delaware immediately following the Domestication will be the same as those of XOMA Bermuda immediately prior to thereto.

VALIDITY OF THE CAPITAL STOCK

The validity of the common stock of XOMA Delaware into which the outstanding common shares of XOMA Bermuda will be converted by operation of law in the Domestication has been passed upon for XOMA Delaware by Richards, Layton and Finger, P.A., Wilmington, Delaware.

TAX MATTERS

The opinion that the Domestication will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code has been passed upon by Cahill Gordon & Reindel llp, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2010 and 2009, and for each of the last three years in the period ended December 31, 2010, as set forth in their report.  We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

XOMA Ltd.
Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of XOMA Ltd.:

We have audited the accompanying consolidated balance sheets of XOMA Ltd. as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 2010.  These consolidated financial statements are the responsibility of XOMA Ltd.’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of XOMA Ltd. at December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for revenue recognition as a result of the adoption of the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update No. 2009-13, Multiple-Deliverable Revenue Arrangements, effective January 1, 2010.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), XOMA Ltd.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2011 expressed an unqualified opinion thereon.

/s/  ERNST & YOUNG LLP
Palo Alto, California
March 10, 2011

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$37,304	$23,909
Trade and other receivables, net	20,864	7,231
Prepaid expenses and other current assets	712	1,012
Total current assets	58,880	32,152
Property and equipment, net	14,869	20,270
Other assets	503	402
Total assets	$74,252	$52,824
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,581	$2,942
Accrued liabilities	10,650	8,639
Deferred revenue	17,044	2,114
Warrant liability	4,245	4,760
Other current liabilities	8	223
Total current liabilities	35,528	18,678
Deferred revenue — long-term	1,086	2,894
Interest bearing obligation — long-term	13,694	13,341
Other long-term liabilities	353	385
Total liabilities	50,661	35,298
Commitments and contingencies (Note 11)
Shareholders’ equity:
Preference shares, $0.05 par value, 1,000,000 shares authorized
Series A, 210,000 designated, no shares issued and outstanding
December 31, 2010 and 2009
Series B, 8,000 designated, 2,959 shares issued and outstanding at
December 31, 2010 and 2009 (aggregate liquidation preference of $29,600)	1	1
Common shares, $0.0075 par value, 46,666,666 shares authorized, 28,491,318
and 13,536,146 shares outstanding at December 31, 2010 and 2009, respectively	214	101
Additional paid-in capital	876,686	801,978
Accumulated deficit	(853,310)	(784,554)
Total shareholders’ equity	23,591	17,526
Total liabilities and shareholders’ equity	$74,252	$52,824

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year Ended December 31,
	2010	2009	2008
Revenues:
License and collaborative fees	$2,182	$43,822	$16,366
Contract and other revenue	27,174	25,492	30,473
Royalties	4,285	29,116	21,148
Total revenues	33,641	98,430	67,987
Operating Expenses:
Research and development	77,413	58,131	82,576
Selling, general and administrative	23,250	23,736	24,145
Restructuring	82	3,603	-
Total operating expenses	100,745	85,470	106,721
(Loss) income from operations	(67,104)	12,960	(38,734)
Other income (expense):
Investment and interest income	16	49	859
Interest expense	(385)	(4,888)	(7,002)
Loss on debt extinguishment	-	3,645)	(652)
Other (expense) income	(1,256)	1,801	(99)
Net (loss) income before taxes	(68,729)	6,277	(45,628)
Income tax (expense) benefit	(27)	(5,727)	383
Net (loss) income before taxes	$(68,756)	$550	$(45,245)
Basic and diluted net (loss) income per common share	$(3.69)	$0.05	$(5.11)
Shares used in computing basic net (loss) income per common share	18,613	10,993	8,862
Shares used in computing diluted net (loss) income per common share	18,613	11,313	8,862

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(NET CAPITAL DEFICIENCY)
(in thousands)

	Preferred Shares		Common Shares		Paid-In	Accumulated Comprehensive	Accumulated	Total Shareholders’ Equity (Net Capital
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficiency)
Balance, December 31, 2007	3	$1	8,797	$66	$740,119	$(9)	$(739,859)	$318
Exercise of share options, contributions to 401(k) and incentive plans	─	─	38	─	1,389	─	─	1,389
Share-based compensation expense under SFAS123R	─	─	─	─	4,934	─	─	4,934
Sale of shares of common stock	─	─	529	4	7,192	─	─	7,196
Comprehensive income(loss):
Net change in unrealized loss on investments	─	─	─	─	─	7	─	7
Net loss	─	─	─	─	─	─	(45,245)	(45,245)
Comprehensive loss	─	─	─	─	─	─	─	(45,238)
Balance, December31, 2008	3	1	9,364	70	753,634	(2)	(785,104)	(31,401)
Exercise of share options, contributions to 401(k)and incentive plans	─	─	135	1	1,358	─	─	1,359
Share-based compensation expense under SFAS123R	─	─	─	─	4,395	─	─	4,395
Sale of shares of common stock	─	─	4,036	30	42,591	─	─	42,621
Comprehensive income
Net change in unrealized loss on investments	─	─	─	─	─	2	─	2
Net income	─	─	─	─	─	─	550	550
Comprehensive income	─	─	─	─	─	─		552
Balance, December31,2009	3	1	13,536	101	801,978	─	(784,554)	17,526
Exercise of share options, contributions to 401(k)and incentive plans	─	─	94	1	945	─	─	946
Share-based compensation expense under SFAS123R	─	─	─	─	4,913	─	─	4,913
Sale of shares of common stock	─	─	14,469	109	66,232	─	─	66,341
Exercise of warrants	─	─	392	3	2,618	─	─	2,621
Comprehensive loss:
Net loss	─	─	─	─	─	─	(68,756)	(68,756)
Comprehensive loss	─	─	─	─	─	─	─	(68,756)
Balance, December 31, 2010	3	$1	28,491	$214	$876,686	$ ─	$(853,310)	$23,591

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net (loss) income	$(68,756)	$550	$(45,245)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	5,721	6,831	6,721
Common shares contribution to 401(k) and management incentive plans	905	1,198	1,008
Share-based compensation expense	4,913	4,395	4,934
Accrued interest on convertible notes and interest bearing obligations	353	(1,116)	1,921
Revaluation of warrant liability	(2,283)	(1,781)	—
Amortization of discount, premium and debt issuance costs of debt and convertible debt	—	487	726
Warrant modification expense	4,500	—	—
Loss (gain) on disposal/retirement of property and equipment	9	(15)	99
Loss on debt extinguishment	—	3,645	652
Other non-cash adjustments	10	27	—
Changes in assets and liabilities:
Receivables	(13,633)	9,455	(4,551)
Prepaid expenses and other assets	199	284	(183)
Accounts payable and accrued liabilities	2,650	(2,844)	(290)
Deferred revenue	13,122	(12,205)	(851)
Other liabilities	(247)	(1,476)	2,084
Net cash (used in) provided by operating activities	(52,537)	7,435	(32,975)
Cash flows from investing activities:
Proceeds from sales of investments	—	—	9,875
Proceeds from maturities of investments	—	1,300	8,099
Purchase of investments	—	—	(3,199)
Transfer of restricted cash	—	9,545	(3,526)
Purchase of property and equipment	(339)	(270)	(8,060)
Net cash (used in) provided by investing activities	(339)	10,575	3,189
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	—	55,000
Principal payments of debt	—	(50,394)	(45,779)
Payment of prepayment premium on repayment of short-term debt	—	(2,543)	—
Proceeds from issuance of common shares	70,771	49,323	7,578
Payment for modification of warrants	(4,500)	—	—
Net cash provided by (used in) financing activities	66,271	(3,614)	16,799
Net increase (decrease) in cash and cash equivalents	13,395	14,396	(12,987)
Cash and cash equivalents at the beginning of the period	23,909	9,513	22,500
Cash and cash equivalents at the end of the period	$37,304	$23,909	$9,513
Supplemental Cash Flow Information:
Cash paid during the year for:
Interest	$—	$5,510	$4,354
Income taxes	16	5,800	—
Non-cash investing and financing activities:
Issuance and Extinguishment of warrant liabilities	$1,767	$6,541	$—
Interest added to principal balance on Novartis note	353	462	1,183
Debt reduction on Novartis note	—	—	7,500

The accompanying notes are an integral part of these consolidated financial statements.

1.           Description of Business

XOMA Ltd. (“XOMA” or the “Company”), a Bermuda company, is a biopharmaceutical company focused on the discovery, development and manufacture of therapeutic antibodies designed to treat inflammatory, autoimmune, infectious and oncological diseases. The Company’s products are presently in various stages of development and most are subject to regulatory approval before they can be commercially launched.

2.           Basis of Presentation and Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.  All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates and Reclassifications

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures.  On an on-going basis, management evaluates its estimates, including those related to revenue recognition, research and development expense, long-lived assets, warrant liabilities and share-based compensation.  The Company bases its estimates on historical experience and on various other market-specific and other relevant assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ significantly from these estimates, such as the Company’s billing under government contracts.  Under the Company’s contracts with the National Institute of Allergy and Infectious Diseases (“NIAID”), a part of the National Institutes of Health (“NIH”), the Company bills using NIH provisional rates and thus are subject to future audits at the discretion of NIAID’s contracting office.  These audits can result in an adjustment to revenue previously reported.

Recent Accounting Pronouncements

Accounting Standards Update No. 2009-13, Revenue Recognition Topic 605: Multiple Deliverable Revenue Arrangements – A Consensus of the FASB Emerging Issues Task Force (“ASU 2009-13”) provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting.  This update establishes a selling price hierarchy for determining the selling price of a deliverable.  The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available.  The new guidance of ASU 2009-13 was adopted by the Company on a prospective basis effective January 1, 2010 and did not have a material effect on the Company’s consolidated financial statements.  The Company entered into only one revenue arrangement subject to the multiple deliverable guidance during 2010.  This revenue arrangement with Servier was entered into on December 30, 2010 and the effect of the early adoption of ASU 2009-13 was not material for 2010.  The Company recognized a total of $0.1 million in license revenue under this agreement during 2010.  Had the Company adopted the new guidance as of January 1, 2009, it would not have affected the amount of revenue recognized in 2009.

In March of 2010, Accounting Standards Codification Topic 605, Revenue Recognition (“ASC 605”) was amended to define a milestone and clarify that the milestone method of revenue recognition is a valid application of the proportional performance model when applied to research or development arrangements.  Accordingly, a Company can make an accounting policy election to recognize a payment that is contingent upon the achievement of a substantive milestone in its entirety in the period in which the milestone is achieved.  The Company plans to adopt this guidance as of January 1, 2011 on a prospective basis and does not expect the adoption will have a material effect on the Company’s consolidated financial statements.

Revenue Recognition

Revenue is recognized when the four basic criteria of revenue recognition are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured.  The determination of criteria (2) is based on management’s judgments regarding whether a continuing performance obligation exists.  The determination of criteria (3) and (4) are based on management’s judgments regarding the nature of the fee charged for products or services delivered and the collectability of those fees.  Allowances are established for estimated uncollectible amounts, if any.

The Company recognizes revenue from its license and collaboration arrangements, contract services and royalties.  Revenue arrangements with multiple elements are divided into separate units of accounting if certain criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items.  The consideration received is allocated among the separate units based on their respective fair values and the applicable revenue recognition criteria are applied to each of the separate units.  Advance payments received in excess of amounts earned are classified as deferred revenue until earned.

License and Collaborative Fees

Revenue from non-refundable license, technology access or other payments under license and collaborative agreements where the Company has a continuing obligation to perform is recognized as revenue over the expected period of the continuing performance obligation.  The Company estimates the performance period at the inception of the arrangement and reevaluates it each reporting period.  This reevaluation may shorten or lengthen the period over which the remaining revenue is recognized.  Changes to these estimates are recorded on a prospective basis.

Milestone payments under collaborative and other arrangements are recognized as revenue upon completion of the milestone event, once confirmation is received from the third party and collectability is reasonably assured.  This represents the culmination of the earnings process when the Company has no future performance obligations related to the payment.  Milestone payments that are not substantive or that require a continuing performance obligation on the part of the Company are recognized over the expected period of the continuing performance obligation.  Amounts received in advance are recorded as deferred revenue until the related milestone is completed.

Contract Revenue

Contract revenue for research and development involves the Company providing research and development and manufacturing services to collaborative partners, biodefense contractors or others.  Revenue for certain contracts is accounted for by a proportional performance, or output-based, method where performance is based on estimated progress toward elements defined in the contract.  The amount of contract revenue and related costs recognized in each accounting period are based on management’s estimates of the proportional performance during the period.  Adjustments to estimates based on actual performance are recognized on a prospective basis and do not result in reversal of revenue should the estimate to complete be extended.

Up-front fees are recognized in the same manner as the final deliverable, which is generally ratably over the period of the continuing performance obligation.  Given the uncertainties of research and development collaborations, significant judgment is required to determine the duration of the arrangement.

Royalty Revenue

Royalty revenue and royalty receivables are generally recorded in the periods these royalties are earned, in advance of collection.  The royalty revenue and receivables in these instances is based upon communication with collaborative partners or licensees, historical information and forecasted sales trends.

Research and Development Expenses

The Company expenses research and development costs as incurred.  Research and development expenses consist of direct costs such as salaries and related personnel costs and material and supply costs, and research-related allocated overhead costs, such as facilities costs.  In addition, research and development expenses include costs related to clinical trials.  Expenses resulting from clinical trials are recorded when incurred based in part on estimates as to the status of the various trials.  From time to time, research and development expenses may include up-front fees and milestones paid to collaborative partners for the purchase of rights to in-process research and development.  Such amounts are expensed as incurred.  Total research and development expenses related to the Company’s collaborative agreements were approximately $19.3 million, $15.9 million and $24.1 million in 2010, 2009 and 2008, respectively.

Share-Based Compensation

Share-based compensation expense is recognized ratably over the requisite service period.  If options are granted that include a performance condition, the Company estimates the probability of the performance condition being achieved on a quarterly basis.  If it is determined that it is probable the performance criteria will be achieved, the Company estimates an implicit service period from grant date to the most likely date of achievement of the performance criteria and records share-based compensation expense ratably over this implicit service period.

Cash and Cash Equivalents and Short-term Investments

The Company considers all highly liquid debt instruments with maturities of three months or less at the time the Company acquires them to be cash equivalents.

Short-term investments include debt securities classified as available-for-sale.  Available-for-sale securities are stated at fair value, with unrealized gains and losses, net of tax, if any, reported in other comprehensive income (loss).  The estimate of fair value is based on publicly available market information.  Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are also included in investment and other income.  The Company reviews its instruments for other-than-temporary impairment whenever the value of the instrument is less than the amortized cost.  The cost of investments sold is based on the specific identification method.  Interest and dividends on securities classified as available-for-sale are included in investment and other income.

Property and Equipment and Long-Lived Assets

Property and equipment is stated at cost less depreciation.  Equipment depreciation is calculated using the straight-line method over the estimated useful lives of the assets (three to seven years).  Leasehold improvements, buildings and building improvements are amortized and depreciated using the straight-line method over the shorter of the lease terms or the useful lives (one to fifteen years).

The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets in the future are less than the carrying amounts of those assets.

Warrant Liabilities

The Company has issued warrants to purchase its common shares in connection with financing activities.  The Company accounts for the warrants as a liability at fair value.  The fair value of the warrant liability is estimated using the Black-Scholes Model.  The Black-Scholes Model requires inputs such as the expected term of the warrants, share price volatility and risk-free interest rate.  These inputs are subjective and generally require significant analysis and judgment to develop.  For the estimate of the expected term, the Company uses the full remaining contractual term of the warrant.  The Company bases its estimate of expected volatility on its historical volatility.  These assumptions are reviewed each reporting period and changes in the estimated fair value of the outstanding warrants are recognized in other income (expense).

In February of 2010, the holders of the May 2009 and June 2009 warrants agreed to amend the terms of their warrants to remove the provisions that would have required a reduction of the warrant exercise price and an increase in the number of shares issuable on exercise of the warrants each time the Company sold common shares at a price less than the exercise price of such warrants (the “Eliminated Adjustment Provisions”).  Prior to the amendments, the Company recorded the warrants issued in May and June of 2009 as a liability at fair value due to the Eliminated Adjustment Provisions and certain other provisions, which was estimated using the Monte Carlo Simulation Model (“Simulation Model”).

Income Taxes

The Company accounts for uncertain tax positions in accordance with Accounting Standards Codification Topic 740, Income Taxes (“ASC 740”).  ASC 740 provides for the recognition of deferred tax assets if realization of such assets is more likely than not.

Net Income (Loss) per Common Share

Basic net income (loss) per common share is based on the weighted average number of common shares outstanding during the period.  Diluted net income (loss) per common share is based on the weighted average number of common shares and other dilutive securities outstanding during the period, provided that including these dilutive securities does not increase the net income (loss) per share.

Potentially dilutive securities are excluded from the calculation of earnings per share if their inclusion is anti-dilutive.  The following table shows the total outstanding securities considered anti-dilutive and therefore excluded from the computation of diluted net income (loss) per share (in thousands):

	December 31,
	2010	2009	2008
Options for common shares	2,180	1,156	1,320
Convertible preference shares	254	—	254
Warrants for common shares	1,535	740	—
Total	3,969	1,896	1,574

For the year ended December 31, 2009, the following is a reconciliation of the numerators and denominators of the basic and diluted net income per share (in thousands):

Year ended December 31, 2009
Numerator
Net income used for basic and diluted net income
per share	$550
Denominator
Weighted average shares outstanding used for
basic net income per share	10,993
Effect of dilutive share options	66
Effect of convertible preference shares	254
Weighted average shares outstanding and dilutive securities used for diluted net income per share	11,313

For the years ended December 31, 2010 and 2008, all outstanding common stock equivalents were considered anti-dilutive and therefore the calculations of basic and diluted net loss per share are the same.

3.           Consolidated Financial Statement Detail

Cash and Cash Equivalents

At December 31, 2010 and 2009, cash and cash equivalents consisted of overnight deposits and money market funds and repurchase agreements with maturities of less than 90 days at the date of purchase.  Cash and cash equivalent balances were recorded at fair value as follows as of December 31, 2010 and 2009 (in thousands):

	December 31, 2010
	Cost Basis	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Cash	$29,536	$—	$—	$29,536
Cash equivalents	7,768	—	—	7,768
Total cash and cash equivalents	$37,304	$—	$—	$37,304

	December 31, 2009
	Cost Basis	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Cash	$3,065	$—	$—	$3,065
Cash equivalents	20,844	—	—	20,844
Total cash and cash equivalents	$23,909	$—	$—	$23,909

Receivables

Receivables consisted of the following at December 31, 2010 and 2009 (in thousands):

	December 31
	2010	2009
Trade receivables, net	$20,309	$6,391
Other receivables	555	840
Total	$20,864	$7,231

Property and Equipment

Property and equipment consisted of the following at December 31, 2010 and 2009 (in thousands):

	December 31,
	2010	2009
Furniture and equipment	$31,700	$31,429
Buildings, leasehold and building improvements	21,463	21,463
Construction-in-progress	203	196
Land	310	310
	53,676	53,398
Less: Accumulated depreciation and amortization	(38,807)	(33,128)
Property and equipment, net	$14,869	$20,270

Depreciation and amortization expense was $5.7 million, $6.8 million and $6.7 million for the years ended December 31, 2009, 2009 and 2008, respectively.

Accrued Liabilities

Accrued liabilities consisted of the following at December 31, 2010 and 2009 (in thousands):

	December 31,
	2010	2009
Accrued management incentive compensation	$4,982	$3,681
Accrued payroll and other benefits	2,752	2,691
Accrued professional fees	1,020	767
Accrued clinical trial costs	1,020	609
Accrued restructuring costs	80	155
Other	796	736
Total	$10,650	$8,639

Deferred Revenue

In 2010, the Company deferred $15.9 million of revenue from five contracts including Servier, NIH, Takeda Pharmaceutical Company Limited (“Takeda”), Schering-Plough Research Institute, a division of Schering Corporation, now a subsidiary of Merck & Co., Inc. (referred to herein as “Merck/Schering-Plough”) and AVEO Pharmaceuticals, Inc. (“AVEO”) and recognized $2.8 million in revenue from the five contracts.  In 2009, the Company deferred $16.2 million of revenue from five contracts including Takeda, Merck/Schering-Plough, and Novartis and recognized $28.4 million of revenue from the five contracts.

The following table shows the activity in deferred revenue for the years ended December 31, 2010 and 2009 (in thousands):

	Year ended December 31,
	2010	2009
Beginning deferred revenue	$5,008	$17,213
Revenue deferred	15,949	16,220
Revenue recognized	(2,827)	(28,425)
Ending deferred revenue	$18,130	$5,008

4.           Licensing, Collaborative and Other Arrangements

Licensing Agreements

XOMA has granted more than 50 licenses to biotechnology and pharmaceutical companies to use the Company’s patented and proprietary technologies relating to bacterial expression of recombinant pharmaceutical products.  In exchange, the Company receives license and other fees as well as access to certain of these companies’ antibody display libraries, intellectual property and/or services that complement the Company’s existing development capabilities and support the Company’s own antibody product development pipeline.

Certain of these agreements also provide releases of the licensee companies and their collaborators from claims under the XOMA patents arising from past activities using the companies’ respective technologies to the extent they also used XOMA’s antibody expression technology.  Licensees are generally also allowed to use XOMA’s technology in combination with their own technology in future collaborations.

Pfizer

In August of 2007, the Company entered into a license agreement with Pfizer Inc. (“Pfizer”) for non-exclusive, worldwide rights for XOMA’s patented bacterial cell expression technology for research, development and manufacturing of antibody products.  Under the terms of the agreement, the Company received a license fee payment of $30 million in 2007.  The Company has no further obligations under the license agreement and accordingly, the $30 million was recognized as revenue in 2007.

From 2008 through 2010 the Company received milestone payments relating to five undisclosed product candidates, including a payment of $0.5 million for the initiation of a Phase 3 clinical trial.  The Company may also be eligible for additional milestone payments aggregating up to $6.4 million relating to these five product candidates and low single-digit royalties on future sales of all products subject to this license.  In addition, the Company may receive potential milestone payments aggregating up to $1.7 million for each additional qualifying product candidate.  The Company’s right to milestone payments expires on the later of the expiration of the last-to-expire licensed patent or the tenth anniversary of the effective date.  The Company’s right to royalties expires upon the expiration of the last-to-expire licensed patent..  The Company will recognize revenue on milestones when they are achieved and on royalties when the underlying sales occur.

Collaborative and Other Agreements

Servier

In December of 2010, the Company entered into a license and collaboration agreement with Les Laboratoires Servier (“Servier”), to jointly develop and commercialize XOMA 052 in multiple indications, which provides for a non-refundable upfront payment of $15 million that was received by the Company in January of 2011.  XOMA 052 is designed to inhibit the pro-inflammatory cytokine IL-1 beta that is believed to be a primary trigger of pathologic inflammation in multiple diseases.  Under the terms of the agreement, Servier has worldwide rights to diabetes and cardiovascular disease indications and rights outside the U.S. and Japan to Behcet’s uveitis and other inflammatory and oncology indications.  XOMA retains development and commercialization rights for Behcet’s uveitis and other inflammatory and oncology indications in the U.S. and Japan, and has an option to reacquire rights to diabetes and cardiovascular disease indications from Servier in these territories (the “Cardiometabolic Indications Option”).  Should the Company exercise its Cardiometabolic Indications Option, it will be required to pay Servier an option fee and partially reimburse their incurred development expenses.

The collaboration agreement provides for multiple deliverables which were grouped as follows for accounting purposes:  (i) certain intellectual property rights for XOMA 052, as well as product know-how and an initial clinical inventory supply, (ii) development activities, and (iii) manufacturing services, wherein the Company believes have separate stand alone value.  Further, the Company believes that each of its license agreements are unique to the targets being developed and companies involved, therefore, neither Vendor Specific Objective Evidence nor Third Party Evidence exist for determining the selling price of the deliverables.  The Company determined that the contractually stated amounts are considered to be representative of the estimated selling price, as these values were determined through extensive arms length negotiations with the counterparty and further supported by other term sheets offered to the Company.  The first group of deliverables includes certain intellectual property rights for XOMA 052, as well as product know-how and an initial clinical inventory supply.  This group of deliverables is considered to have stand-alone value due to the customer’s ability to use the delivered group of items for the intended purpose without the receipt of the development activities.  In addition, the manufacturing services are considered to be a contingent deliverable and will be accounted for as a deliverable under a separate arrangement.  The $15 million upfront payment will be recognized over the estimated eight month period that the initial group of deliverables will be provided to the Servier.  The Company recognized $0.1 million of the upfront payment in 2010.  The remaining deliverables shall be recognized using the proportional performance method when those services are rendered, with each deliverable as a separate unit of accounting.

Under this agreement, Servier will fully fund activities to advance the global clinical development and future commercialization of XOMA 052 in diabetes and cardiovascular related diseases.  Also, Servier will fund $50 million of future XOMA 052 global clinical development and chemistry and manufacturing controls (“CMC”) expenses and 50% of further expenses for the Behcet’s uveitis indication.  XOMA will also be responsible for manufacturing XOMA 052 throughout clinical development and launch.

In addition, under the agreement, the Company is eligible to receive a combination of Euro and USD-denominated, development and sales milestones for multiple indications aggregating to a potential maximum of approximately $470 million converted using the December 31, 2010 Euro to US Dollar (“USD”) exchange rate (the “12/31/10 Exchange Rate”) if XOMA reacquires diabetes and cardiovascular rights in the U.S. and Japan.  If XOMA does not reacquire these rights, then the milestone payments aggregate to a potential maximum of approximately $770 million converted using the 12/31/10 Exchange Rate.  Milestone payments for which XOMA will be eligible under the agreement include $20 million upon initiation of the first Phase 3 clinical trial for XOMA 052 by Servier in its licensed territory in Type 2 diabetes.  Servier’s obligation to pay development and commercialization milestones will continue for so long as Servier is developing or selling products under the agreement.

The Company is also eligible to receive royalties on XOMA 052 sales, which are tiered based on sales levels and range from a mid-single digit to up to a mid-teens percentage rate.  The Company’s right to royalties with respect to a particular product and country will continue for so long as such product is sold in such country.

The collaboration will be carried out and managed by committees mutually established by the parties.  In general, in the event of any disputes, each party will have decision-making authority over matters relating to its areas of responsibility and territory, but neither party will have unilateral decision-making rights if the decision would have a material adverse impact on the other party’s rights in its territory.  The agreement contains customary termination rights relating to matters such as material breach by either party, safety issues and patents.  Servier also has a unilateral right to terminate the agreement on a country-by-country basis or in its entirety on 6 months’ notice.

In December of 2010, the Company also entered into a loan agreement with Servier, which provides for an advance of up to €15 million, or approximately $20 million when converted using the 12/31/10 Exchange Rate.  This loan was fully funded in January of 2011.  See Note 14: Subsequent Events for additional disclosure of the financing arrangement between the Company and Servier.

NIAID

In September of 2008, the Company announced that it had been awarded a $65 million multiple-year contract funded with federal funds from NIAID, a part of the NIH (Contract No. HHSN272200800028C), to continue development of anti-botulinum antibody product candidates.  The contract work is being performed on a cost plus fixed fee basis over a three-year period.  The Company is recognizing revenue under the arrangement as the services are performed on a proportional performance basis.  In 2010, XOMA performed a comparison of 2009 calculated costs incurred and costs billed to the government under provisional rates.  The results of the analysis indicate that the Company incurred $0.9 million of potential billable costs for work performed.  This revenue has been deferred and will be recognized upon completion of an NIH audit of XOMA’s 2009 and 2008 actual data.  The audit, which was initiated in 2010, will focus on the accuracy of the information the Company used in calculating its 2008 and 2009 incurred costs submissions to allow the NIH auditors a basis to develop their proposed rates.  Final rates will be settled through negotiations with the Company.  In 2010, the Company recognized revenue of $21.2 million under this contract, compared with $5.1 million in 2009.

In July of 2006, the Company was awarded a $16.3 million contract to produce monoclonal antibodies for the treatment of botulism to protect United States citizens against the harmful effects of botulinum neurotoxins used in bioterrorism.  The contract work is being performed on a cost plus fixed fee basis.  The original contract was for a three-year period, however the contract was extended into 2010.  The Company is recognizing revenue as the services are performed on a proportional performance basis.  This work was complete in the third quarter of 2010.  In 2010, XOMA performed a comparison of 2009 calculated costs incurred and costs billed to the government under provisional rates.  The results of the analysis indicate that the Company incurred $0.3 million of potential billable costs for work performed.  This revenue has been deferred and will be recognized upon completion of an NIH audit of XOMA’s 2009 and 2008 actual data.  The audit, which was initiated in 2010, will focus on the accuracy of the information the Company used in calculating its 2008 and 2009 incurred costs submissions to allow the NIH auditors a basis to develop their proposed rates.  Final rates will be settled through negotiations with the Company.  In 2010, the Company recognized revenue of $0.2 million under this contract, compared with $1.6 million in 2009 and $1.3 million in 2008.

SRI International

In the third quarter of 2009, the Company began work on two biodefense subcontract awards from SRI International, including a $2.1 million award to develop novel antibody drugs against the virus that causes SARS and a $2.2 million award to develop a novel antibody, known as F10, that has been shown to neutralize group 1 influenza A viruses, including the H1N1 and H5N1 strains.  The subcontract awards are funded through NIAID.  The Company will recognize revenue under these arrangements as the related research and development costs are incurred.  In 2010, the Company recognized revenue of $1.6 million related to these subcontracts, compared with $0.3 million in 2009.

Takeda

In November of 2006, the Company entered into a fully funded collaboration agreement with Takeda for therapeutic monoclonal antibody discovery and development.  Under the agreement, Takeda will make up-front, annual maintenance and milestone payments to the Company, fund its research and development and manufacturing activities for preclinical and early clinical studies and pay royalties on sales of products resulting from the collaboration.  Takeda will be responsible for clinical trials and commercialization of drugs after an Investigational New Drug Application (“IND”) submission and is granted the right to manufacture once the product enters into Phase 2 clinical trials.  During the collaboration, the Company will discover therapeutic antibodies against targets selected by Takeda.  The Company will recognize revenue on the up-front and annual payments on a straight-line basis over the expected term of each target antibody discovery, on the research and development and manufacturing services as they are performed on a time and materials basis, on the milestones when they are achieved and on the royalties when the underlying sales occur.  In the first quarter of 2010, the Company received a $1.0 million payment from Takeda for achieving a pre-established, preclinical milestone under one of the discovery and development programs with Takeda.  The Company recognized this milestone payment in revenue in the first quarter of 2010.  Separately, another discovery and development program with Takeda under this collaboration was discontinued following the analysis of research data.  The termination resulted in the recognition of the remaining unamortized balance in deferred revenue of $1.1 million in the first quarter of 2010, as no continuing performance obligation exists.  In 2010, the Company recognized revenue of $3.6 million under this agreement, compared with $7.5 million in 2009 and $4.4 million in 2008.

In February of 2009, the Company expanded its existing collaboration agreement with Takeda to provide Takeda with access to multiple antibody technologies, including a suite of research and development technologies and integrated information and data management systems.  The Company may receive milestones of up to $3.25 million per discovery product candidate and low single-digit royalties on future sales of all antibody products subject to this license.  The Company’s right to milestone payments expires on the later of the receipt of payment from Takeda of the last amount to be paid under the agreement or the cessation of all research and development activities with respect to all program antibodies, collaboration targets and/or collaboration products.  The Company’s right to royalties expires on the later of 10 years from the first commercial sale of such royalty-bearing discovery product, or the expiration of the last-to-expire licensed patent.

Novartis

In November of 2008, the Company restructured its product development collaboration with Novartis entered into in 2004 for the development and commercialization of antibody products for the treatment of cancer.  Under the restructured agreement, the Company received $6.2 million in cash and $7.5 million in the form of debt reduction on its existing loan facility with Novartis.  In addition, the Company may, in the future, receive milestones and double-digit royalty rates for certain product programs and options to develop or receive royalties on additional programs.  In exchange, Novartis received control over certain programs under the original product development collaboration.  The Company recognized revenue on the $13.7 million consideration received in November of 2008, as the Company had completed the transfer of the full rights to and materials of the collaboration targets now controlled by Novartis.

Under the original product development collaboration, the Company received initial payments of $10 million in 2004, which were being recognized ratably over five years, the expected term of the agreement, as license and collaborative fees.  In February of 2007, the Company announced the parties’ mutual exclusivity obligation to conduct antibody discovery, development and commercialization work in oncology had ended.  The expiration of this mutual obligation had no impact on the existing collaboration projects which had reached the development stage and the parties continued to collaborate on a non-exclusive basis.  The remaining unamortized balance of $4.3 million of the initial collaboration fee of $10 million was recognized in 2007 due to the change in estimate from five years to three years.  The Company recognized development expenses relating to the collaboration with Novartis of $4.5 million in 2008.

A loan facility of up to $50 million was available to the Company to fund up to 75% of its share of development expenses incurred beginning in 2005.  See Note 7: Long-Term Debt and Other Arrangements for additional disclosure of the financing arrangement between the Company and Novartis.

In December of 2008, the Company entered into a Manufacturing and Technology Transfer Agreement with Novartis, effective July 1, 2008.  Under this agreement, XOMA was engaged by Novartis to perform research and development, process development, manufacturing and technology transfer activities with respect to certain product programs under the original product development collaboration.  The work performed under this agreement was fully funded by Novartis and completed in the third quarter of 2009.  The Company recognized revenue related to this agreement as the research and development and other services were performed on a time and materials basis.  In 2009, the Company recognized revenue of $2.5 million related to this agreement, compared with $6.6 million in 2008.

Arana

In September of 2009, the Company entered into an antibody discovery collaboration with Arana Therapeutics Limited, a wholly-owned subsidiary of Cephalon, Inc. (“Arana”), involving multiple proprietary XOMA antibody research and development technologies, including a new antibody phage display library and a suite of integrated information and data management systems.  Arana agreed to pay the Company a fee of $6.0 million, of which $4.0 million was received in the third quarter of 2009 and the remaining $2.0 million was received in the third quarter of 2010.  The Company may be entitled to future milestone payments, aggregating up to $3 million per product, and low single-digit royalties on product sales.  The Company’s right to milestone payments expires on the later of the receipt of payment from Arana of the last amount to be paid under the agreement, the cessation by Arana of the use of all research and development technologies or  the cessation by Arana of the exercise of the patent rights granted to them.  The Company’s right to royalties expires five years from the first commercial sale of each royalty-bearing product.

Kaketsuken

In October of 2009, the Company entered into an antibody discovery collaboration with The Chemo-Sero-Therapeutic Research Institute, a Japanese research foundation known as Kaketsuken, involving multiple proprietary XOMA antibody research and development technologies, including a new antibody phage display library and a suite of integrated information and data management systems.  Kaketsuken agreed to pay the Company a fee of $8.0 million, of which $6.0 million was received in the fourth quarter of 2009 and the remaining $2.0 million was received in the fourth quarter of 2010.  The Company may be entitled to future milestone payments, aggregating up to $0.2 million per product, and low single-digit royalties on product sales.  The Company’s right to milestone payments expires upon the receipt of payment from Kaketsuken of the last amount to be paid pursuant to the agreement.  The Company’s right to royalties expires 15 years from the first commercial sale of each royalty-bearing discovery product.

Merck/Schering-Plough/AVEO Pharmaceuticals, Inc. (“AVEO”)

In April of 2006, the Company entered into an agreement with AVEO to utilize XOMA’s HE™ technology to humanize AV-299 under which AVEO paid the Company an up-front license fee and development milestones.  Under this agreement the Company created four HE™ versions of the original AV-299, all of which met design goals and from which AVEO selected one as its lead development candidate.

In September of 2006, as a result of the successful humanization of AV-299, the Company entered into a second agreement with AVEO to manufacture and supply AV-299 in support of early clinical trials.  Under the agreement, the Company created AV-299 production cell lines, conducted process and assay development and performed Good Manufacturing Practices (“cGMP”) manufacturing activities.  AVEO retains all development and commercialization rights to AV-299 and may be required to pay XOMA annual maintenance fees, additional development milestone payments aggregating up to $6.3 million and low single-digit royalties on product sales in the future.  The Company’s right to milestone payments expires upon full satisfaction of all financial obligations of AVEO pursuant to the agreement.  The Company’s right to royalties expires on the later of 15 years from the first commercial sale of each royalty-bearing product or the expiration of the last-to-expire licensed patent.  In the third quarter of 2010, the Company received a $0.8 million milestone payment related to AVEO’s initiation of a Phase 2 clinical trial to evaluate AV-299 for the treatment of non-small cell lung cancer.  The Company recognized this milestone payment as revenue in the third quarter of 2010.

In April of 2007, Merck/Schering-Plough entered into a research, development and license agreement with AVEO concerning AV-299 and other anti-HGF molecules, under which AVEO assigned its entire right, title and interest in, to and under its manufacturing agreement with XOMA to Merck/Schering-Plough.  In the third quarter of 2010, AVEO regained its worldwide rights from Merck/Schering-Plough to develop and commercialize AV-299 and other anti-HGF molecules.  In 2010, the Company recognized revenue of $0.9 million under this agreement, compared with $0.7 million in 2009 and $3.2 million in 2008.

Merck/Schering-Plough

In May of 2006, the Company entered into a fully funded collaboration agreement with the Merck/Schering-Plough for therapeutic monoclonal antibody discovery and development.  Under the agreement, Merck/Schering-Plough will make up-front, annual maintenance and milestone payments to the Company, fund the Company’s research and development activities related to the agreement and pay the Company royalties on sales of products resulting from the collaboration.  During the collaboration, the Company will discover therapeutic antibodies against targets selected by Merck/Schering-Plough, use the Company’s proprietary Human Engineering™ (“HE™”) technology to humanize antibody candidates generated by hybridoma techniques, perform preclinical studies to support regulatory filings, develop cell lines and production processes and produce antibodies for initial clinical trials.  The Company will recognize revenue on the up-front and annual payments on a straight-line basis over the expected term of each target antibody discovery, on the research and development activities as they are performed on a time and materials basis, on the milestones when they are achieved and on the royalties when the underlying sales occur.  In 2010, the Company recognized revenue of $0.5 million under this agreement, compared with $7.6 million in 2009 and $10.8 million in 2008.  In January of 2011, the Company successfully completed the services to Merck/Schering-Plough and the collaboration agreement is now complete.

UCB

In December of 1998, the Company licensed its bacterial cell expression technology to Celltech Therapeutics Ltd., now UCB Celltech, a branch of UCB, which utilizes this technology in the production of CIMZIA® for the treatment of moderate-to-severe Crohn’s disease and moderate-to-severe rheumatoid arthritis.  The license provides for a low single-digit royalty on sales of CIMZIA® in those countries where the bacterial cell expression technology is patented, which includes the U.S. and Canada.  In August of 2010, the Company sold its royalty interest in CIMZIA® to an undisclosed buyer for gross proceeds of $4.0 million.  In connection with this transaction, XOMA CDRA LLC, a wholly owned bankruptcy-remote entity, was established to hold the rights, title, and interests under the license agreement with UCB.  As a bankruptcy-remote entity, XOMA CDRA LLC has a corporate existence, assets, properties, and creditors separate from the Company’s.  Accordingly, in calculating the value of its own assets, the Company has not ascribed any value to the assets owned by XOMA CDRA LLC, and the assets of XOMA CDRA LLC will not be available to pay any creditors of the Company.  During 2010, including the sale of its royalty interest in CIMZIA®, the Company recognized $4.2 million in revenue compared with $0.5 million in 2009 and $0.1 million in 2008.  The Company will no longer receive royalties on sales of CIMZIA®.

Genentech, Inc., a wholly-owned member of the Roche Group (referred to herein as “Genentech”)

In April of 1996, the Company entered into a collaboration agreement with Genentech for the development of RAPTIVA®.  In March of 2003, it entered into amended agreements which called for the Company to share in the development costs and to receive a 25% share of future U.S. operating profits and losses and a royalty on sales outside the United States.  The amended agreements also called for Genentech to finance the Company’s share of development costs up until first FDA marketing approval via a convertible subordinated loan, and its share of pre-launch marketing and sales costs via an additional commercial loan facility.  Under the loan agreement, upon FDA approval of the product, which occurred in October of 2003, the Company elected to pay $29.6 million of the development loan in convertible preference shares, which are convertible into approximately 0.3 million common shares at a price of $116.25 per common share.  The commercial loan was repaid in cash in two installments in 2004.

In January of 2005, the Company announced a restructuring of its arrangement with Genentech on RAPTIVA®.  Under the restructured arrangement, the Company was entitled to receive mid-single digit royalties on worldwide sales of RAPTIVA® in all indications.  The previous cost and profit sharing arrangement for RAPTIVA® in the U.S. was discontinued and Genentech was responsible for all operating and development costs associated with the product.  In addition, the Company’s remaining obligation under the development loan was extinguished.  In the first half of 2009, RAPTIVA® was withdrawn from the commercial drug markets and royalties ceased.

Genentech utilized the Company’s bacterial cell expression technology under license to develop LUCENTIS® for the treatment of neovascular wet age-related macular degeneration.  The Company was entitled to receive a low single-digit royalty on worldwide sales of LUCENTIS®.  In the third quarter of 2009, the Company sold its LUCENTIS® royalty interest to Genentech for $25 million, including royalty revenue from the second quarter of 2009.  The Company will not receive any further royalties from sales of LUCENTIS®.

The Company recognized royalty revenue related to its agreements with Genentech of $28.6 million in 2009, compared with $21.0 million in 2008.

5.           Restructuring Charges

On January 15, 2009, the Company announced a workforce reduction of approximately 42%.  As part of this workforce reduction, the Company recorded a charge of $3.1 million related to severance, other termination benefits and outplacement services, which were fully paid in 2009.  The Company does not expect to incur any additional employee-related restructuring charges in connection with this workforce reduction.

As a result of the workforce reduction, in the second quarter of 2009, the Company vacated one of its leased buildings and recorded a restructuring charge of $0.5 million primarily related to the net present value of the net future minimum lease payments at the cease-use date, less the estimated future sublease income.  Effective December of 2010, the Company entered into a sublease agreement for this building.  The remaining liability related to this lease was $0.2 million and $0.4 million at December 31, 2010 and 2009, respectively.

The following table summarizes the restructuring charges and utilization for the years ended December 31, 2010 and 2009 (in thousands):

	Balance as of December 31, 2009	Charges	Cash Payments	Adjustments	Balance as of December 31, 2010
Facilities consolidation	$374	$39	$(202)	$32	$243
Total	$374	$39	$(202)	$32	$243

	Balance as of December 31, 2008	Charges	Cash Payments	Adjustments	Balance as of December 31, 2009
Employee severance and benefits	$—	$3,289	$(3,098)	$(191)	$—
Facilities consolidation	—	491	(124)	7	374
Total	$—	$3,780	$(3,222)	$(184)	$374

Additionally, as a result of the workforce reduction, the Company temporarily vacated a building in order to optimize its facility usage.  As manufacturing demand increases in the future, the Company plans to resume operations at this facility.  As of December 31, 2010, the Company performed an analysis of the long-lived assets related to the vacant building, with an approximate net book value of $3.5 million.  Based on estimated undiscounted future cash inflows, the Company has determined that there is no current impairment relating to these assets, and will continue to assess these assets for impairment at each future reporting period.

6.           Fair Value Measurements

Effective January 1, 2008, the Company adopted ASC 820, which established a framework for measuring fair value and a fair value hierarchy that prioritizes the inputs used in valuation techniques.  ASC 820 describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for similar assets or liabilities.

Level 3 – Unobservable inputs.

The following tables set forth the Company’s fair value hierarchy for its financial assets (cash equivalents and investments) and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009.

Financial assets and liabilities carried at fair value as of December 31, 2010 and 2009 are classified as follows (in thousands):

	Fair Value Measurements at December 31, 2010 Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Repurchase agreements	$1,428	$1,428	$—	$—
Money market funds	6,340	6,340	—	—
Warrant liabilities	(4,245)	—	—	(4,245)
Total	$3,523	$7,768	$—	$(4,245)

	Fair Value Measurements at December 31, 2009 Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Repurchase agreements	$6,504	$6,504	$—	$—
Money market funds	14,340	14,340	—	—
Warrant liabilities	(4,760)	—	—	(4,760)
Total	$16,084	$20,844	$—	$(4,760)
Total	$16,084	$20,844	$—	$(4,760)

Due to the unique structure of the secured note agreement with Novartis and since there is no liquid market for this note, there is no practical method to estimate fair value of our long-term debt with Novartis.  See Note 7: Long-Term Debt and Other Arrangements for additional disclosure of the financing arrangement between the Company and Novartis.

As discussed in Note 2: Basis of Presentation and Significant Accounting Policies – Significant Accounting Policies, the fair value of the warrant liabilities was determined at December 31, 2010 using the Black-Scholes Model and at December 31, 2009 using the Simulation Model, both of which require inputs such as the expected term of the warrants, share price volatility and risk-free interest rate.  These inputs are subjective and generally require significant analysis and judgment to develop.

The fair value of the warrant liabilities was estimated using the following range of assumptions at December 31, 2010 and 2009:

	December 31, 2010	December 31, 2009
Expected volatility	93.5 - 94.9%	77.0 - 77.7%
Risk-free interest rate	2.0%	2.4 - 2.7%
Expected term	3.9 - 4.1 years	4.4 - 5.0 years

The following table provides a summary of changes in the fair value of the Company’s Level 3 financial liabilities for the year ended December 31, 2010 (in thousands):

Warrant Liabilities
Balance at December 31, 2008	$—
Initial fair value of warrants	6,541
Change in fair value of warrant liabilities included in other income (expense)	(1,781)
Balance at December 31, 2009	4,760
Initial fair value of warrants	4,382
Reclassification of warrant liability to equity upon exercise of warrants	(2,615)

Change in fair value of warrant liabilities included in other income (expense)	(2,282)
Balance at December 31, 2010	$4,245

7.           Long-Term Debt and Other Arrangements

As of December 31, 2010 and 2009, the Company had long-term debt of $13.7 million and $13.3 million respectively, all of which was under its note with Novartis.

Novartis Note

In May of 2005, the Company executed a secured note agreement with Novartis (then Chiron Corporation), which is due and payable in full in June of 2015.  Under the note agreement, the Company borrowed semi-annually to fund up to 75% of the Company’s research and development and commercialization costs under its collaboration arrangement with Novartis, not to exceed $50 million in aggregate principal amount.  Interest on the principal amount of the loan accrues at six-month LIBOR plus 2%, which was equal to 2.46% at December 31, 2010, and is payable semi-annually in June and December of each year.  Additionally, the interest rate resets in June and December of each year.  At the Company’s election, the semi-annual interest payments can be added to the outstanding principal amount, in lieu of a cash payment, as long as the aggregate principal amount does not exceed $50 million.  The Company has made this election for all interest payments thus far.  Loans under the note agreement are secured by the Company’s interest in its collaboration with Novartis, including any payments owed to it thereunder.

At December 31, 2010 and 2009, the outstanding principal balance under this note agreement was $13.7 million and $13.3 million.  Pursuant to the terms of the arrangement as restructured in November of 2008, the Company will not make any additional borrowings under the Novartis note.  Accrued interest of $0.4 million, $0.5 million and $1.2 million was added to the principal balance of the loan for the years ended December 31, 2010, 2009 and 2008, respectively.

Goldman Sachs Term Loan

In May of 2008, the Company refinanced its five-year term loan facility with Goldman Sachs, originally entered into in November of 2006, and borrowed the full amount of the facility of $55 million.  Interest on this facility was charged at an annual rate equal to the greater of (x) six-month LIBOR or (y) 3.0%, plus 8.5% and was subject to reset on April 1 and October 1 of each year.  As of December 31, 2008, the interest rate was 12.3%.  The debt was secured by all rights to receive payments due to the Company relating to RAPTIVA®, LUCENTIS® and CIMZIA®.  Debt issuance costs under the facility of $2 million were being amortized on a straight-line basis over the five-year life of the loan and were disclosed as current and long-term debt issuance costs on the balance sheet prior to repayment.

In addition, the Company was required to comply with certain covenants including a ratio of royalties collected to interest payable and a requirement that quarterly U.S. and outside-the-U.S. sales of RAPTIVA® and LUCENTIS® exceeded certain specified minimum levels.  The Company was in compliance with these covenants as of December 31, 2008, but due to the cessation of royalties from sales of RAPTIVA® related to its market withdrawal in the first half of 2009, the Company was not in compliance with these covenants in the first quarter of 2009.

In September of 2009, the Company fully repaid its term loan facility with Goldman Sachs.  Repayment of this loan facility discharged all of the Company’s obligations to the lenders.  The Company repaid the outstanding principal balance of $42 million, accrued interest to the date of payment of $2.4 million and a prepayment premium of $2.5 million.  In the third quarter of 2009, the Company recorded a loss on repayment of debt of $3.6 million, which included the prepayment premium and the recognition of unamortized debt issuance costs of $1.1 million.  This loss was recorded as loss on debt extinguishment in the consolidated statement of operations for the year ended December 31, 2009.

Interest Expense

Interest expense and amortization of debt issuance costs, excluding losses on debt extinguishment, recorded as other expense in the consolidated statement of operations for the year ended December 31, 2010, 2009 and 2008 are shown below (in thousands):

	Year ended December 31,
	2010	2009	2008
Interest expense
Goldman Sachs term loan	$—	$3,932	$5,095
Novartis note	354	455	1,181
Other	31	14	—
Total interest expense	$385	$4,401	$6,276
Amortization of debt issuance costs
Goldman Sachs term loan	$—	$487	$726
Total interest expense	$385	$4,888	$7,002

8.           Income Taxes

The total provision for income taxes consists of the following:

	Year ended December 31,
	2010	2009	2008
Federal income tax provision	$27	$(113)	$(384)
State income tax provision	—	6	—
Foreign income tax provision	—	5,834	1
Total	$27	$5,727	$(383)

Income tax expense was $27,000 in 2010.  Income tax expense in 2009 was primarily related to $5.8 million of foreign income tax expense recognized in connection with the expansion of the Company’s existing collaboration with Takeda in February of 2009.  The Company was paid a $29 million expansion fee, of which $5.8 million was withheld for payment to the Japanese taxing authority.  The Company also recognized $0.1 million of income tax benefit for 2009 relating to research and development refundable credits, in addition to the $0.4 million in research and development refundable credits recognized in 2008.

The significant components of net deferred tax assets as of December 31, 2010 and 2009 were as follows (in millions):

	2010	2009
Capitalized research and development expenses	$65.4	$65.7
Net operating loss carryforwards	117.4	93.3
Research and development and other credit
carryforwards	20.4	20.0
Other	11.1	10.9
Total deferred tax assets	214.3	189.9
Valuation allowance	(214.3)	(189.9)
Net deferred tax assets	$—	$—

The net increase (decrease) in the valuation allowance was $24.4 million, $(24.8) million and $9.1 million for the years ended December 31, 2010, 2009 and 2008, respectively.  Approximately $13.1 million in unutilized federal net operating loss carry-forwards (“NOLs”) expired in 2008, no net operating loss carry-forward expired in 2010 or 2009.

ASC 740 provides for the recognition of deferred tax assets if realization of such assets is more likely than not.  Based upon the weight of available evidence, which includes the Company’s historical operating performance and carry-back potential, the Company has determined that total deferred tax assets should be fully offset by a valuation allowance.

As of December 31, 2010, the Company had accumulated federal tax net operating loss carry-forwards of $149.4 million, with expiration dates from 2018 to 2030, federal tax credit carry-forwards of $9.5 million, with expiration dates from 2010 to 2030, state tax net operating loss carry-forwards of $287.4 million, with expiration dates from 2014 to 2030, state tax credit carry-forwards of $16.0 million, without expiration, and foreign tax net operating loss carry-forwards of $399.4 million, without expiration.

In 2009, the Company experienced an “ownership change” under Section 382 of the Internal Revenue Code, which subjects the amount of federal and state tax carry-forwards that can be utilized to an annual limitation, which will substantially limit the Company’s future use of these carry-forwards per year.  To the extent that the Company does not utilize its carry-forwards within the applicable statutory carry-forward periods, either because of Section 382 limitations or the lack of sufficient taxable income, the carry-forwards will expire unused.

The Company files income tax returns in the U.S. federal jurisdiction, State of California and Ireland.  The Company’s federal income tax returns for tax years 2007 and beyond remain subject to examination by the Internal Revenue Service.  The Company’s California and Irish income tax returns of the tax years 2006 and beyond remain subject to examination by the Franchise Tax Board and Irish Revenue Commissioner.  In addition, all of the net operating losses and research and development credit carry-forwards that may be used in future years are still subject to adjustment.

The Company did not have unrecognized tax benefits as of December 31, 2010 and does not expect this to change significantly over the next twelve months.  The Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.  As of December 31, 2010, the Company has not accrued interest or penalties related to uncertain tax positions.

9.           Compensation and Other Benefit Plans

The Company grants qualified and non-qualified share options, shares and other share-related awards under various plans to directors, officers, employees and other individuals.  Share options are granted at exercise prices of not less than the fair market value of the Company’s common shares on the date of grant.  Generally, share options granted to employees fully vest four years from the grant date and expire ten years from the date of the grant or three months from the date of termination of employment (longer in case of death or certain retirements).  However, certain options granted to employees vest monthly or immediately, certain options granted to directors vest monthly over one year or three years and certain options may fully vest upon a change of control of the Company or may accelerate based on performance-driven measures.  Additionally, the Company has an Employee Share Purchase Plan (“ESPP”) that allows employees to purchase Company shares at a purchase price equal to 95% of the closing price on the exercise date.

Employee Share Purchase Plan

In 1998, the Company’s shareholders approved the 1998 Employee Share Purchase Plan which provides employees of the Company the opportunity to purchase common shares through payroll deductions.  Up to 133,333 common shares are authorized for issuance under the Share Purchase Plan.  An employee may elect to have payroll deductions made under the Share Purchase Plan for the purchase of common shares in an amount not to exceed 15% of the employee’s compensation.

Effective January 1, 2005, the plan was amended to reduce future offering periods to three months and to change the purchase price per common share to 95% of the closing price of XOMA shares on the exercise date.

In 2010, 2009, and 2008, employees purchased 5,903, 14,735 and 13,027 common shares, respectively, under the Employee Share Purchase Plan.  Net payroll deductions under the Share Purchase Plan totaled $41,000, $0.1 million and $0.3 million for 2010, 2009 and 2008, respectively.

Deferred Savings Plan

Under section 401(k) of the Internal Revenue Code of 1986, the Board of Directors adopted, effective June 1, 1987, a tax-qualified deferred compensation plan for employees of the Company.  Participants may make contributions which defer up to 50% of their eligible compensation per payroll period, up to a maximum for 2010 of $16,500 (or $22,000 for employees over 50 years of age).  The Company may, at its sole discretion, make contributions each plan year, in cash or in the Company’s common shares, in amounts which match up to 50% of the salary deferred by the participants.  The expense related to these contributions was $1.0 million, $0.9 million and $1.1 million for the years ended December 31, 2010, 2009 and 2008, respectively, and 100% was paid in common shares in each year.

Share Options

At December 31, 2010, the Company had share-based compensation plans, as described below.  The aggregate number of common shares that may be issued under these plans is 3,254,331 shares.

In February of 2009, the Board of Directors approved a company-wide grant of 315,333 share options, of which 304,533 were issued as part of the Company’s annual incentive compensation package.  These options vest monthly over four years and include an acceleration clause based on meeting certain performance measures.  In 2009 and 2010, management estimated the timing and probability of the achievement of the acceleration event, which occurred in December of 2010.  The Company recognized compensation expense of $0.2 million and $0.1 million for the years ended December 31, 2010 and 2009, respectively, in connection with the accelerated awards.

In March of 2010, the Board of Directors of the Company approved a company-wide grant of an aggregate of 865,806 share options.  This grant included 856,006 options that were issued as part of the Company’s annual incentive compensation review, of which 596,666 options were granted subject to shareholder approval of an increase in the number of shares available under the Company’s existing share option plans.  On July 21, 2010 shareholder approval was obtained at the Company’s annual general meeting of shareholders.  A cumulative adjustment of $0.7 million was recorded in the third quarter of 2010 to reflect share-based compensation expense that would have been recorded from grant date to July 20, 2010.  The adjustment was based on the fair value of these options at the date of shareholder approval and calculated using the closing share price on that date.  The options granted as part of this annual incentive compensation review will vest monthly over four years.

Share Option Plan

Under the Company’s amended 1981 Share Option Plan (“Option Plan”) the Company grants qualified and non-qualified share options to employees and other individuals, as determined by the Board of Directors, at exercise prices of not less than the fair market value of the Company’s common shares on the date of grant.  Options granted under the Option Plan may be exercised when vested and generally expire ten years from the date of the grant or three months from the date of termination of employment (longer in case of death or certain retirements).  Options granted generally vest over four years.  However, certain options may vest monthly or immediately, and certain options fully vest upon a change of control of the Company or may accelerate based on performance-driven measures.  The Option Plan will terminate on November 15, 2011.

Up to 2,303,333 shares are authorized for issuance under the Option Plan.  As of December 31, 2010, options covering 2,029,352 common shares were outstanding under the Option Plan.

Restricted Share Plan

The Company also has a Restricted Share Plan (“Restricted Plan”) which provides for the issuance of options or grants of common shares to certain employees and other individuals as determined by the Board of Directors at fair market value of the common shares on the grant date.  Prior to 2005, options or shares could be granted at not less than 85% of fair market value of the common shares on the grant date.  Each option issued under the Restricted Plan will be a non-statutory share option under federal tax laws and will have a term not in excess of ten years from the grant date or three months from the date of termination of employment (longer in the case of death or certain retirements).  Options granted generally vest over four years and certain options may fully vest upon a change of control of the Company.  The Restricted Plan will terminate on November 15, 2011.

Up to 183,333 shares are authorized for issuance under the Restricted Plan, subject to the condition that not more than 2,486,666 shares are authorized under both the Option Plan and the Restricted Plan.  As of December 31, 2010, options covering 83,467 common shares were outstanding under the Restricted Plan.

Directors Share Option Plan and Other Options

In 1992, the shareholders approved a Directors Share Option Plan (“Directors Plan”) which provides for the issuance of options to purchase common shares to non-employee directors of the Company at 100% of the fair market value of the shares on the date of the grant.  Up to 106,666 shares are authorized for issuance during the term of the Directors Plan.  Options generally vest on the date of grant, or monthly over one year or three years and have a term of up to ten years.  As of December 31, 2010, options for 62,867 common shares were outstanding under the Directors Plan.

In addition, in July of 2002, the Company granted a non-qualified fully-vested option to a director to purchase 1,000 common shares at 100% of the fair market value of the shares on the date of grant, which will expire in ten years.  This option was not issued as part of the Directors Plan.

In August of 2007, the Company granted a non-qualified option to Steven B. Engle, CEO, to purchase 73,333 common shares at 100% of the fair market value of the shares on the date of grant.  The option is subject to the Company’s typical four-year vesting schedule and will expire 10 years from the date of issuance.  This option was not issued as part of the Company’s Option Plan or the Restricted Plan.

Share Option Plans Summary

A summary of the status of the Company’s share option plans as of December 31, 2010, 2009 and 2008, and changes during the years ended on those dates is presented below:

	2010		2009		2008
Options:	Shares	Price*	Shares	Price*	Shares	Price*
Outstanding at beginning of year	1,520,102	$38.40	1,320,679	$48.60	740,541	$54.90
Granted
(1)	978,264	7.07	432,400	9.00	185,650	23.85
(2)	—	—	—	—	579,400	49.24
Exercised	(19)	8 .40	(2,056)	8.40	(5,716)	23.07
Forfeited, expired or cancelled(3)	(166,897)	37.26	(230,921)	41.40	(179,196)	51.95
Outstanding at end of year	2,331,450	25.36	1,520,102	38.40	1,320,679	48.60
Exercisable at end of year	1,259,272	36.51	823,096	49.05	571,720	59.10
Weighted average fair value of options granted
(1)		$3.58		$5.85		$14.10
(2)		—		$—		$14.91
____________________

*	Weighted-average exercise price:

(1)	Option price equal to market price on date of grant.

(2)	Option price greater than market price on date of grant

(3)	The Company adjusts for forfeitures as they occur.

At December 31, 2010, there were 2,240,791 options vested and expected to vest with a weighted-average exercise price of $26.07.  The weighted average remaining contractual term of outstanding share options at December 31, 2010 was 7.7 years and the aggregate intrinsic value was $0.1 million.  The weighted average remaining contractual term of exercisable share options at December 31, 2010 was 6.8 years and the aggregate intrinsic value was $4,000.

Share-Based Compensation Expense

The Company recognizes compensation expense for all share-based payment awards made to the Company’s employees and directors based on estimated fair values.  The valuation of share-based compensation awards is determined at the date of grant using the Black-Scholes option pricing model.  This model requires inputs such as the expected term of the option, expected volatility and risk-free interest rate.  Further, the forfeiture rate also impacts the amount of aggregate compensation.  To establish an estimate of expected term, the Company considers the vesting period and contractual period of the award and its historical experience of share option exercises, post-vesting cancellations and volatility.  The estimate of expected volatility is based on the Company’s historical volatility.  To establish an estimate of forfeiture rate, the Company considers its historical experience of option forfeitures and terminations.  The risk-free rate is based on the yield available on United States Treasury zero-coupon issues.

The following table shows total share-based compensation expense included in the consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	Year Ended December 31,
	2010	2009	2008
Research and development	$2,302	$2,182	$2,307
Selling, general and administrative	2,611	2,213	2,627
Total share-based compensation expense	$4,913	$4,395	$4,934

There was no capitalized share-based compensation cost as of December 31, 2010 or 2009, and there were no recognized tax benefits related to the Company’s share-based compensation expense during the years ended December 31, 2010 or 2009.

The fair value of share-based awards was estimated using the Black-Scholes model with the following weighted average assumptions for the years ended December 31, 2010, 2009 and 2008:

	Year Ended December 31,
	2010	2009	2008
Dividend yield	0%	0%	0%
Expected volatility	79%	75%	65%
Risk-free interest rate	1.67%	2.00%	2.84%
Expected term	5.3 years	5.6 years	5.4 years

Unvested share option activity for the year ended December 31, 2010 is summarized below:

	Unvested Number of Shares	Weighted- Average Grant-Date Fair Value
Unvested balance at December 31, 2009	696,786	$20.85
Granted	978,264	3.58
Vested	(574,699)	8.86
Forfeited	(28,173)	14.62
Unvested balance at December 31, 2010	1,072,178	5.69

At December 31, 2010, there was $4.7 million of unrecognized share-based compensation expense related to unvested share options with a weighted average remaining recognition period of 2.5 years.  The estimated fair value of options vested during 2010, 2009 and 2008 was $4.9 million, $4.1 million and $3.6 million, respectively.  Total intrinsic value of the options exercised was $6,000 in 2009 and $50,000 million in 2008.  Total intrinsic value and total cash received from share option exercises in 2010 was not material.

10.           Share Capital

Reverse Stock Split

All references to numbers of common shares and per-share information in the accompanying financial statements have been adjusted retroactively to reflect the Company’s reverse stock split on August 18, 2010.

Series B Preference Shares

In December of 2003, the Company issued 2,959 of the Series B preference shares to Genentech in repayment of $29.6 million of the outstanding balance under a convertible subordinated debt agreement.  Pursuant to the rights of the Series B preference shares, the holders of Series B preference shares will not be entitled to receive any dividends on the Series B preference shares.  The Series B preference shares will rank senior with respect to rights on liquidation, winding-up and dissolution of the Company to all classes of common shares.  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Series B preference shares will be entitled to receive $10,000 per share of Series B preference shares before any distribution is made on the common shares.  The holder of the Series B preference shares has no voting rights, except as required under Bermuda law.

The holder of Series B preference shares has the right to convert Series B preference shares into common shares at a conversion price equal to $116.25 per common share, subject to adjustment in certain circumstances.  Accordingly, the 2,959 issued Series B preference shares are convertible into 254,560 common shares.

The Series B preference shares will be automatically converted into common shares at their then effective conversion rate immediately upon the transfer by the initial holder to any third party which is not an affiliate of such holder.  The Company will have the right, at any time and from time to time, to redeem any or all Series B preference shares for cash in an amount equal to the conversion price multiplied by the number of common shares into which each such share of Series B preference shares would then be convertible.

Shareholder Rights Plan

On February 26, 2003, the Company’s Board of Directors unanimously adopted a Shareholder Rights Plan (“Rights Plan”), which was designed to extend the provisions of a similar rights plan originally adopted in October of 1993.  Under the Rights Plan, Preference Share Purchase Rights (“Rights”) are authorized and granted at the rate of fifteen Rights for each outstanding common share.  Each Right entitles the registered holder of common shares to buy a fraction of a share of the new series of Preference Shares (“Series A Preference Shares”) at an exercise price of $30.00, subject to adjustment.  The Rights will be exercisable and will detach from the common share, only if a person or group acquires 20 percent or more of the common shares, announces a tender or exchange offer that if consummated will result in a person or group beneficially owning 20 percent or more of the common shares or if the Board of Directors declares a person or group owning 10 percent or more of the outstanding common shares to be an Adverse Person (as defined in the Rights Plan).  Once exercisable, each Right will entitle the holder (other than the acquiring person) to purchase units of Series A Preference Share (or, in certain circumstances, common shares of the acquiring person) with a value of twice the Rights’ exercise price.  The Company will generally be entitled to redeem the Rights at $0.015 per Right at any time until the close of business on the tenth day after the Rights become exercisable.  The Rights will expire at the close of business on February 26, 2013.

Underwritten Offering

In February of 2010, the Company completed an underwritten offering of 2.8 million units, with each unit consisting of one of the Company’s common shares and a warrant to purchase 0.45 of a common share, for gross proceeds of approximately $21 million.  As of December 31, 2010 all of these warrants were outstanding.

Registered Direct Offerings

In May of 2009, the Company entered into a definitive agreement with an institutional investor to sell 784,313 units, with each unit consisting of one of the Company’s common shares and a warrant to purchase 0.50 of a common share, for gross proceeds of approximately $10 million, before deducting placement agent fees and estimated offering expenses of $0.8 million, in a registered direct offering.  The investor purchased the units at a price of $12.75 per unit.  The warrants, which represent the right to acquire an aggregate of up to 392,157 common shares, were exercisable at any time on or after May 15, 2009 and prior to May 20, 2014 at an exercise price of $15.30 per share.  In February of 2010, the holders of these warrants agreed to amend the terms of their warrants to remove the Eliminated Adjustment Provisions and the exercise price of these warrants was reduced from $15.30 per share to $0.015 per share.  In the first quarter of 2010, the holders of these warrants exercised all warrants, acquiring 392,157 common shares for an aggregate exercise price of $5,882.

In June of 2009, the Company entered into a definitive agreement with certain institutional investors to sell 695,652 units, with each unit consisting of one of the Company’s common shares and a warrant to purchase 0.50 of a common share, for gross proceeds of approximately $12 million, before deducting placement agent fees and estimated offering expenses of $0.8 million, in a second registered direct offering.  The investor purchased the units at a price of $17.25 per unit.  The warrants, which represent the right to acquire an aggregate of up to 347,826 common shares, are exercisable at any time on or prior to December 10, 2014 at an exercise price of $19.50 per share.  As of December 31, 2010 all of these warrants were outstanding.

ATM Agreement

In the third quarter of 2009, the Company entered into an At  Market Issuance Sales Agreement (the “2009 ATM Agreement”), under which the Company could sell up to 1.7 million of its common shares from time to time through Wm Smith, as the agent for the offer and sale of the common shares.  Wm Smith could sell these common shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act of 1933, including but not limited to sales made directly on The NASDAQ Global Market, on any other existing trading market for the common shares or to or through a market maker.  Wm Smith could also sell the common shares in privately negotiated transactions, subject to the Company’s approval.  The Company paid Wm Smith a commission equal to 3% of the gross proceeds of all common shares sold through it as sales agent under the 2009 ATM Agreement but in no event less than $0.02 per share.  Shares sold under the 2009 ATM Agreement were sold pursuant to a prospectus which formed a part of a registration statement declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 29, 2008.  From the inception of the 2009 ATM Agreement through October of 2010, the Company sold a total of 1.7 million common shares through Wm Smith for aggregate gross proceeds of $12.2 million, including 1.4 million common shares sold in 2010 for aggregate gross proceeds of $9.3 million.  Total offering expenses related to these sales from inception to October of 2010 were $0.4 million.

In the third quarter of 2010, the Company entered into an At Market Issuance Sales Agreement (the “2010 ATM Agreement”), with Wm Smith and McNicoll, Lewis & Vlak LLC (the “Agents”) under which the Company may sell common shares from time to time through the Agents, as its agents for the offer and sale of the common shares, in an aggregate amount not to exceed the amount that can be sold under its registration statement on Form S-3 (File No. 333-148342) filed with the SEC on December 26, 2007.  The Agents may sell the common shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on The NASDAQ Global Market, on any other existing trading market for the common shares or to or through a market maker.  The Agents may also sell the common shares in privately negotiated transactions, subject to the Company’s prior approval.  The Company will pay the Agents, collectively, a commission equal to 3% of the gross proceeds of the sales price of all common shares sold through them as sales agents under the 2010 ATM Agreement.  From the inception of the ATM Agreement through December 31, 2010, the Company sold a total of 6.7 million common shares under this agreement for aggregate gross proceeds of $29.7 million.  Total offering expenses related to these sales from inception to December 31, 2010 were $0.9 million.  Subsequent to December 31, 2010 through March 8, 2011, the Company has sold an additional 796,898 common shares through the Agents pursuant to the 2010 ATM Agreement for aggregate gross proceeds of $4.3 million.  Total offering expenses related to these sales were $0.1 million.

Equity Line of Credit

On October 21, 2008, the Company entered into a common share purchase agreement (the “Purchase Agreement”) with Azimuth Opportunity Ltd. (“Azimuth”), pursuant to which it obtained a committed equity line of credit facility (the “Facility”) under which the Company could sell up to $60 million of its registered common shares to Azimuth over a 24-month period, subject to certain conditions and limitations.  The Purchase Agreement required a minimum share price of $1.00 per share to allow the Company to issue shares to Azimuth under the Facility.  However, at its election, Azimuth could buy shares below the threshold price at a negotiated discount.  The Company was not obligated to utilize any of the $60 million Facility and remained free to enter other financing transactions.  Shares under the Facility were sold pursuant to a prospectus which forms a part of a registration statement declared effective by the Securities and Exchange Commission on May 29, 2008.  At the end of the third quarter of 2009, the Facility was no longer in effect, and no additional shares could be issued thereunder.

From the inception of the Facility in October of 2008 through December 31, 2009, the Company sold a total of 2,815,228 common shares to Azimuth for aggregate gross proceeds of $33.9 million.  This included the sale of 0.3 million shares under the Facility in December of 2008 and 2.3 million shares in two transactions in September of 2009 that Azimuth agreed to purchase notwithstanding that the purchase prices were below the minimum price of $1.00 required by the Purchase Agreement.  Under the terms of the Purchase Agreement, the Company negotiated a discount rate (excluding placement agent fees) of 8.86% for the sale in December of 2008 and 8.0% for the sales in September of 2009.  Prior to the successful conclusion of negotiations, Azimuth was not obligated to purchase these shares.  Offering expenses incurred from inception of the Facility through December 31, 2009 related to sales to Azimuth were $0.7 million.

In July of 2010, the Company entered into a common share purchase agreement (the “Purchase Agreement”) with Azimuth Opportunity Ltd. (“Azimuth”), pursuant to which the Company obtained a committed equity line of credit facility (the “Facility”) under which the Company could sell up to $30 million of its registered common shares to Azimuth over a 12-month period, subject to certain conditions and limitations.  The Purchase Agreement provided that the Company could determine, in its sole discretion, the timing, dollar amount and floor price per share of each draw down under the Facility, subject to certain conditions and limitations and that the number and price of shares sold in each draw down were generally to be determined by a contractual formula designed to approximate fair market value, less a discount.  The Purchase Agreement also provided that from time to time and in the Company’s sole discretion, it could grant Azimuth the right to exercise one or more options to purchase additional common shares during each draw down pricing period for the amount of shares based upon the maximum option dollar amount and the option threshold price specified by the Company.  The Company also agreed to issue 111,111 common shares to Azimuth upon execution of the agreement relating to the Facility, in consideration of Azimuth’s execution and delivery of that agreement.  Shares under the Facility and the shares the Company agreed to issue to Azimuth upon execution of the agreement relating to the Facility were sold pursuant to a prospectus which forms a part of a registration statement declared effective by the SEC on May 29, 2008.  In August of 2010, the Company sold a total of 3,421,407 common shares under the Facility for aggregate gross proceeds of $14.2 million, representing the maximum number of shares that could be sold under the Facility.  As a result, the Facility is no longer in effect, and no additional shares can be issued thereunder.

11.           Commitments and Contingencies

Collaborative Agreements, Royalties and Milestone Payments

The Company is obligated to pay royalties, ranging generally from 1.5% to 14% of the selling price of the licensed component and up to 40% of any sublicense fees to various universities and other research institutions based on future sales or licensing of products that incorporate certain products and technologies developed by those institutions.

In addition, the Company has committed to make potential future “milestone” payments to third parties as part of licensing and development programs.  Payments under these agreements become due and payable only upon the achievement of certain developmental, regulatory and/or commercial milestones.  Because it is uncertain if and when these milestones will be achieved, such contingencies, aggregating up to $97 million (assuming one product per contract meets all milestones events) have not been recorded on the consolidated balance sheet.  The Company is unable to determine precisely when and if payment obligations under the agreements will become due as these obligations are based on milestone events, the achievement of which is subject to a significant number of risks and uncertainties.

Leases

As of December 31, 2010, the Company leased administrative, research facilities, and office equipment under operating leases expiring on various dates through May of 2014.  These leases generally require the Company to pay taxes, insurance, maintenance and minimum lease payments.

The Company estimates future minimum lease commitments to be (in thousands):

Operating Leases
2011	5,219
2012	4,883
2013	2,865
2014	785
Thereafter	—
Minimum lease payments	$13,752

Total rental expense, including other costs required under the Company’s leases, was approximately $5.1 million, $5.2 million and $5.2 million for the years ended December 31, 2010, 2009 and 2008, respectively.  Rental expense based on leases allowing for escalated rent payments are recognized on a straight-line basis.  The Company is required to restore certain of its leased property to certain conditions in place at the time of lease.  The Company believes these costs will not be material to its operations.

As a result of the restructuring in the second quarter of 2009, the Company vacated one of its leased buildings.  Effective December of 2010, the Company entered into a sublease agreement for this building through May of 2014.  The Company estimates future sublease income to be $0.4 million under this agreement.

Legal Proceedings

On April 9, 2009, a complaint was filed in the Superior Court of Alameda County, California, in a lawsuit captioned Hedrick et al. v. Genentech, Inc. et al., Case No. 09-446158.  The complaint asserts claims against Genentech, the Company and others for alleged strict liability for failure to warn, strict product liability, negligence, breach of warranty, fraudulent concealment, wrongful death and other claims based on injuries alleged to have occurred as a result of three individuals’ treatment with RAPTIVA®.  The complaint seeks unspecified compensatory and punitive damages.  Since then, additional complaints have been filed in the same court, bringing the total number of pending cases to fifty eight.  All of the complaints allege the same claims and seek the same types of damages based on injuries alleged to have occurred as a result of the plaintiffs’ treatment with RAPTIVA®.  The Company’s agreement with Genentech provides for an indemnity of XOMA and payment of legal fees by Genentech which the Company believes is applicable to this matter.  The Company believes the claims against it to be without merit and intends to defend against them vigorously.

On August 4, 2010, a Petition was filed in the District Court of Dallas County, Texas in a case captioned McCall v. Genentech, Inc., et al., No. 10-09544.  The defendants filed a Notice of Removal to the United States District Court for the Northern District of Texas on September 3, 2010.  The removed case is captioned McCall v. Genentech, Inc., et al., No. 3:10-cv-01747-B.  The parties have fully briefed the Plaintiff’s Motion to Remand and are awaiting a final ruling from the Court.  The Petition asserts personal injury claims against Genentech, the Company, and others arising out of the plaintiff’s treatment with RAPTIVA®.  The Petition alleges claims based on negligence, strict liability, misrepresentation and suppression, conspiracy, and actual and constructive fraud.  The Petition seeks compensatory damages and punitive damages in an unspecified amount.  The Company’s agreement with Genentech provides for an indemnity of XOMA and payment of legal fees by Genentech which the Company believes is applicable to this matter.  The Company believes the claims against it to be without merit and intends to defend against them vigorously.

On January 7, 2011, a Complaint was filed in the United States District Court for the Northern District of Texas in a case captioned Massa v. Genentech, Inc., et al., No. 4:11CV70.  The Complaint alleges the same claims and seeks the same types of damages as the Complaints filed in the Superior Court of Alameda County, referenced above.  The Complaint asserts personal injury claims against Genentech and the Company arising out of the plaintiff’s treatment with RAPTIVA®.  The Company’s agreement with Genentech provides for an indemnity of XOMA and payment of legal fees by Genentech which the Company believes is applicable to this matter.  The Company believes the claims against it to be without merit and intends to defend against them vigorously.

12.           Concentration of Risk, Segment and Geographic Information

Concentration of Risk

Cash equivalents and receivables are financial instruments, which potentially subject the Company to concentrations of credit risk, as well as liquidity risk for certain cash equivalents such as money market funds.  The Company has not encountered such issues during 2010.

The Company has not experienced any significant credit losses and does not generally require collateral on receivables.  In 2010, three customers represented 64%, 13%, and 11% of total revenue and as of December 31, 2010, there were billed receivables of $19.7 million outstanding from two customers representing 72% and 23% of the accounts receivable balance.

In 2009, two customers represented 36% and 29% of total revenue and as of December 31, 2009, there were receivables of $5.7 million outstanding from three customers representing 90% of the accounts receivable balance.  In 2008, three customers represented 31%, 30% and 20% of total revenue.

Segment Information

The Company has determined that it operates in one segment as it only reports operating results on an aggregate basis to the chief operating decision maker of the Company.  The Company’s property and equipment is held primarily in the United States.

Geographic Information

Revenue attributed to the following countries for each of the three years ended December 31, 2010, 2009 and 2008 was as follows (in thousands):

	Year ended December 31,
	2010	2009	2008
United States	$25,306	$47,656	$62,262
Europe	4,728	613	1,351
Asia Pacific	3,607	50,161	4,374
Total	$33,641	$98,430	$67,987

13.           Subsequent Events

Servier – Cash Receipts and Loan Agreement

In January of 2011, the Company received a non-refundable upfront cash payment of $15 million in connection with the license and collaboration agreement entered into with Servier in December of 2010.  In addition, the Company also received the full €15 million, or approximately $20 million when converted using the 12/31/10 Exchange Rate, loan in connection with the loan agreement entered into with Servier in December of 2010.

The loan is secured by an interest in XOMA’s intellectual property rights to all XOMA 052 indications worldwide, excluding certain rights in the U.S. and Japan territories.  Interest is calculated at a floating rate based on a Euro Inter-Bank Offered Rate (“EURIBOR”) and subject to a cap.  The interest rate is reset semi-annually in January and July of each year.  The interest rate for the initial interest period has been set at 3.22%.  Interest is payable semi-annually, however, the loan agreement provides for a deferral of interest payments over a period determined by the parties.  During the deferral period, accrued interest will be added to the outstanding principal amount for the purpose of interest calculation for the next six month interest period.  On the repayment commencement date, all unpaid and accrued interest shall be paid to Servier, and thereafter, all accrued and unpaid interest shall be due and payable at the end of each six-month period.  The loan has a final maturity date in 2016; however, after a specified period prior to final maturity, the loan is required to be repaid (i) at Servier’s option, by applying up to a significant percentage of any milestone or royalty payments owed by Servier under the Company’s collaboration agreement and

(ii) will be repaid by using a significant percentage of any upfront, milestone or royalty payments the Company receives from any third party collaboration or development partner for rights to XOMA 052 in the U.S. and/or Japan.  In addition, the loan becomes immediately due and payable upon certain customary events of default.

2011 ATM Agreement

On February 4, 2011, the Company entered into an At Market Issuance Sales Agreement (the “2011 ATM Agreement”), with McNicoll, Lewis & Vlak LLC (“MLV”), under which the Company may sell common shares from time to time through MLV, as its agent for the offer and sale of the common shares, in an aggregate amount not to exceed the amount that can be sold under the Company’s registration statement on Form S-3 (File No. 333-172197) filed with the SEC on February 11, 2011, once such registration statement has been declared effective by the SEC.  MLV may sell the common shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on The NASDAQ Global Market, on any other existing trading market for the common shares or to or through a market maker.  MLV may also sell the common shares in privately negotiated transactions, subject to the Company’s prior approval.  The Company will pay MLV a commission equal to 3% of the gross proceeds of the sales price of all common shares sold through them as sales agent under the 2011 ATM Agreement.  As of March 8, 2011, the Company has not sold any common shares under the 2011 ATM Agreement.

14.           Quarterly Financial Information (unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2010 and 2009:

	Consolidated Statements of Operations
	Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share amounts)
2010
Total revenues (1)	$7,202	$5,942	$10,897	$9,601
Total operating costs and expenses (2)	23,140	24,372	27,542	25,691
Other income (expense), net	(5,847)	2,866	(3,013)	(1,657)
Net loss	(21,785)	(15,580)	(13,633)	(17,758)
Basic net loss per common share	$(1.36)	$(0.93)	$(0.69)	$(0.84)
Diluted net loss per common share	$(1.36)	$(0.93)	$(0.69)	$(0.84)
2009
Total revenues (1)	$39,704	$9,706	$27,423	$21,597
Total operating costs and expenses (2)	25,930	19,474	20,643	19,423
Other expense, net(3)	(1,735)	(529)	(4,872)	453
Net income (loss)	6,239	(10,210)	1,538	2,983
Basic net income (loss) per common share	$0.66	$(1.02)	$0.14	$0.22
Diluted net income (loss) per common share	$0.64	$(1.02)	$0.13	$0.22
______________________

(1)
Revenue in the third quarter of 2010 includes a non-recurring fee of $4.0 million related to the sale of the Company’s CIMZIA® royalty interest to an undisclosed buyer.  Revenue in the first quarter of 2009 includes a non-recurring fee of $28.1 million related to the expansion of the Company’s collaboration agreement with Takeda.  Revenue in the third quarter of 2009 includes a non-recurring fee of $22.3 million related to the sale of the LUCENTIS® royalty interest to Genentech.  Revenue in the fourth quarter of 2009 includes fees of $14.0 million related to two antibody discovery collaborations.

(2)
Operating expenses in the third quarter of 2010 includes increased spending on NIAID 3 due to increased activity under the contract.  Operating expenses in the first and second quarters of 2009 include restructuring expense of $3.3 million and $0.3 million, respectively.

(3)
Other expense in the first and fourth quarters of 2010 primarily relates to the revaluation of the warrant liabilities of $5.8 million and $2.5 million, respectively.  Other income in the second and third quarters of 2010 primarily relates to the revaluation of the warrant liabilities of $3.0 million and $3.1 million, respectively.  Other expense for the third quarter of 2009 includes a loss of $3.6 million on debt extinguishment relating to the repayment of the Goldman Sachs term loan.  Other income in the second, third and fourth quarter of 2009 of $1.0 million, $0.2 million and $0.6 million, respectively was recorded relating to the revaluation of the warrant liabilities in 2009.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

XOMA Ltd.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30, 2011	December 31, 2010
	(unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$51,157	$37,304
Trade and other receivables, net	11,059	20,864
Prepaid expenses and other current assets	807	712
Total current assets	63,023	58,880
Property and equipment, net	14,410	14,869
Other assets	2,165	503
Total assets	$79,598	$74,252
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,043	$3,581
Accrued liabilities	7,087	10,658
Deferred revenue	5,982	17,044
Warrant liabilities	1,395	4,245
Total current liabilities	19,507	35,528
Deferred revenue – long-term	8,665	1,086
Interest bearing obligations – long-term	27,031	13,694
Other long-term liabilities	257	353
Total liabilities	55,460	50,661
Shareholders’ equity:
Preference shares, $0.05 par value, 1,000,000 shares authorized
Series B, 8,000 designated, 0 and 2,959 shares issued and outstanding at
June 30, 2011 and December 31, 2010, respectively	—	1
Common shares, $0.0075 par value, 92,666,666 shares authorized, 32,200,731 and 28,491,318 shares outstanding at June 30, 2011 and December 31, 2010,
Respectively	241	214
Additional paid-in capital	891,672	876,686
Accumulated comprehensive income	1	—
Accumulated deficit	(867,776)	(853,310)
Total shareholders’ equity	24,138	23,591
Total liabilities and shareholders’ equity	$79,598	$74,252

The accompanying notes are an integral part of these condensed consolidated financial statements.

(Note 1) The condensed consolidated balance sheet as of December 31, 2010 has been derived from the audited financial statements as of that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

XOMA Ltd.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues:
License and collaborative fees	$6,039	$150	$11,866	$339
Contract and other revenue	10,467	5,481	20,128	12,292
Royalties	19	311	126	513
Total revenues	16,525	5,942	32,120	13,144
Operating expenses:
Research and development	18,281	19,346	35,628	36,933
Selling, general and administrative	6,113	5,026	11,483	10,579
Total operating expenses	24,394	24,372	47,111	47,512
Loss from operations	(7,869)	(18,430)	(14,991)	(34,368)
Other income (expense):
Investment and interest income	18	6	28	9
Interest expense	(634)	(90)	(1,166)	(177)
Other income (expense)	355	2,950	1,678	(2,813)
Net loss before taxes	(8,130)	(15,564)	(14,451)	(37,349)
Provision for income tax expense	—	(16)	(15)	(16)
Net loss	$(8,130)	$(15,580)	$(14,466)	$(37,365)
Basic and diluted net loss per common share	$(0.27)	$(0.93)	$(0.49)	$(2.24)
Shares used in computing basic and diluted net loss per common share	29,889	16,695	29,536	16,695

The accompanying notes are an integral part of these condensed consolidated financial statements.

XOMA Ltd.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(14,466)	$(37,365)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,702	2,956
Common shares contribution to 401(k)	1,046	905
Share-based compensation expense	4,056	2,081
Accrued interest on interest bearing obligations	495	164
Revaluation of warrant liabilities	(2,850)	(1,691)
Warrant modification expense	—	4,500
Amortization of discount on long-term debt	661	—
Unrealized loss on foreign currency exchange	1,876	—
Unrealized gain on foreign exchange options	(156)	—
Other non-cash adjustments	11	12
Changes in assets and liabilities affecting cash:
Receivables	9,805	(1,285)
Prepaid expenses and other assets	(1,601)	(863)
Accounts payable and accrued liabilities	(2,505)	294
Deferred revenue	(12,382)	(1,979)
Other liabilities	(25)	(239)
Net cash used in operating activities	(13,333)	(32,510)
Cash flows from investing activities:
Net purchase of property and equipment	(2,253)	(254)
Net cash used in investing activities	(2,253)	(254)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	20,102	—
Proceeds from issuance of common shares	9,910	25,456
Payment for modification of warrants	—	(4,500)
Net cash provided by financing activities	30,012	20,956
Effect of exchange rate changes on cash	(573)	—
Net increase in cash and cash equivalents	14,426	(11,808)
Cash and cash equivalents at the beginning of the period	37,304	23,909
Cash and cash equivalents at the end of the period	$51,157	$12,101
Supplemental Cash Flow Information:
Cash paid for income taxes	$15	$16
Non-cash investing and financing activities:
Discount on long-term debt	$(8,899)	$—
Issuance and extinguishment of warrant liabilities	$—	$1,767
Interest added to principal balance on Novartis note	$170	$164

The accompanying notes are an integral part of these condensed consolidated financial statements.

XOMA Ltd.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.           Description of Business

XOMA Ltd.  (“XOMA” or the “Company”), a Bermuda company, is a biopharmaceutical company focused on the discovery, development and manufacture of therapeutic antibodies designed to treat inflammatory, autoimmune, infectious and oncological diseases.  The Company’s products are presently in various stages of development and are subject to regulatory approval before they can be commercially launched.

2.           Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements include the accounts of XOMA and its subsidiaries.  All intercompany accounts and transactions were eliminated during consolidation.  The unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q.  These financial statements and related disclosures have been prepared with the assumption that users of the interim financial information have read or have access to the audited financial statements for the preceding fiscal year.  Accordingly, these statements should be read in conjunction with the audited consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission (“SEC”) on March 10, 2011.

In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the Company’s consolidated financial position as of June 30, 2011, the consolidated results of the Company’s operations for the three and six months ended June 30, 2011 and 2010, and the Company’s cash flows for the six months ended June 30, 2011 and 2010.  The interim results of operations are not necessarily indicative of the results that may occur for the full fiscal year or future periods.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures.  On an on-going basis, management evaluates its estimates including, but not limited to, those related to revenue recognition, long-lived assets, warrant liabilities, derivative instruments and share-based compensation.  The Company bases its estimates on historical experience and on various other market-specific and other relevant assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ significantly from these estimates.

Concentration of Risk

Cash equivalents and receivables are financial instruments, which potentially subject the Company to concentrations of credit risk, as well as liquidity risk for certain cash equivalents such as money market funds.  The Company has not encountered such issues during 2011.

The Company has not experienced any significant credit losses and does not generally require collateral on receivables.  For the six months ended June 30, 2011, two customers represented 57% and 38% of total revenue and 54% and 45% of the accounts receivable balance.

For the six months ended June 30, 2010, two different customers represented 63% and 23% of total revenues.  As of December 31, 2010, there were receivables outstanding from two customers representing 72% and 23% of the accounts receivable balance.

Recent Accounting Pronouncements

In June of 2011, Accounting Standards Codification Topic 220, Comprehensive Income was amended to increase the prominence of items reported in other comprehensive income.  Accordingly, a company can present all nonowner changes in stockholders’ equity either in a single continuous statement of comprehensive income or in two separate but consecutive statements The Company plans to adopt this guidance as of January 1, 2012 on a retrospective basis and does not expect the adoption thereof to have a material effect on the Company’s consolidated financial statements.

In May of 2011, Accounting Standards Codification Topic 820, Fair Value Measurement was amended to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. generally accepted accounting principles and International Financial Reporting Standards.  The Company plans to adopt this guidance as of January 1, 2012 on a prospective basis and does not expect the adoption thereof to have a material effect on the Company’s consolidated financial statements.

In March of 2010, Accounting Standards Codification Topic 605, Revenue Recognition was amended to define a milestone and clarify that the milestone method of revenue recognition is a valid application of the proportional performance model when applied to research or development arrangements.  Accordingly, a company can make an accounting policy election to recognize a payment that is contingent upon the achievement of a substantive milestone in its entirety in the period in which the milestone is achieved.  This guidance was adopted effective January 1, 2011 on a prospective basis and did not have a material effect on the Company’s consolidated financial statements.

3.           Condensed Consolidated Financial Statement Detail

Comprehensive Loss

Unrealized gain on the Company’s available-for-sale securities is included in accumulated comprehensive income.  Comprehensive loss and its components for the three and six months ended June 30, 2011 and 2010 was as follows (in thousands):

	Three months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net Loss	$(8,130)	$(15,580)	$(14,466)	$(37,365)
Unrealized gain on available-for-sale securities	1	—	1	—
Comprehensive loss	$(8,129)	$(15,580)	$(14,465)	$(37,365)

Net Loss Per Common Share

Basic and diluted net loss per common share is based on the weighted average number of common shares outstanding during the period.

Potentially dilutive securities are excluded from the calculation of earnings per share if their inclusion is anti-dilutive.  The following table shows the total outstanding securities considered anti-dilutive and therefore excluded from the computation of diluted net loss per share (in thousands):

	Three months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Options for common shares	3,833	1,478	3,711	1,223
Convertible preference shares	17	254	135	254
Warrants for common shares	1,607	1,607	1,607	1,607
Total	5,457	3,339	5,453	3,084

For the three and six months ended June 30, 2011 and 2010, all outstanding securities were considered anti-dilutive, and therefore the calculations of basic and diluted net losses per share were the same.

Cash and Cash Equivalents

At June 30, 2011, cash equivalents consisted of demand deposits, money market funds and treasury bonds with maturities of less than 90 days at the date of purchase.  At December 31, 2010, cash equivalents consisted of demand deposits, money market funds and repurchase agreements with maturities of less than 90 days at the date of purchase.

The treasury bond held in cash and cash equivalents is classified as an available-for-sale security and is stated at fair value, with unrealized gains and losses, net of tax, if any, reported in other comprehensive income.  The estimate of fair value is based on publicly-available market information.  Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in investment and interest income.  The cost of investments sold is based on the specific identification method.  Interest and dividends on securities classified as available-for-sale are also included in investment and interest income.

Cash and cash equivalent balances were recorded at fair value as follows as of June 30, 2011 and December 31, 2010 (in thousands):

	June 30, 2011
	Cost Basis	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Cash	$15,548	$—	$—	$15,548
Cash equivalents	35,608	1	—	35,609
Total cash and cash equivalents	$51,156	$1	$—	$51,157

	December 31, 2010
	Cost Basis	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Cash	$29,536	$—	$—	$29,536
Cash equivalents	7,768	—	—	7,768
Total cash and cash equivalents	$37,304	$1	$—	$37,304

Foreign Exchange Options

The Company holds debt and may incur expenses denominated in foreign currencies, which exposes it to market risk associated with foreign currency exchange rate fluctuations between the U.S. dollar and the Euro.  The Company is required to make principal and accrued interest payments in Euros on its €15.0 million loan from Les Laboratoires Servier (“Servier”) (refer to Note 6 below).  In order to manage its foreign currency exposure related to these payments, in May of 2011, the Company entered into two foreign exchange option contracts to buy €15.0 million and €1.5 million on January 2016 and January 2014, respectively.  By having these option contracts in place, the Company’s foreign exchange rate risk is reduced if the U.S. dollar weakens against the Euro.  However, if the U.S. dollar strengthens against the Euro, the Company is not required to exercise these options, but will not receive any refund on premiums paid.

Upfront premiums paid on these foreign exchange option contracts totaled $1.5 million.  The fair values of these option contracts are re-valued at each reporting period and are estimated based on pricing models using readily observable inputs from actively quoted markets.  The fair values of these option contracts are included in other assets on the condensed consolidated balance sheet and changes in fair value on these contracts are included in other income (expense) on the condensed consolidated statements of operations.  The foreign exchange options were revalued at June 30, 2011 and had an aggregate fair value of $1.7 million, and the Company recognized a gain of $0.2 million related to the revaluation for the three and six months ended June 30, 2011.

Receivables

Receivables consisted of the following at June 30, 2011 and December 31, 2010 (in thousands):

	June 30, 2011	December 31, 2010
Trade receivables, net	$8,357	$20,309
Other receivables	2,802	555
Total	$11,059	$20,864

Property and Equipment

Property and equipment consisted of the following at June 30, 2011 and December 31, 2010 (in thousands):

	June 30, 2011	December 31, 2010
Furniture and equipment	$32,827	$31,700
Buildings, leasehold and building improvements	21,481	21,463
Construction-in-progress	943	203
Land	310	310
	55,561	53,676
Less: Accumulated depreciation and amortization	(41,151)	(38,807)
Property and equipment, net	$14,410	$14,869

Depreciation expense was $1.4 million and $2.7 million for the three and six months ended June 30, 2011, respectively, compared with $1.4 million and $3.0 million, respectively, for the same periods in 2010.

Accrued Liabilities

Accrued liabilities consisted of the following at June 30, 2011 and December 31, 2010 (in thousands):

	June 30, 2011	December 31, 2010
Accrued payroll and other benefits	$2,709	$2,752
Accrued management incentive compensation	2,253	4,982
Accrued professional fees	709	1,029
Accrued clinical trial costs	224	1,020
Other	1,192	884
Total	$7,087	$10,658

4.           Fair Value Measurements

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions and risk of nonperformance.

A fair value hierarchy was established which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  The three levels of inputs that may be used to measure fair value are as follows:

•	Level 1: Quoted prices in active markets for identical assets or liabilities;

•
Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by readily observable market data for substantially the full term of the assets or liabilities; or

•	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following tables set forth the Company’s fair value hierarchy for its financial assets (cash equivalents) and liabilities measured at fair value on a recurring basis as of June 30, 2011 and December 31, 2010.

Financial assets and liabilities carried at fair value as of June 30, 2011 and December 31, 2010 were classified as follows (in thousands):

	Fair Value Measurements at June 30, 2011 Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Observable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Treasury(1)	$10,517	$—	$—	$10,517
Money market funds(1)	25,092	—	—	25,092
Foreign exchange options	—	1,657	—	1,657
Total	$35,609	$1,657	$—	$37,266

Liabilities:
Warrant liabilities	$—	$—	$1,395	$1,395

	Fair Value Measurements at June 30, 2011 Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Observable Inputs
	(Level 1)	(Level 2)	(Level3)	Total
Assets:
Repurchase agreements(1)	$1,428	$—	$—	$1,428
Money market funds(1)	6,340	—	—	6,340
Total	$7,768	$—	$—	$7,768

Liabilities:
Warrant liabilities	$—	$—	$4,245	$4,245
______________________

(1)	Included in cash and cash equivalents.

The fair value of the foreign exchange options at June 30, 2011 was determined using readily observable market inputs from actively quoted markets obtained from various third party data providers.  These inputs, such as spot rate, forward rate and volatility have been derived from readily observable market data, meeting the criteria for Level 2 in the fair value hierarchy.

The fair value of the warrant liabilities at June 30, 2011 and December 31, 2010 was determined using the Black-Scholes Model, which requires inputs such as the expected term of the warrants, share price volatility and risk-free interest rate.  These inputs are subjective and generally require significant analysis and judgment to develop.

The fair value of the warrant liabilities was estimated using the following range of assumptions at June 30, 2011 and December 31, 2010:

	June 30, 2011	December 31, 2010
Expected volatility	101.3 - 103.3%	93.5 - 94.9%
Risk-free interest rate	0.8%	2.0%
Expected term	3.5 - 3.6 years	3.9 - 4.1 years

The following table provides a summary of changes in the fair value of the Company’s Level 3 financial liabilities for the six months ended June 30, 2011 (in thousands):

Warrant Liabilities at June 30, 2011
Balance at December 31, 2010	$4,245
Net decrease in fair value of warrant liabilities on revaluation	(2,850)
Balance at June 30, 2011	$1,395

For the three and six months ended June 30, 2011, the Company recognized net decreases of $0.5 million and $2.9 million, respectively, in the estimated fair value of the warrant liabilities resulting in recognized gains in the other income (expense) line of the condensed consolidated statements of operations.

For the three and six months ended June 30, 2010, the Company recognized net decreases of $3.0 million and $1.7 million, respectively, in the estimated fair value of the warrant liabilities resulting in recognized gains in the other income (expense) line of the condensed consolidated statements of operations.

5.           Licensing, Collaborative and Other Arrangements

Servier

In December of 2010, the Company entered into a license and collaboration agreement with Servier, to jointly develop and commercialize XOMA 052 in multiple indications, which provided for a non-refundable upfront payment of $15.0 million that was received by the Company in January of 2011.  The upfront payment will be recognized over the estimated eight month period that the initial group of deliverables will be provided to Servier.  The Company recognized $5.5 million and $11.0 million in revenue relating to this upfront payment during the three and six months ended June 30, 2011, respectively.  In addition, the Company received a loan of €15.0 million, which was fully funded in January of 2011, with the proceeds converting to $19.5 million at the date of funding (refer to Note 6 below).  Also, the Company retains development and commercialization rights for Behcet’s uveitis and other inflammatory and oncology indications in the U.S. and Japan, and an option to reacquire rights to diabetes and cardiovascular disease indications from Servier in these territories.  Servier will fully fund activities to advance the global clinical development and future commercialization of XOMA 052 in diabetes and cardiovascular related diseases, as well as the first $50.0 million of future XOMA 052 global clinical development and chemistry and manufacturing controls expenses and 50% of further expenses for the Behcet’s uveitis indication, which is expected to advance into Phase 3 development in 2012.  For the three and six months ended June 30, 2011, the Company recorded revenue of $10.1 million and $17.7 million, respectively, under this agreement, which included the revenue relating to the upfront payment.

Merck/Schering-Plough

In May of 2006, the Company entered into a fully funded collaboration agreement with Schering-Plough Research Institute, a division of Schering Corporation, now a subsidiary of Merck (“Merck/Schering-Plough”) for therapeutic monoclonal antibody discovery and development.  Under the agreement, Merck/Schering-Plough made up-front, annual maintenance and milestone payments to the Company, funded its research and development activities related to the agreement and would have paid royalties on sales of products resulting from the collaboration.  During the collaboration, the Company discovered therapeutic antibodies against multiple targets selected by Merck/Schering-Plough using multiple human antibody phage display libraries, optimized antibodies through affinity maturation or other protein engineering, used the Company’s proprietary HE™ technology to humanize antibody candidates generated by hybridoma techniques, performed preclinical studies to support regulatory filings, developed cell lines and production processes and produced antibodies for initial clinical trials.  Merck/Schering-Plough selected the first target at the inception of the agreement and, in December of 2006, exercised its right to initiate the additional discovery and development programs.  In January of 2011, the Company successfully completed the contract services it had agreed to perform under the collaboration agreement with Merck/Schering-Plough.

6.           Long-Term Debt and Other Financings

Long-Term Debt

Novartis Note

In May of 2005, the Company executed a secured note agreement with Novartis (then Chiron Corporation), which is due and payable in full in June of 2015.  Under this note agreement, the Company borrowed semi-annually to fund up to 75% of the Company’s research and development and commercialization costs under its collaboration arrangement with Novartis, not to exceed $50.0 million in aggregate principal amount.  Interest on the principal amount of the loan accrues at six-month LIBOR plus 2%, which was equal to 2.39% at June 30, 2011, and is payable semi-annually in June and December of each year.  At the Company’s election, the semi-annual interest payments can be added to the outstanding principal amount, in lieu of a cash payment, as long as the aggregate principal amount does not exceed $50.0 million.  The Company has made this election for all interest payments thus far.  Loans under the note agreement are secured by the Company’s interest in the collaboration with Novartis, including any payments owed to it thereunder.

At June 30, 2011 and December 31, 2010, the outstanding principal balance under this note agreement was $13.9 million and $13.7 million, respectively.  Pursuant to the terms of the arrangement as restructured in November of 2008, the Company will not make any additional borrowings under the Novartis note.  Due to the structure of the secured note agreement with Novartis and since there is no liquid market for this obligation, there is no practical method to estimate fair value of this long-term debt.

Servier Loan

In December of 2010, in connection with the license and collaboration agreement entered into with Servier (see footnote 5), the Company executed a loan agreement with Servier, which provided for an advance of up to €15.0 million.  The loan was fully funded in January of 2011, with the proceeds converting to approximately $19.5 million.  The loan is secured by an interest in XOMA’s intellectual property rights to all XOMA 052 indications worldwide, excluding certain rights in the U.S. and Japan.  Interest is calculated at a floating rate based on a Euro Inter-Bank Offered Rate (“EURIBOR”) and subject to a cap.  The interest rate is reset semi-annually in January and July of each year.  The interest rate for the initial interest period was 3.22%.  The interest rate has been reset to 3.83% for six-month period from July 2011 through January 2012.  Interest is payable semi-annually; however, the loan agreement provides for a deferral of interest payments over a period specified in the agreement.  During the deferral period, accrued interest will be added to the outstanding principal amount for the purpose of interest calculation for the next six-month interest period.  On the repayment commencement date, all unpaid and accrued interest shall be paid to Servier and thereafter, all accrued and unpaid interest shall be due and payable at the end of each six-month period.  The loan matures in 2016; however, after a specified period prior to final maturity, the loan is to be repaid (i) at Servier’s option, by applying up to a significant percentage of any milestone or royalty payments owed by Servier under the Company’s collaboration agreement and (ii) using a significant percentage of any upfront, milestone or royalty payments the Company receives from any third party collaboration or development partner for rights to XOMA 052 in the U.S. and/or Japan.  In addition, the loan becomes immediately due and payable upon certain customary events of default.  At June 30, 2011, the outstanding principal balance under this loan was $21.6 million.  For the three and six months ended June 30, 2011, the Company recorded unrealized foreign exchange losses of $0.5 million and $2.1 million, respectively, related to the re-measurement of the loan as of June 30, 2011.

The loan has a stated interest rate lower than the market rate based on comparable loans held by similar companies, which represents additional value to the Company.  The Company recorded this additional value as a discount to the face value of the loan amount, at its fair value of $8.9 million.  The fair value of this discount, which was determined using a discounted cash flow model, represents the differential between the stated terms and rates of the loan, and market rates.  Based on the association of the loan with the collaboration arrangement, the Company recorded the offset to this discount as deferred revenue.

The loan discount is amortized under the effective interest method over the expected five-year life of the loan.  The Company recorded non-cash interest expense of $0.4 million and $0.7 million during the three and six months ended June 30, 2011, respectively, resulting from the amortization of the loan discount.  At June 30, 2011, the net carrying value of the loan was $13.2 million.

The Company believes that realization of the benefit and the associated deferred revenue is contingent on the loan remaining outstanding over the five-year contractual term of the loan.  If the Company were to stop providing service under the collaboration arrangement and the arrangement is terminated, the maturity date of the loan would be accelerated and a portion of measured benefit would not be realized.  As the realization of the benefit is contingent, in part, on the provision of future services, the Company is recognizing the deferred revenue over the expected five-year life of the loan.  The deferred revenue is amortized under the effective interest method, and the Company recorded $0.4 million and $0.7 million of related non-cash revenue during the three and six months ended June 30, 2011, respectively.

Interest Expense

Interest expense for the Novartis note and Servier loan are shown below (in thousands):

	Three months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Interest expense
Novartis note	$85	$85	$169	$165
Servier loan	538	—	980	—
Other	11	7	17	12
Total interest expense	$634	$90	$1,166	$177

Other Financings

ATM Agreements

In the third quarter of 2010, the Company entered into an At Market Issuance Sales Agreement (the “2010 ATM Agreement”), with Wm Smith & Co. and McNicoll, Lewis & Vlak LLC (the “Agents”), under which the Company could sell common shares from time to time through the Agents, as its agents for the offer and sale of the common shares, in an aggregate amount not to exceed the amount that could be sold under its registration statement on Form S-3 (File No. 333-148342) filed with the SEC on December 26, 2007.  The Agents could sell the common shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), including without limitation sales made directly on The NASDAQ Global Market, on any other existing trading market for the common shares or to or through a market maker.  The Agents could also sell the common shares in privately negotiated transactions, subject to the Company’s prior approval.  The Company paid the Agents, collectively, a commission equal to 3% of the gross proceeds of the sales price of all common shares sold through them as sales agents under the 2010 ATM Agreement.  From the inception of the 2010 ATM Agreement through May of 2011, the Company sold a total of 7,560,862 common shares under this agreement for aggregate gross proceeds of $34.0 million, including 821,386 common shares sold in 2011 for aggregate gross proceeds of $4.4 million.  Total offering expenses incurred related to sales under the 2010 ATM Agreement from inception to May of 2011 were $1.0 million, including $0.1 million incurred in 2011.  In May of 2011, the 2010 ATM Agreement expired by its terms, and there will be no further issuances under this facility.

On February 4, 2011, the Company entered into an At Market Issuance Sales Agreement (the “2011 ATM Agreement”), with McNicoll, Lewis & Vlak LLC (“MLV”), under which the Company may sell common shares from time to time through MLV, as its agent for the offer and sale of the common shares, in an aggregate amount not to exceed the amount that can be sold under the Company’s registration statement on Form S-3 (File No. 333-172197) filed with the SEC on February 11, 2011 and amended on March 10, 2011 and June 3, 2011, which was declared effective by the SEC on June 6, 2011.  MLV may sell the common shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on The NASDAQ Global Market, on any other existing trading market for the common shares or to or through a market maker.  MLV may also sell the common shares in privately negotiated transactions, subject to the Company’s prior approval.  The Company will pay MLV a commission equal to 3% of the gross proceeds of the sales price of all common shares sold through them as sales agent under the 2011 ATM Agreement.  From the inception of the 2011 ATM Agreement through June 30, 2011, the Company sold a total of 2,398,017 common shares under this agreement for aggregate gross proceeds of $5.9 million, of which $3.7 million of cash was received in June of 2011 with the remaining $2.2 million of cash received in July of 2011.  Total offering expenses incurred related to sales under the 2011 ATM Agreement from inception to June 30, 2011 were $0.2 million.

7.           Income Taxes

Income tax expense was not material for the three and six months ended June 30, 2011 or the comparable periods in 2010.  The Company’s effective tax rate will fluctuate from period to period due to several factors inherent in the nature of the Company’s operations and business transactions.  The factors that most significantly impact this rate include the variability of licensing transactions in foreign jurisdictions.

8.           Share-Based Compensation

In December of 2010, the Board of Directors of the Company approved a company-wide grant of share options under the Company’s 2010 Long Term Incentive and Share Award Plan (“LTIP”) and, in the first quarter of 2011, the options for 1,430,840 shares became effective.  1,040,220 of these options were granted subject to shareholder approval of an increase in the number of shares available under the LTIP.  On May 26, 2011, shareholder approval was obtained at the Company’s annual general meeting of shareholders.  A cumulative adjustment of $1.3 million was recorded in the second quarter of 2011 to reflect the share-based compensation expense that would have been recorded from the conditional grant date to the shareholder approval date.  The adjustment was based on the fair value of these options at the date of shareholder approval and calculated using the closing share price and expected term on that date.  The remaining assumptions included in the calculation were the same assumptions used for the second quarter option grants.  A portion of the 2011 annual options granted include immediate vesting terms with the remainder of the options vesting monthly over two years for employees and one year for directors.

As of June 30, 2011, the Company had approximately 4,562,486 common shares reserved for future issuance under its share option plans and Employee Share Purchase Plan (“ESPP”).

The following table shows total share-based compensation expense included in the condensed consolidated statements of operations for the three and six months ended June 30, 2011 and 2010 (in thousands):

	Three months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Research and development	$885	$620	$1,946	$1,086
Selling, general and administrative	1,399	490	1,110	995
Total share-based compensation expense	$2,284	$1,119	$4,056	$2,081

The valuation of share-based compensation awards is determined at the date of grant using the Black-Scholes Model.  This model requires inputs such as the expected term of the option, expected volatility and risk-free interest rate.  Further, the forfeiture rate also affects the amount of aggregate compensation.  These inputs are subjective and generally require significant analysis and judgment to develop.  While estimates of the expected term, volatility and forfeiture rate are derived primarily from the Company’s historical data, the risk-free rate is based on the yield available on United States Treasury zero-coupon issues.  The fair value of share-based awards was estimated based on the following weighted average assumptions for the three and six months ended June 30, 2011 and 2010:

	Three months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Dividend yield	0%	0%	0%	0%
Expected volatility	87%	79%	87%	79%
Risk-free interest rate	1.76%	1.80%	1.87%	2.52%
Expected term	5.6 years	5.6 years	5.3 years	5.6 years

Share option activity for the six months ended June 30, 2011 was as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Options outstanding as December 31, 2010	2,331,450	$25.36	7.71	$99
Granted	1,806,040	5.24
Forfeited, expired or cancelled	(85,988)	51.89
Options outstanding at June 30, 2011	4,051,502	$15.83	8.27	$1
Options exercisable at June 30, 2011	2,308,248	$22.33	7.63	$—

9.           Share Capital

Series B Preference Shares

In December of 2003, the Company issued 2,959 Series B preference shares to Genentech, Inc. in repayment of $29.6 million of the outstanding balance under a convertible subordinated debt agreement.  Pursuant to the rights of the Series B preference shares, the holder of Series B preference shares was not entitled to receive any dividends on the Series B preference shares.  The Series B preference shares ranked senior with respect to rights on liquidation, winding-up and dissolution of the Company to all classes of common shares.  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holder of Series B preference shares would have been entitled to receive $10,000 per Series B preference share (or $29.6 million in the aggregate) before any distribution was made on the common shares.  The holder of the Series B preference shares had no voting rights, except as required under Bermuda law.

The holder of Series B preference shares had the right to convert Series B preference shares into common shares at a conversion price equal to $116.25 per common share, subject to adjustment in certain circumstances.

In April of 2011, the 2,959 Series B convertible preference shares were converted by Genentech into 254,560 common shares.  The $29.6 million liquidation preference associated with the Series B preference shares was eliminated as a result of this conversion.

10.           Legal Proceedings, Commitments and Contingencies

On April 9, 2009, a complaint was filed in the Superior Court of Alameda County, California, in a lawsuit captioned Hedrick et al. v. Genentech, Inc. et al, Case No. 09-446158.  The complaint asserts claims against Genentech, the Company and others for alleged strict liability for failure to warn, strict product liability, negligence, breach of warranty, fraudulent concealment, wrongful death and other claims based on injuries alleged to have occurred as a result of three individuals’ treatment with RAPTIVA®.  The complaint seeks unspecified compensatory and punitive damages.  Since then, additional complaints have been filed in the same court, bringing the total number of pending cases to seventy five.  The cases have been consolidated as a coordinated proceeding.  All of the complaints allege the same claims and seek the same types of damages based on injuries alleged to have occurred as a result of the plaintiffs’ treatment with RAPTIVA®.  On July 15, 2011, the Court dismissed with prejudice one of the cases in this coordinated proceeding, White v. Genentech, Inc., et al, Case No. RG-09-484026.  The Company’s agreement with Genentech provides for an indemnity of XOMA and payment of legal fees by Genentech which the Company believes is applicable to these matters.  The Company believes the claims against it to be without merit and intends to defend against them vigorously.

On August 4, 2010, a petition was filed in the District Court of Dallas County, Texas in a case captioned McCall v. Genentech, Inc., et al., No. 10-09544.  The defendants filed a Notice of Removal to the United States District Court for the Northern District of Texas on September 3, 2010.  The removed case is captioned McCall v. Genentech, Inc., et al., No. 3:10-cv-01747-B.  The parties have fully briefed the plaintiff’s Motion to Remand and are awaiting a final ruling from the Court.  The petition asserts personal injury claims against Genentech, the Company, and others arising out of the plaintiff’s treatment with RAPTIVA®.  The petition alleges claims based on negligence, strict liability, misrepresentation and suppression, conspiracy, and actual and constructive fraud.  The petition seeks compensatory damages and punitive damages in an unspecified amount.  On June 6, 2011, the Court dismissed plaintiff’s claims of negligent misrepresentation, fraud, and conspiracy.  The Company’s agreement with Genentech provides for an indemnity of XOMA and payment of legal fees by Genentech which the Company believes is applicable to this matter.  The Company believes the claims against it to be without merit and intends to defend against them vigorously.

On January 7, 2011, a complaint was filed in the United States District Court for the Northern District of Texas in a case captioned Massa v. Genentech, Inc., et al., No. 4:11CV70.  On January 11, 2011, a complaint was filed in the United States District Court for the District of Massachusetts in a case captioned Sylvia, et al. v. Genentech, Inc., et al., No. 1:11-cv-10054-MLW.  These two complaints allege the same claims against Genentech, the Company and others and seek the same types of damages as the complaints filed in the Superior Court of Alameda County, California referenced above.  The Company’s agreement with Genentech provides for an indemnity of XOMA and payment of legal fees by Genentech which the Company believes is applicable to these matters.  The Company believes the claims against it to be without merit and intends to defend against them vigorously.

On April 8, 2011, four complaints were filed in the United States District Court for the Eastern District of Michigan.  The cases are captioned:  Muniz v. Genentech, et al., 5:11-cv-11489-JCO-RSW; Tifenthal v. Genentech, et al., 2:11-cv-11488-DPH-LJM; Blair v. Genentech, et al., 2:11-cv-11463-SFC-MJH; and Marsh v. Genentech, et al., 2:11-cv-11462-RHC-MKM.  The complaints allege the same claims against Genentech, the Company and others and seek the same types of damages as the complaints filed in the Superior Court of Alameda County, California referenced above.  All four cases have been transferred to the United States District Court for the Western District of Michigan.  Genentech and the Company have filed Motions to Dismiss all four actions and are awaiting a decision from the Court.  The Company’s agreement with Genentech provides for an indemnity of XOMA and payment of legal fees by Genentech which the Company believes is applicable to this matter.  The Company believes the claims against it to be without merit and intends to defend against them vigorously.

APPENDIX A - FORM OF NEW CERTIFICATE OF INCORPORATION OF XOMA DELAWARE

CERTIFICATE OF INCORPORATION
OF
XOMA CORPORATION
(HEREINAFTER REFERRED TO AS THE “COMPANY”)

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), do execute this certificate of incorporation and do hereby certify as follows:

FIRST:  The name of the Company is XOMA CORPORATION.

SECOND:  The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.  The Company is being incorporated in connection with the domestication of XOMA LTD., a Bermuda exempted company (“XOMA Bermuda”), in Delaware pursuant to Section 388 of the DGCL, and a certificate of corporate domestication of XOMA Bermuda is being filed contemporaneously herewith. As provided in Section 388, the existence of the Company shall be deemed to have commenced on the date that the corporate existence of XOMA Bermuda commenced and the Company shall be deemed to be the same legal entity as XOMA Bermuda.

FOURTH:  The total number of shares of all classes of stock which the Company shall have authority to issue is 93,666,666, of which 92,666,666 shares with a par value of $0.0075 per share shall be designated as common stock (“Common Stock”) and 1,000,000 shares with par value of $0.05 per share shall be designated as preferred stock (“Preferred Stock”).

The holders of Common Stock shall, subject to the provisions of this Certificate of Incorporation and applicable law:

(a)           be entitled to one vote per share;

(b)           subject to the rights of the holders of the Preferred Stock, be entitled to such dividends as the Board of Directors may from time to time declare;

(c)           subject to the rights of the holders of the Preferred Stock, in the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company upon the authorization thereof by the Board of Directors; and

(d)           generally be entitled to enjoy all of the rights attaching to the shares of Common Stock.

Subject to the terms of this certificate of incorporation and to any resolution of the stockholders approved by at least 75% of all issued shares entitled to vote in respect thereof and without prejudice to any special rights previously conferred on the holders of any existing shares of stock or class of stock, the Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide out of  any unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)           The designation of the series, which may be by distinguishing number, letter or title.

(b)           The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the certificate of designation) increase or decrease (but not below the number of shares thereof then outstanding).

(c)           The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

(d)           Dates at which dividends, if any, shall be payable.

(e)           The redemption rights and price or prices, if any, for shares of the series.

(f)           The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(g)           The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

(h)           Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(i)           Restrictions on the issuance of shares of the same series or of any other class or series.

(j)           The voting rights, if any, of the holders of shares of the series.

Subject to the rights (if any) of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by an amendment to this certificate of incorporation that is approved by (a) the Board of Directors and (b) the affirmative vote of the holders of a majority of all outstanding shares of Common Stock and all outstanding shares of Preferred Stock (if any) entitled to vote thereon, with the Common Stock and any such Preferred Stock voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any similar provision hereafter enacted, and (subject to any such rights set forth in a certificate of designations as aforesaid) no vote of the holders of any series of Preferred Stock, voting as a separate class, shall be required therefor.

Except as otherwise required by law or provided in the certificate of designations for the relevant series of Preferred Stock, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this certificate of incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this certificate of incorporation or pursuant to the DGCL as then in effect.

The Company has created a series of Preferred Stock designated as “Series A Preferred Stock” (the “Series A Preferred Stock”).  The designations, powers, preferences and other special rights of the Series A Preferred Stock and the qualifications, limitations or restrictions thereof, are set forth in Annex A (and for the purposes of this certificate of incorporation, Annex A is deemed to be the certificate of designations for the Series A Preferred Stock). Each certificate of designations for a series of Preferred Stock created pursuant to this certificate of incorporation (including Annex A) shall be incorporated by reference in and be deemed part of this certificate of incorporation.

Upon the filing of this certificate of incorporation and the related certificate of corporate domestication of XOMA Bermuda with the Secretary of State of the State of Delaware (the “Effective Time”), each common share, $0.0075 par value, of XOMA Bermuda issued and outstanding immediately prior to the Effective Time shall become and for all purposes be deemed to be one issued and outstanding, fully paid and non-assessable share of Common Stock, without any action required on the part of the Company, its stockholders or XOMA Bermuda’s shareholders, and any share certificate that, immediately prior to the Effective Time, represented common shares of XOMA Bermuda shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of Common Stock.

FIFTH:  Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Company.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Company is expressly authorized to make, rescind, alter and amend the by-laws of the Company, provided that no provision in the by-laws of the Company shall be rescinded, altered or amended and no new provision in the by-laws of the Company shall be made until the same has been approved by either: (a) a resolution of the stockholders or (b) a resolution of each of the Board of Directors and stockholders.

SIXTH:  To the fullest extent permitted by the DGCL as currently in effect or hereafter amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, including (without limitation) with regard to any actions taken or omitted as a director of XOMA Bermuda (whether taken or omitted prior to the Effective Time, in connection with the discontinuance of XOMA Bermuda in Bermuda or the domestication of XOMA Bermuda in the State of Delaware or otherwise).  No amendment, modification or repeal of this Article SIXTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

SEVENTH:  A vote of the stockholders of the Company shall be required in the event of a merger of the Company that, but for the provisions of this Article SEVENTH, could be effected without a vote of stockholders pursuant to Section 251(f) of the DGCL as currently in effect or hereafter amended.

EIGHTH:  Unless otherwise provided in the DGCL or in this Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Company, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all stock entitled to vote thereon.

NINTH:  The incorporator of the Company is [name], whose mailing address is [address].

TENTH:  The powers of the incorporator are to terminate upon the filing of this certificate of incorporation with the Secretary of State of the State of Delaware.  The name and mailing address of the persons who are to serve as the initial directors of the Company until the first annual meeting of stockholders of the Company, or until his or her successor is duly elected and qualified, are:

William K. Bowes, Jr.
c/o XOMA Corporation
2910 Seventh Street
Berkeley, California 94710

Peter Barton Hutt
c/o XOMA Corporation
2910 Seventh Street
Berkeley, California 94710

Patrick J. Scannon
c/o XOMA Corporation
2910 Seventh Street
Berkeley, California 94710

W. Denman Van Ness
c/o XOMA Corporation
2910 Seventh Street
Berkeley, California 94710

John Varian
c/o XOMA Corporation
2910 Seventh Street
Berkeley, California 94710

Timothy P. Walbert
c/o XOMA Corporation
2910 Seventh Street
Berkeley, California 94710

Jack L. Wyszomierski
c/o XOMA Corporation
2910 Seventh Street
Berkeley, California 94710

IN WITNESS WHEREOF, the undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this    day of               , 201 .

__________________________________
Name:
Incorporator:

Annex A
to Certificate of Incorporation

FORM OF CERTIFICATE OF DESIGNATIONS
OF
SERIES A PREFERRED STOCK
OF
XOMA CORPORATION (THE “COMPANY”)

There is hereby created a series of preferred stock of the Company, which series shall have the following powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the certificate of incorporation of the Company:

1.           Designation.  The series of preferred stock established hereby shall be designated the “Series A Preferred Stock” (and shall be referred to herein as the “Series A Preferred Stock”) and the authorized number of shares of Series A Preferred Stock shall be 210,000.  Such number of shares may be increased or decreased, from time to time, by resolution of the Board of Directors of the Company; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the total of the number of such shares then outstanding plus the number of such shares issuable upon the exercise of outstanding rights, options or warrants or upon the conversion of outstanding securities issued by the Company.

2.           Dividends and Distributions.

(A) (i) Subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to the Series A Preferred Stock with respect to the payment of dividends, the holders of Series A Preferred Stock, in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a Series A Preferred Stock or fraction thereof, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provisions for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, plus 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Stock or a subdivision of the outstanding Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date, or, with respect to the first Dividend Payment Date, since the first issuance of any Series A Preference Stock or fraction thereof.  The multiple of cash and non-cash dividends declared on the Common Stock to which holders of the Series A Preferred Stock are entitled, which shall be 1,000 initially but which shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Dividend Multiple.”  In the event the Company shall at any time after the date hereof (i) declare or pay any dividend on Common Stock payable in Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of dividends which holders of Series A Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii)           Notwithstanding anything else contained in this paragraph (A), the Company shall, out of funds legally available for that purpose, declare a dividend or distribution on the Series A Preferred Stock as provided in this paragraph (A) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in Common  Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $1.00 per share of Series A Preferred Stock shall nevertheless be payable on such subsequent Dividend Payment Date.

(B)           Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Stock from the Dividend Payment Date next preceding the date of issue of such Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors of the Company may fix in accordance with applicable law a record date for the determination of holders of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law.

3.           Voting Rights.  In addition to any other voting rights required by the General Corporation Law of the State of Delaware, the holders of Series A Preferred Stock shall have the following voting rights:

(A)           Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company.  The number of votes which a holder of a share of Series A Preferred Stock is entitled to cast, which shall initially be 1,000 but which may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Vote Multiple.”  In the event the Company shall at any time after the date hereof (i) declare or pay any dividend on Common Stock payable in shares, or (ii) effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of Series A Preferred Stock shall be entitled shall be the Vote Multiple immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           Except as otherwise provided herein or by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(C)           Except as otherwise required by applicable law or as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.           Certain Restrictions.

(A)           Whenever dividends or distributions payable on the Series A Preferred Stock as provided in Paragraph 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i)           declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)           declare or pay dividends on or make any other distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)           except as permitted in subparagraph 4(A)(iv) below, redeem, purchase or otherwise acquire for consideration any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire any such parity shares in exchange for any shares of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)           purchase or otherwise acquire for consideration any Series A Preferred Stock, or any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors of the Company) to all holders of such shares upon such terms as the Board of Directors of the Company, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes; provided, however, that the foregoing restrictions shall not apply to the repurchase of Common Stock held by employees, officers, directors, or consultants of the Company (or their permitted transferees) that are subject to restrictive share purchase agreements under which the Company has the option or obligation to repurchase such shares upon the occurrence of certain events, such as termination of employment.

(B)           The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of the Company unless the Company could, under subparagraph (A) of this Paragraph 4, purchase or otherwise acquire such shares at such time and in such manner.

5.           Reacquired Stock.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be canceled upon the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued preferred stock and may be reissued as part of a new series of preferred stock created by resolution or resolutions of the Board of Directors of the Company, subject to the conditions and restrictions on issuance set forth herein.

6.           Liquidation, Dissolution or Winding Up.  Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distributions shall be made (x) to the holders of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of Series A Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $100.00 per share or (2) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock, or (y) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amount to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the Company shall at any time after the date hereof (i) declare or pay any dividend on Common Stock payable in Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount per share to which holders of Series A Preferred Stock were entitled immediately prior to such event under clause (x) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7.           Consolidation, Amalgamation, Merger, etc.  In case the Company shall enter into any consolidation, amalgamation, merger, combination or other transaction in which the Common Stock is exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case the Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Company shall at any time after the date hereof (i) declare or pay any dividend on Common Stock payable in Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8.           Redemption.  The Series A Preferred Stock shall not be redeemable.

9.           Ranking.  Unless otherwise provided in the resolutions regarding preferences and rights relating to a subsequently designated series of preferred stock of the Company, the Series A Preferred Stock shall rank junior to any other series of the Company’s preferred stock subsequently issued, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the Common Stock.

10.           Amendment.  The provisions of the certificate of incorporation or by-laws of the Company shall not be amended, altered or repealed in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to effect them adversely without the affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock, voting separately as a class.

11.           Fractional Shares.  Series A Preferred Stock may be issued in fractions of a share (which fractions shall be integral multiples of one one-thousandth of a share) which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

APPENDIX B - FORM OF NEW BY-LAWS OF XOMA DELAWARE

BY-LAWS
OF
XOMA CORPORATION
(the “Company”)

ARTICLE I

OFFICES

Section 1.                      The registered office shall be as set forth in the certificate of incorporation of the Company (the “Certificate of Incorporation”).

Section 2.                      The Company may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Company (the “Board of Directors”) may from time to time determine or the business of the Company may require.

ARTICLE II

CAPITAL STOCK

Section 1.                      The Board of Directors shall, in connection with the issue of any shares of capital stock of the Company, have the power to pay such commission and brokerage as may be permitted by law.

Section 2.                      The Board of Directors may from time to time do any one or more of the following things:

(a)           make arrangements on the issue of shares of stock for a difference between the stockholders in the amounts and times of payments of calls on their shares;

(b)           accept from any stockholder the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up;

(c)           pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others; and

(d)           issue shares of preferred stock in fractional denominations and deal with such fractions to the same extent as the Company’s whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding up.

Section 3.                      If at any time the capital stock is divided into different classes of stock, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the sanction of a resolution passed by the holders of a majority of the issued shares of that class at a meeting of the holders of the shares of the class subject to complying with the applicable provisions of the Delaware General Corporation Law ( the “DGCL”) and the Certificate of Incorporation, except that at such meeting the quorum for such matter shall be a majority of the issued shares of that class.  If there are no issued shares of a particular class, the rights attached to such class may be varied solely by resolution of the Board of Directors subject to complying with the applicable provisions of the DGCL and the Certificate of Incorporation.  The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Section 4.                      The Company may from time to time if authorized by resolution of the stockholders change the currency denomination of, increase, alter or reduce its authorized capital stock subject to complying with the applicable provisions of the DGCL and the Certificate of Incorporation.  Where, on any issuance of capital stock, fractions of shares would arise, the Board of Directors may take such actions that are consistent with the DGCL, including, without limitation, issue to stockholders fractions of shares and/or arrange for the sale or transfer of the fractions of shares of stockholders.

Section 5.                      Subject to the terms of the Certificate of Incorporation, the Company may from time to time purchase its own shares of capital stock in accordance with the applicable provisions of the DGCL.

Section 6.                      The Company shall cause to be kept in one or more books a stock ledger and enter therein, upon each person becoming a stockholder of the Company, the name and address of each stockholder and a statement of the number of shares of stock of the Company held by each stockholder.  In addition to any rights of stockholders under the DGCL, the stock ledger shall be open to inspection by members of the public without charge at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board of Directors may impose, so that not less than two hours in each business day be allowed for inspection.

ARTICLE III

MEETINGS OF STOCKHOLDERS

Section 1.                      All meetings of the stockholders, whether for the election of directors or for any other purpose, shall be held at such date, time and place, if any, either within or without the State of Delaware, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2.                      The Company shall hold an annual meeting of stockholders for the election of directors as required by the DGCL.  At such annual meetings of stockholders, the stockholders shall elect, by a plurality of the votes cast, a Board of Directors and transact such other business as may properly be brought before the meeting.

Section 3.                      Written notice of the annual meeting of stockholders stating the place, if any, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Section 4.                      The officer who has charge of the stock ledger of the Company shall prepare and make, or cause to be prepared and made, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present.  If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 5.                      Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by the DGCL, may be held at any place, if any, within or without the State of Delaware, and may be called by the Chief Executive Officer and shall be called by the Chief Executive Officer or Secretary at the request in writing of a majority of the Board of Directors.  Such request shall state the purpose or purposes of the proposed meeting.  Upon a request of stockholders holding at the date of such request not less than one-tenth of the voting power of the shares of capital stock of the Company issued and entitled to vote at meetings of stockholders of the Company (the “Requesting Stockholders”), the Board of Directors shall proceed to convene a special meeting of stockholders.  The request must be in writing and state the purposes of the special meeting and must be signed by the Requesting Stockholders and delivered at the registered office of the Company.  If the Board of Directors does not within twenty-one (21) days from the date of such delivery proceed to call a special meeting of stockholders, the Requesting

Stockholders, or any of them representing more than one half of the total voting power of the Requesting Stockholders, may themselves convene a special meeting, but any special meeting so convened shall not be held after the expiration of three months from the date of the delivery of the request at the registered office of the Company.  A special meeting convened by the Requesting Stockholders shall be convened in the same manner, as nearly as possible, as that in which meetings of stockholders are to be convened by directors.

Section 6.                      Written notice of a special meeting stating the place, if any, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting.

Section 7.                      Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 8.                      The holders of a majority in voting power of the shares issued and entitled to vote thereat, present in person or represented by proxy at the commencement of the meeting, shall constitute a quorum at all meetings of the stockholders for the transaction of all business except as otherwise required by the Certificate of Incorporation, these By-laws or the DGCL.  If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or the stockholders entitled to vote thereat, present in person or represented by proxy, shall by a majority in voting power present and entitled to vote thereon have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting (except as otherwise provided in this section), until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.  If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.  If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 9.                      When a quorum is present at any meeting, any question brought before such meeting shall be decided by a majority of the votes cast, unless the question is one upon which by express provision of the DGCL, the Certificate of Incorporation, these By-laws, the rules or regulations of any stock exchange applicable to the Company, or applicable law or pursuant to any regulation applicable to the Company or its securities a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 10.                      Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question.  Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.   Each stockholder may appoint a proxy to vote at any meeting of stockholders in accordance with the requirements of the DGCL.

Section 11.                      At each meeting of stockholders, the chairman of the meeting shall fix and announce the time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting and shall determine the order of business and all other matters of procedure.  Except to the extent inconsistent with any such rules and regulations as adopted by the Board of Directors, the chairman of the meeting may establish rules to maintain order and safety and for the conduct of the meeting.  Without limiting the foregoing, he may:

(a)           restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the chairman;

(b)           restrict dissemination of solicitation materials and use of audio or visual recording devices at the meeting;

(c)           establish seating arrangements;

(d)           adjourn the meeting without a vote of the stockholders, whether or not there is a quorum present; and

(e)           make rules governing speeches and debate including time limits and access to microphones.

The chairman of the meeting acts in his absolute discretion and his rulings are not subject to appeal.

Section 12.                      The Board of Directors, either directly or through its designees, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof.  The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting.  Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

The inspectors shall:

(a)           ascertain the number of issued shares and the voting power of each;

(b)           determine the shares represented at a meeting and the validity of proxies and ballots;

(c)           count all votes and ballots;

(d)           determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e)           certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors may appoint or retain other persons or entities to assist them in the performance of their duties.

No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.

In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, ballots, any information provided in accordance with Section 211(e) or Section 212(c)(2) of the DGCL, or a comparable provision thereof, as then in effect, or any information provided pursuant to Section 211(a)(2)(B)(i) or (iii) of the DGCL and the ballots, regular books and records of the Company, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record.  If the inspectors consider other reliable information for the limited purpose permitted herein, they at the time they make their certification shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 13.                      The Board of Directors or, in the case of a special meeting, the Chief Executive Officer may, or the Secretary on instruction from the Board of Directors or, in the case of a special meeting, the Chief Executive Office shall, postpone or cancel any meeting called in accordance with the provisions of the By-laws (other than a special meeting requested by Requesting Stockholders as provided in Section 5 of this Article III unless the Requesting Stockholders have instructed the Board of Directors to postpone or cancel the meeting after the delivery of the request at the registered office of the Company under Section 5 of this Article III)) provided that notice of postponement or cancellation is given to each stockholder entitled to vote at such meeting before the time of such meeting.  New notice of the date, time and place for a postponed meeting shall be given to the stockholders entitled to vote at such meeting in accordance with the provisions of these By-laws.

ARTICLE IV

DIRECTORS

Section 1.                      The Board of Directors shall consist of not less than two directors or such number in excess thereof as the stockholders may from time to time determine, provided that, upon effectiveness of the Company’s domestication into the State of Delaware, the initial number of directors shall be seven (7).  The Board of Directors may from time to time determine a maximum number of directors.  The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his successor is duly elected and qualified, or until his or her earlier resignation or removal.  Directors need not be stockholders.  Nominations for the election of directors may be made by the Board of Directors or a committee of the Board of Directors or person appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally.  However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been received by the Secretary of the Company in accordance with the procedures set forth in Article V, Section 3.  Each such notice shall set forth:  (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons  naming such person or persons relating to the nomination or nominations; (d) the class and number of shares of stock of the Company which are beneficially owned by such stockholder and the person to be nominated as of the date of such stockholder’s notice and by any other stockholders known by such stockholder to be supporting such nominees as of the date of such stockholder’s notice; (e) such other information regarding each nominee proposed by such stockholders as would be required to be included in a proxy statement filed pursuant to the proxy rules of the U.S. Securities and Exchange Commission; and (f) the consent of each nominee to serve as a director of the Company if so elected.  No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in this Article IV, Section 1.  The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this Article IV, Section 1, and if he or she should so determine, the defective nomination shall be disregarded.

Section 2.                      Unless otherwise required by law or the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the maximum number of directors may be filled by the Board of Directors, and the directors so chosen shall hold office until the next annual meeting of stockholders and until their successors are duly elected and shall qualify, or until his or her earlier resignation or removal.  If there is not a quorum of directors in office, then any vacancy may be filled in the manner provided by the DGCL.

Section 3.                      The business of the Company shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Company and do all such lawful acts and things as are not by the DGCL or the Certificate of Incorporation directed or required to be exercised or done by the stockholders.

Section 4.                      The Company shall keep a register of directors and officers which shall include the name and address of each director and officer of the Company.  In addition to any rights of stockholders under the DGCL, the register of directors and officers shall during business hours (subject to reasonable restrictions as the Company may impose, so that not less than two hours in each day be allowed for inspection) be open for inspection by members of the public without charge.

MEETINGS OF THE BOARD OF DIRECTORS

Section 5.                      The Board of Directors of the Company may hold meetings, both regular and special, either within or without the State of Delaware.

Section 6.                      The first meeting of each newly elected Board of Directors shall be held immediately following the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present.  In the event that such meeting is not held immediately following the annual meeting, the meeting may be held at such date, time and place, if any, as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.

Section 7.                      Regular meetings of the Board of Directors may be held without notice at such regular date and time and at such place, if any, as shall from time to time be determined by the Board of Directors.

Section 8.                      Special meetings of the Board of Directors may be called by the Chairman of the Board by giving notice to each director; special meetings shall be called by the Chairman of the Board or Secretary in like manner on the written request of two directors unless the Board of Directors consists of only one director, in which case special meetings shall be called by the Chairman of the Board or Secretary in like manner and on like notice on the written request of the sole director.

Section 9.                      At all meetings of the Board of Directors, a majority of directors then in office (provided such number represents at least one-third of the total number of directors) shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by the DGCL or these By-laws.  If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, provided notice is given of the adjourned meeting.

Section 10.                      Unless otherwise restricted by these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee thereof, as the case may be, consent thereto in accordance with the requirements of applicable law.

Section 11.                      Unless otherwise restricted by these By-laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

COMMITTEES OF DIRECTORS

Section 12.                      The Board of Directors may, by resolution, designate one or more committees, each committee to consist of one or more of the directors of the Company.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meetings of the committee.  Except as otherwise provided in these By-laws or by resolution of the Board of Directors, the provisions of these By-laws relating to meetings of the Board of Directors shall apply to meetings of committees.

In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent provided in a resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company and may authorize the seal of the Company to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election of directors) expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopting, amending or repealing any By-law.   Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

Section 13.                      There shall be a committee of the Board of Directors designated the “Compensation Committee.”  The Compensation Committee shall be comprised of one or more directors of the Company.  The Compensation Committee shall have the authority as a committee of the Board of Directors as provided in Section 11 of this Article IV including, but not limited to, administering all provisions of the Company’s present and future stock option, stock purchase, incentive compensation, savings or other similar plans (the “Plans”), for so long as the membership of the Compensation Committee meet the requirements of the Plans, and issuing capital stock necessary to perform as the “Committee” and the “Plan Administrator” (as defined in the Plans) and in similar positions pursuant to the Plans.  The Compensation Committee may administer such other plans as determined and authorized by the Board of Directors from time to time.

Section 14.                      There shall be a committee of the Board of Directors designated the “Audit Committee.”  The Audit Committee shall be comprised of one or more directors of the Company.  The Audit Committee shall have the authority as a committee of the Board of Directors as provided in Section 11 of this Article IV including, but not limited to, approving the services performed by the Company’s independent accountants and reviewing the Company’s accounting practices and system of internal accounting controls.

Section 15.                      There shall be a committee of the Board of Directors designated the “Nominating and Governance Committee.”  The Nominating and Governance Committee shall be comprised of one or more directors of the Company.  The Nominating and Governance Committee shall have the authority as a committee of the Board of Directors as provided in Section 11 of this Article IV including, but not limited to, director evaluation and selection.

Section 16.                      Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

COMPENSATION OF DIRECTORS

Section 17.                      Unless otherwise restricted by these By-laws, the Board of Directors shall have the authority to fix the compensation of directors.  The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors and/or a stated salary as director.  No such payment shall preclude any director from serving the Company in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.

POWERS OF DIRECTORS

Section 18.                      The Board of Directors may from time to time and at any time authorize any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

Section 19.                      The Board of Directors may from time to time and at any time by power of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board of Directors, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board of Directors) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit and may also authorize any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney.  Such attorney may, if so authorized under the seal of the Company, execute any deed or instrument under such attorney’s personal seal with the same effect as the affixation of the seal of the Company.

Section 20.                      The Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or pledge its assets and property, or any part thereof, and may issue bonds, debentures and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

Section 21.                      The Board of Directors may exercise all the powers of the Company to purchase all or any part of its own shares subject to complying with the applicable provisions of the DGCL or to discontinue the Company to a named country or jurisdiction outside the State of Delaware subject to complying with the applicable provisions of the DGCL.

ARTICLE V

NOTICES

Section 1.                      Whenever, under the provisions of the DGCL or of these By-laws, notice is required to be given to any director or stockholder, it shall not be construed to require personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his or her address as it appears on the records of the Company, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail or international airmail (as the case may be).  Notice to directors may also be given by telegram or telecopier or other means of electronic transmission.

Section 2.                      Whenever any notice is required to be given to stockholders under the provisions of the DGCL or of these By-laws, a waiver thereof in writing or by electronic transmission, by the person or persons entitled to said notice shall be deemed equivalent thereto.

Section 3.                      Timely written notice of any stockholder proposal (including for the election of directors) shall be given to the Board of Directors before any annual meeting of stockholders.  To be timely, a stockholder’s notice must be received not less than forty-five (45) days nor more than seventy-five (75) days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting (which first anniversary date shall be deemed to be April 12, 2012, in the case of the Company’s first annual meeting of stockholders after the Company’s domestication into the State of Delaware); provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of (1) the sixtieth (60th) day prior to such annual meeting or (2) the tenth (10th) day following the date on which notice of the date of the annual meeting was mailed or public disclosure thereof was made by the Company, whichever first occurs.  Each such notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (c) the class, series and number of shares of stock of the Company which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business.  No business shall be conducted at any meeting of the stockholders except in accordance with the procedures set forth in this Article V, Section 3.  The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Article V, Section 3, and if he or she should so determine, any such business not properly brought before the meeting shall not be transacted.  Nothing herein shall be deemed to affect any right of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the U.S. Securities Exchange Act of 1934, as amended.

ARTICLE VI

OFFICERS

Section 1.                      The officers of the Company shall be chosen by the Board of Directors and shall be a Chief Executive Officer, a Chairman of the Board, a President, a Vice President, a Secretary and a Treasurer.  The Board of Directors may also choose one or more Executive Vice Presidents, Senior Vice Presidents, additional Vice

Presidents, Assistant Secretaries and Assistant Treasurers.  Subject to the DGCL, any number of offices may be held by the same person, unless these By-laws otherwise provide.

Section 2.                      The Board of Directors at its first meeting after each annual meeting of stockholders shall choose a Chief Executive Officer, a Chairman of the Board, a President, a Vice President, a Secretary, and a Treasurer.

Section 3.                      The Board of Directors may appoint such other officers and agents as it shall deem necessary, including, but not limited to, a Chief Operating Officer, a Chief Financial Officer and a General Counsel, all of whom shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

Section 4.                      The salaries of all officers of the Company shall be fixed by the Board of Directors.

Section 5.                      The officers of the Company shall hold office until their successors are duly elected and qualify.  Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors.  Any vacancy occurring in any office of the Company shall be filled by the Board of Directors.

THE CHIEF EXECUTIVE OFFICER

Section 6.                      The Chief Executive Officer shall have and may exercise such powers as are, from time to time, assigned to him by the Board of Directors and as may be provided by law, and shall preside at all meetings of the Board of Directors (if the Chief Executive Officer is also a director) or stockholders in the event that the Chairman of the Board is absent.

Section 7.                      The Chief Executive Officer may execute bonds, mortgages and other contracts requiring a seal under the seal of the Company, except where required by law or these By-laws to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Company.

THE CHAIRMAN OF THE BOARD

Section 8.                      The Chairman of the Board shall preside at all meetings of the Board of Directors and of the stockholders.  The Chairman of the Board shall have and may exercise such powers as are, from time to time, assigned to him by the Board of Directors and as may be provided by law.

Section 9.                      The Chairman of the Board may execute bonds, mortgages and other contracts requiring a seal under the seal of the Company, except where required by law or these By-laws to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Company.

THE PRESIDENT AND VICE PRESIDENTS

Section 10.                      In the absence of the Chief Executive Officer and the Chairman of the Board, the President shall preside at all meetings of the stockholders and the Board of Directors (if, in the case of meetings of the Board of Directors, the President is also a director).  In the absence of the Chairman of the Board and the Chief Executive Officer, or in the event of their inability or refusal to act, the President shall perform the duties of the Chairman of the Board (if the President is a director) and the Chief Executive Officer and, when so acting, shall have all the powers of and be subject to all the restrictions upon the Chairman of the Board and the Chief Executive Officer.  The President shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 11.                      The President may execute bonds, mortgages and other contracts requiring a seal under the seal of the Company, except where required by law or these By-laws to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Company.

Section 12.                      In the absence of the President or in the event of his inability or refusal to act, the Executive Vice President, if any (or in the event there be more than one Executive Vice President, the Executive Vice President in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election), shall perform the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  In the absence of the President and all the Executive Vice Presidents or in the event of their inability or refusal to act, the Senior Vice President, if any (or in the event there be more than one Senior Vice President, the Senior Vice President in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election), shall perform the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  In the absence of the President, all Executive Vice Presidents and all Senior Vice Presidents or in the event of their inability or refusal to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice President, in the order designated by the Board of Directors, or in absence of any designation, then in order of their election), shall perform the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  The Executive Vice Presidents, the Senior Vice Presidents and Vice Presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

THE SECRETARY AND ASSISTANT SECRETARY

Section 13.                      The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the Company and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required.  The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chairman of the Board, under whose supervision he shall be.  The Secretary and any Assistant Secretaries shall have custody of the common seal(s) of the Company and shall have the authority to affix the same to any instrument requiring it and, when so affixed, it may be attested by the signature of the Secretary or any Assistant Secretary.  The Board of Directors may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his or her signature.

Section 14.                      The Assistant Secretary, if any, or, if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

THE TREASURER AND ASSISTANT TREASURER

Section 15.                      The Treasurer or, if there is no Treasurer, a Vice President shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors.

Section 16.                      The Treasurer or, if there is no Treasurer, a Vice President shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chairman of the Board and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Company.

Section 17.                      The Assistant Treasurer, if any, or, if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE VII

CERTIFICATES OF SHARES

Section 1.                      Every holder of shares of stock in the Company shall be entitled to have a certificate signed by, or in the name of the Company by, the Chairman of the Board or the President or an Executive Vice President, or a Senior Vice President or a Vice President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Company, certifying the number of shares owned by him in the Company, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares.

Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares the total amount of the consideration to be paid therefor and the amount paid thereon shall be specified.

If the Company shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Company shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the DGCL, or a comparable provision, as then in effect, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Company shall issue to represent such class or series of stock a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 2.                      Any or all of the signatures and/or the seal of the Company on the certificate may be facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

LOST CERTIFICATES

Section 3.                      The Board of Directors, either directly or through the Secretary as its designee, may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.  When authorizing such issue of a new certificate or certificates or uncertificated shares, the Board of Directors or the Secretary may, in its or his discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it or he shall require and/or to give the Company a bond or indemnity in such sum as it or he may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

TRANSFER OF SHARES

Section 4.                      Upon surrender to the Company or the transfer agent of the Company of a certificate for shares of stock duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer and, where applicable, a duly executed instrument of transfer, it shall be the duty of the Company to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

FIXING RECORD DATE

Section 5.                      (a)           In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise be required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting.  If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.  If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)           In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than sixty (60) days prior to such other action.  If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c)           Unless otherwise restricted by the Certificate of Incorporation, in order that the Company may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.  If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

REGISTERED STOCKHOLDERS

Section 6.                      The Company shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 7.                      In the case of the death of a stockholder, the survivor or survivors where the deceased stockholder was a joint holder, and the legal personal representatives of the deceased stockholder where the deceased stockholder was a sole holder, shall be the only persons recognized by the Company as having any title to the deceased stockholder’s interest in the stock.  Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased stockholder with other persons.  Subject to the applicable provisions of the DGCL, for the purpose of this By-law, legal personal representative means the executor or administrator of a deceased stockholder or such other person as the Board of Directors may in its absolute discretion decide as being properly authorized to deal with the stock of a deceased stockholder.

Section 8.                      Any person becoming entitled to a share of capital stock of the Company in consequence of the death or bankruptcy of any stockholder may be registered as a stockholder upon such evidence as the Board of Directors may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favor of such nominee an instrument of transfer.  On the presentation thereof to the Board of Directors, accompanied by such evidence as the Board of Directors may require to prove the title of the transferor, the transferee shall be registered as a stockholder but the Board of Directors shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that stockholder before such stockholder’s death or bankruptcy, as the case may be.

Section 9.                      In addition to any rights of stockholders under the DGCL, minutes of meetings of stockholders shall be open for inspection by any stockholder or director without charge for not less than two hours during business hours each day subject to such reasonable restrictions as the Company may impose.  In addition to any rights of stockholders under the DGCL, any stockholder shall be entitled to be furnished within seven days after he or she has made a request to the Secretary with a copy of any such minutes on the payment of a reasonable charge.

ARTICLE VIII

GENERAL PROVISIONS

DIVIDENDS

Section 1.                      Dividends upon the stock of the Company, subject to the provisions of the DGCL, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law.  Dividends may be paid in cash, in property, or in shares of stock, subject to the provisions of the DGCL.

Section 2.                      Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for repairing or maintaining any property of the Company, or for such other purpose as the directors shall think conducive to the interest of the Company, and the directors may modify or abolish any such reserve in the manner in which it was created.

CHECKS

Section 3.                      All checks or demands for money and notes of the Company shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

FISCAL YEAR

Section 4.                      The fiscal year of the Company shall be the calendar year unless another fiscal year is fixed by resolution of the Board of Directors.

ACCOUNTS

Section 5.                      The Board of Directors shall cause to be kept proper records of account with respect to all transactions of the Company.  Such records of account shall be kept at the registered office of the Company or at such other place as the Board thinks fit and shall be available for inspection by the directors during normal business hours.

Section 6.                      The accounts of the Company shall be audited at least once in every year unless each director and stockholder agrees to waive the audit requirement.

SEAL

Section 7.                      The Board of Directors may adopt a corporate seal having inscribed thereon the name of the Company, the year of its organization and the words “Corporate Seal, Delaware.”  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 8.                      The Company shall indemnify its officers, directors and employees to the fullest extent possible except as prohibited by the DGCL.

Expenses (including attorneys’ fees) incurred by an officer or director of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by relevant sections of the DGCL.

The indemnification and advancement of expenses provided by this section shall not be deemed exclusive of any other rights which any officer, director or employee, as such, may have or hereafter acquire under the DGCL, any provision of these By-laws, or any agreement or otherwise.  Any repeal or modification of the foregoing provisions of this section shall not adversely affect any right or protection existing at the time of such repeal or modification.

NUMBER AND GENDER

Section 9.                      Words used herein, regardless of the number and gender specifically used, shall be  deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

SEPARABILITY

Section 10.                      In case any provision of these By-laws shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

ARTICLE IX

AMENDMENTS

Section 1.                      No provision in these By-laws shall be rescinded, altered or amended and no new provision in these By-laws shall be made until the same has been approved by either: (a) a resolution of the stockholders or (b) a resolution of each of the Board of Directors and stockholders.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                      Indemnification of Officers And Directors

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  However, in the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The new XOMA Delaware certificate of incorporation provides that no director of XOMA Delaware shall be liable to XOMA Delaware or its stockholders for monetary damages for breach of fiduciary duty as a director (including with regard to any actions taken or omitted as a director of XOMA Bermuda, whether taken or omitted prior to the Effective Time, in connection with the discontinuance of XOMA Bermuda in Bermuda or the continuance of XOMA Bermuda in State of Delaware or otherwise) except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.  This provision in the certificate of incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will be subject to liability for breach of the director’s duty of loyalty to XOMA Delaware, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The new XOMA Delaware by-laws also provide that XOMA Delaware shall indemnify its officers, directors and employees to the fullest extent possible except as prohibited by the DGCL.  For purposes of the indemnification described in this paragraph, references to XOMA Delaware include XOMA Ltd. as incorporated under Bermuda law prior to the continuance of its existence under Delaware law as XOMA Delaware.  XOMA Delaware will remain obligated on any indemnification obligations of XOMA Bermuda arising prior to the Domestication.

Item 21.                      Exhibits And Financial Statement Schedules

(a)           Exhibits.  The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

Exhibit Number	Description
3.1	Form of New Certificate of Incorporation of XOMA Corporation (included as Appendix A to the prospectus included in this registration statement.)*
3.2	Form of New By-Laws of XOMA Corporation (included as Appendix B to the prospectus included in this registration statement)*
4.1	Shareholder Rights Agreement dated as of February 26, 2003 by and between XOMA Ltd. and Mellon Investor Services LLC as Rights Agent (Exhibit 4.1)(1)
4.1A	Amendment to Shareholder Rights Agreement dated December 21, 2010 between XOMA Ltd. and Wells Fargo Bank, N.A. as Rights Agent (Exhibit 4.1A)(2)
4.1B	Form of Amendment No. 2 to Shareholder Rights Agreement dated _________, 2011 between XOMA Corporation and Wells Fargo Bank, N.A. as Rights Agent**
4.2	Form of Certificate of Designations of Series A Preferred Stock (Exhibit A to Exhibit 4.1)(1)
4.3	Indenture between XOMA Ltd. and Wells Fargo Bank, National Association, as trustee, relating to the Company’s 6.50% Convertible SNAPs SM due February 1, 2012 (Exhibit 2)(3)
4.4	Form of Warrant (May 2009 Warrants) (Exhibit 10.2)(4)
4.4A	Form of Amended and Restated Warrant (May 2009 Warrants) (Exhibit 10.5)(5)
4.5	Form of Warrant (June 2009 Warrants) (Exhibit 10.2)(6)
4.5A	Form of Amended and Restated Warrant (June 2009 Warrants) (Exhibit 10.6)(5)
4.6	Form of Warrant (February 2010 Warrants) (Exhibit 10.2)(5)
4.7	Form of Senior Debt Indenture between XOMA Ltd. and one or more trustees to be named (Exhibit 4.6)(7)
4.8	Form of Subordinated Debt Indenture between XOMA Ltd. and one or more trustees to be named (Exhibit 4.7)(7)
5.1	Legal Opinion of Richards, Layton & Finger, P.A.**
5.2	Legal Opinion of Cahill Gordon & Reindel LLP**
10.1	1981 Share Option Plan as amended and restated (Exhibit 10.1)(8)
10.1A	Form of Share Option Agreement for 1981 Share Option Plan (Exhibit 10.1A)(9)
10.2	Restricted Share Plan as amended and restated (Exhibit 10.2)(8)
10.2A	Form of Share Option Agreement for Restricted Share Plan (Exhibit 10.2A)(9)
10.3	2007 CEO Share Option Plan (Exhibit 10.7)(10)
10.4	1992 Directors Share Option Plan as amended and restated (Exhibit 10.3)(8)
10.4A	Form of Share Option Agreement for 1992 Directors Share Option Plan (initial grants) (Exhibit 10.3A)(9)
10.4B	Form of Share Option Agreement for 1992 Directors Share Option Plan (subsequent grants) (Exhibit 10.3B)(9)
10.5	2002 Director Share Option Plan (Exhibit 10.10)(11)
10.6	2010 Long Term Incentive and Share Award Plan as amended (Exhibit 10.1)(12)

Exhibit Number	Description
10.6A	Form of Share Option Agreement for 2010 Long Term Incentive and Share Award Plan (Exhibit 10.5A)(8)
10.7	Management Incentive Compensation Plan as amended and restated (Exhibit 10.3)(13)
10.7A	CEO Incentive Compensation Plan (Exhibit 10.4A)(9)
10.7B	Bonus Compensation Plan (Exhibit 10.4B)(9)
10.8	1998 Employee Share Purchase Plan as amended and restated (Exhibit 10.1)(12)
10.9	Form of Amended and Restated Indemnification Agreement for Officers (Exhibit 10.6)(14)
10.9A	Form of Amended and Restated Indemnification Agreement for Employee Directors (Exhibit 10.7)(14)
10.9B	Form of Amended and Restated Indemnification Agreement for Non-employee Directors (Exhibit 10.8)(14)
10.10	Amended and Restated Employment Agreement entered into between XOMA (US) LLC and Steven B. Engle, dated as of December 30, 2008 (Exhibit 10.7)(15)
10.10A	Amended and Restated Employment Agreement entered into between XOMA (US) LLC and Patrick J. Scannon, dated as of December 30, 2008 (Exhibit 10.7A)(15)
10.10B	Amended and Restated Employment Agreement entered into between XOMA (US) LLC and Fred Kurland, dated as of December 29, 2008 (Exhibit 10.7B)(15)
10.10C	Amended and Restated Employment Agreement entered into between XOMA (US) LLC and Christopher J. Margolin, dated as of December 30, 2008 (Exhibit 10.7C)(15)
10.10D	Amended and Restated Employment Agreement entered into between XOMA (US) LLC and Charles C. Wells, dated as of December 30, 2008 (Exhibit 10.7D)(15)
10.10E	Employment Agreement effective as of May 31, 2011 between XOMA (US) LLC and Paul Rubin (Exhibit 10.1)(16)
10.10F	Employment Agreement effective as of August 31, 2011 between XOMA (US) LLC and John Varian (Exhibit 10.2)(17)
10.11	Consulting Agreement effective as of August 3, 2007 between XOMA (US) LLC and John L. Castello (Exhibit 10.8)(10)
10.11A	Consulting Agreement effective as of August 31, 2011 between XOMA (US) LLC and Steven B. Engle (Exhibit 10.1)(17)
10.12	Form of Change of Control Severance Agreement entered into between XOMA Ltd. and certain of its executives, with reference schedule (Exhibit 10.12)(2)
10.13	Lease of premises at 890 Heinz Street, Berkeley, California dated as of July 22, 1987 (Exhibit 10.12)(18)
10.14	Lease of premises at Building E at Aquatic Park Center, Berkeley, California dated as of July 22, 1987 and amendment thereto dated as of April 21, 1988 (Exhibit 10.13)(18)
10.15	Lease of premises at Building C at Aquatic Park Center, Berkeley, California dated as of July 22, 1987 and amendment thereto dated as of August 26, 1987 (Exhibit 10.14)(18)
10.16	Letter of Agreement regarding CPI adjustment dates for leases of premises at Buildings C, E and F at Aquatic Park Center, Berkeley, California dated as of July 22, 1987 (Exhibit 10.15)(18)
10.17	Lease of premises at 2910 Seventh Street, Berkeley, California dated March 25, 1992 (Exhibit 10.16)(18)

Exhibit Number	Description
10.17A	Fifth amendment to lease of premises at 2910 Seventh Street, Berkeley, California dated June 1, 2006 (Exhibit 10.58)(19)
10.18	Lease of premises at 5860 and 5864 Hollis Street, Emeryville, California dated as of November 2, 2001 (with addendum) (Exhibit 10.19)(20)
10.19	Lease of premises at 2850 Seventh Street, Second Floor, Berkeley, California dated as of December 28, 2001 (with addendum and guaranty) (Exhibit 10.20)(20)
10.20
Amended and Restated Research and License Agreement dated September 1, 1993, between the Company and New York University (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.28)(18)

10.20A
Third Amendment to License Agreement dated June 12, 1997, between the Company and New York University (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.28A)(18)

10.20B	Fourth Amendment to License Agreement dated December 23, 1998, between the Company and New York University (Exhibit 10.22B)(21)
10.20C
Fifth Amendment to License Agreement dated June 25, 1999, between the Company and New York University (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.21C)(22)

10.20D
Sixth Amendment to License Agreement dated January 25, 2000, between the Company and New York University (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.1)(23)

10.20E
Seventh Amendment to License Agreement by and among New York University, XOMA Technology Limited and XOMA Ireland Limited effective as of November 10, 2004 (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 3)(24)

10.21
Second Amended and Restated Collaboration Agreement dated January 12, 2005, by and between XOMA (US) LLC and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.26C)(25)

10.21A
Agreement related to LUCENTIS® License Agreement and RAPTIVA® Collaboration Agreement dated September 9, 2009, by and between XOMA (Bermuda) Ltd., XOMA (US) LLC and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.18A)(26)

10.22
License Agreement by and between XOMA Ireland Limited and MorphoSys AG, dated as of February 1, 2002 (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.43)(27)

10.23
Amended and Restated License Agreement by and between XOMA Ireland Limited and DYAX Corp., dated as of October 27, 2006 (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.32)(14)

10.24
License Agreement by and between XOMA Ireland Limited and Cambridge Antibody Technology Limited, dated as of December 22, 2002 (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.46)(1)

Exhibit Number	Description
10.25
License Agreement, dated as of December 29, 2003, by and between Diversa Corporation and XOMA Ireland Limited (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 2)(28)

10.25A	GSSM License Agreement, effective as of May 2, 2008, by and between Verenium Corporation and XOMA Ireland Limited (Exhibit 10.25A)(2)
10.26
Agreement, dated February 27, 2004, by and between Chiron Corporation and XOMA (US) LLC (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.50)(29)

10.26A
Research, Development and Commercialization Agreement, dated as of May 26, 2005, by and between Chiron Corporation and XOMA (US) LLC (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.2)(30)

10.26B
Secured Note Agreement, dated as of May 26, 2005, by and between Chiron Corporation and XOMA (US) LLC (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.3)(30)

10.26C
Amended and Restated Research, Development and Commercialization Agreement, executed November 7, 2008, by and between Novartis Vaccines and Diagnostics, Inc. (formerly Chiron Corporation) and XOMA (US) LLC (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.24C)(31)

10.26D
Manufacturing and Technology Transfer Agreement, executed December 16, 2008, by and between Novartis Vaccines and Diagnostics, Inc. (formerly Chiron Corporation) and XOMA (US) LLC (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.24D)(31)

10.27
Collaboration Agreement, dated as of September 23, 2004, by and between Aphton Corporation and XOMA (US) LLC (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 2)(32)

10.28
Agreement dated March 8, 2005, between XOMA (US) LLC and the National Institute of Allergy and Infectious Diseases (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.53)(25)

10.28A	Agreement dated July 28, 2006, between XOMA (US) LLC and the National Institute of Allergy and Infectious Diseases (Exhibit 10.60)(19)
10.28B
Agreement dated September 15, 2008, between XOMA (US) LLC and the National Institute of Allergy and Infectious Diseases  (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.39)(33)

10.28C	Second Amendment to Agreement dated September 15, 2008, between XOMA (US) LLC and the National Institute of Allergy and Infectious Diseases (Exhibit 10.24C)(34)

Exhibit Number	Description
10.28D	Agreement dated September 30, 2011, between XOMA (US) LLC and the National Institute of Allergy and Infectious Diseases*
10.29
License Agreement, effective as of June 20, 2005, by and between Merck & Co., Inc. and XOMA Ireland Limited (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.4)(30)

10.30	Form of Dealer Manager Agreement relating to the Company’s 6.50% Convertible SNAPs SM due February 1, 2012 (Exhibit 1.1)(35)
10.30A	Form of Placement Agreement relating to the Company’s 6.50% Convertible SNAPs SM due February 1, 2012 (Exhibit 1.2)(35)
10.31
Collaboration Agreement dated as of May 22, 2006, by and between Schering Corporation, acting through its Schering-Plough Research Institute division, and XOMA (US) LLC (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.59)(19)

10.32
Collaboration Agreement, dated as of November 1, 2006, between  Takeda Pharmaceutical Company Limited and XOMA (US) LLC (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.46)(14)

10.32A
First Amendment to Collaboration Agreement, effective as of February 28, 2007, between Takeda Pharmaceutical Company Limited and XOMA (US) LLC (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.48)(336)

10.32B
Second Amendment to Collaboration Agreement, effective as of February 9, 2009, among Takeda Pharmaceutical Company Limited and XOMA (US) LLC (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.31B)(31)

10.33
Loan Agreement, dated as of November 9, 2006, between Goldman Sachs Specialty Lending Holdings, Inc., XOMA (US) LLC and XOMA Ltd. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.47)(14)

10.33A
Amended & Restated Loan Agreement, dated as of May 9, 2008 between Goldman Sachs Specialty Lending Holdings, Inc., XOMA Ltd. and XOMA (US) LLC (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.37)(37)

10.34
License Agreement, effective as of August 27, 2007, by and between Pfizer Inc. and XOMA Ireland Limited (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 2)(38)

10.35	Common Stock Purchase Agreement, dated as of October 21, 2008, by and between XOMA Ltd. and Azimuth Opportunity Ltd. (Exhibit 10.1)(39)
10.35A	Common Stock Purchase Agreement, dated as of July 23, 2010, by and between XOMA Ltd. and Azimuth Opportunity Ltd. (Exhibit 10.1)(40)
10.36	Securities Purchase Agreement dated May 15, 2009, between XOMA Ltd. and the investors named therein (Exhibit 10.1)(4)
10.36A	Engagement Letter dated May 15, 2009 (Exhibit 10.3)(4)
10.36B	Securities Purchase Agreement dated June 5, 2009, between XOMA Ltd. and the investors named therein (Exhibit 10.1)(6)
10.36C	Engagement Letter dated June 4, 2009 (Exhibit 10.3)(6)
10.37
Discovery Collaboration Agreement dated September 9, 2009, by and between XOMA Development Corporation and Arana Therapeutics Limited (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.35)(41)

10.38	At Market Issuance Sales Agreement dated July 14, 2009, between XOMA Ltd. and Wm Smith & Co. (Exhibit 10.36)(26)

Exhibit Number	Description
10.38A	At Market Issuance Sales Agreement dated October 26, 2010, between XOMA Ltd. and Wm Smith & Co. and McNicoll, Lewis & Vlak LLC (Exhibit 10.1)(42)
10.38B	At Market Issuance Sales Agreement dated February 4, 2011 between XOMA Ltd. and McNicoll, Lewis & Vlak LLC (Exhibit 1.2)(7)
10.39
Discovery Collaboration Agreement dated October 29, 2009, by and between XOMA Development Corporation and The Chemo-Sero-Therapeutic Research Institute (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.36)(43)

10.40	Underwriting Agreement dated February 2, 2010 (Exhibit 10.1)(5)
10.41	Warrant Amendment Agreement dated February 2, 2010 (May 2009 Warrants) (Exhibit 10.3)(5)
10.41A	Form of Warrant Amendment Agreement dated February 2, 2010 (June 2009 Warrants) (Exhibit 10.4)(5)
10.42
Royalty Purchase Agreement, dated as of August 12, 2010, by and among XOMA CDRA LLC, XOMA (US) LLC, XOMA Ltd. and the buyer named therein (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.38)(44)

10.43
Collaboration and License Agreement dated as of December 30, 2010, by and between XOMA Ireland Limited, Les Laboratoires Servier and Institut de Recherches Servier (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.42)(2)

10.43A
Loan Agreement dated as of December 30, 2010, by and between XOMA Ireland Limited and Les Laboratoires Servier (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.42A)(45)

10.44	Foreign Exchange and Options Master Agreement (FEOMA) dated as of May 16, 2011, between Royal Bank of Canada and XOMA Ltd., with letter agreement dated May 17, 2011 (Exhibit 10.1)(46)
21.1	Subsidiaries of the Company (Exhibit 21.1)(2)
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.1)**
23.3	Consent of Cahill Gordon & Reindel llp (included in Exhibit 5.2)**
24.1	Power of Attorney (included on signature page hereto)*

_______________________

*	Filed herewith.
**	To be filed by amendment.
1	Incorporated by reference to the referenced exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
2	Incorporated by reference to the referenced exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
3	Incorporated by reference to the referenced exhibit to the Company’s Current Report on Form 8-K filed February 13, 2006.
4	Incorporated by reference to the referenced exhibit to the Company’s Current Report on Form 8-K filed May 19, 2009.
5	Incorporated by reference to the referenced exhibit to the Company’s Current Report on Form 8-K filed February 2, 2010.
6	Incorporated by reference to the referenced exhibit to the Company’s Current Report on Form 8-K filed June 10, 2009.
7	Incorporated by reference to the referenced exhibit to the Company’s Registration Statement on Form S-3 (File No. 333-172197) filed February 11, 2011.
8	Incorporated by reference to the referenced exhibit to the Company’s Registration Statement on Form S-8 (File No. 333-171429) filed December 27, 2010.
9	Incorporated by reference to the referenced exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
10	Incorporated by reference to the referenced exhibit to the Company’s Current Report on Form 8-K filed August 7, 2007.
11	Incorporated by reference to the referenced exhibit to the Company’s Registration Statement on Form S-8 (File No. 333-151416) filed June 4, 2008.
12	Incorporated by reference to the referenced exhibit to the Company’s Registration Statement on Form S-8 (File No. 333-174730) filed June 6, 2011.
13	Incorporated by reference to the referenced exhibit to the Company’s Current Report on Form 8-K filed November 6, 2007.
14	Incorporated by reference to the referenced exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
15	Incorporated by reference to the referenced exhibit to the Company’s Amendment No. 2 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009 filed December 27, 2010.
16	Incorporated by reference to the referenced exhibit to the Company’s Current Report on Form 8-K filed June 16, 2011.
17	Incorporated by reference to the referenced exhibit to the Company’s Current Report on Form 8-K filed September 1, 2011.
18	Incorporated by reference to the referenced exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended.
19	Incorporated by reference to the referenced exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006.
20	Incorporated by reference to the referenced exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
21	Incorporated by reference to the referenced exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998.
22	Incorporated by reference to the referenced exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999.
23	Incorporated by reference to the referenced exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000.
24	Incorporated by reference to the referenced exhibit to the Company’s Amendment No. 1 on Form 8-K/A filed November 30, 2004.
25	Incorporated by reference to the referenced exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.
26	Incorporated by reference to the referenced exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009.
27	Incorporated by reference to the referenced exhibit to Amendment No. 2 to the Company’s Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2002 filed on December 12, 2002.
28	Incorporated by reference to the referenced exhibit to the Company’s Amendment No. 2 on Form 8-K/A filed March 19, 2004.
29	Incorporated by reference to the referenced exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.
30	Incorporated by reference to the referenced exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005.
31	Incorporated by reference to the referenced exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
32	Incorporated by reference to the referenced exhibit to the Company’s Amendment No. 1 on Form 8-K/A filed October 26, 2004.
33	Incorporated by reference to the referenced exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008.
34	Incorporated by reference to the referenced exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010.
35	Incorporated by reference to the referenced exhibit to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (File No. 333-130441) filed January 11, 2006.
36	Incorporated by reference to the referenced exhibit to Amendment No. 1 to the Company’s Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2007 filed on March 5, 2010.
37	Incorporated by reference to the referenced exhibit to Amendment No. 2 to the Company’s Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2008 filed on March 5, 2010.

38	Incorporated by reference to the referenced exhibit to the Company’s Current Report on Form 8-K filed September 13, 2007.
39	Incorporated by reference to the referenced exhibit to the Company’s Current Report on Form 8-K filed October 22, 2008.
40	Incorporated by reference to the referenced exhibit to the Company’s Current Report on Form 8-K filed July 23, 2010.
41	Incorporated by reference to the referenced exhibit to Amendment No. 1 to the Company’s Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2009 filed on March 5, 2010.
42	Incorporated by reference to the referenced exhibit to the Company’s Current Report on Form 8-K filed October 26, 2010.
43	Incorporated by reference to the referenced exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
44	Incorporated by reference to the referenced exhibit to Amendment No. 2 to the Company’s Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2010 filed on April 4, 2011.
45	Incorporated by reference to the referenced exhibit to the Company’s Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010 filed on May 26, 2011.
46	Incorporated by reference to the referenced exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011.

The registrants hereby agree to furnish supplementally to the SEC, upon request, a copy of any omitted schedule to any of the agreements contained herein.

(b)           No schedules have been included because the information required to be set forth therein is not applicable.

Item 22.                      Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(3)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)           To respond to requests for information that is incorporated by reference into the prospectus within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6)           The undersigned registrant hereby undertakes to supply, by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(7)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, if a primary offering of securities of the undersigned registrant is deemed to occur pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, and if the securities are deemed to be offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Berkeley, State of California, on October 4, 2011.

XOMA LTD. By: /s/ John Varian Name: John Varian Title: Interim Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Varian, Fred Kurland and Christopher J. Margolin, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with the United States Securities and Exchange Commission and the Bermuda Registrar of Companies, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John Varian John Varian	Interim Chief Executive Officer (Principal Executive Officer) and Director	October 4, 2011
/s/ Patrick J. Scannon Patrick J. Scannon M.D., Ph.D.	Executive Vice President and Chief Scientific Officer and Director	October 4, 2011
/s/ Fred Kurland Fred Kurland	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	October 4, 2011
/s/ W. Denman Van Ness W. Denman Van Ness	Chairman of the Board and Lead Independent Director	October 4, 2011
/s/ William K. Bowes, Jr. William K. Bowes, Jr.	Director	October 4, 2011
/s/ Peter Barton Hutt Peter Barton Hutt	Director	October 4, 2011
/s/ Timothy P. Walbert Timothy P. Walbert	Director	October 4, 2011
/s/ Jack L. Wyszomierski Jack L. Wyszomierski	Director	October 4, 2011